     AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2012.
                                                           FILE NOS. 333-
                                                                       811-07727
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM N-4
                             REGISTRATION STATEMENT
                                      UNDER

                          THE SECURITIES ACT OF 1933                         [X]


                            Pre-Effective Amendment No.                          [ ]

                            Post-Effective Amendment No.                         [ ]


                                     and/or

                             REGISTRATION STATEMENT
                                      UNDER

                      THE INVESTMENT COMPANY ACT OF 1940                     [X]


                                   Amendment No.                                 [ ]


                        (Check Appropriate Box or Boxes)

                                  ------------

                          VARIABLE ANNUITY ACCOUNT FIVE
                           (Exact Name of Registrant)


                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               (Name of Depositor)


                              2727-A ALLEN PARKWAY,
                              HOUSTON, TEXAS 77019

              (Address of Depositor's Principal Offices) (Zip Code)


        Depositor's Telephone Number, including Area Code: (800) 871-2000




                               MANDA GHAFERI, ESQ.


                             AIG LIFE AND RETIREMENT


                            1999 AVENUE OF THE STARS

                       LOS ANGELES, CALIFORNIA 90067-6121
      (Name and Address of Agent for Service for Depositor and Registrant)


Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.


Title of Securities Being Registered: Units of interest in Variable Annuity Account Five of American General Life Insurance Company under variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

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--------------------------------------------------------------------------------

                          VARIABLE ANNUITY ACCOUNT FIVE

                              CROSS REFERENCE SHEET

                              PART A -- PROSPECTUS

ITEM NUMBER
IN FORM N-4                                                    CAPTION
-----------                                                    -------
1.   Cover Page..............................   Cover Page
2.   Definitions.............................   Glossary
3.   Synopsis................................   Highlights; Fee Tables; Portfolio
                                                Expenses; Examples
4.   Condensed Financial Information.........   Appendix - Condensed Financial
                                                Information
5.   General Description of Registrant,
     Depositor and Portfolio Companies.......   The Seasons Select II Variable
                                                Annuity; Other Information
6.   Deductions..............................   Expenses
7.   General Description of Variable Annuity
     Contracts...............................   The Seasons Select II Variable
                                                Annuity; Purchasing a Seasons Select
                                                II Variable Annuity; Investment
                                                Options
8.   Annuity Period..........................   Annuity Income Options
9.   Death Benefit...........................   Death Benefits
10.  Purchases and Contract Value............   Purchasing a Variable Annuity
                                                Contract
11.  Redemptions.............................   Access To Your Money
12.  Taxes...................................   Taxes
13.  Legal Proceedings.......................   Legal Proceedings
14.  Table of Contents of Statement of
     Additional Information..................   Table of Contents of  Statement of
                                                Additional Information

                  PART B -- STATEMENT OF ADDITIONAL INFORMATION

Certain information required in Part B of the Registration Statement has been included within the Prospectus forming part of this Registration Statement; the following cross-references suffixed with a "P" are made by reference to the captions in the Prospectus.

ITEM NUMBER
IN FORM N-4                                                    CAPTION
-----------                                                    -------
15.  Cover Page..............................   Cover Page
16.  Table of Contents.......................   Table of Contents
17.  General Information and History.........   The Seasons Select II Variable
                                                Annuity (P);
                                                Separate Account; General Account
                                                (P);
                                                Investment Options (P);
                                                Other Information (P)
18.  Services................................   Other Information (P)
19.  Purchase of Securities Being Offered....   Purchasing a Seasons Select II
                                                Variable Annuity (P)
20.  Underwriters............................   Distribution of Contracts
21.  Calculation of Performance Data.........   Performance Data
22.  Annuity Payments........................   Annuity Income Options (P);
                                                Income Payments; Annuity Unit Values
23.  Financial Statements....................   Depositor: Other Information (P);
                                                Financial Statements; Registrant:
                                                Financial Statements


                                     PART C

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

                            (Seasons Select II LOGO)
                                   PROSPECTUS
                                 JANUARY 2, 2013

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               issued by Depositor

                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               in connection with
                          VARIABLE ANNUITY ACCOUNT FIVE


This variable annuity has several investment choices -- Variable Portfolios (which are subaccounts of the separate account) and available Fixed Account options. Each Variable Portfolio invests exclusively in shares of one of the Underlying Funds listed below. The Premier Portfolios identified below are part of one of the following Trusts: SunAmerica Series Trust, Fidelity(R) Variable Insurance Products, and T. Rowe Price Equity Series, Inc. The Select Portfolios, Focused Portfolios, Managed Allocation Portfolios and Seasons Strategies identified below are part of the Seasons Series Trust.

This contract is no longer available for purchase by new contract owners.

PREMIER PORTFOLIOS
                                       MANAGED BY:
AMERICAN FUNDS GLOBAL GROWTH SAST      Capital Research and Management Company(1)

AMERICAN FUNDS GROWTH SAST             Capital Research and Management Company(1)

AMERICAN FUNDS GROWTH-INCOME SAST      Capital Research and Management Company(1)

FIDELITY VIP CONTRAFUND(R)             Fidelity Management and Research Company

FIDELITY VIP EQUITY-INCOME             Fidelity Management and Research Company

FIDELITY VIP INVESTMENT GRADE BOND     Fidelity Management and Research Company

FIDELITY VIP MID CAP                   Fidelity Management and Research Company

FIDELITY VIP OVERSEAS                  Fidelity Management and Research Company

T. ROWE PRICE BLUE CHIP GROWTH II      T. Rowe Price Associates, Inc. ("T. Rowe
                                       Price")

T. ROWE PRICE EQUITY INCOME II         T. Rowe Price


SELECT PORTFOLIOS
                                       MULTI-MANAGED BY:

LARGE CAP GROWTH                       Goldman Sachs Asset Management, L.P., Janus
                                       Capital Management, LLC ("Janus"), SunAmerica
                                       Asset Management Corp. ("SAAMCo")

LARGE CAP VALUE                        T. Rowe Price, Wellington Management Company,
                                       LLP ("Wellington"), SAAMCo

MID CAP GROWTH                         T. Rowe Price, Wellington, SAAMCo

MID CAP VALUE                          Goldman Sachs Asset Management, L.P., Lord,
                                       Abbett & Co., LLC ("Lord Abbett"), SAAMCo

SMALL CAP                              ClearBridge Advisors, LLC, SAAMCo

INTERNATIONAL EQUITY                   Janus, Lord Abbett, PineBridge Investments
                                       LLC ("PineBridge")

DIVERSIFIED FIXED INCOME               SAAMCo, Wellington, PineBridge

REAL RETURN                            Wellington

CASH MANAGEMENT                        BofA Advisors, LLC


FOCUSED PORTFOLIOS
                                       MULTI-MANAGED BY:

FOCUS GROWTH                           SAAMCo, Janus, Marsico Capital Management,
                                       LLC

FOCUS VALUE                            J.P. Morgan Investment Management, Inc.,
                                       Northern Trust Investments, N.A., Third
                                       Avenue Management LLC



MANAGED ALLOCATION PORTFOLIOS
                                       MANAGED BY:

ALLOCATION GROWTH                      Ibbotson Associates Advisors, LLC

ALLOCATION MODERATE GROWTH

ALLOCATION MODERATE

ALLOCATION BALANCED


SEASONS STRATEGIES(2)
                                       MULTI-MANAGED BY:

                                       SAAMCo, Janus, Lord Abbett, Putnam Investment
                                       Management, LLC ("Putnam"), T. Rowe Price,
                                       PineBridge and Wellington

GROWTH STRATEGY                        (which invests in Stock Portfolio, Asset
                                       Allocation: Diversified Growth Portfolio and
                                       Multi-Managed Growth Portfolio)

MODERATE GROWTH STRATEGY               (which invests in Stock Portfolio, Asset
                                       Allocation: Diversified Growth Portfolio and
                                       Multi-Managed Moderate Growth Portfolio)

BALANCED GROWTH STRATEGY               (which invests in Stock Portfolio, Asset
                                       Allocation: Diversified Growth Portfolio and
                                       Multi-Managed Income/Equity Portfolio)

CONSERVATIVE GROWTH STRATEGY           (which invests in Stock Portfolio, Asset
                                       Allocation: Diversified Growth Portfolio and
                                       Multi-Managed Income Portfolio)


(1) Capital Research and Management Company manages the corresponding Master Fund
    (defined below) in which the Underlying Fund (Feeder Fund) invests.
(2) Seasons Strategies are Variable Portfolios comprised of certain Underlying Funds of the Seasons Series Trust. Each Seasons Strategy is multi-managed by a group of managers identified above.


This variable annuity provides an optional Payment Enhancement feature. If you elect this feature, in exchange for Payment Enhancements credited to your contract, your withdrawal charge schedule will be longer and greater than if you chose not to elect this feature. These withdrawal charges may more than offset the value of any Payment Enhancement.

Please read this prospectus carefully before investing and keep it for future reference. It contains important information about the variable annuity.

To learn more about the annuity offered in this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated January 2, 2013. The SAI has been filed with the United States Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The Table of Contents of the SAI appears at the end of this prospectus. For a free copy of the SAI, call us at (800) 445-7862 or write to us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.

In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by the Company.

VARIABLE ANNUITIES INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
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
GLOSSARY..................................................................     3
HIGHLIGHTS................................................................     4
FEE TABLE.................................................................     6
     Maximum Owner Transaction Expenses...................................     6
     Contract Maintenance Fee.............................................     6
     Separate Account Annual Expenses.....................................     6
     Additional Optional Feature Fees.....................................     6
          Optional MarketLock Income Plus Fee.............................     6
          Optional MarketLock For Life Plus Fee...........................     6
          Optional MarketLock For Life Fee................................     6
          Optional MarketLock Fee.........................................     6
          Optional MarketLock For Two Fee.................................     6
          Optional Seasons Income Rewards Fee.............................     6
          Optional Seasons Promise Fee....................................     6
          Optional Income Protector Fee...................................     6
     Underlying Fund Expenses.............................................     6
MAXIMUM AND MINIMUM EXPENSE EXAMPLES......................................     8
THE SEASONS SELECT(II) VARIABLE ANNUITY...................................     9
PURCHASING A SEASONS SELECT(II) VARIABLE ANNUITY..........................     9
     Allocation of Purchase Payments......................................    10
     Seasons Rewards Program..............................................    11
     Accumulation Units...................................................    12
     Free Look............................................................    13
     Exchange Offers......................................................    13
     Important Information for Military Servicemembers....................    13
INVESTMENT OPTIONS........................................................    13
     Variable Portfolios..................................................    13
          Fidelity(R) Variable Insurance Products.........................    14
          Seasons Series Trust............................................    14
          SunAmerica Series Trust.........................................    14
          T. Rowe Price Equity Series, Inc. ..............................    15
     Investment Options...................................................    16
     Premier Portfolios...................................................    17
     Select Portfolios....................................................    17
     Focused Portfolios...................................................    17
     Managed Allocation Portfolios........................................    17
     Seasons Strategies...................................................    17
     Strategic Allocation Program.........................................    20
     Substitution, Addition or Deletion of Variable Portfolios............    21
     Fixed Accounts.......................................................    21
     Dollar Cost Averaging Fixed Accounts.................................    22
     Dollar Cost Averaging Program........................................    22
     Transfers During the Accumulation Phase..............................    23
     Automatic Asset Rebalancing Program..................................    25
     Return Plus Program..................................................    25
     Voting Rights........................................................    26
ACCESS TO YOUR MONEY......................................................    26
     Free Withdrawal Amount...............................................    26
     Systematic Withdrawal Program........................................    27
     Nursing Home Waiver..................................................    28
     Minimum Contract Value...............................................    28
     Qualified Contract Owners............................................    28
OPTIONAL LIVING BENEFITS..................................................    28
     MarketLock Income Plus and MarketLock For Life Plus..................    28
     MarketLock For Life..................................................    37
     Additional Information About MarketLock Income Plus, MarketLock For
       Life Plus and MarketLock For Life..................................    42
     MarketLock and MarketLock For Two....................................    44
     Seasons Income Rewards...............................................    50
     Seasons Promise......................................................    53
     Income Protector.....................................................    54
DEATH BENEFITS............................................................    56
     Beneficiary Continuation Programs....................................    56
     Death Benefit Defined Terms..........................................    57
     Standard Death Benefit...............................................    58
     Optional Combination HV & Roll-Up Death Benefit......................    58
     Optional Purchase Payment Accumulation Death Benefit.................    59
     Optional Maximum Anniversary Value Death Benefit.....................    59
     Optional EstatePlus Benefit..........................................    60
     Spousal Continuation.................................................    61
EXPENSES..................................................................    62
     Separate Account Expenses............................................    62
     Withdrawal Charges...................................................    62
     Underlying Fund Expenses.............................................    63
     Contract Maintenance Fee.............................................    63
     Transfer Fee.........................................................    63
     Optional Living Benefits Fees........................................    63
     Optional Combination HV & Roll-Up Death Benefit Fee..................    63
     Optional Enhanced Death Benefit......................................    63
     Optional EstatePlus Fee..............................................    64
     Premium Tax..........................................................    64
     Income Taxes.........................................................    64
     Reduction or Elimination of Fees, Expenses and Additional Amounts
       Credited...........................................................    64
PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT..................    64
ANNUITY INCOME OPTIONS....................................................    66
     The Income Phase.....................................................    66
     Annuity Income Options...............................................    66
     Fixed or Variable Annuity Income Payments............................    67
     Annuity Income Payments..............................................    67
     Transfers During the Income Phase....................................    67
     Deferment of Payments................................................    68
TAXES.....................................................................    68
     Annuity Contracts in General.........................................    68
     Tax Treatment of Distributions - Non-Qualified Contracts.............    68
     Tax Treatment of Distributions - Qualified Contracts.................    69
     Required Minimum Distributions.......................................    70
     Tax Treatment of Death Benefits......................................    70
     Tax Treatment of Optional Living Benefits............................    71
     Contracts Owned by a Trust or Corporation............................    71
     Gifts, Pledges and/or Assignments of a Contract......................    71
     Diversification and Investor Control.................................    71
OTHER INFORMATION.........................................................    72
     The Distributor......................................................    72
     The Company..........................................................    72
     The Separate Account.................................................    73
     The General Account..................................................    73
     Financial Statements.................................................    73
     Administration.......................................................    74
     Legal Proceedings....................................................    74
     Registration Statements..............................................    75
CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION...........................    75
APPENDIX A - CONDENSED FINANCIAL INFORMATION..............................   A-1
APPENDIX B - DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION................   B-1
APPENDIX C - STATE CONTRACT AVAILABILITY AND/OR VARIABILITY...............   C-1
APPENDIX D - THE GUARANTEE FOR CONTRACTS ISSUED PRIOR TO DECEMBER 29,
  2006....................................................................   D-1

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                                    GLOSSARY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT - The person on whose life we base annuity income payments after you begin the Income Phase.

ANNUITY DATE - The date you select on which annuity income payments begin.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity income payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY - The person you designate to receive any benefits under the contract if you or in the case of a non-natural Owner, the Annuitant dies. If your contract is jointly owned, you and the joint Owner are each other's primary Beneficiary.

COMPANY - Refers to American General Life Insurance Company ("AGL"), the insurer that issues this contract. The term "we," "us" and "our" are also used to identify the issuing Company.

CONTINUING SPOUSE - Spouse of original contract owner at the time of death who elects to continue the contract after the death of the original contract owner.

FEEDER FUNDS - Each Feeder Fund invests exclusively in shares of a corresponding Master Fund. American Funds Global Growth SAST, American Funds Growth SAST, and American Funds Growth-Income SAST Variable Portfolios.

FIXED ACCOUNT - An account, if available, in which you may invest money and earn a fixed rate of return. Fixed Accounts are obligations of the General Account.

FUND-OF-FUNDS - An Underlying Fund that pursues its investment goal by investing its assets in a combination of other Underlying Funds. Each Managed Allocation Portfolio is structured as a Fund-of-Funds, investing its assets in a combination of Variable Portfolios.

GOOD ORDER - Fully and accurately completed forms, including any necessary supplementary documentation, applicable to any given transaction or request received by us.

INCOME PHASE - The period upon annuitization during which we make annuity income payments to you.

INSURABLE INTEREST - Evidence that the Owner(s), Annuitant(s) or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the death benefit. Generally, we consider an interest insurable if a familial relationship and/or an economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health or bodily safety of the insured life preserved.

LATEST ANNUITY DATE - The first business day of the month following your 95(th) birthday or tenth contract anniversary, whichever is later.

MARKET CLOSE - The close of the New York Stock Exchange, usually at 1:00 p.m. Pacific Time.

MASTER FUNDS - Funds of the American Funds Insurance Series in which the Feeder Funds invest.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

NYSE - New York Stock Exchange

OWNER - The person or entity (if a non-natural owner) with an interest or title to this contract. The term "you" or "your" are also used to identify the Owner.

PAYMENT ENHANCEMENT(S) - The amount(s) allocated to your contract by us under the Seasons Rewards Program. Payment Enhancements are calculated as a percentage of your Purchase Payments and are considered earnings.

PURCHASE PAYMENTS - The money you give us to buy and invest in the contract.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or IRA.

SEASONS REWARDS PROGRAM - A program that provides a Payment Enhancement in exchange for a surrender charge that declines over 9 years.

SEPARATE ACCOUNT - A segregated asset account maintained by the Company separately from the Company's general account. The Separate Account is divided into Variable Portfolios.

TRUSTS - Collectively refers to the Fidelity(R) Variable Insurance Products Trust, Seasons Series Trust, SunAmerica Series Trust and T. Rowe Price Equity Series, Inc.

UNDERLYING FUNDS - The underlying investment portfolios of the Trusts in which the Variable Portfolios invest.

VARIABLE PORTFOLIO(S) - Refers to the Premier Portfolios, Select Portfolios, Focused Portfolios, Managed Allocation Portfolios and/or Seasons Strategies. The Variable Portfolios, which are subaccounts of the Separate Account, invest in the Underlying Funds of the Seasons Series Trust, SunAmerica Series Trust, Fidelity(R) Variable Insurance Products (which includes the Fidelity(R) Variable Insurance Products Trust I, Fidelity(R) Variable Insurance Products Trust II and Fidelity(R) Variable Insurance Products Trust IV) and T. Rowe Price Equity Series, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   HIGHLIGHTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Seasons Select(II) Variable Annuity is a contract between you and the Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals. There are minimum Purchase Payment amounts required to purchase a contract. Purchase Payments may be invested in a variety of Variable Portfolios and Fixed Accounts, if available. Like all deferred annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. The Income Phase begins when you start receiving annuity income payments from your annuity to provide for your retirement.

This variable annuity contract may provide you with Payment Enhancements that are invested in your contract as earnings.

FREE LOOK: You may cancel your contract within 10 days after receiving it (or whatever longer period is required in your state), and not be charged a withdrawal charge. You will receive whatever your contract is worth on the day that we receive your request minus any applicable Payment Enhancement, if you elected Seasons Rewards. The contract value refunded may be more or less than your original Purchase Payments. However, you receive any gain and we bear any loss on any applicable Payment Enhancement. If your contract was issued as an IRA or if required by certain states, we will return the greater of your original Purchase Payment(s) or the contract value minus any applicable Payment Enhancements. We will return your original Purchase Payments if required by law. PLEASE SEE PURCHASING A SEASONS SELECT(II) VARIABLE ANNUITY AND FREE LOOK IN THE PROSPECTUS.

EXPENSES: There are fees and charges associated with the contract. Each year, we deduct a $35 contract maintenance fee from your contract, which is currently waived for contracts of $50,000 or more. We also deduct separate account charges, which equal 1.40% annually of the average daily value of your contract allocated to the Variable Portfolios. There are investment charges on amounts invested in the Variable Portfolios, including 12b-1 fees of up to 0.25% (0.15% if you purchased your contract prior to November 17, 2003). If you elect optional features available under the contract, we may charge additional fees for these features. A separate withdrawal charge schedule applies to each Purchase Payment. Your contract provides for a free withdrawal amount each year. The amount of the withdrawal charge declines over time. After a Purchase Payment has been in the contract for seven complete years or nine complete years if you elected the Seasons Rewards Program, withdrawal charges no longer apply to that Purchase Payment. PLEASE SEE FEE TABLE, PURCHASING A SEASONS SELECT(II) VARIABLE ANNUITY, FREE WITHDRAWAL AMOUNT AND EXPENSES IN THE PROSPECTUS.

ACCESS TO YOUR MONEY: You may withdraw money from your contract during the Accumulation Phase. If you make a withdrawal, earnings are deemed to be withdrawn first. You will pay income taxes on earnings and untaxed contributions when you withdraw them. Annuity income payments received during the Income Phase are considered partly a return of your original investment. A federal tax penalty may apply if you make withdrawals before age 59 1/2. As noted above, a withdrawal charge may apply. PLEASE SEE ACCESS TO YOUR MONEY AND TAXES IN THE PROSPECTUS.

OPTIONAL LIVING BENEFITS: You may have elected one of the optional living benefits that were available under your contract for an additional fee. These living benefits were designed to protect a portion of your investment in the event your contract value declines due to unfavorable investment performance during the Accumulation Phase and before a death benefit is payable. These benefits can provide a guaranteed income stream during the Accumulation Phase that may last as long as you live.

You should consider the impact of Excess Withdrawals on the Living Benefit you elect. Withdrawals in excess of the prescribed amount can have a detrimental impact on the guaranteed benefit. In addition, if an Excess Withdrawal reduces your contract value to zero, your contract will terminate and no further benefits are payable.

DEATH BENEFIT: A standard death benefit is available and in addition, an optional death benefit is available for an additional fee. These benefits are payable to your Beneficiaries in the event of your death during the Accumulation Phase. PLEASE SEE DEATH BENEFITS IN THE PROSPECTUS.

ANNUITY INCOME OPTIONS: When you switch to the Income Phase, you can choose to receive annuity income payments on a variable basis, fixed basis or a combination of both. You may also choose from five different annuity income options, including an option for annuity income that you cannot outlive. PLEASE SEE ANNUITY INCOME OPTIONS IN THE PROSPECTUS.

INQUIRIES: If you have questions about your contract, call your financial representative or contact us at Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone Number: (800) 445-7862. PLEASE SEE ALLOCATION OF PURCHASE PAYMENTS IN THE PROSPECTUS FOR THE ADDRESS TO WHICH YOU MUST SEND PURCHASE PAYMENTS.

PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW FOR STATE SPECIFIC INFORMATION.

THE COMPANY OFFERS SEVERAL DIFFERENT VARIABLE ANNUITY CONTRACTS TO MEET THE DIVERSE NEEDS OF OUR INVESTORS. OUR CONTRACTS MAY PROVIDE DIFFERENT FEATURES, BENEFITS, PROGRAMS AND INVESTMENT OPTIONS OFFERED AT DIFFERENT FEES AND EXPENSES. WE ALSO OFFER CONTRACTS THAT DO NOT OFFER THE SEASONS REWARDS PROGRAM. ELECTING THE SEASONS REWARDS PROGRAM DOES NOT RESULT IN HIGHER SEPARATE ACCOUNT CHARGES. HOWEVER, A CONTRACT WITHOUT THE SEASONS REWARDS PROGRAM HAS A SHORTER AND LOWER SURRENDER CHARGE SCHEDULE. WHEN WORKING WITH YOUR FINANCIAL REPRESENTATIVE TO DETERMINE THE BEST PRODUCT TO MEET YOUR NEEDS, YOU SHOULD CONSIDER AMONG OTHER THINGS, WHETHER THE FEATURES OF THIS CONTRACT AND THE RELATED FEES PROVIDE THE MOST APPROPRIATE PACKAGE TO HELP YOU MEET YOUR RETIREMENT SAVINGS GOALS.

IF YOU WOULD LIKE INFORMATION REGARDING HOW MONEY IS SHARED AMONG OUR BUSINESS PARTNERS, INCLUDING BROKER-DEALERS THROUGH WHICH YOU MAY PURCHASE A VARIABLE ANNUITY AND FROM CERTAIN INVESTMENT ADVISERS OF THE UNDERLYING FUNDS, PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.

PLEASE READ THE PROSPECTUS CAREFULLY FOR MORE DETAILED INFORMATION REGARDING THESE AND OTHER FEATURES AND BENEFITS OF THE CONTRACT, AS WELL AS THE RISKS OF INVESTING.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    FEE TABLE
--------------------------------------------------------------------------------
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THE FOLLOWING DESCRIBES THE FEES AND EXPENSES THAT ARE APPLICABLE TO THE
CONTRACT AND WHEN YOU TRANSFER CONTRACT VALUE BETWEEN INVESTMENT OPTIONS OR SURRENDER THE CONTRACT. IF APPLICABLE, YOU MAY ALSO BE SUBJECT TO STATE PREMIUM TAXES.(1)

MAXIMUM OWNER TRANSACTION EXPENSES

MAXIMUM WITHDRAWAL CHARGES (AS A PERCENTAGE
OF EACH PURCHASE PAYMENT)(2)................  9%


TRANSFER FEE

$25 per transfer after the first 15 transfers in any contract year.

THE FOLLOWING DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING UNDERLYING FUND EXPENSES WHICH ARE OUTLINED IN THE NEXT SECTION.

CONTRACT MAINTENANCE FEE(3)..........   $35 per year


SEPARATE ACCOUNT ANNUAL EXPENSES
(deducted from the average daily ending net asset value allocated to the Variable Portfolios)

Separate Account Fee(4)...................   1.40%
Optional Combination HV & Roll-Up Death
  Benefit Fee.............................   0.65%
Optional Enhanced Death Benefit Fee.......   0.15%
Optional EstatePlus Fee(5)................   0.25%
MAXIMUM SEPARATE ACCOUNT ANNUAL
  EXPENSES(6).............................   2.05%


ADDITIONAL OPTIONAL FEATURE FEES

OPTIONAL MARKETLOCK INCOME PLUS FEE
(calculated as a percentage of the Income Base)(7)

NUMBER OF COVERED PERSONS                               ANNUALIZED FEE
-------------------------                            --------------------
For One Covered Person............................           1.10%
For Two Covered Persons...........................           1.35%


OPTIONAL MARKETLOCK FOR LIFE PLUS FEE

(calculated as a percentage of the Income Base)(7)

NUMBER OF COVERED PERSONS                               ANNUALIZED FEE
-------------------------                            --------------------
For One Covered Person............................           0.95%
For Two Covered Persons...........................           1.25%


OPTIONAL MARKETLOCK FOR LIFE FEE
(calculated as a percentage of the Income Base)(8)

NUMBER OF COVERED PERSONS                               ANNUALIZED FEE
-------------------------                            --------------------
For One Covered Person............................           0.70%
For Two Covered Persons...........................           0.95%




OPTIONAL MARKETLOCK FEE
(calculated as a percentage of the MAV Benefit Base)(9)

                                                       ANNUALIZED FEE
                                                    --------------------
All years in which the feature is in effect.......          0.65%


OPTIONAL MARKETLOCK FOR TWO FEE
(calculated as a percentage of the MAV Benefit Base)(9)

ALL YEARS IN WHICH THE FEATURE IS IN EFFECT             ANNUALIZED FEE
-------------------------------------------          --------------------
Prior to Any Withdrawal...........................           0.40%
After the First Withdrawal........................           0.80%


OPTIONAL SEASONS INCOME REWARDS FEE
(calculated as a percentage of the Withdrawal Benefit Base)(10)

CONTRACT YEAR                                           ANNUALIZED FEE
-------------                                        --------------------
0-7...............................................           0.65%
8-10..............................................           0.45%
11+...............................................            none


OPTIONAL SEASONS PROMISE FEE
(calculated as a percentage of contract value minus Purchase Payments received after the 90th day since the contract issue date)(11)

CONTRACT YEAR                                           ANNUALIZED FEE
-------------                                        --------------------
0-7...............................................           0.50%
8-10..............................................           0.25%
11+...............................................            none


OPTIONAL INCOME PROTECTOR FEE

(calculated as a percentage of your Income Benefit
  Base)(12).......................................           0.10%


UNDERLYING FUND EXPENSES
(AS OF MARCH 31, 2012)

THE FOLLOWING SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES (INCLUDING MASTER FUND AND FUND-OF-FUNDS EXPENSES, IF APPLICABLE) CHARGED BY THE UNDERLYING FUNDS OF THE TRUSTS BEFORE ANY WAIVERS OR REIMBURSEMENTS, THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING THE UNDERLYING FUNDS' EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH OF THE TRUSTS. PLEASE READ THEM CAREFULLY BEFORE INVESTING.


TOTAL ANNUAL UNDERLYING FUND
EXPENSES(13)                        MINIMUM   MAXIMUM
----------------------------        -------   -------
(expenses that are deducted from
Trust assets, including
management fees, 12b-1 fees, if
applicable, and other expenses)..    0.67%     1.43%

FOOTNOTES TO THE FEE TABLE:

 (1) State premium taxes of up to 3.5% of your Purchase Payments may be deducted when you make a Purchase Payment or when you fully surrender your contract or begin the Income Phase. PLEASE SEE PREMIUM TAX AND STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW.

 (2) Withdrawal Charge Schedule (as a percentage of each Purchase Payment withdrawn) declines over 7 or 9 years depending on whether you elected Seasons Rewards, as follows:

YEARS SINCE RECEIPT:..........................................   1    2    3    4    5    6    7    8    9   10+
Without Seasons Rewards.......................................   7%   6%   6%   5%   4%   3%   2%   0%   0%   0%
With Seasons Rewards..........................................   9%   8%   7%   6%   6%   5%   4%   3%   2%   0%


   Your contract provides for a free withdrawal amount each year. PLEASE SEE FREE WITHDRAWAL AMOUNT BELOW.

 (3) The contract maintenance fee is assessed annually and may be waived if contract value is $50,000 or more. PLEASE SEE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW.

 (4) If you do not elect any optional features, your total separate account annual expenses would be 1.40%. If your Beneficiary elects to take the death benefit amount under the Extended Legacy Program, we will deduct an annual Separate Account Charge of 1.15% which is deducted daily from the average daily ending net asset value allocated to the Variable Portfolios. PLEASE SEE EXTENDED LEGACY PROGRAM UNDER DEATH BENEFITS BELOW.

 (5) EstatePlus is an optional earnings enhancement death benefit. EstatePlus can only be elected if the optional Maximum Anniversary Value or Purchase Payment Accumulation death benefit is also elected. This feature is not available on contracts issued in Washington.

 (6) The Combination HV & Roll-Up death benefit is not available on contracts issued in Washington. You cannot elect the Combination HV & Roll-Up death benefit if you elect the Maximum Anniversary Value, Purchase Payment Accumulation and EstatePlus death benefits and/or a living benefit. Therefore, the Maximum Separate Account Annual Expenses of 2.05% reflects election of the Combination HV & Roll-Up death benefit only.

 (7) MarketLock Income Plus and MarketLock For Life Plus are optional guaranteed minimum withdrawal benefits. The annual fee is calculated as a percentage of the Income Base which determines the basis of the guaranteed benefit. The annualized fee is deducted from your contract value at the end of the first quarter following election and quarterly thereafter. For contracts issued between May 1, 2008 and April 30, 2009, the fee for MARKETLOCK INCOME PLUS is as follows: 0.95% for one covered person and 1.20% for two covered persons. For contracts issued prior to May 1, 2009, the fee for MARKETLOCK FOR LIFE PLUS +6% OPTION is as follows: 0.65% for one covered person and 0.90% for two covered persons and the fee for MARKETLOCK FOR LIFE PLUS +7% OPTION is as follows: 0.75% for one covered person and 1.00% for two covered persons. For a complete description of how the Income Base is calculated, please see OPTIONAL LIVING BENEFITS below.

 (8) MarketLock For Life is an optional guaranteed minimum withdrawal benefit. The annual fee is calculated as a percentage of the Income Base which determines the basis of the guaranteed benefit. The annualized fee is deducted from your contract value at the end of the first quarter following election and quarterly thereafter. For a complete description of how the Income Base is calculated, please see OPTIONAL LIVING BENEFITS below.

 (9) MarketLock and MarketLock For Two are optional guaranteed minimum withdrawal benefits. The annual fee is calculated as a percentage of the MAV Benefit Base which determines the basis of the guaranteed benefit. The applicable annualized fee is deducted from your contract value at the end of the first quarter following the election and quarterly thereafter. For a complete description of how the MAV Benefit Base is calculated, please see OPTIONAL LIVING BENEFITS below.

(10) Seasons Income Rewards is an optional guaranteed minimum withdrawal benefit. The annual fee is calculated as a percentage of the Withdrawal Benefit Base which determines the basis for the guaranteed benefit. The fee is deducted from your contract value at the end of the first quarter following election and quarterly thereafter. For a complete description of how the fee is calculated, please see OPTIONAL LIVING BENEFITS below.

(11) Seasons Promise is an optional guaranteed minimum accumulation benefit. The annualized fee is deducted from your contract value at the end of the first quarter following election and quarterly thereafter. For contracts issued between February 10, 2003 and April 30, 2004, the fee is as follows: 0.45% for Years 0-7, 0.15% for Years 8-10, no fee for Years 11+. For contracts issued between September 30, 2002 and February 7, 2003, the fee is as follows: 0.35% for Years 0-7, 0.10% for Years 8-10, no fee for Years 11+. For a complete description of how the fee is calculated, please see OPTIONAL LIVING BENEFITS below.

(12) Income Protector is an optional guaranteed minimum income benefit. The fee is deducted annually from your contract value. For a complete description of how the fee is calculated, please see OPTIONAL LIVING BENEFITS below.

(13) The maximum expense is for an Underlying Fund of Seasons Series Trust, as of its fiscal year ended March 31, 2012. The minimum expense is for an Underlying Fund of Fidelity(R) Variable Insurance Products Trust, as of its fiscal year ended December 31, 2011.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      MAXIMUM AND MINIMUM EXPENSE EXAMPLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include owner transaction expenses, the contract maintenance fee if any, separate account annual expenses, available optional feature fees and Underlying Fund expenses.

The examples assume that you invest $10,000 in the contract for the time periods indicated; that your investment has a 5% return each year; and you incur the maximum or minimum fees and expenses of the Underlying Fund as indicated in the examples. Although your actual costs may be higher or lower, based on these assumptions, your costs at the end of the stated period would be:

MAXIMUM EXPENSE EXAMPLES
(assuming separate account annual expenses of 1.80%, (including election of Seasons Rewards, the optional Maximum Anniversary Value death benefit and EstatePlus), the optional MarketLock Income Plus feature (1.35%) and investment in an Underlying Fund with total expenses of 1.43%.)

(1)  If you surrender your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
$1,364     $2,097     $2,937     $4,717


(2) If you do not surrender or annuitize your contract at the end of the applicable time period:(5)

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
 $464      $1,397     $2,337     $4,717




MINIMUM EXPENSE EXAMPLES
(assuming minimum separate account annual expenses of 1.40%, no election of optional features, and investment in an Underlying Fund with total expenses of 0.67%.)



(1) If you surrender your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
$1,115     $1,364     $1,739     $2,452


(2) If you do not surrender or annuitize your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
 $215       $664      $1,139     $2,452


EXPLANATION OF EXPENSE EXAMPLES

1. The Maximum Expense Examples reflect the highest possible combination of charges. The purpose of the Expense Examples is to show you the various fees and expenses you would incur directly and indirectly by investing in this variable annuity contract. The Expense Examples represent both fees of the separate account as well as the maximum and minimum total annual Underlying Fund operating expenses. We converted the contract maintenance fee to a percentage (0.05%). The actual impact of the contract maintenance fee may differ from this percentage and may be waived for contract values over $50,000. Additional information on the Underlying Fund fees can be found in the Trust prospectuses.

2. In addition to the stated assumptions, the Expense Examples also assume that no transfer fees were imposed. Although premium taxes may apply in certain states, they are not reflected in the Expense Examples.

3. If you elected other optional features, your expenses would be lower than those shown in the Maximum Expense Examples. The Maximum Expense Examples assume that the Income Base, which is used to calculate the MarketLock Income Plus fee, equals contract value and that no withdrawals are taken during the stated period.

     In addition, depending on the state in which your contract was issued, your expenses may be lower.

4. Expense Examples with election of the Seasons Rewards program reflect the Seasons Rewards withdrawal charge schedule, but do not reflect any upfront Payment Enhancement.

5. If you elected optional features, you do not pay fees for optional features once you begin the Income Phase (annuitize your contract); therefore, your expenses will be lower than those shown here. PLEASE SEE ANNUITY INCOME OPTIONS BELOW.

6. The Maximum Expense Examples do not reflect election of the Combination HV & Roll-Up Death Benefit which would result in 2.05% maximum separate account expenses because this death benefit cannot be elected with any optional living benefit.

THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

CONDENSED FINANCIAL INFORMATION APPEARS IN THE CONDENSED FINANCIAL INFORMATION APPENDIX OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                     THE SEASONS SELECT(II) VARIABLE ANNUITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

When you purchase a variable annuity, a contract exists between you and the Company. You are the Owner of the contract. The contract provides several main benefits:

     - Optional Living Benefit: If you elect an optional living benefit, the Company guarantees to provide a guaranteed income stream, with additional benefits under the feature you elect, in the event your contract value declines due to unfavorable investment performance and withdrawals within the feature's parameters.

     - Death Benefit: If you die during the Accumulation Phase, the Company pays a death benefit to your Beneficiary.

     - Guaranteed Income: Once you begin the Income Phase, you receive a stream of annuity income payments for your lifetime, or another available period you select.

     - Tax Deferral: This means that you do not pay taxes on your earnings from the contract until you withdraw them.

Tax-qualified retirement plans (e.g., IRAs, 401(k) or 403(b) plans) defer payment of taxes on earnings until withdrawal. If you are considering funding a tax-qualified retirement plan with an annuity, you should know that an annuity does not provide any additional tax deferral treatment of earnings beyond the treatment provided by the tax-qualified retirement plan itself. However, annuities do provide other features and benefits, which may be valuable to you. You should fully discuss this decision with your financial representative.

This variable annuity was developed to help you plan for your retirement. In the Accumulation phase, it can help you build assets on a tax-deferred basis. In the Income Phase, it can provide you with guaranteed income through annuity income payments. Alternatively, you may elect an optional living benefit that is designed to help you create a guaranteed income stream that may last as long as you live.

The contract is called a "variable" annuity because it allows you to invest in Variable Portfolios which, like mutual funds, have different investment objectives and performance. You can gain or lose money if you invest in these Variable Portfolios. The amount of money you accumulate in your contract depends on the performance of the Variable Portfolios in which you invest.

Fixed Accounts, if available, earn interest at a rate set and guaranteed by the Company. If you allocate money to an available Fixed Account, the amount of money that accumulates in the contract depends on the total interest credited to the particular Fixed Account in which you invest.

For more information on investment options available under this contract, PLEASE SEE INVESTMENT OPTIONS BELOW.

As a function of the Internal Revenue Code ("IRC"), you may be assessed a 10% federal tax penalty on any withdrawal made prior to your reaching age 59 1/2. PLEASE SEE TAXES BELOW. Additionally, you will be charged a withdrawal charge on each Purchase Payment withdrawn prior to the end of the applicable withdrawal charge period, PLEASE SEE FEE TABLE ABOVE. Because of these potential penalties, you should fully discuss all of the benefits and risks of this contract with your financial representative prior to purchase.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         PURCHASING A SEASONS SELECT(II)
                                VARIABLE ANNUITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

An initial Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment.

The following chart shows the minimum initial and subsequent Purchase Payments permitted under your contract. These amounts depend upon whether a contract is Qualified or Non-Qualified for tax purposes. FOR FURTHER EXPLANATION, PLEASE SEE TAXES BELOW.

------------------------------------------------------------------------------
                                                                  MINIMUM
                                                                 AUTOMATIC
                                              MINIMUM           SUBSEQUENT
                      MINIMUM INITIAL       SUBSEQUENT           PURCHASE
                     PURCHASE PAYMENT    PURCHASE PAYMENT         PAYMENT
------------------------------------------------------------------------------
     Qualified            $2,000               $500                $100
------------------------------------------------------------------------------
   Non-Qualified          $5,000               $500                $100
------------------------------------------------------------------------------




Once you have contributed at least the minimum initial Purchase Payment, you can establish an automatic payment plan that allows you to make subsequent Purchase Payments of as little as $100.


We reserve the right to refuse any Purchase Payment. Furthermore, we reserve the right to require Company approval prior to accepting Purchase Payments greater than $1,500,000. For contracts owned by a non-natural owner, we reserve the right to require prior Company approval to accept any Purchase Payment. Purchase Payments that would cause total Purchase Payments in all contracts issued by the Company or its affiliate, The United States Life Insurance Company in the City of New York, to the same Owner and/or Annuitant to exceed these limits may also be subject to Company pre-approval. For any contracts that meet or exceed these dollar amount limitations, we further reserve the right to limit the death benefit amount payable in excess of contract value at the time we receive all required paperwork and satisfactory proof of death. In addition, for any contracts that meet or exceed these dollar amount limitations, we further reserve the right to impose certain limitations on available living benefits under the contract. The terms creating any limit on the maximum death or living benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the contract.

NON-NATURAL OWNERSHIP

A trust, corporation or other non-natural entity may only purchase this contract if such entity has sufficiently demonstrated an Insurable Interest in the Annuitant selected. FOR MORE INFORMATION ON NON-NATURAL OWNERSHIP, PLEASE SEE TAXES BELOW.

Various considerations may apply with respect to non-natural ownership of this contract including but not limited to estate planning, tax consequences and the propriety of this contract as an investment consistent with a non-natural Owner's organizational documentation. You should consult with your tax and/or legal advisor in connection with non-natural ownership of this contract.

MAXIMUM ISSUE AGE

We will not issue a contract to anyone age 86 or older on the contract issue date. We will not accept subsequent Purchase Payments from contract owners age 86 or older. In general, we will not issue a Qualified contract to anyone who is age 70 1/2 or older, unless it is shown that the minimum distribution required by the IRS is being made. PLEASE SEE TAXES BELOW. If we learn of a misstatement of age, we reserve the right to fully pursue our remedies including termination of the contract and/or revocation of any age-driven benefits.

TERMINATION OF THE CONTRACT FOR MISSTATEMENT AND/OR FRAUD

The Company reserves the right to terminate the contract at any time if it discovers a misstatement or fraudulent representation of any information provided in connection with the issuance or ongoing administration of the contract.

JOINT OWNERSHIP

We allow this contract to be jointly owned. We require that the joint Owners be spouses except in states that allow non-spouses to be joint Owners. The age of the older Owner is used to determine the availability of most age driven benefits. The addition of a joint Owner after the contract has been issued is contingent upon prior review and approval by the Company.

Certain states require that the benefits and features of the contract be made available to domestic or civil union partners ("Domestic Partners") who qualify for treatment as, or are equal to, spouses under state law. Other states allow same-sex partners to marry ("Same-Sex Spouses"). There are also states that require us to issue the contract to non-spousal joint Owners. However, Domestic Partners, Same-Sex Spouses and non-spousal joint Owners who jointly own or are Beneficiaries of a contract should consult with their tax adviser and/or financial representative as they are not eligible for spousal continuation under the contract as allowed by the IRC. Therefore, the ability of Domestic Partners, Same-Sex Spouses and non-spousal joint Owners to fully benefit from certain benefits and features of the contract, such as optional living benefit(s), if applicable, that guarantee withdrawals over two lifetimes may be limited by the conflict between certain state and federal laws.

ASSIGNMENT OF THE CONTRACT/CHANGE OF OWNERSHIP

You may assign this contract before beginning the Income Phase by sending a written request to us at the Annuity Service Center for an assignment. Your rights and those of any other person with rights under this contract will be subject to the assignment. We will not be bound by any assignment until written notice is processed by us at our Annuity Service Center and you have received confirmation. We are not responsible for the validity, tax or other legal consequences of any assignment. An assignment will not affect any payments we may make or actions we may take before we receive notice of the assignment.

We reserve the right not to recognize any assignment if it changes the risk profile of the owner of the contract, as determined in our sole discretion, if no Insurable Interest exists or if not permitted by the Internal Revenue Code. PLEASE SEE THE STATEMENT OF ADDITIONAL INFORMATION FOR DETAILS ON THE TAX CONSEQUENCES OF AN ASSIGNMENT. You should consult a qualified tax adviser before assigning the contract.

ALLOCATION OF PURCHASE PAYMENTS

In order to issue your contract, we must receive your initial Purchase Payment and all required paperwork in Good Order, including Purchase Payment allocation instructions at our Annuity Service Center. We will accept initial and subsequent Purchase Payments by electronic transmission from certain broker-dealer firms. In connection with arrangements we have to transact business electronically, we may have agreements in place whereby your broker-dealer may be deemed our agent for receipt of your Purchase Payments. Thus, if we have an agreement with a broker-dealer deeming them our agent, Purchase Payments received by the broker-dealer will be priced as of the time they are received by the broker-dealer. However, if we do not have an agreement with a broker-dealer deeming them our agent, Purchase Payments received by the broker-dealer will not be priced until they are received by us. You assume any risk in market fluctuations if you submit your Purchase Payment directly to a broker-dealer that is not deemed our agent, should there be a delay in that broker-dealer delivering your Purchase Payment to us. Please check with your financial representative to determine if his/her broker-dealer has an agreement with the Company that deems the broker-dealer an agent of the Company.

An initial Purchase Payment will be priced within two business days after it is received by us in Good Order if the

Purchase Payment is received before Market Close. If the initial Purchase Payment is received in Good Order after Market Close, the initial Purchase Payment will be priced within two NYSE business days after the next NYSE business day. We allocate your initial Purchase Payment as of the date such Purchase Payment is priced. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within five NYSE business days, we will send your money back to you, or obtain your permission to keep your money until we get the information necessary to issue the contract.

Any subsequent Purchase Payment will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the subsequent Purchase Payment is received in Good Order after Market Close, it will be priced as of the next NYSE business day. We invest your subsequent Purchase Payments in the Variable Portfolios and available Fixed Accounts according to any allocation instructions that accompany the subsequent Purchase Payment. If we receive a Purchase Payment without allocation instructions, we will invest the Purchase Payment according to your allocation instructions on file. PLEASE SEE INVESTMENT OPTIONS BELOW.

Purchase Payments submitted by check can only be accepted by the Company at the Payment Center at the following address:


American General Life Insurance Company
P.O. Box 100330
Pasadena, CA 91189-0330


Purchase Payments sent to the Annuity Service Center will be forwarded and priced when received at the Payment Center.

Overnight deliveries of Purchase Payments can only be accepted at the following address:


American General Life Insurance Company
Building #6, Suite 120
2710 Media Center Drive
Los Angeles, CA 90065-0330


Delivery of Purchase Payments to any other address will result in a delay in crediting your contract until the Purchase Payment is received at the Payment Center.

SEASONS REWARDS PROGRAM

If you were age 80 or younger at the time your contract was issued you may have elected to participate in this program at contract issue. We contribute an upfront Payment Enhancement and, if available, a deferred Payment Enhancement to your contract in conjunction with each Purchase Payment you invest during the life of your contract. If you elected to participate in this program, all Purchase Payments are subject to a nine year withdrawal charge schedule. PLEASE SEE EXPENSES BELOW. These withdrawal charges may offset the value of any Payment Enhancement, if you make an early withdrawal. Amounts we contribute to your contract under this program are considered earnings and are allocated to your contract as described below. There may be scenarios in which due to negative market conditions and your inability to remain invested over the long-term, a contract with the Seasons Rewards program may not perform as well as the contract without the program.

Purchase Payments may not be invested in dollar cost averaging Fixed Accounts if you participate in the Seasons Rewards program. However, you may use other Fixed Account options, if available, for dollar cost averaging. PLEASE SEE DOLLAR COST AVERAGING PROGRAM BELOW.

SEASONS REWARDS ENHANCEMENT LEVELS

Each enhancement level is a range of dollar amounts, which may correspond to different enhancement rates and dates. The enhancement level applicable to your initial Purchase Payment is determined by the amount of that initial Purchase Payment. With respect to any subsequent Purchase Payments we determine your enhancement level by adding your contract value on the date we receive each subsequent Purchase Payment to the amount of the subsequent Purchase Payment. Enhancement levels may change from time to time, at our sole discretion.

UPFRONT PAYMENT ENHANCEMENT

An upfront Payment Enhancement is an amount we add to your contract on the day we receive a Purchase Payment. We calculate an upfront Payment Enhancement amount as a percentage of each Purchase Payment. We refer to this percentage amount as the upfront Payment Enhancement Rate. We periodically review and establish the upfront Payment Enhancement Rate, which may increase or decrease at any time, but will never be less than 2%. The applicable upfront Payment Enhancement Rate is the rate in effect for the applicable enhancement level at the time we receive each Purchase Payment under your contract. The upfront Payment Enhancement amounts are allocated among Variable Portfolios and available Fixed Accounts according to the current allocation instructions on file when we receive each Purchase Payment.

DEFERRED PAYMENT ENHANCEMENT

A deferred Payment Enhancement is an amount we may add to your contract on a stated future date (the "deferred Payment Enhancement date"). We calculate a deferred Payment Enhancement amount, if applicable, as a percentage of each Purchase Payments received at the time we receive the Purchase Payment. We refer to this percentage amount as the deferred Payment Enhancement Rate. We periodically review and establish the deferred Payment Enhancement Rates and deferred Payment

Enhancement dates. The deferred Payment Enhancement Rate being offered may increase, decrease or be eliminated by us at any time. The deferred Payment Enhancement date, if applicable, may change at any time. The applicable deferred Payment Enhancement date and deferred Payment Enhancement Rate are those which may be in effect for the applicable enhancement level at the time when we receive each Purchase Payment. Any applicable deferred Payment Enhancement, when credited, is allocated to the Cash Management Variable Portfolio.

If you withdraw any portion of a Purchase Payment, to which a deferred Payment Enhancement applies, prior to the deferred Payment Enhancement date, we reduce the amount of the corresponding deferred Payment Enhancement in the same proportion that your withdrawal (and any fees and charges associated with such withdrawals) reduces that Purchase Payment. For purposes of determining the deferred Payment Enhancement, withdrawals are assumed to be taken from earnings first, then from Purchase Payments, on a first-in-first-out basis.

We will not allocate any applicable deferred Payment Enhancement, if any, to your contract if the following circumstances occur prior to the deferred Payment Enhancement date:

     - You surrender your contract;

     - A death benefit is paid on your contract;

     - You switch to the Income Phase of your contract; or

     - You fully withdraw the corresponding Purchase Payment.

90 DAY WINDOW

As of the 90th day after your contract was issued, we will total your Purchase Payments made over those 90 days, without considering any investment gain or loss in contract value on those Purchase Payments. If your total Purchase Payments bring you to an enhancement level which, as of the date we issued your contract, would have provided for a higher upfront and/or deferred Payment Enhancement rate on each Purchase Payment, you will get the benefit of the enhancement rate(s) that were applicable to that higher enhancement level at the time your contract was issued ("Look Back Adjustment"). We will add any applicable upfront Look Back Adjustment to your contract on the 90th day following the date of contract issue. We will send you a confirmation indicating any applicable upfront and/or deferred Look Back Adjustment, on or about the 90th day following the date of contract issuance. We will allocate any applicable upfront Look Back Adjustment according to your then current allocation instructions on file for subsequent Purchase Payments at the time we make the contribution and if applicable, to the Cash Management Variable Portfolio, for a deferred Look Back Adjustment.

CURRENT ENHANCEMENT LEVELS

The Enhancement Levels, Upfront Payment Enhancement Rate, Deferred Payment Enhancement Rate and Deferred Payment Enhancement date applicable to all Purchase Payments as of the date of this prospectus are:

-------------------------------------------------------------------
                          UPFRONT PAYMENT        DEFERRED PAYMENT
  ENHANCEMENT LEVEL       ENHANCEMENT RATE       ENHANCEMENT RATE
-------------------------------------------------------------------
 Under $500,000                  4%                     0%
-------------------------------------------------------------------
 $500,000 - more                 5%                     0%
-------------------------------------------------------------------


We are currently not offering a Deferred Payment Enhancement Rate.

We reserve the right to modify, suspend or terminate the Seasons Rewards program at any time for prospectively issued contracts and for subsequent Purchase Payments.

ACCUMULATION UNITS

When you allocate a Purchase Payment to the Variable Portfolios, we credit your contract with Accumulation Units of the Separate Account. We base the number of Accumulation Units you receive on the unit value of the Variable Portfolio as of the day we process your Purchase Payment, as described under ALLOCATION OF PURCHASE PAYMENTS above, if before that day's Market Close, or on the next business day's unit value if we process your Purchase Payment after that day's Market Close. The value of an Accumulation Unit goes up and down based on the performance of the Variable Portfolios.

We calculate the value of an Accumulation Unit each day that the NYSE is open as follows:

     1. We determine the total value of money invested in a particular Variable Portfolio;

     2. We subtract from that amount all applicable daily asset based charges;
        and

     3. We divide this amount by the number of outstanding Accumulation Units.

We determine the number of Accumulation Units credited to your contract by adding the Purchase Payment and Payment Enhancement, if applicable, and dividing that amount, by the Accumulation Unit value for the specific Variable Portfolio.


     EXAMPLE (CONTRACTS WITHOUT SEASONS REWARDS):

     We receive a $25,000 Purchase Payment from you on Wednesday. You allocate the money to Variable Portfolio A. We determine that the value of an Accumulation Unit for Variable Portfolio A is $11.10 at Market Close on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2,252.2523 Accumulation Units for Variable Portfolio A.

     EXAMPLE (CONTRACTS WITH SEASONS REWARDS):

     We receive a $25,000 Purchase Payment from you on Wednesday. You allocate the money to Variable Portfolio A. If the Payment Enhancement is 2% of your Purchase Payment, we would add a Payment Enhancement of $500 to your contract. We determine that the value of an Accumulation Unit for Variable Portfolio A is $11.10 at Market Close on Wednesday. We then divide $25,500 by $11.10 and credit your contract on Wednesday with 2,297.2973 Accumulation Units for Variable Portfolio A.

Performance of the Variable Portfolios and the insurance charges under your contract affect Accumulation Unit values. These factors cause the value of your contract to go up and down.

FREE LOOK

You may cancel your contract within ten days after receiving it. Your state may require a longer free look period. We call this a "free look." Please check your contract or with your financial representative. To cancel, you must mail the contract along with your written free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299.

If you decide to cancel your contract during the free look period, generally we will refund to you the value of your contract on the day we receive your request in Good Order at the Annuity Service Center minus the Free Look Payment Enhancement Deduction, if applicable. If you elect the Seasons Rewards feature, the Free Look Payment Enhancement Deduction is equal to the lesser of (1) the value of any Payment Enhancement(s) on the day we receive your free look request; or (2) the Payment Enhancement amount(s), if any, which we allocated to your contract. Thus, you receive any gain and we bear any loss on any Payment Enhancement(s) if you decide to cancel your contract during the free look period. Certain states require us to return your Purchase Payments upon a free look request. Additionally, all contracts issued as an IRA require the full return of Purchase Payments upon a free look.

If your contract was issued either in a state requiring return of Purchase Payments or as an IRA, and you cancel your contract during the free look period, we return the greater of (1) your Purchase Payments; or (2) the value of your contract on the day we receive your request in Good Order at the Annuity Service Center. With respect to these contracts, we reserve the right to put your money and the Payment Enhancement, if you elected the Seasons Rewards feature, in the Cash Management Variable Portfolio during the free look period and will allocate your money and the Payment Enhancement according to your instructions at the end of the applicable free look period. PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW FOR INFORMATION ABOUT THE FREE LOOK PERIOD IN YOUR STATE.

EXCHANGE OFFERS

From time to time, we allow you to exchange an older variable annuity issued by the Company or one of its affiliates, for a newer product with different features and benefits issued by the Company or one of its affiliates. Such an exchange offer will be made in accordance with applicable federal securities laws and state insurance rules and regulations. We will provide the specific terms and conditions of any such exchange offer at the time the offer is made.

IMPORTANT INFORMATION FOR MILITARY SERVICEMEMBERS

If you are an active duty full-time servicemember, and are considering the purchase of this contract, please read the following important information before investing. Subsidized life insurance is available to members of the Armed Forces from the Federal Government under the Servicemembers' Group Life Insurance program (also referred to as "SGLI"). More details may be obtained on-line at the following website: www.insurance.va.gov. This contract is not offered or provided by the Federal Government and the Federal Government has in no way sanctioned, recommended, or encouraged the sale of this contract. No entity has received any referral fee or incentive compensation in connection with the offer or sale of this contract, unless that entity has a selling agreement with the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               INVESTMENT OPTIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

VARIABLE PORTFOLIOS

The Variable Portfolios invest in the Underlying Funds of the Trusts. Additional Variable Portfolios may be available in the future. The Variable Portfolios are only available through the purchase of certain insurance contracts.

The Trusts serve as the underlying investment vehicles for other variable annuity contracts issued by the Company and other affiliated and unaffiliated insurance companies. Neither the Company nor the Trusts believe that offering shares of the Trusts in this manner disadvantages you. The Trusts are monitored for potential conflicts. The Trusts may have other Underlying Funds, in addition to those listed here, that are not available for investment under this contract.


The Variable Portfolios offered through this contract are selected by us and we may consider various factors in the selection process, including but not limited to: asset class coverage, the strength of the investment adviser's or subadviser's reputation and tenure, brand recognition, performance and the capability and qualification of each investment firm. Another factor we may consider is whether the Underlying Fund or its service providers (i.e., the investment adviser and/or subadviser(s)) or their affiliates will make payments to us or our affiliates in connection with certain administrative, marketing and support services, or whether the Underlying Fund's service providers have affiliates that can provide marketing and distribution support for sales of the contract. PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.


We review the Variable Portfolios periodically and may make changes if we determine that a Variable Portfolio no longer satisfies one or more of the selection criteria and/or if the Variable Portfolio has not attracted significant allocations from contract owners. We offer Underlying Funds of the Seasons Series Trust and SunAmerica Series Trust at least in part because they are managed by SunAmerica Asset Management Corp. ("SAAMCo"), a wholly-owned subsidiary of AGL.


From time to time, certain Variable Portfolio names are changed. When we are notified of a name change, we will make changes so that the new name is properly shown. However, until we complete the changes, we may provide you with various forms, reports and confirmations that reflect a Variable Portfolio's prior name.

You are responsible for allocating Purchase Payments to the Variable Portfolios as is appropriate for your own individual circumstances, investment goals, financial situation and risk tolerance. You should periodically review your allocations and values to ensure they continue to suit your needs. You bear the risk of any decline in contract value resulting from the performance of the Variable Portfolios you have selected. In making your investment selections, you should investigate all information available to you including the Underlying Fund's prospectus, statement of additional information and annual and semi-annual reports.

During periods of low short-term interest rates, and in part due to contract fees and expenses, the investment return of the Cash Management Variable Portfolio may become extremely low and possibly negative. In the case of negative returns, your investment in the Cash Management Variable Portfolio will lose value.

We do not provide investment advice, nor do we recommend or endorse any particular Variable Portfolio. The Variable Portfolios along with their respective advisers are listed below.

     FIDELITY(R) VARIABLE INSURANCE PRODUCTS -- SERVICE CLASS 2 SHARES

     The following Variable Portfolios are part of the Fidelity Variable Insurance Products: Fidelity VIP Equity-Income, Fidelity VIP Contrafund(R), Fidelity VIP Mid Cap, Fidelity VIP Overseas and Fidelity VIP Investment Grade Bond. Fidelity Management and Research Company is the investment adviser for these funds.

     SEASONS SERIES TRUST -- CLASS 3 SHARES

     The Select Portfolios, Focused Portfolios, Managed Allocation Portfolios and Seasons Strategies listed below are part of Seasons Series Trust. SAAMCo manages this Trust and engages subadvisers to provide investment advice for certain of the Underlying Funds.

     Special note should be taken of the similarities and differences between the Managed Allocation Portfolios and the Seasons Strategies, described in detail below. Each alternative reflects an allocation model. The Managed Allocation Portfolios differ from the Seasons Strategies in the following respects. The Managed Allocation Portfolios are Fund-of-Funds; a professional manager actively manages the Managed Allocation Portfolios' investments in the Select and Focused Portfolios. The Seasons Strategies are not Fund-of-Funds and are limited to investment in the specified funds of the Seasons Series Trust with a pre-determined target asset allocation mix that does not change over the life of the contract. Thus, the Managed Allocation Portfolios are responsive to changing market conditions, and current judgments of professional management, while the Seasons Strategies assume that the pre-determined asset allocation mix will continue to be consistent with its risk objective. Please read the descriptions of each alternative carefully for more details.

     If you purchased your contract prior to November 17, 2003, Class 2 Shares of certain Underlying Funds of Seasons Series Trust were offered in your contract. PLEASE SEE APPENDIX A BELOW FOR DETAILS.

     SUNAMERICA SERIES TRUST -- CLASS 3 SHARES

     The following Variable Portfolios are part of SunAmerica Series Trust:
     American Funds Global Growth SAST, American Funds Growth SAST and American Funds Growth-Income SAST. These Underlying Funds have a Master-Feeder structure. Capital Research and Management Company is the investment adviser of the Master Funds in which the Feeder Funds invest. SAAMCo manages the Feeder Funds.

     Unlike other Underlying Funds, the Feeder Funds do not buy individual securities directly. Rather, each Feeder Fund invests all of its investment assets in a corresponding Master Fund of American Funds Insurance Series ("AFIS"), which invests directly in individual securities.

          Under the Master-Feeder structure, you pay the fees and expenses of both the Feeder Fund and the Master Fund. As a result, you will pay higher fees and expenses under a Master-Feeder structure than if you invested in an Underlying Fund that invests directly in the same individual securities as the

          Master Fund. We offer other variable annuity contracts which include Variable Portfolios that invest directly in the Master Funds without investing through a Feeder Fund and they currently assess lower fees and expenses than the Master-Feeder Funds.

          Each Feeder Fund may withdraw all its assets from a Master Fund if the Board of Directors ("Board") of the Feeder Fund determines that it is in the best interest of the Feeder Fund and its shareholders to do so. If a Feeder Fund withdraws its assets from a Master Fund and the Board of the Feeder Fund approved SAAMCo as investment adviser to the Feeder Fund, SAAMCo would be fully compensated for its portfolio management services. PLEASE SEE THE SUNAMERICA SERIES TRUST PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION for more discussion of the Master-Feeder structure.

     T. ROWE PRICE EQUITY SERIES, INC. -- CLASS 2 SHARES

     The following Variable Portfolios are part of the T. Rowe Price Equity Series, Inc. Trust: T. Rowe Price Blue Chip Growth II and T. Rowe Price Equity Income II. T. Rowe Price Associates, Inc. is the investment adviser for this Trust.

YOU SHOULD READ THE PROSPECTUSES FOR THE TRUSTS CAREFULLY. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE UNDERLYING FUNDS, INCLUDING EACH UNDERLYING FUND'S INVESTMENT OBJECTIVE AND RISK FACTORS. YOU MAY OBTAIN AN ADDITIONAL COPY OF THESE PROSPECTUSES FOR THE TRUSTS BY CALLING OUR ANNUITY SERVICE CENTER AT (800) 445-7862 OR BY VISITING OUR WEBSITE AT WWW.SUNAMERICA.COM. YOU MAY ALSO OBTAIN INFORMATION ABOUT THE UNDERLYING FUNDS (INCLUDING A COPY OF THE STATEMENT OF ADDITIONAL INFORMATION) BY ACCESSING THE U.S. SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

INVESTMENT OPTIONS

Each Variable Portfolio and its respective managers are:

PREMIER PORTFOLIOS                   MANAGED BY:

AMERICAN FUNDS GLOBAL GROWTH SAST    Capital Research and Management Company

AMERICAN FUNDS GROWTH SAST           Capital Research and Management Company

AMERICAN FUNDS GROWTH-INCOME SAST    Capital Research and Management Company

FIDELITY VIP CONTRAFUND(R)           Fidelity Management and Research Company

FIDELITY VIP EQUITY-INCOME           Fidelity Management and Research Company

FIDELITY VIP INVESTMENT GRADE BOND   Fidelity Management and Research Company

FIDELITY VIP MID CAP                 Fidelity Management and Research Company

FIDELITY VIP OVERSEAS                Fidelity Management and Research Company

T. ROWE PRICE BLUE CHIP GROWTH II    T. Rowe Price Associates, Inc. ("T. Rowe Price")

T. ROWE PRICE EQUITY INCOME II       T. Rowe Price


SELECT PORTFOLIOS                    MULTI-MANAGED BY:

LARGE CAP GROWTH                     Goldman Sachs Asset Management, L.P., Janus Capital
                                     Management ("Janus"), LLC, SunAmerica Asset Management Corp.
                                     ("SAAMCo")

LARGE CAP VALUE                      T. Rowe Price, Wellington Management Company, LLP
                                     ("Wellington"), SAAMCo

MID CAP GROWTH                       T. Rowe Price, Wellington, SAAMCo

MID CAP VALUE                        Goldman Sachs Asset Management, L.P., Lord, Abbett & Co.,
                                     LLC ("Lord Abbett"), SAAMCo

SMALL CAP                            ClearBridge Advisors, LLC, SAAMCo

INTERNATIONAL EQUITY                 Janus, Lord Abbett, PineBridge Investments LLC
                                     ("PineBridge")

DIVERSIFIED FIXED INCOME             SAAMCo, Wellington, PineBridge

REAL RETURN                          Wellington

CASH MANAGEMENT                      BofA Advisors, LLC


FOCUSED PORTFOLIOS                   MULTI-MANAGED BY:

FOCUS GROWTH                         SAAMCo, Janus, Marsico Capital Management, LLC

FOCUS VALUE                          J.P. Morgan Investment Management, Inc., Northern Trust
                                     Investments, N.A.,
                                     Third Avenue Management LLC


MANAGED ALLOCATION PORTFOLIOS
MANAGED BY: Ibbotson Associates Advisors, LLC

ALLOCATION GROWTH

ALLOCATION MODERATE GROWTH

ALLOCATION MODERATE

ALLOCATION BALANCED


SEASONS STRATEGIES
MULTI-MANAGED BY: SAAMCo, Janus, Lord Abbett, Putnam Investment Management, LLC ("Putnam"), T.
  Rowe Price,
  PineBridge and Wellington

GROWTH STRATEGY                      (which invests in Stock Portfolio, Asset Allocation:
                                     Diversified Growth Portfolio and Multi-Managed Growth
                                     Portfolio)

MODERATE GROWTH STRATEGY             (which invests in Stock Portfolio, Asset Allocation:
                                     Diversified Growth Portfolio and Multi-Managed Moderate
                                     Growth Portfolio)

BALANCED GROWTH STRATEGY             (which invests in Stock Portfolio, Asset Allocation:
                                     Diversified Growth Portfolio and Multi-Managed Income/Equity
                                     Portfolio)

CONSERVATIVE GROWTH STRATEGY         (which invests in Stock Portfolio, Asset Allocation:
                                     Diversified Growth Portfolio and Multi-Managed Income
                                     Portfolio)

PREMIER PORTFOLIOS

The Premier Portfolios reflect the investment expertise of a single investment manager and offer a broad range of investment categories.

SELECT PORTFOLIOS

The Select Portfolios each have a distinct investment objective, utilizing a disciplined investing style to achieve its objective. Each Select Portfolio invests in an Underlying Fund of the Seasons Series Trust. Except for the Cash Management Variable Portfolio and the Real Return Variable Portfolio, each Select Portfolio is managed by multiple managers. One component of each Select Portfolio, with the exception of the Cash Management Variable Portfolio and the Real Return Variable Portfolio, invests in a passively managed component that tracks a particular target index or subset of an index. The passively managed component of each Select Portfolio is intended to balance some of the risks associated with an actively traded portfolio. Please see the Seasons Series Trust prospectus for additional information regarding the management of the Select Portfolios.

FOCUSED PORTFOLIOS

Each multi-managed Focused Portfolio offers you at least three different managers. Each manager advises a separate portion of the Focused Portfolio. Each manager actively selects a limited number of stocks that represent their best stock selections. This approach to investing results in a more concentrated portfolio, which will be less diversified than other Variable Portfolios, and may be subject to greater market risks.

MANAGED ALLOCATION PORTFOLIOS

Each Managed Allocation Portfolio has a different investment goal and is structured as a Fund-of-Funds, investing its assets in a combination of the Select Portfolios and the Focused Portfolios. A Fund-of-Funds generally offers investors an efficient means of diversification among a number of mutual funds while obtaining professional management in determining which funds to select, how much of their assets to commit to each fund, and when to make that selection.

Each Managed Allocation Portfolio is managed by Ibbotson Associates Advisors, LLC ("Ibbotson"). Ibbotson creates a target allocation annually for each Managed Allocation Portfolio. The target allocation will reflect the percentage in which a Managed Allocation Portfolio should invest in the Select and Focused Portfolios. Due to market movements, portfolio management decisions or cash flow consideration, Ibbotson may determine that a Managed Allocation Portfolio's investments in the Select and Focused Portfolios require adjustments in order to meet its target allocation. Generally, Ibbotson will manage the investments among the Select and Focused Portfolios for each Managed Allocation Portfolio to match its target allocation and to rebalance assets back to the target allocation, as it deems necessary.

This approach allows the Managed Allocation Portfolios to offer professional asset management on two levels: 1) the fund management of each underlying Select and Focused Portfolio; and 2) the overlay portfolio management provided by Ibbotson.

Each Managed Allocation Portfolio can invest in as many as all of the Select and Focused Portfolios. The four Managed Allocation Portfolios' objectives and investment strategies are:

--------------------------------------------------------------------------------
 MANAGED
 ALLOCATION
 PORTFOLIOS         OBJECTIVE           INVESTMENT STRATEGY
--------------------------------------------------------------------------------
 Allocation Growth  Long-term capital   Invests primarily in equity-based
                    appreciation        portfolios. Designed to provide higher
                                        growth potential, while maintaining risk
                                        at a reasonable level.
--------------------------------------------------------------------------------
 Allocation         Long-term capital   Focuses on equity investing to help
 Moderate Growth    appreciation        maximize growth potential, but also
                                        invests a portion of its assets in the
                                        bond market for income.
--------------------------------------------------------------------------------
 Allocation         Long-term capital   Combines equity investing with increased
 Moderate           appreciation and    exposure to fixed income investing.
                    moderate current    Designed for investors who want growth,
                    income              but who are also seeking a moderate
                                        level of income.
--------------------------------------------------------------------------------
 Allocation         Long-term capital   Offers the greatest exposure to fixed
 Balanced           appreciation and    income. Designed for investors who need
                    income              greater balance of growth potential and
                                        current income.
--------------------------------------------------------------------------------


If you invest in a Managed Allocation Portfolio, you pay the expenses of the Managed Allocation Portfolio and indirectly pay a proportionate share of the expenses of the Underlying Funds in which the Managed Allocation Portfolio invests. As a result, you will pay higher fees and expenses under the Fund-of-Funds structure than if you invested directly in each of the Underlying Funds held in the Fund-of-Funds structure.

SEASONS STRATEGIES

Each Seasons Strategy has a different investment objective and is a Variable Portfolio of the Separate Account that invests in three Underlying Funds of Seasons Series Trust. The allocation of money among these Underlying Funds varies depending on the objective of the Seasons Strategy. The Seasons Strategies are designed utilizing an asset allocation approach to meet your investment needs over time, considering factors such as your age, goals and risk tolerance. However, each Seasons Strategy is designed to achieve different levels of growth over time.

The three Underlying Funds in which a Seasons Strategy can invest are detailed in the pie chart on the following page. The Underlying Funds comprising the Seasons Strategies may only be purchased by the Seasons Strategies.

The Seasons Strategies use an investment approach based on asset allocation. This approach is achieved by each Seasons Strategy investing in distinct percentages in three specific Underlying Funds. In turn, the Underlying Funds invest in a combination of domestic and international stocks, bonds and cash. The goal for each Seasons Strategy is to have a specified asset mix of stocks, bonds and cash in accordance with the specified objective of the Seasons Strategy and relative to the Underlying Funds in which the Seasons Strategy invests. The stated target asset allocation percentages and the mix of Underlying Funds comprising each Seasons Strategy do not change for the life of the contract. Please see the Seasons Series Trust prospectus which describes in detail the Underlying Funds that comprise each Seasons Strategy.

SEASONS STRATEGY REBALANCING

Each quarter a rebalancing occurs among the Underlying Funds of the Season Strategies to realign each Seasons Strategy with its distinct percentage investment detailed below. This rebalancing is designed to help maintain the asset allocation mix for each Seasons Strategy. The pie charts on the following page demonstrate the asset allocation mix for each Seasons Strategy and the percentage allocation of each Underlying Fund in which the Seasons Strategy invests.

Before the end of each quarter (or as close to such date as is administratively practicable), your money will be allocated among the various Underlying Funds according to the percentages set forth on the next page. Additionally, within each Multi-Managed Portfolio, as identified below, your investment will be rebalanced among the various components. Rebalancing a Seasons Strategy may involve shifting a portion of assets out of Underlying Funds with higher returns into Underlying Funds with relatively lower returns.

                         GROWTH STRATEGY                                                MODERATE GROWTH STRATEGY

     GOAL:  Long-term growth of capital, allocating its assets           GOAL:  Growth of capital through investments in equities,
primarily to stocks. This Seasons Strategy may be best suited       with a secondary objective of conservation of principal by
for those with longer periods to invest.                            allocating more of its assets to bonds than the Growth Strategy.
                                                                    This Seasons Strategy may be best suited for those nearing
                    Target Asset Allocation:                        retirement years but still earning income.
         Stocks 80%          Bonds 15%          Cash 5%
                                                                                        Target Asset Allocation:
                     [GROWTH STRATEGY CHART]                                 Stocks 70%          Bonds 25%          Cash 5%
Stock Portfolio (T. Rowe Price) - 25%
Asset Allocation: Diversified Growth Portfolio (Putnam) - 25%                            [MODERATE GROWTH CHART]
Multi-Managed Growth Portfolio - 50%                                Stock Portfolio (T. Rowe Price) - 20%
  Fixed Income component (Wellington) - 10%                         Asset Allocation: Diversified Growth Portfolio (Putnam) - 25%
  Balanced component (Lord Abbett/PineBridge) - 10%                 Multi-Managed Moderate Growth Portfolio - 55%
  Small-cap Growth component (SAAMCo) - 10%                           Fixed Income component (Wellington) - 19.8%
  Growth component (Janus) - 20%                                      Balanced component (Lord Abbett/PineBridge) - 9.9%
                                                                      Small-cap Growth component (SAAMCo) - 9.9%
                                                                      Growth component (Janus) - 15.4%







                    BALANCED GROWTH STRATEGY                                          CONSERVATIVE GROWTH STRATEGY

     GOAL:  Focuses on conservation of principal by investing in         GOAL:  Capital preservation while maintaining some
a more balanced weighting of stocks and bonds, with a secondary     potential for growth over the long term. This Seasons Strategy
objective of seeking a high total return. This Seasons Strategy     may be best suited for those with lower investment risk
may be best suited for those approaching retirement and with        tolerance.
less tolerance for investment risk.
                                                                                        Target Asset Allocation:
                    Target Asset Allocation:                                 Stocks 42%          Bonds 53%          Cash 5%
         Stocks 55%          Bonds 40%          Cash 5%
                                                                                       [CONSERVATIVE GROWTH CHART]
                     [BALANCED GROWTH CHART]                        Stock Portfolio (T. Rowe Price) - 15%
Stock Portfolio (T. Rowe Price) - 20%                               Asset Allocation: Diversified Growth Portfolio (Putnam) - 25%
Asset Allocation: Diversified Growth Portfolio (Putnam) - 25%       Multi-Managed Income Portfolio - 60%
Multi-Managed Income/Equity Portfolio - 55%                           Fixed Income component (Wellington) - 45%
  Fixed Income component (Wellington) - 29.7%                         Balanced component (Lord Abbett/PineBridge) - 10.2%
  Balanced component (Lord Abbett/PineBridge) - 15.4%                 Growth component (Janus) - 4.8%
  Growth component (Janus) - 9.9%

STRATEGIC ALLOCATION PROGRAM

PROGRAM DESCRIPTION

The Strategic Allocation Program may be offered to you at no additional cost to assist in diversifying your investment across various asset classes. The Strategic Allocation Program allows you to choose from one of the four Strategic Allocations designed to assist in meeting your stated investment goals.

Each of the Strategic Allocations allocate 33% of your investment in a STRATEGIC MODEL and the remaining 67% in a MANAGED ALLOCATION PORTFOLIO to attempt to match a stated investment time horizon and risk tolerance (the "Primary Allocation"). Each Strategic Model is comprised of a combination of Variable Portfolios (the "Secondary Allocation"). Each Managed Allocation Portfolio is a Fund-of-Funds. The 33% of your investment allocated to the Strategic Model is considered "static" because the composition of the Strategic Model will not be changed by us and is not actively managed. However, the 67% of your investment allocated to the Managed Allocation Portfolio is considered "active" because each Managed Allocation Portfolio is an Underlying Fund that an investment adviser manages in order to maintain the investment objective of the Managed Allocation Portfolio. FOR MORE INFORMATION, PLEASE SEE MANAGED ALLOCATION PORTFOLIOS ABOVE.

ENROLLING AND INVESTING IN THE STRATEGIC ALLOCATION PROGRAM

You may enroll in the Strategic Allocation Program by selecting a Strategic Allocation on the contract application form. You and your financial representative should determine the Strategic Allocation most appropriate for you based on your financial needs, risk tolerance and investment time horizon. You may request to discontinue the use of a Strategic Allocation by sending a written request, calling our Annuity Service Center or logging onto our website.

You may also choose to invest gradually into a Strategic Allocation through the DCA program. PLEASE SEE THE DOLLAR COST AVERAGING PROGRAM BELOW.

You may only invest in one Strategic Allocation at a time and participation in the Strategic Allocation Program requires that you invest 100% of your initial Purchase Payment and subsequent Purchase Payment(s) in a Strategic Allocation. If you attempt to split your investment between one or more Strategic Allocations, your investment may no longer be consistent with the Strategic Allocations' intended objectives. Additionally, if you invest in any Variable Portfolios in addition to investing in a Strategic Allocation, such an investment may no longer be consistent with the Strategic Allocation's intended objectives. You can transfer 100% of your investment from one Strategic Allocation to a different Strategic Allocation at any time.

WITHDRAWALS

You may request withdrawals, as permitted by your contract, which will be taken proportionately from each of the Variable Portfolios in the Strategic Allocation unless otherwise indicated in your withdrawal instructions. If you choose to make a non-proportional withdrawal from the Variable Portfolios in the Strategic Allocation, your investment may no longer be consistent with the Strategic Allocation's intended objectives. Withdrawals may also be taxable and a 10% IRS penalty may apply if you are under age 59 1/2.

REBALANCING

You can elect to have your investment in the Strategic Allocations rebalanced quarterly, semi-annually or annually to maintain the target asset allocation among the Variable Portfolios of the Strategic Allocation you selected. If you make such an election to rebalance, both the Primary Allocation and the Secondary Allocation will be rebalanced to equal the 67%/33% split discussed above. The target allocations of the Underlying Funds of each Managed Allocation Portfolio are not rebalanced as part of the Strategic Allocation Program. PLEASE SEE MANAGED ALLOCATION PORTFOLIOS ABOVE. Over time, the Strategic Allocation may no longer align with its original investment objective due to the effects of Underlying Fund performance, changes in the Underlying Funds, and the ever-changing investment markets. Therefore, if you do not elect to have your investment in the Strategic Allocation rebalanced at least annually, then your investment may no longer be consistent with the Strategic Allocation's intended objectives. In addition, your investment needs may change.

If you elect certain optional living benefits, you will automatically be enrolled in the Automatic Asset Rebalancing Program and your contract will be rebalanced in accordance with the investment requirements of the living benefit. PLEASE SEE OPTIONAL LIVING BENEFITS BELOW.

IMPORTANT INFORMATION ABOUT THE STRATEGIC ALLOCATION PROGRAM

The Strategic Allocation Program is not intended as ongoing or personalized advice about investing in the Variable Portfolios. We do not provide investment advice regarding whether a Strategic Allocation should be selected or rebalanced or whether it remains appropriate for any individual to invest in accordance with any particular Strategic Allocation as your investment needs change.

The Strategic Allocation Program does not guarantee greater or more consistent returns. Future market and asset class performance may differ from the historical performance upon which the Strategic Allocations may have been built. Also, allocation to a single asset class may outperform a Strategic Allocation, so that you could have better investment returns investing in a single asset class than in a Strategic

Allocation. However, such a strategy may involve a greater degree of risk because of the concentration of similar securities in a single asset class. Further, there can be no assurance that any Variable Portfolio chosen for a particular Strategic Allocation will perform well or that its performance will closely reflect that of the asset class it is designed to represent.

The Strategic Allocations represent suggested allocations that are provided to you as general guidance. You should work with your financial representative in determining if one of the Strategic Allocations meets your financial needs, investment time horizon, and is consistent with your risk tolerance level. Information concerning the specific Strategic Allocations can be obtained from your financial representative.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE STRATEGIC ALLOCATION PROGRAM AT ANY TIME.

STRATEGIC ALLOCATIONS

----------------------------------------------------------------------------------------
                                                                 STRATEGIC
                                       STRATEGIC    STRATEGIC    ALLOCATION   STRATEGIC
                                       ALLOCATION   ALLOCATION    MODERATE    ALLOCATION
         VARIABLE PORTFOLIOS            BALANCED     MODERATE      GROWTH       GROWTH
----------------------------------------------------------------------------------------
 Allocation Balanced                     67.00%        0.00%        0.00%        0.00%
----------------------------------------------------------------------------------------
 Allocation Growth                        0.00%        0.00%        0.00%       67.00%
----------------------------------------------------------------------------------------
 Allocation Moderate                      0.00%       67.00%        0.00%        0.00%
----------------------------------------------------------------------------------------
 Allocation Moderate Growth               0.00%        0.00%       67.00%        0.00%
----------------------------------------------------------------------------------------
 American Funds Global Growth SAST        1.98%        2.31%        2.64%        4.29%
----------------------------------------------------------------------------------------
 American Funds Growth SAST               0.66%        0.99%        1.32%        1.98%
----------------------------------------------------------------------------------------
 American Funds Growth-Income SAST        1.32%        1.65%        1.98%        2.64%
----------------------------------------------------------------------------------------
 Fidelity VIP Contrafund(R)               0.99%        1.32%        1.98%        2.64%
----------------------------------------------------------------------------------------
 Fidelity VIP Equity-Income               2.64%        2.97%        3.30%        3.30%
----------------------------------------------------------------------------------------
 Fidelity VIP Investment Grade Bond      15.51%       10.56%        6.93%        1.32%
----------------------------------------------------------------------------------------
 Fidelity VIP Mid Cap                     3.96%        5.61%        6.27%        7.26%
----------------------------------------------------------------------------------------
 Fidelity VIP Overseas                    1.98%        2.64%        3.30%        4.29%
----------------------------------------------------------------------------------------
 T. Rowe Price Blue Chip Growth II        0.99%        1.32%        1.32%        1.65%
----------------------------------------------------------------------------------------
 T. Rowe Price Equity Income II           2.97%        3.63%        3.96%        4.29%
----------------------------------------------------------------------------------------
                               TOTAL    100.00%      100.00%      100.00%      100.00%
----------------------------------------------------------------------------------------


The Strategic Allocations and their respective investment allocations amongst the Variable Portfolios listed above are current as of the date of this prospectus. Once you invest in a Strategic Allocation, your investments are considered "static" because the Variable Portfolios and the percentages of your contract value allocated to each Variable Portfolio within the Strategic Allocation will not be changed by us. You should speak with your financial representative about how to keep the Variable Portfolio allocations in each Strategic Allocation in line with your investment goals.

SUBSTITUTION, ADDITION OR DELETION OF VARIABLE PORTFOLIOS

We may, subject to any applicable law, make certain changes to the Variable Portfolios offered in your contract. We may offer new Variable Portfolios or stop offering existing Variable Portfolios. New Variable Portfolios may be made available to existing contract owners and Variable Portfolios may be closed to new or subsequent Purchase Payments, transfers or allocations. In addition, we may also liquidate the shares of any Variable Portfolio, substitute the shares of one Underlying Fund held by a Variable Portfolio for another and/or merge Variable Portfolios or cooperate in a merger of Underlying Funds. To the extent required by the Investment Company Act of 1940, as amended, we may be required to obtain SEC approval or your approval.

FIXED ACCOUNTS

Your contract may offer Fixed Accounts for varying guarantee periods. A Fixed Account may be available for differing lengths of time (such as 1, 3, or 5 years). Each guarantee period may have different guaranteed interest rates.

We guarantee that the interest rate credited to amounts allocated to any Fixed Account guarantee periods will never be less than the guaranteed minimum interest rate specified in your contract. Once the rate is established, it will not change for the duration of the guarantee period. We determine which, if any, guarantee periods will be offered at any time in our sole discretion, unless state law requires us to do otherwise. Please check with your financial representative regarding the availability of Fixed Accounts.

There are three categories of interest rates for money allocated to the Fixed Accounts. The applicable rate is guaranteed until the corresponding guarantee period expires. With each category of interest rate, your money may be credited a different rate as follows:

     - Initial Rate: The rate credited to any portion of the initial Purchase Payment allocated to a Fixed Account.

     - Current Rate: The rate credited to any portion of a subsequent Purchase Payment allocated to a Fixed Account.

     - Renewal Rate: The rate credited to money transferred from a Fixed Account or a Variable Portfolio into a Fixed Account and to money remaining in a Fixed Account after expiration of a guarantee period.

When a guarantee period ends, you may leave your money in the same Fixed Account or you may reallocate your money to another Fixed Account, if available, or to the Variable Portfolios. If you do not want to leave your money in the same Fixed Account, you must contact us within 30 days after the end of the guarantee period and provide us with new allocation instructions. WE DO NOT CONTACT YOU. IF YOU DO NOT CONTACT US, YOUR MONEY WILL REMAIN IN THE SAME FIXED ACCOUNT WHERE IT WILL EARN INTEREST AT THE RENEWAL RATE THEN IN EFFECT FOR THAT FIXED ACCOUNT.

We reserve the right to defer payments for a withdrawal from a Fixed Account for up to six months. PLEASE SEE ACCESS TO YOUR MONEY BELOW.

If available, you may systematically transfer interest earned in available Fixed Accounts into any of the Variable Portfolios on certain periodic schedules offered by us. Systematic transfers may be started, changed or terminated at any time by contacting our Annuity Service Center. Check with your financial representative about the current availability of this service.

At any time we are crediting the minimum guaranteed interest rate specified in your contract, we reserve the right to restrict your ability to invest into the Fixed Accounts. All Fixed Accounts may not be available in your state. Please check with your financial representative regarding the availability of Fixed Accounts.

DOLLAR COST AVERAGING FIXED ACCOUNTS

You may invest initial and/or subsequent Purchase Payments in the dollar cost averaging ("DCA") Fixed Accounts, if available. The minimum Purchase Payment that you must invest for the 6-month DCA Fixed Account is $600, for the 12-month DCA Fixed Account ("1-Year DCA Fixed Account") is $1,200 and the 24-month DCA Fixed Account ("2-Year DCA Fixed Account") is $2,400. Purchase Payments less than these minimum amounts will automatically be allocated to available investment options according to your instructions or your current allocation instruction on file. The 6-month, 1-Year and 2-Year DCA Fixed Accounts may not be available in your state. Please check with your financial representative for availability.

Purchase Payments may not be invested in DCA Fixed Accounts if you elect the Seasons Rewards program.

DCA Fixed Accounts credit a fixed rate of interest and can only be elected to facilitate a DCA program. PLEASE SEE DOLLAR COST AVERAGING PROGRAM BELOW for more information. Interest is credited to amounts allocated to the DCA Fixed Accounts while your money is transferred to available investment options over certain specified time frames. The interest rates applicable to the DCA Fixed Accounts may differ from those applicable to any other Fixed Account but will never be less than the minimum guaranteed interest rate specified in your contract. However, when using a DCA Fixed Account, the annual interest rate is paid on a declining balance as you systematically transfer your money to available investment options. Therefore, the actual effective yield will be less than the stated annual crediting rate. We reserve the right to change the availability of DCA Fixed Accounts offered, unless state law requires us to do otherwise.

DOLLAR COST AVERAGING PROGRAM

The DCA program allows you to invest gradually in available investment options at no additional cost. Under the program, you systematically transfer a specified dollar amount or percentage of contract value from a Variable Portfolio, available Fixed Account or DCA Fixed Account ("source account") to any available investment options ("target account"). Fixed Accounts are not available as target accounts for the DCA program. Transfers occur on a monthly periodic schedule. The minimum transfer amount under the DCA program is $100 per transaction, regardless of the source account. Transfers resulting from your participation in the DCA program are not counted towards the number of free transfers per contract year.

We may also offer DCA Fixed Accounts as source accounts exclusively to facilitate the DCA program for a specified time period. The DCA Fixed Accounts only accept initial or subsequent Purchase Payments. You may not make a transfer from a Variable Portfolio or available Fixed Account into a DCA Fixed Account.


If you choose to allocate subsequent Purchase Payments to an active DCA program with an available Fixed Account serving as the source account, the rate applicable to that Fixed Account at the time we receive the subsequent Purchase Payment will apply. Further, we will begin transferring that subsequent Purchase Payment into your target account allocations on the same day of the month as the initial active DCA program. Therefore, you may not receive a full 30 days of interest prior to the first transfer to the target account(s).


You may terminate the DCA program at any time. If you terminate the DCA program and money remains in the DCA Fixed Account(s), we transfer the remaining money according to your current allocation instructions on file.

The DCA program is designed to lessen the impact of market fluctuations on your investment. However, the DCA program can neither guarantee a profit nor protect your investment against a loss. When you elect the DCA program, you are continuously investing in securities fluctuating at different price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

     EXAMPLE OF DCA PROGRAM:

     Assume that you want to move $750 each month from one Variable Portfolio to another Variable Portfolio over six months. You set up a DCA program and purchase Accumulation Units at the following values:

----------------------------------------------------------------
     MONTH        ACCUMULATION UNIT VALUE      UNITS PURCHASED
----------------------------------------------------------------

       1                  $ 7.50                     100
       2                  $ 5.00                     150
       3                  $10.00                      75
       4                  $ 7.50                     100
       5                  $ 5.00                     150
       6                  $ 7.50                     100
----------------------------------------------------------------


     You paid an average price of only $6.67 per Accumulation Unit over six months, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE DCA PROGRAM AT ANY
TIME.

TRANSFERS DURING THE ACCUMULATION PHASE

Subject to our rules, restrictions and policies described below, during the Accumulation Phase you may transfer funds between the Variable Portfolios and/or any available Fixed Accounts by telephone (800) 445-7862, through the Company's website (www.sunamerica.com), by U.S. Mail addressed to our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299 or by facsimile. All transfer instructions submitted via facsimile must be sent to (818) 615-1543; otherwise they will not be considered received by us. We may accept transfers by telephone or the Internet unless you tell us not to on your contract application. When receiving instructions over the telephone or the Internet, we have procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone or the Internet. If we fail to follow our procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We cannot guarantee that we will be able to accept telephone, fax and/or internet transfer instructions at all times. Any telephone, fax or computer system, whether it is yours, your broker-dealer's, or ours, can experience outages or delays for a variety of reasons and may prevent our processing of your transfer request. We reserve the right to modify, suspend or terminate telephone, fax and/or internet transfer privileges at any time. If telephone, fax and/or internet access is unavailable, you should make your transfer request in writing by U.S. Mail to our Annuity Service Center.

Any transfer request will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the transfer request is received after Market Close, the request will be priced as of the next NYSE business day.

Funds already in your contract cannot be transferred into the DCA Fixed
Accounts.

You must transfer at least $100 per transfer. If less than $100 remains in any Variable Portfolio or Fixed Account after a transfer, that amount must be transferred as well.

There is no charge for your first 15 transfers. We charge for transfers in excess of 15 in any contract year. The fee is $25 for each transfer exceeding this limit. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not counted towards the number of free transfers per contract year.

SHORT-TERM TRADING POLICIES

We do not want to issue this variable annuity contract to contract owners engaged in trading strategies that seek to benefit from short-term price fluctuations or price inefficiencies in the Variable Portfolios of this product ("Short-Term Trading") and we discourage Short-Term Trading as more fully described below. However, we cannot always anticipate if a potential contract owner intends to engage in Short-Term Trading. Short-Term Trading may create risks that may result in adverse effects on investment return of the Underlying Fund in which a Variable Portfolio invests. Such risks may include, but are not limited to: (1) interference with the management and planned investment strategies of an Underlying Fund; (2) dilution of the interests in the Underlying Fund due to practices such as "arbitrage"; and/or (3) increased brokerage and administrative costs due to forced and unplanned fund turnover. These circumstances may reduce the value of the Variable Portfolio. In addition to negatively impacting the Owner, a reduction in contract value may also be harmful to Annuitants and/or Beneficiaries.

We have adopted the following administrative procedures to discourage Short-Term Trading which are summarized below.

The first 15 transfers in a rolling 12-month look-back period ("12-Month Rolling Period") can be made by telephone, through the Company's website, or in writing by mail or by facsimile. The 15th transfer in a 12-Month Rolling Period triggers the U.S. Mail method of transfer. Therefore, once you make the 15th transfer in a 12-Month Rolling Period, all transfers must be submitted by United States Postal Service first-class mail ("U.S. Mail") for 12-months following the date of the 15th transfer ("Standard U.S. Mail Policy").

For example, if you made a transfer on August 16, 2011 and within the previous twelve months (from August 17, 2010 forward) you made 15 transfers including the August 16th transfer, then all transfers made for twelve months after August 16, 2011 must be submitted by U.S. Mail (from August 17, 2011 through August 16,
2012).

U.S. Mail includes any postal service delivery method that offers delivery no sooner than United States Postal Service first-class mail, as determined in the Company's sole discretion. We will not accept transfer requests sent by any other medium except U.S. Mail during this 12-month period. Transfer requests required to be submitted by U.S. Mail can only be cancelled by a written request sent by U.S. Mail with the appropriate paperwork received prior to the execution of the transfer.

All transfers made on the same day prior to Market Close are considered one transfer request for purposes of applying the Short-Term Trading policy and calculating the number of free transfers. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not included for the purposes of determining the number of transfers before applying the Standard U.S. Mail Policy.

We apply the Standard U.S. Mail Policy uniformly and consistently to all contract owners except for omnibus group contracts as described below.

We believe that the Standard U.S. Mail Policy is a sufficient deterrent to Short-Term Trading. However, we may become aware of transfer patterns among the Variable Portfolios and/or Fixed Accounts which appear to be Short-Term Trading or otherwise detrimental to the Variable Portfolios but have not yet triggered the limitations of the Standard U.S. Mail Policy described above. If such transfer activity comes to our attention, we may require you to adhere to our Standard U.S. Mail Policy prior to reaching the specified number of transfers ("Accelerated U.S. Mail Policy"). To the extent we become aware of Short-Term Trading activities which cannot be reasonably controlled solely by the Standard U.S. Mail Policy or the Accelerated U.S. Mail Policy, we reserve the right to evaluate, in our sole discretion, whether to: (1) impose further limits on the size, manner, number and/or frequency of transfers you can make; (2) impose minimum holding periods; (3) reject any Purchase Payment or transfer request;
(4) terminate your transfer privileges; and/or (5) request that you surrender your contract. We will notify you in writing if your transfer privileges are terminated. In addition, we reserve the right not to accept or otherwise restrict transfers from a third party acting for you and not to accept pre-authorized transfer forms.

Some of the factors we may consider when determining whether to accelerate the Standard U.S. Mail Policy, reject transfers or impose other conditions on transfer privileges include:

     (1) the number of transfers made in a defined period;

     (2) the dollar amount of the transfer;

     (3) the total assets of the Variable Portfolio involved in the transfer and/or transfer requests that represent a significant portion of the total assets of the Variable Portfolio;

     (4) the investment objectives and/or asset classes of the particular Variable Portfolio involved in your transfers;

     (5) whether the transfer appears to be part of a pattern of transfers to take advantage of short-term market fluctuations or market inefficiencies;

     (6) the history of transfer activity in the contract or in other contracts we may offer; and/or

     (7) other activity, as determined by us, that creates an appearance, real or perceived, of Short-Term Trading or the possibility of Short-Term Trading.


Notwithstanding the administrative procedures above, there are limitations on the effectiveness of these procedures. Our ability to detect and/or deter Short-Term Trading is limited by operational systems and technological limitations, as well as our ability to predict strategies employed by contract owners (or those acting on their behalf) to avoid detection. We cannot guarantee that we will detect and/or deter all Short-Term Trading and it is likely that some level of Short-Term Trading will occur before it is detected and steps are taken to deter it. To the extent that we are unable to detect and/or deter Short-Term Trading, the Variable Portfolios may be negatively impacted as described above. Additionally, the Variable Portfolios may be harmed by transfer activity related to other insurance companies and/or retirement plans or other investors that invest in shares of the Underlying Fund. Moreover, our ability to deter Short-Term Trading may be limited by decisions by state regulatory bodies and court orders which we cannot predict. You should be aware that the design of our administrative procedures involves inherently subjective decisions which we attempt to make in a fair and reasonable manner consistent with the interests of all Owners of this contract. We do not enter into agreements with contract owners whereby we permit or intentionally disregard Short-Term Trading.


The Standard and Accelerated U.S. Mail Policies are applied uniformly and consistently to contract owners utilizing third party trading services/strategies performing asset allocation services for a number of contract owners at the same time. You should be aware that such third party trading services may engage in transfer activities that can also be detrimental to the Variable Portfolios, including trading relatively large groups of contracts simultaneously. These transfer activities may not be intended to take advantage of short-term price fluctuations or price inefficiencies. However, such activities can create the same or similar risks as Short-Term Trading and negatively impact the Variable Portfolios as described above.

Omnibus group contracts may invest in the same Underlying Funds available in your contract but on an aggregate, not individual basis. Thus, we have limited ability to detect Short-Term Trading in omnibus group contracts and the Standard U.S. Mail Policy does not apply to these contracts.

Our inability to detect Short-Term Trading may negatively impact the Variable Portfolios as described above.

WE RESERVE THE RIGHT TO MODIFY THE POLICIES AND PROCEDURES DESCRIBED IN THIS SECTION AT ANY TIME. To the extent that we exercise this reservation of rights, we will do so uniformly and consistently unless we disclose otherwise.

UNDERLYING FUNDS' SHORT-TERM TRADING POLICIES

Please note that the Underlying Funds have their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. We reserve the right to enforce these Underlying Fund policies and procedures, including, but not limited to, the right to collect a redemption fee on shares of the Underlying Fund if imposed by such Fund's Board of Trustees/Directors. As of the date of this prospectus, none of the Underlying Funds impose a redemption fee. We also reserve the right to reject, with or without prior notice, any purchase, transfer or allocation into a Variable Portfolio if the corresponding Underlying Fund will not accept such purchase, transfer or allocation for any reason. The prospectuses for the Underlying Funds describe these procedures, which may be different among Underlying Funds and may be more or less restrictive than our policies and procedures.

Under rules adopted by the Securities and Exchange Commission, we also have written agreements with the Underlying Funds that obligate us to, among other things, provide the Underlying Funds promptly upon request certain information about you (e.g., your social security number) and your trading activity. In addition, we are obligated to execute instructions from the Underlying Funds to restrict or prohibit further purchases or transfers in an Underlying Fund under certain circumstances.

Many investments in the Underlying Funds outside of these contracts are omnibus orders from intermediaries such as other separate accounts or retirement plans. If an Underlying Fund's policies and procedures fail to successfully detect and discourage Short-Term trading, there may be a negative impact to the owners of the Underlying Fund. If an Underlying Fund believes that an omnibus order we submit may reflect transfer requests from owners engaged in Short-Term Trading, the Underlying Fund may reject the entire omnibus order and delay or prevent us from implementing your transfer request.

TRANSFERS DURING THE INCOME PHASE

During the Income Phase, only one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase. Transfers will be effected for the last NYSE business day of the month in which we receive your request for the transfer.

AUTOMATIC ASSET REBALANCING PROGRAM

Market fluctuations may cause the percentage of your investment in the Variable Portfolios to differ from your original allocations. Under the Automatic Asset Rebalancing Program, you may elect to have your investments in the Variable Portfolios and/or Fixed Accounts, if applicable, periodically rebalanced to return your allocations to the percentages given at your last instructions for no additional charge. If you make a transfer, you must provide updated rebalancing instructions. If you do not provide new rebalancing instructions at the time you make such transfer, we will change your ongoing rebalancing instructions to reflect the percentage allocations among the new Variable Portfolios and/or Fixed Accounts, if applicable, resulting from your transfer which will replace any previous rebalancing instructions you may have provided ("Default Rebalancing Instructions"). You may change any applicable Default Rebalancing Instructions at any time by contacting the Annuity Service Center.

Automatic Asset Rebalancing typically involves shifting a portion of your money out of investment options which had higher returns into investment options which had lower returns. At your request, rebalancing occurs on a quarterly, semiannual or annual basis. Transfers resulting from your participation in this program are not counted against the number of free transfers per contract year. If you elect an optional living benefit with investment requirements, we will automatically enroll you in the Automatic Asset Rebalancing Program with quarterly rebalancing. PLEASE SEE OPTIONAL LIVING BENEFITS BELOW.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE AUTOMATIC ASSET REBALANCING PROGRAM AT ANY TIME.

RETURN PLUS PROGRAM

The Return Plus program, available only if we are offering multi-year Fixed Accounts and available for no additional charge, allocates your investment strategically between the Fixed Accounts and Variable Portfolios. You decide how much you want to invest and approximately when you want a return of Purchase Payments. We calculate how much of your Purchase Payment to allocate to the particular Fixed Account to ensure that it grows to an amount equal to your total Purchase Payment invested under this program. We invest the rest of your Purchase Payment in the Variable Portfolio(s) according to your allocation instructions.

     EXAMPLE OF RETURN PLUS PROGRAM:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to a multi-year Fixed Account. You want the amount allocated to the multi-year Fixed Account to grow to $100,000 in 3 years. If the 3-year Fixed Account is offering a 4% interest rate, Return Plus will allocate $88,900 to the 3-year Fixed Account to ensure that this amount will grow to $100,000 at the end of the 3-year period. The remaining $11,100 may be allocated among the Variable Portfolios according to your allocation instructions.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE RETURN PLUS PROGRAM AT ANY TIME.

VOTING RIGHTS

The Company is the legal owner of the Trusts' shares. However, when an Underlying Fund solicits proxies in conjunction with a shareholder vote, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. This includes any shares we own on our own behalf. Should we determine that we are no longer required to vote in the manner described above, we will vote the shares in our own right.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                              ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You can access money in your contract by making a systematic, partial, or total withdrawal, and/or by receiving annuity income payments during the Income Phase. PLEASE SEE ANNUITY INCOME OPTIONS BELOW. Any request for withdrawal will be priced as of the day it is received by us in Good Order at the Annuity Service Center, if the request is received before Market Close. If the request for withdrawal is received after Market Close, the request will be priced as of the next business day.

We deduct a withdrawal charge applicable to any partial or total withdrawal made before the end of the withdrawal charge period.

If you have elected an optional living benefit, you should consider the impact of your withdrawals on the benefit. PLEASE SEE OPTIONAL LIVING BENEFITS BELOW.

FREE WITHDRAWAL AMOUNT

Your contract provides for a free withdrawal amount each year. A free withdrawal amount, as defined below, is the portion of your contract that we allow you to take out each year without being charged a withdrawal charge at the time of the withdrawal if it is taken during the withdrawal charge period. The free withdrawal amount does not reduce the basis used to calculate future annual free withdrawals and withdrawal charges. As a result, if you surrender your contract in the future while withdrawal charges are still applicable, you will not receive the benefit of any previous free withdrawals upon a full surrender for the purpose of calculating the withdrawal charge.

Withdrawals of Purchase Payments made prior to the end of the withdrawal charge schedule that are in excess of your free withdrawal amount will result in a withdrawal charge. Before purchasing this contract, you should consider the effect of withdrawal charges on your investment if you need to withdraw more money than the annual free withdrawal amount during the withdrawal charge period. You should fully discuss this decision with your financial representative.

To determine your free withdrawal amount and your withdrawal charge, we refer to two special terms: "penalty-free earnings" and "total invested amount."

Penalty-free earnings are equal to your contract value less your total invested amount and may be withdrawn free of a withdrawal charge at any time, including upon a full surrender of your contract. Purchase Payments that are no longer subject to a withdrawal charge and not previously withdrawn may also be withdrawn free of a withdrawal charge at any time. The total invested amount is the sum of all Purchase Payments less portions of prior withdrawals that reduce your total invested amount as follows:

     - Free withdrawals in any year that were in excess of your penalty-free earnings and were based on the portion of the total invested amount that was no longer subject to withdrawal charges at the time of the withdrawal; and

     - Any prior withdrawals (including withdrawal charges applicable to those withdrawals) of the total invested amount on which you already paid a withdrawal charge.

When you make a withdrawal, we deduct it from penalty-free earnings first, any remaining penalty-free withdrawal amount, and then from the total invested amount on a first-in, first-out basis. This means that you can also access your Purchase Payments, which are no longer subject to a withdrawal charge before those Purchase Payments, which are still subject to the withdrawal charge.

If you elect an optional living benefit that offers Maximum Annual Withdrawal Amounts, during the first contract year, your free withdrawal amount is the greatest of:

     (1) your penalty-free earnings; or

     (2) if you are participating in the Systematic Withdrawal program, a total of 10% of your total invested amount; or

     (3) the Maximum Annual Withdrawal Amount allowed under the living benefit you elected.

If you elect an optional living benefit that offers Maximum Annual Withdrawal Amounts, after the first contract year, your free withdrawal amount is the greatest of (1), (2) or (3) plus any portion of your total invested amount no longer subject to a withdrawal charge:

     (1) your penalty-free earnings; or

     (2) 10% of the portion of your total invested amount that has been in your contract for at least one year and still subject to a withdrawal charge; or

     (3) the Maximum Annual Withdrawal Amount allowed under the living benefit you elected.

If you do not elect an optional living benefit that offers Maximum Annual Withdrawal Amounts, the provisions below describe your free withdrawal amount.

During the first contract year, your free withdrawal amount is the greater of:

     (1) your penalty-free earnings; or

     (2) if you are participating in the Systematic Withdrawal program, a total of 10% of your total invested amount; or

After the first contract year, your free withdrawal amount is the greater of (1) or (2) plus any portion of your total invested amount no longer subject to a withdrawal charge:

     (1) your penalty-free earnings; or

     (2) 10% of the portion of your total invested amount that has been in your contract for at least one year and still subject to a withdrawal charge.

Amounts withdrawn free of a withdrawal charge under the 10% provision do not reduce the amount you invested for purposes of calculating the withdrawal charge and penalty-free earnings. As a result, if you surrender your contract in the future and withdrawal charges are still applicable, any previous free withdrawals under the 10% provision would then be subject to applicable withdrawal charges. We calculate charges upon surrender of the contract on the day after we receive your request and your contract. We return to you your contract value less any applicable fees and charges.

If you participate in the Seasons Rewards program, you will not receive any deferred Payment Enhancement if you fully withdraw a Purchase Payment or if you surrender your contract prior to the corresponding Deferred Payment Enhancement Date.

Although we do not assess a withdrawal charge when you take a 10% free withdrawal of the total invested amount we will proportionally reduce the amount of any corresponding Deferred Payment Enhancement. PLEASE SEE SEASONS REWARDS PROGRAM ABOVE.

The withdrawal charge percentage is determined by the number of years the Purchase Payment has been in the contract at the time of the withdrawal. PLEASE SEE EXPENSES BELOW. For the purpose of calculating the withdrawal charge if you are surrendering your contract, any prior free withdrawal amount in the current contract year is not subtracted from the total Purchase Payments still subject to withdrawal charges.

For example, you make an initial Purchase Payment of $100,000. For purposes of this example we will assume a 0% growth rate over the life of the contract, no subsequent Purchase Payments and no election of optional features. In contract year 2, you take out your maximum free withdrawal of $10,000. After that free withdrawal your contract value is $90,000. In the 3rd contract year, you request a total withdrawal of your contract. We will apply the following calculation:

A-(B x C)=D, where:
    A=Your contract value at the time of your request for withdrawal ($90,000) B=The amount of your Purchase Payments still subject to withdrawal charge
      ($100,000)
    C=The withdrawal charge percentage applicable to the age of each Purchase
      Payment (assuming 6% is the applicable percentage) [B x C=$6,000]
    D=Your full contract value ($84,000) available for total withdrawal

If you surrender your contract, we may also deduct any premium taxes, if applicable. PLEASE SEE EXPENSES BELOW.

Under most circumstances, the minimum amount you can withdraw is $1,000. We require that the value left in any Variable Portfolio or available Fixed Account be at least $100, after the withdrawal and your total contract value must be at least $500. The request for withdrawal must be in writing and sent to the Annuity Service Center. For withdrawals of $500,000 and more, a signature guarantee is generally required at the time of your request. Unless you provide us with different instructions, partial withdrawals will be made proportionately from each Variable Portfolio and the Fixed Account in which you are invested. In the event that a proportionate partial withdrawal would cause the value of any Variable Portfolio or Fixed Account investment to be less than $100, we will contact you to obtain alternate instructions on how to structure the withdrawal.

Withdrawals made prior to age 59 1/2 may result in a 10% IRS penalty tax. PLEASE SEE TAXES BELOW. Under certain Qualified plans, access to the money in your contract may be restricted.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Variable Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners; (5) we are on notice that this contract is the subject of a court proceeding, an arbitration, a regulatory matter or other legal action.

Additionally, we reserve the right to defer payments for a withdrawal from a Fixed Account for up to six months.

SYSTEMATIC WITHDRAWAL PROGRAM

During the Accumulation Phase, you may elect to receive periodic withdrawals under the Systematic Withdrawal program for no additional charge. Under the program, you may choose to take monthly, quarterly, semi-annual or annual payments from your contract. Electronic transfer of these withdrawals to your bank account is also available. The minimum amount of each withdrawal is $100. There must be at least $500 remaining in your contract at all times, or withdrawals may be discontinued. Withdrawals may be taxable and a 10% federal penalty tax may apply if you are under age 59 1/2. A withdrawal charge may apply if the amount of the periodic withdrawals in any year exceeds the free withdrawal amount permitted each year. PLEASE SEE ACCESS TO YOUR MONEY ABOVE AND SEE EXPENSES BELOW.

Please contact our Annuity Service Center which can provide the necessary enrollment forms.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SYSTEMATIC WITHDRAWAL PROGRAM AT ANY TIME.


NURSING HOME WAIVER

If you are confined to a nursing home for 60 days or longer, we may waive the withdrawal charge on certain withdrawals prior to the Annuity Date. The waiver applies only to withdrawals made during the confinement period while you are in a nursing home or within 90 days after you leave the nursing home. You cannot use this waiver during the first 90 days after your contract is issued. In addition, the confinement period for which you seek the waiver must begin after you purchase your contract. We will only waive the withdrawal charges on withdrawals or surrenders paid directly to the contract owner, and not to a third party or other financial services company.

In order to use this waiver, you must submit with your withdrawal request to the Annuity Service Center, the following documents: (1) a doctor's note recommending admittance to a nursing home; (2) an admittance form which shows the type of facility you entered; and (3) a bill from the nursing home which shows that you met the 60-day confinement requirement.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract value is less than $500 as a result of withdrawals; and (2) you have not made any Purchase Payments during the past three years. We will provide you with sixty days written notice that your contract is being terminated. At the end of the notice period, we will distribute the contract's remaining value to you.

QUALIFIED CONTRACT OWNERS

Certain Qualified plans restrict and/or prohibit your ability to withdraw money from your contract. PLEASE SEE TAXES BELOW for a more detailed explanation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            OPTIONAL LIVING BENEFITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

None of the living benefits described below are currently available for election.

MARKETLOCK INCOME PLUS AND MARKETLOCK FOR LIFE PLUS

The MarketLock Income Plus living benefit may vary depending on when you purchased your contract, please see details below. The MarketLock For Life Plus living benefit may vary depending on the option you elected when you purchased your contract, please see details below.

MarketLock Income Plus and MarketLock For Life Plus are optional guaranteed minimum withdrawal features, available for an additional fee. The features are designed to help you create a guaranteed income stream that may last as long as you live, or as long as you or your spouse live, even if the entire value of your contract has been reduced to zero, provided withdrawals taken are within the parameters of the feature elected. These features may offer protection in the event your contract value declines due to unfavorable investment performance, certain withdrawal activity, if you live longer than expected or any combination of these factors. You may not need to rely on the feature as its value is dependent on your contract's performance, your withdrawal activity and your longevity.

MarketLock Income Plus and MarketLock For Life Plus offer guaranteed lifetime income plus the opportunity to lock in the greater of investment gains or an annual Income Credit (previously referred to as "Bonus").

These features may not be appropriate if you plan to make ongoing Purchase Payments, such as with contributory IRA's or other tax-qualified plans. The features guarantee that only certain Purchase Payments received during the contract's first five years are included in the Income Base (previously referred to as "Benefit Base").

Please remember that all withdrawals, including withdrawals taken under these features, reduce your contract value and your death benefit and may reduce other benefits under the contract. In addition, withdrawals under these features will reduce the free withdrawal amount and may be subject to applicable withdrawal charges if withdrawals taken are in excess of the Maximum Annual Withdrawal Amount, as defined below. The sum of withdrawals in any contract year up to the Maximum Annual Withdrawal Amount will not be assessed a withdrawal charge.

In addition, any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the features are treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you must take required minimum distributions and want to ensure that these withdrawals are not considered Excess

Withdrawals, as defined below, your distributions must be set up on the automated monthly minimum distribution withdrawal program administered by our Annuity Service Center. In addition, if you have a Qualified contract, tax law and the terms of the plan may restrict withdrawal amounts.

These optional Living Benefits are designed for individuals and spouses. Thus, if a contract is owned by non-spousal joint Owners, Domestic Partners or Same-Sex Spouses who jointly own a contract and either Owner dies, the surviving Owner must make an election in accordance with the death benefit provisions of the contract in compliance with the IRC, which terminates the Living Benefit. PLEASE SEE DEATH BENEFITS BELOW. Accordingly, the surviving Owner may not receive the full benefit of the Living Benefit.

You may have elected MarketLock Income Plus or any of the MarketLock For Life Plus options and you may have chosen to have the feature cover only your life or the lives of both you and your spouse. We refer to the person or persons whose lifetime withdrawals are guaranteed under the features as the "Covered Person(s)." If the contract is not owned by a natural person, references to Owner(s) apply to the Annuitant(s). To elect one of these features, Covered Persons must have met the age requirement. The age requirement varies depending on the type of contract you purchased, when the contract was issued(1) and the number of Covered Persons. The tables below provide the age requirements for the features.

IF YOU ELECTED ONE COVERED PERSON(1):

------------------------------------------------------------------------------------
                                                        COVERED PERSON
                                           -----------------------------------------
                                                 MINIMUM               MAXIMUM
                                                   AGE                 AGE(2)
------------------------------------------------------------------------------------
                One Owner                          45                    80
------------------------------------------------------------------------------------
              Joint Owners
   (based on the age of the older Owner)           45                    80
------------------------------------------------------------------------------------


IF YOU ELECTED TWO COVERED PERSONS(1):


----------------------------------------------------------------------------------------
                              COVERED PERSON #1                 COVERED PERSON #2
                       -----------------------------------------------------------------
                          MINIMUM          MAXIMUM          MINIMUM          MAXIMUM
                            AGE             AGE(2)            AGE             AGE(2)
----------------------------------------------------------------------------------------
    NON-QUALIFIED:
     Joint Owners            45               80               45               85
----------------------------------------------------------------------------------------
    NON-QUALIFIED:
    One Owner with
       Spousal               45               80               45             N/A(3)
     Beneficiary
----------------------------------------------------------------------------------------
      QUALIFIED:
    One Owner with
       Spousal               45               80               45             N/A(3)
     Beneficiary
----------------------------------------------------------------------------------------


(1) If you elected MarketLock For Life Plus +6% and you purchased your contract prior to November 19, 2007, references to age 45 above are replaced with age 50 and references to age 80 above are replaced with age 75. References to age 85 remain unchanged.

(2) The age requirements for optional death benefits and other optional features may be different than those listed here. You must meet the age requirement for those features in order to elect them.

(3) The age requirement is based solely on the single owner for purposes of issuing the contract with the feature. The spousal beneficiary's age is not considered in determining the maximum issue age of the second Covered Person.

How do MarketLock Income Plus and MarketLock For Life Plus work?

MarketLock Income Plus and MarketLock For Life Plus lock-in the greater of two values in determining the Income Base. The Income Base determines the basis of the Covered Person(s)' guaranteed lifetime benefit which may be taken in a series of withdrawals. Each consecutive one-year period starting from the Effective Date is considered a Benefit Year. A new Income Base is automatically locked in on each Benefit Year anniversary during the Income Base Evaluation Period (initially, the first 5 years if you elected MarketLock Income Plus, the first 5 years if you elected MarketLock For Life Plus on or after May 1, 2009 or the first 10 years if you elected MarketLock For Life Plus prior to May 1, 2009) following the Effective Date based on the greater of (1) the highest Anniversary Value, or (2) the Income Base increased by any available Income Credit, as defined below.

You may elect to extend the Income Base Evaluation Period and the Income Credit Period for additional periods. Please see "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD AND INCOME CREDIT PERIOD?" below.

Is there an additional guarantee if I delay taking withdrawals?

Yes, depending on which feature you elect and when you elected the feature, there is an additional guarantee if you delay taking withdrawals.

If you elected MarketLock Income Plus or MarketLock For Life Plus on or after May 1, 2009 and you do not take any withdrawals before the 12th Benefit Year anniversary following the Effective Date, the Income Base will be increased to equal at least 200% of your first Benefit Year's Eligible Purchase Payments ("Minimum Income Base"). You do not need to elect extensions of the Income Base Evaluation Period in order to be eligible to receive the Minimum Income Base.

If you elected MarketLock Income Plus or MarketLock For Life Plus +7% prior to May 1, 2009 and you do not take any withdrawals before the 10th Benefit Year anniversary following the Effective Date, the Income Base will be increased to equal at least 200% or your first Benefit Year's Eligible Purchase Payments ("Minimum Income Base"). You do not need to elect extensions of the Income Base Evaluation Period in order to be eligible to receive the Minimum Income Base.

What determines the maximum amount of withdrawals I can withdraw each year?

The Maximum Annual Withdrawal Percentage represents the percentage of your Income Base used to calculate the Maximum Annual Withdrawal Amount that you may withdraw each year without reducing the Income Base and the Income Credit Base, if applicable. The Maximum Annual Withdrawal Percentage is determined by the age of the Covered Person(s) at the time of the first withdrawal as shown in the tables below and varies depending on the feature you elected and when your contract was issued.

ONE COVERED PERSON -- MARKETLOCK INCOME PLUS (CONTRACTS ISSUED ON OR AFTER
5/1/09)

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:

------------------------------------------------------------------------
      AGE OF THE COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
         Prior to 65th birthday                  4% of Income Base
------------------------------------------------------------------------
        On or after 65th birthday                5% of Income Base
------------------------------------------------------------------------


TWO COVERED PERSONS -- MARKETLOCK INCOME PLUS (CONTRACTS ISSUED ON OR AFTER 5/1/09)

If the feature is elected to cover two lives, the following is applicable:

------------------------------------------------------------------------
  AGE OF THE YOUNGER COVERED PERSON OR
       SURVIVING COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
         Prior to 65th birthday                  4% of Income Base
------------------------------------------------------------------------
        On or after 65th birthday              4.75% of Income Base
------------------------------------------------------------------------


ONE OR TWO COVERED PERSONS -- MARKETLOCK INCOME PLUS (CONTRACTS ISSUED BETWEEN 5/1/08 AND 4/30/09)

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner. If there are two Covered Persons, the age at the time of the first withdrawal is based on the age of the younger of the two Covered Persons.

------------------------------------------------------------------------
      AGE OF THE COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
         Prior to 62nd birthday                  4% of Income Base
------------------------------------------------------------------------
        On or after 62nd birthday                5% of Income Base
------------------------------------------------------------------------


ONE COVERED PERSON -- MARKETLOCK FOR LIFE PLUS (CONTRACTS ISSUED ON OR AFTER 5/1/09)

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:

------------------------------------------------------------------------
      AGE OF THE COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
    At least age 45 but prior to 65th
                 birthday                        4% of Income Base
------------------------------------------------------------------------
    At least age 65 but prior to 76th
                 birthday                        5% of Income Base
------------------------------------------------------------------------
        On or after 76th birthday                6% of Income Base
------------------------------------------------------------------------


TWO COVERED PERSONS -- MARKETLOCK FOR LIFE PLUS (CONTRACTS ISSUED ON OR AFTER 5/1/09)

If the feature is elected to cover two lives, the following is applicable:

------------------------------------------------------------------------
  AGE OF THE YOUNGER COVERED PERSON AT            MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
    At least age 45 but prior to 65th
                 birthday                        4% of Income Base
------------------------------------------------------------------------
    At least age 65 but prior to 76th
                 birthday                      4.75% of Income Base
------------------------------------------------------------------------
         On or after 76th birthday             5.75% of Income Base
------------------------------------------------------------------------


ONE OR TWO COVERED PERSONS -- MARKETLOCK FOR LIFE PLUS (CONTRACTS ISSUED BETWEEN 7/30/07 AND 4/30/08)

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner. If there are two Covered Persons, the age at the time of the first withdrawal is based on the age of the younger of the two Covered Persons.

------------------------------------------------------------------------
      AGE OF THE COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
       Prior to the 60th birthday                4% of Income Base
------------------------------------------------------------------------
  At least age 60 but prior to the 76th
                 birthday                        5% of Income Base
------------------------------------------------------------------------
      On or after the 76th birthday              6% of Income Base
------------------------------------------------------------------------


ONE OR TWO COVERED PERSONS -- MARKETLOCK FOR LIFE PLUS (CONTRACTS ISSUED PRIOR TO 7/30/07)

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner. If there are two Covered Persons, the age at the time of the first withdrawal is based on the age of the younger of the two Covered Persons.

------------------------------------------------------------------------
      AGE OF THE COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
------------------------------------------------------------------------
       Prior to the 65th birthday                4% of Income Base
------------------------------------------------------------------------
  At least age 65 but prior to the 76th
                 birthday                        5% of Income Base
------------------------------------------------------------------------
      On or after the 76th birthday              6% of Income Base
------------------------------------------------------------------------

As the original owner, or Continuing Spouse (with a joint life feature) electing to treat the annuity contract as their own, of a Qualified plan under this annuity contract, if you are taking required minimum distributions ("RMD") from this contract, and the amount of the RMD (based only on this contract and using the uniform lifetime table) is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year, no portion of the RMD will be treated as an Excess Withdrawal (defined below). Any portion of a withdrawal in a Benefit Year that is more than the greater of both the Maximum Annual Withdrawal Amount and the RMD amount (as clarified above) will be considered an Excess Withdrawal. If you must take RMD from this contract and want to ensure that these withdrawals are not considered Excess Withdrawals under the feature, your distributions must be set up on the Systematic Withdrawal Program administered by our Annuity Service Center. If you are purchasing this contract by transferring from another IRA and plan to immediately utilize this feature to satisfy RMD, you should take the current year required withdrawal prior to moving your money to this contract since we can only provide one RMD withdrawal per contract year (which may cross over two tax years). Further, if the RMD basis for this tax year was calculated by the investment company from which you are transferring your investment and it is greater than the amount transferred to this contract, we cannot systematically calculate and support the RMD basis. Therefore, you should take the RMD before transferring your investment. Please see "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK INCOME PLUS AND MARKETLOCK FOR LIFE PLUS?" below.

Are there investment requirements if I elect MarketLock Income Plus or MarketLock For Life Plus?

Yes, as long as you have not elected to cancel the feature, you must comply with investment requirements by allocating your investments as outlined below. You may also use a DCA Fixed Account to comply with investment requirements by setting up your DCA target allocations in accordance with the investment requirements outlined below. The DCA Fixed Accounts are not available if you elect the Seasons Rewards Program.

MARKETLOCK INCOME PLUS AND MARKETLOCK FOR LIFE PLUS +7% OPTION

Allocate 100% of your investments to one of the following:

     - Cash Management Variable Portfolio

     - Managed Allocation Balanced Variable Portfolio

     - Managed Allocation Moderate Variable Portfolio

     - Managed Allocation Moderate Growth Variable Portfolio

     - Strategic Allocation Moderate Growth

     - Strategic Allocation Moderate

     - Strategic Allocation Balanced

     - 6-month, 1-year or 2-year DCA Fixed Accounts, if available

MARKETLOCK FOR LIFE PLUS (CONTRACTS ISSUED ON OR AFTER 5/1/09) AND MARKETLOCK FOR LIFE PLUS +6% OPTION (CONTRACTS ISSUED PRIOR TO 5/1/09)

     (1) Allocate 100% of your investments to one of the following:

          - Cash Management Variable Portfolio

          - Managed Allocation Balanced Variable Portfolio

          - Managed Allocation Moderate Variable Portfolio

          - Managed Allocation Moderate Growth Variable Portfolio

          - Strategic Allocation Moderate Growth

          - Strategic Allocation Moderate

          - Strategic Allocation Balanced

          - 6-month, 1-year or 2-year DCA Fixed Accounts, if available

     (2) Allocate your investments in accordance with the requirements outlined in the table below:

------------------------------------------------------------------------------------
     INVESTMENT            INVESTMENT                  VARIABLE PORTFOLIOS
        GROUP              REQUIREMENT                AND/OR FIXED ACCOUNTS
------------------------------------------------------------------------------------
 A. Non Restricted         Minimum 0%       PREMIER PORTFOLIOS
                          Maximum 100%        Fidelity VIP Investment Grade Bond
                                            SEASONS STRATEGIES
                                              Growth Strategy
                                              Moderate Growth Strategy
                                              Balanced Growth Strategy
                                              Conservative Growth Strategy
                                            SELECT PORTFOLIOS
                                              Diversified Fixed Income Portfolio
                                              Real Return Portfolio
                                              Cash Management Portfolio
                                            MANAGED ALLOCATION PORTFOLIOS
                                              Allocation Moderate Growth Portfolio
                                              Allocation Moderate Portfolio
                                              Allocation Balanced Portfolio

                                            DCA FIXED ACCOUNTS (if available)
                                              6-Month DCA
                                              1-Year DCA
                                              2-Year DCA

                                            FIXED ACCOUNTS
                                              1-Year Fixed (if available)
------------------------------------------------------------------------------------
 B. Equity Maximum         Minimum 0%       PREMIER PORTFOLIOS
                           Maximum 15%        American Funds Growth SAST
                                              American Funds Global Growth SAST
                                              American Funds Growth-Income SAST
                                              Fidelity VIP Overseas
                                              Fidelity VIP Contrafund(R)
                                              Fidelity VIP Mid Cap
                                              Fidelity VIP Equity-Income
                                              T. Rowe Price Blue Chip Growth II
                                              T. Rowe Price Equity Income II
                                            SELECT PORTFOLIOS
                                              Large Cap Growth Portfolio
                                              Large Cap Value Portfolio
                                              Mid Cap Growth Portfolio
                                              Mid Cap Value Portfolio
                                              Small Cap Portfolio
                                              International Equity Portfolio
                                            FOCUSED PORTFOLIOS
                                              Focus Growth Portfolio
                                              Focus Value Portfolio
------------------------------------------------------------------------------------
 C. Fully                 No Investment     MANAGED ALLOCATION PORTFOLIOS
    Restricted               Allowed          Allocation Growth Portfolio
------------------------------------------------------------------------------------

If we offer additional allocations that comply with investment requirements in the future we will give you the opportunity to allocate your investments accordingly.

Your allocation instructions accompanying any Purchase Payment as well as target allocations if you invest in a DCA Fixed Account must comply with the investment requirements, described above, in order for your subsequent Purchase Payment(s) to be considered in Good Order. We will automatically enroll you in the Automatic Asset Rebalancing Program with quarterly rebalancing. We require quarterly rebalancing because market performance and transfer and withdrawal activity may result in your contract's allocations going outside these restrictions. Quarterly rebalancing will ensure that your allocations will continue to comply with the investment requirements for this feature. In addition to quarterly rebalancing, we will initiate rebalancing in accordance with your most current and compliant Automatic Asset Rebalancing instructions on file, after any of the following transactions:

     - any transfer or reallocation you initiate; or

     - any withdrawal you initiate.

Automatic transfers and/or systematic withdrawals will not result in rebalancing. If you make a transfer, you must provide updated rebalancing instructions. If you do not provide new rebalancing instructions at the time you make a transfer, we will change your ongoing rebalancing instructions to reflect the percentage allocations among the new Variable Portfolios resulting from your transfer and/or 1-year Fixed Account, if available ("Default Rebalancing Instructions"). If at any point, for any reason, your rebalancing instructions would result in allocations inconsistent with the investment requirements listed above, we will revert to the last compliant instructions on file. You can modify your rebalancing instructions, as long as they are consistent with the investment requirements, at any time by calling the Annuity Service Center.

We reserve the right to change the investment requirements at any time for prospectively issued contracts. We may also revise the investment requirements for any existing contract to the extent that Variable Portfolios and/or Fixed Accounts are added, deleted, substituted, merged or otherwise reorganized. We will notify you of any changes to the investment requirements due to deletions, substitutions, mergers or reorganizations promptly.

How are the components for MarketLock Income Plus and MarketLock For Life Plus calculated?

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include:

     1. 100% of Purchase Payments received during the first contract year; and

     2. Purchase Payments received in each of contract years 2-5, capped in each year at an amount equal to 100% of the Purchase Payments received in year 1. This means that if you made a $100,000 Purchase Payment in year 1, Eligible Purchase Payments will include additional Purchase Payments of up to $100,000 contributed in each of contract years 2-5 for a grand total maximum of $500,000 of Eligible Purchase Payments.

Any Purchase Payments made in contract years 2-5 in excess of the annual cap amount as well as all Purchase Payments received after the 5th contract year are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any Payment Enhancements, if applicable, and/or spousal continuation contributions, if applicable; however, Payment Enhancements, if applicable, and/or spousal continuation contributions, if applicable are included in the calculation of Anniversary Values, as defined below. Total Eligible Purchase Payments are limited to $1,500,000 without our prior Company approval.

SECOND, we consider the INCOME CREDIT PERIOD and the INCOME BASE EVALUATION PERIOD. The Income Credit Period is the period of time over which we calculate the Income Credit. The Income Base Evaluation Period is the period of time over which we consider Anniversary Values and if applicable and greater, the Income Base plus the Income Credit during the Income Credit Period. The initial Income Credit Period and the initial Income Base Evaluation Period begin on the Effective Date and end 5 years later if you elected MarketLock Income Plus or MarketLock For Life Plus on or after May 1, 2009 (10 years later if you elected MarketLock For Life Plus prior to May 1, 2009). Please see "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD AND INCOME CREDIT PERIOD?" below.

THIRD, we determine the ANNIVERSARY VALUE which equals your contract value on any contract anniversary during the Income Base Evaluation Period minus any Ineligible Purchase Payments.

FOURTH, we determine the INCOME BASE which initially is equal to the first Eligible Purchase Payment. If the feature is elected after contract issue, the initial Income Base is the contract value on the Effective Date. The Income Base is increased by each subsequent Eligible Purchase Payment, less proportionate adjustments for Excess Withdrawals, as defined below. On each Benefit Year anniversary, we determine if the Income Base should be increased based on the maximum Anniversary Value or any available Income Credit as defined below. Please see "HOW CAN THE INCOME BASE AND INCOME CREDIT BASE BE IN INCREASED?" and "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK INCOME PLUS AND MARKETLOCK FOR LIFE PLUS?" below.

FIFTH, we determine the INCOME CREDIT BASE which is used solely as a basis for calculating the Income Credit during an Income Credit Period. The initial Income Credit Base is equal to the first Eligible Purchase Payment. If the feature is elected after contract issue, the initial Income Credit Base is the contract value on the Effective Date. The Income Credit Base is increased by each subsequent Eligible Purchase Payment less proportionate adjustments for Excess Withdrawals, as defined below. Please see "HOW CAN THE INCOME BASE AND INCOME CREDIT BASE BE INCREASED?" below.

SIXTH, WE DETERMINE THE INCOME CREDIT which varies by feature as outlined in the table below and is an amount equal to a percentage ("Income Credit Percentage") of the Income Credit Base, on each Benefit Year anniversary. If you elected MarketLock Income Plus and you take withdrawals in a Benefit Year that are less than or equal to the Maximum Annual Withdrawal Amount, the Income Credit Percentage on the Benefit Year anniversary is reduced by a percentage calculated as the sum of all withdrawals taken during the preceding Benefit Year, divided by the Income Base, prior to determining the Income Base for the next Benefit Year. If you take a withdrawal that is greater than the Maximum Annual Withdrawal Amount in the preceding Benefit Year, the Income Credit is equal to zero. If you elected MarketLock For Life Plus, the Income Credit may only be added to the Income Base if no withdrawals are taken in a Benefit Year.

------------------------------------------------------------------------
       FEATURE                     INCOME CREDIT PERCENTAGE
------------------------------------------------------------------------
  MarketLock Income      6% (reduced for withdrawals up to the Maximum
    Plus (contracts                Annual Withdrawal Amount)
  issued on or after
        5/1/09)
------------------------------------------------------------------------
  MarketLock Income      7% (reduced for withdrawals up to the Maximum
         Plus                      Annual Withdrawal Amount)
   (contracts issued
  between 5/1/08 and
       4/30/09)
------------------------------------------------------------------------
    MarketLock For          6% (0% in years withdrawals are taken)
       Life Plus
   (contracts issued
      on or after
        5/1/09)
------------------------------------------------------------------------
    MarketLock For          7% (0% in years withdrawals are taken)
     Life Plus +7%
        Option
------------------------------------------------------------------------
    MarketLock For          6% (0% in years withdrawals are taken)
    Life +6% Option
------------------------------------------------------------------------


SEVENTH, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each Benefit Year following the Effective Date without reducing the Income Base, and if applicable, the Income Credit Base. The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the applicable Maximum Annual Withdrawal Percentage shown in the tables above.

FINALLY, we determine the EXCESS WITHDRAWALS which are withdrawals in excess of the Maximum Annual Withdrawal Amount. We define Excess Withdrawals as any portion of a withdrawal that causes the total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount, including but not limited to any withdrawal in a contract year taken after the Maximum Annual Withdrawal Amount has been withdrawn.

How can the Income Base and Income Credit Base be increased?

On each Benefit Year anniversary during an Income Base Evaluation Period, we determine if the Income Base should be increased based on the maximum Anniversary Value or any available Income Credit.

Maximum Anniversary Value equals the highest Anniversary Value on any Benefit Year anniversary occurring during an Income Base Evaluation Period. On each Benefit Year anniversary during an Income Base Evaluation Period, the Income Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than (a), (b), and (c), where:

     (a) is the cumulative Eligible Purchase Payments; and

     (b) is the current Income Base, increased by the Income Credit, if any; and

     (c) is all previous Anniversary Values during any Income Base Evaluation Period.

On each Benefit Year anniversary during the Income Credit Period, we determine the amount to which the Income Credit Base and/or the Income Base could increase. The components used to determine this amount are:

     (a) the Income Base calculated based on the maximum Anniversary Value; and

     (b) the current Income Base plus the Income Credit.

If (a) is greater than or equal to (b), the Income Credit Base and the Income Base are increased to the current Anniversary Value. If (b) is greater than (a), the Income Base is increased by the Income Credit and the Income Credit Base remains unchanged.

INCREASES TO YOUR INCOME BASE AND INCOME CREDIT BASE OCCUR ON BENEFIT YEAR ANNIVERSARIES AS DESCRIBED ABOVE. HOWEVER, ELIGIBLE PURCHASE PAYMENTS CAN INCREASE YOUR INCOME BASE AND INCOME CREDIT BASE AT THE TIME THEY ARE RECEIVED. YOUR INCOME BASE AND INCOME CREDIT BASE WILL NOT INCREASE EVEN IF YOUR CONTRACT VALUE ON DAYS OTHER THAN THE DAYS IN WHICH WE CONSIDER THE HIGHEST ANNIVERSARY VALUE WAS HIGHER.

The Income Base and Income Credit Base are increased each time subsequent Eligible Purchase Payments are made. The Income Credit Base also increases when the Income Base is increased as a result of a maximum Anniversary Value being achieved that is greater than both the current Income Base and all previous maximum Anniversary Values. The Income Credit Base is decreased each time an Excess Withdrawal is taken, in the same proportion by which the contract value is reduced by the Excess Withdrawal. The Income Base and Income Credit Base are not used in the calculation of the contract value or any other benefits under the contract.

The Income Base and Income Credit Base are adjusted each time an Excess Withdrawal is taken. Other than adjustments made for Excess Withdrawals, the Income Base and Income Credit Base can only be adjusted upwards, and subsequent lower Anniversary Values during the Income Base Evaluation Period will not result in a lower Income Base or lower Income Credit Base.

If you elected MarketLock Income Plus or MarketLock For Life Plus on or after May 1, 2009, the Income Base can also be increased to at least the Minimum Income Base on the 12th Benefit Year anniversary PROVIDED NO WITHDRAWALS ARE TAKEN PRIOR TO THAT ANNIVERSARY. If you are eligible for the Minimum Income Base, the Income Base on the 12th Benefit Year anniversary is the greater of (a) and (b), where:

     (a) is the current Income Base, or if the First and Subsequent Extensions were elected, the Income Base calculated based on the maximum Anniversary Value; and

     (b) is the Minimum Income Base.

If you have elected MarketLock Income Plus or MarketLock For Life Plus +7% Option prior to May 1, 2009, the Income Base, and if applicable, the Income Credit Base, can also be increased to at least the Minimum Income Base on the 10th Benefit Year anniversary, PROVIDED NO WITHDRAWALS ARE TAKEN PRIOR TO THAT ANNIVERSARY. If you are eligible for the Minimum Income Base, the Income Base on the 10th Benefit Year anniversary is the greatest of (a), (b) and (c), where:

     (a) is the current Income Base, or if extension was elected, the Income Base calculated based on the maximum Anniversary Value; and

     (b) is the current Income Base plus the Income Credit, if applicable; and

     (c) is the Minimum Income Base.

On your 10th Benefit Year anniversary, if you are eligible for the Minimum Income Base and for MarketLock Income Plus only, if the First Extension is elected, the Income Credit Base is the greatest of (a), (b) and (c), where:

     (a) is the Income Base calculated based on the maximum Anniversary Value;
         and

     (b) is the current Income Credit Base; and

     (c) is the Minimum Income Base.

How do increases and decreases in the Income Base impact the Maximum Annual Withdrawal Amount?

INCREASES IN THE INCOME BASE
In any Benefit Year where Eligible Purchase Payments are allocated to your contract, any remaining withdrawals of the Maximum Annual Withdrawal Amount will be based on the increased Maximum Annual Withdrawal Amount reduced by withdrawals previously taken in that Benefit Year. If the Income Base is increased on a Benefit Year anniversary, the Maximum Annual Withdrawal Amount will be recalculated on that Benefit Year anniversary by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage.

DECREASES IN THE INCOME BASE
Excess Withdrawals reduce Your Income Base on the date the Excess Withdrawal occurs. Any Excess Withdrawal in a Benefit Year reduces the Income Base in the same proportion by which the contract value is reduced by the Excess Withdrawal. Please see "What are the effects of withdrawals on MarketLock Income Plus and MarketLock For Life Plus?" below. As a result of a reduction of the Income Base, the new Maximum Annual Withdrawal Amount will be equal to the reduced Income Base multiplied by the applicable Maximum Annual Withdrawal Percentage. The last recalculated Maximum Annual Withdrawal Amount in a given Benefit Year is available for withdrawal at the beginning of the next Benefit Year and may be lower than your previously calculated Maximum Annual Withdrawal Amount. When the contract value is less than the Income Base, Excess Withdrawals will reduce the Income Base by an amount which is greater than the amount of the Excess Withdrawal. In addition, no Income Credit will be added to the Income Base in that Benefit Year.

What are the effects of withdrawals on MarketLock Income Plus and MarketLock For Life Plus?

The Maximum Annual Withdrawal Amount, the Income Base and Income Credit Base may change over time as a result of the timing and amount of withdrawals. If you take a withdrawal before the 12th Benefit Year anniversary (10th Benefit Year anniversary if you elected MarketLock Income Plus or MarketLock For Life Plus +7% option prior to May 1, 2009), your Income Base, and if applicable, the Income Credit Base, is not eligible to be increased to the Minimum Income Base.

You may take withdrawals during a contract year that in total are less than or equal to the Maximum Annual Withdrawal Amount which will not reduce the Income Base or Income Credit Base, if applicable. However, if you choose to take less than the Maximum Annual Withdrawal Amount in any contract year, you may not carry over the unused amount into subsequent years. Your Maximum Annual Withdrawal Amount will not be recalculated solely as a result of taking less than the entire Maximum Annual Withdrawal Amount in any given year.

You should not elect this feature if you plan to take Excess Withdrawals since those withdrawals may significantly reduce or eliminate the value of the feature. In addition, if you have elected MarketLock For Life Plus and you plan to take withdrawals in any year during the Income Credit Period, an Income Credit will not be added to your Income Base on that contract anniversary.

The impact of withdrawals and the effect on certain components of MarketLock Income Plus and MarketLock For Life Plus are further explained below:

     INCOME BASE AND INCOME CREDIT BASE: If the sum of withdrawals in any Benefit Year exceeds the Maximum Annual Withdrawal Amount, the Income Base and Income Credit Base will be reduced for those withdrawals. For each Excess Withdrawal taken, the Income Base and Income Credit Base are reduced in the same proportion by which the contract value is reduced by each Excess Withdrawal. Since Excess Withdrawals reduce the Income Credit Base, it will result in the reduction of the amount of the Income Credit available in subsequent Benefit Years during the Income Credit Period.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: The Maximum Annual Withdrawal Amount is recalculated each time there is a change in the Income Base. Accordingly, if the sum of withdrawals in any contract year does not exceed the Maximum Annual Withdrawal Amount for that year, the Maximum Annual Withdrawal Amount will not change for the next year unless your Income Base is increased (as described above under "HOW ARE THE COMPONENTS FOR MARKETLOCK INCOME PLUS AND MARKETLOCK FOR LIFE PLUS CALCULATED?"). If you take an Excess Withdrawal, the Maximum Annual Withdrawal Amount will be recalculated by multiplying the reduced Income Base by the existing Maximum Annual Withdrawal Percentage. This recalculated Maximum Annual Withdrawal Amount is available for withdrawal at the beginning of the next Benefit Year and may be lower than your previous Maximum Annual Withdrawal Amount.

Please remember that all withdrawals, including withdrawals taken under this feature, reduce your contract value and your death benefit and may reduce other benefits under the contract. In addition, withdrawals under this feature will reduce the free withdrawal amount and may be subject to applicable withdrawal charges if in excess of the Maximum Annual Withdrawal Amount and the free withdrawal amount.

What are the fees for MarketLock Income Plus and MarketLock For Life Plus?

The fee for each feature depends on whether you elect to cover one life or two lives and when you purchased your contract, as follows:

----------------------------------------------------------------------------------------------
                                                                             ANNUALIZED FEE
                                                          NUMBER OF         (CALCULATED AS A
                                                           COVERED          PERCENTAGE OF THE
                      FEATURE                              PERSONS            INCOME BASE)
----------------------------------------------------------------------------------------------
 MarketLock Income Plus (contracts issued on or              One                  1.10%
  after 5/1/09)                                              Two                  1.35%
----------------------------------------------------------------------------------------------
 MarketLock Income Plus (contracts issued between            One                  0.95%
  5/1/08 and 4/30/09)                                        Two                  1.20%
----------------------------------------------------------------------------------------------
 MarketLock For Life Plus (contracts issued on or            One                  0.95%
  after 5/1/09)                                              Two                  1.25%
----------------------------------------------------------------------------------------------
 MarketLock For Life Plus 7%                                 One                  0.75%
  Option                                                     Two                  1.00%
----------------------------------------------------------------------------------------------
 MarketLock For Life Plus 6%                                 One                  0.65%
  Option                                                     Two                  0.90%
----------------------------------------------------------------------------------------------


The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following the Effective Date and ending upon termination of the feature. Once you elect a feature, you will be assessed a non-refundable fee regardless of whether or not you take any withdrawals and/or receive any lifetime annuity income payments under the feature.

An increase in the Income Base due to an adjustment to a higher Anniversary Value, addition of an Income Credit, or subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee.

If your contract value falls to zero before the feature has been terminated, fees will no longer be deducted. We will not assess the quarterly fee if you annuitize your contract or if a death benefit is paid before the end of a contract quarter. If the feature is still in effect while your contract value is greater than zero and you surrender your contract, we will assess a pro-rata charge for the fee if you surrender your contract before the end of a contract quarter. The pro-rata charge is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in that contract quarter.

Can I extend the Income Base Evaluation Period and Income Credit Period?

MARKETLOCK INCOME PLUS
Yes, after the initial Income Base Evaluation Period and initial Income Credit Period you may elect to extend both the Income Base Evaluation Period and Income Credit Period for two additional 5 year periods (one additional 5 year period if you elected MarketLock Income Plus on or after May 1, 2009), as long as you have not elected to cancel the feature, and the age of the Covered Person or younger of two

Covered Persons is 85 or younger at the time of extension ("First Extension and Second Extension").

After election of the First Extension and Second Extension, if applicable, as long as you have not elected to cancel the feature and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of the next extension, you may elect to extend only the Income Base Evaluation Period for additional 5 year periods ("Subsequent Extensions").

If your contract was issued on or after May 1, 2009 and you have already elected the First Extension and you are at least age 86 but younger than 90, you may elect a Subsequent Extension with the final evaluation occurring prior to your 91(st) birthday. As a result, your final extension will be for a period of less than 5 years ("Reduced Evaluation Period").

Prior to the end of the initial Income Base Evaluation Period and initial Income Credit Period and prior to the end of each Evaluation Period, we will inform you of the terms of the next extension in writing. We will provide you with an extension election form prior to the end of each evaluation period you extend. If you elect to extend the evaluation period(s), you must complete the election form and return it to us or advise us as to your intent to extend in a method acceptable to us.

The fee and investment requirements of the feature may change at the time of extension and may be different than when you initially elected the feature. We guarantee that the current fee as reflected in the Fee Table above will not increase by more than 0.25% at the time of First Extension.

If you do not elect the First Extension and the Second Extension, if applicable, Subsequent Extensions are no longer available for election and the Income Base and Income Credit Base, if applicable, will not be adjusted for higher Anniversary Values or Income Credits on subsequent contract anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Income Base Evaluation Period. The Income Base is subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Income Base Evaluation Period and you will not be permitted to extend the Income Base Evaluation Period in the future. If you have not taken any withdrawals prior to the 12th Benefit Year anniversary (10th Benefit Year anniversary if elected on or before May 1, 2009), your Income Base will be eligible to be increased to the Minimum Income Base even if you have not elected the First Extension.

MARKETLOCK FOR LIFE PLUS
Depending on when your contract was issued, you may be able to extend the initial Income Base Evaluation Period and the initial Income Credit Period.

IF YOUR CONTRACT WAS ISSUED PRIOR TO APRIL 30, 2009, there is an option to extend only the Income Base Evaluation Period as long as the feature is in effect and the age of the Covered Person or younger of two Covered Persons is age 85 or younger at the time of extension. If you elect to extend the Income Base Evaluation Period, the Income Base can continue to be adjusted upward as described above on each anniversary during the new Income Base Evaluation Period which is a period of 5 years. However, you may not elect to extend the Income Credit period beyond the initial 10 years.

Prior to the end of the initial Income Base Evaluation Period and prior to the end of each evaluation period you elect to extend, we will notify you of the terms of the next extension in writing. We will provide you with an extension election form prior to the end of each evaluation period you extend. If you elect to extend the evaluation period(s), you must complete the election form and return it to us or advise us as to your intent to extend in a method acceptable to us.

The fee and investment requirements of the feature may change at the time of extension and may be different than when you initially elected the feature.

If you do not contact us at the end of each Income Base Evaluation Period to extend the Income Base Evaluation Period, an extension will no longer be available and the Income Base will not be adjusted for higher Anniversary Values on subsequent contract anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Income Base Evaluation Period. The Income Base is subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Income Base Evaluation Period and you will not be permitted to extend the Income Base Evaluation Period in the future.

IF YOUR CONTRACT WAS ISSUED ON OR AFTER MAY 1, 2009, you may elect to extend both the Income Base Evaluation Period and Income Credit Period for an additional 5 year period after the end of the initial Income Base Evaluation Period and initial Income Credit Period, as long as you have not elected to cancel the feature, and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of extension ("First Extension").

After election of the First Extension, as long as you have not elected to cancel the feature and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of the next extension, you may elect to extend only the Income Base Evaluation Period for additional 5 year periods ("Subsequent Extensions").

If you have already elected the First Extension and you are at least age 86 but younger than 90, you may elect a Subsequent Extension with the final evaluation occurring prior to your 91st birthday. As a result, your final extension will be for a period of less than 5 years ("Reduced Evaluation Period").

Prior to the end of the initial Income Base Evaluation Period and initial Income Credit Period, and prior to the end of each

Income Base Evaluation Period you elect to extend thereafter, we will inform you of the terms of the next extension in writing. We will provide you with an extension election form at least 60 days prior to the end of each evaluation period. If you elect to extend the evaluation period, you must complete the election form and return it to us or advise us as to your intent to extend in a method acceptable to us no later than the end of the current evaluation period.

The fee and investment requirements of the feature may change at the time of extension and may be different than when you initially elected the feature. We guarantee that the current fee as reflected in the Fee Table above, will not increase by more than 0.25% at the time of First Extension.

If you do not elect the First Extension, Subsequent Extensions are not available for election and the Income Base will not be adjusted for higher Anniversary Values on subsequent Benefit Year anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Income Base Evaluation Period. The Income Base is subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Income Base Evaluation Period and you will not be permitted to extend the Income Base Evaluation Period in the future. If you have not taken any withdrawals prior to the 12th Benefit Year anniversary, your Income Base will be eligible to be increased to the Minimum Income Base even if you have not elected the First Extension.

PLEASE SEE ADDITIONAL INFORMATION APPLICABLE TO MARKETLOCK INCOME PLUS, MARKETLOCK FOR LIFE PLUS AND MARKETLOCK FOR LIFE BELOW FOR MORE INFORMATION REGARDING THESE LIVING BENEFITS.

MARKETLOCK FOR LIFE

When and how may I elect MarketLock For Life?

You may have elected MarketLock For Life at the time of contract issue (the "Effective Date"). You cannot elect this feature if you elected any other optional living benefit. You may have elected to have the feature cover only your life or the lives of both you and your spouse. We refer to the person or persons whose lifetime withdrawals are guaranteed under MarketLock For Life as the "Covered Person(s)." There are age parameters applicable to this feature which determine whether you could have elected the feature and who could have qualified as a Covered Person. If the contract is not owned by a natural person, references to Owner(s) apply to the Annuitants. The tables below provide the age requirement for electing this feature depending on the type of contract you purchased and the number of Covered Persons.

IF YOU ELECTED ONE COVERED PERSON:

------------------------------------------------------------------------------------
                                                        COVERED PERSON
                                           -----------------------------------------
                                               MINIMUM AGE         MAXIMUM AGE(1)
------------------------------------------------------------------------------------
                One Owner                          45                    80
------------------------------------------------------------------------------------
              Joint Owners
  (based on the age of the older Owner)            45                    80
------------------------------------------------------------------------------------


IF YOU ELECTED TWO COVERED PERSONS:

----------------------------------------------------------------------------------------
                              COVERED PERSON #1                 COVERED PERSON #2
                       -----------------------------------------------------------------
                        MINIMUM AGE     MAXIMUM AGE(1)    MINIMUM AGE     MAXIMUM AGE(1)
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
    Joint Owners             45               80               45               85
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
   One Owner with            45               80               45             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------
     QUALIFIED:
   One Owner with            45               80               45             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------


(1) The age requirements for optional death benefits and other optional features may be different than those listed here. You must meet the age requirement for those features in order to elect them.

(2) Not applicable because feature availability is based on the younger Covered Person. The spousal beneficiary's age is not considered in determining the maximum issue age of the second Covered Person.

How does MarketLock For Life work?

MarketLock For Life locks in the highest contract anniversary value in determining the Income Base. The Income Base determines the basis of the Covered Person(s)' guaranteed lifetime benefit which may be taken in a series of withdrawals. A new Income Base is automatically locked in on each Benefit Year anniversary during the Income Base Evaluation Period (initially, the first 5 years) following the Effective Date.

You may elect to extend the Income Base Evaluation Period for additional periods. PLEASE SEE "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD BEYOND 5 YEARS?" BELOW.

What determines the Maximum Annual Withdrawal Percentage?

The Maximum Annual Withdrawal Percentage represents the percentage of your Income Base used to calculate the Maximum Annual Withdrawal Amount that you may withdraw each year without decreasing your Income Base. The Maximum Annual Withdrawal Percentage is determined by the age of the Covered Person(s) at the time of the first withdrawal as shown in the table below.

ONE COVERED PERSON

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:

------------------------------------------------------------------------
                                                       MAXIMUM ANNUAL
           AGE OF THE COVERED PERSON AT                  WITHDRAWAL
             TIME OF FIRST WITHDRAWAL                    PERCENTAGE
------------------------------------------------------------------------
    At least age 45 but prior to 65th birthday        4% of Income Base
------------------------------------------------------------------------
    At least age 65 but prior to 76th birthday        5% of Income Base
------------------------------------------------------------------------
             On or after 76th birthday                6% of Income Base
------------------------------------------------------------------------


TWO COVERED PERSONS

If the feature is elected to cover two lives, the following is applicable:

------------------------------------------------------------------------
  AGE OF THE YOUNGER COVERED PERSON OR SURVIVING       MAXIMUM ANNUAL
                 COVERED PERSON AT                       WITHDRAWAL
             TIME OF FIRST WITHDRAWAL                    PERCENTAGE
------------------------------------------------------------------------
    At least age 45 but prior to 65th birthday        4% of Income Base
------------------------------------------------------------------------
    At least age 65 but prior to 76th birthday      4.75% of Income Base
------------------------------------------------------------------------
             On or after 76th birthday              5.75% of Income Base
------------------------------------------------------------------------


As the original owner, or Continuing Spouse (with a joint life feature) electing to treat the annuity contract as their own, of a Qualified plan under this annuity contract, if you are taking required minimum distributions ("RMD") from this contract, and the amount of the RMD (based only on this contract and using the uniform lifetime table) is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year, no portion of the RMD will be treated as an Excess Withdrawal (defined below). Any portion of a withdrawal in a Benefit Year that is more than the greater of both the Maximum Annual Withdrawal Amount and the RMD amount (as clarified above) will be considered an Excess Withdrawal. If you must take RMD from this contract and want to ensure that these withdrawals are not considered Excess Withdrawals under the feature, your distributions must be set up on the Systematic Withdrawal Program administered by our Annuity Service Center. If you are purchasing this contract by transferring from another IRA and plan to immediately utilize this feature to satisfy RMD, you should take the current year required withdrawal prior to moving your money to this contract since we can only provide one RMD withdrawal per contract year (which may cross over two tax years). Further, if the RMD basis for this tax year was calculated by the investment company from which you are transferring your investment and it is greater than the amount transferred to this contract, we cannot systematically calculate and support the RMD basis. Therefore, you should take the RMD before transferring your investment. PLEASE SEE "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK FOR LIFE?" BELOW.

Are there investment requirements if I elect MarketLock For Life?

As long as you have not elected to cancel the feature, we require that you allocate your investments in accordance with the investment requirements listed below.

INVESTMENT REQUIREMENTS

You may comply with investment requirements by allocating your investments in accordance with the requirements outlined in either (1) or (2).

     (1) Allocate 100% of your investments to one of the following:

          - Cash Management Variable Portfolio

          - Managed Allocation Balanced Variable Portfolio

          - Managed Allocation Moderate Variable Portfolio

          - Managed Allocation Moderate Growth Variable Portfolio

          - Strategic Allocation Moderate Growth

          - Strategic Allocation Moderate

          - Strategic Allocation Balanced

          - 6-month, 1-Year or 2-Year DCA Fixed Accounts, if available

     (2) Allocate your investments in accordance with the requirements outlined in the table below:


------------------------------------------------------------------------------------
     INVESTMENT            INVESTMENT                  VARIABLE PORTFOLIOS
        GROUP              REQUIREMENT                AND/OR FIXED ACCOUNTS
------------------------------------------------------------------------------------
 A. Non Restricted         Minimum 0%       PREMIER PORTFOLIOS
                          Maximum 100%        Fidelity VIP Investment Grade Bond
                                            SEASONS STRATEGIES
                                              Growth Strategy
                                              Moderate Growth Strategy
                                              Balanced Growth Strategy
                                              Conservative Growth Strategy
                                            SELECT PORTFOLIOS
                                              Diversified Fixed Income Portfolio
                                              Real Return Portfolio
                                              Cash Management Portfolio
                                            MANAGED ALLOCATION PORTFOLIOS
                                              Allocation Moderate Growth Portfolio
                                              Allocation Moderate Portfolio
                                              Allocation Balanced Portfolio

                                            DCA FIXED ACCOUNTS (if available)
                                              6-Month DCA
                                              1-Year DCA
                                              2-Year DCA

                                            FIXED ACCOUNTS
                                              1-Year Fixed (if available)
------------------------------------------------------------------------------------
 B. Equity Maximum         Minimum 0%       PREMIER PORTFOLIOS
                           Maximum 15%        American Funds Growth SAST
                                              American Funds Global Growth SAST
                                              American Funds Growth-Income SAST
                                              Fidelity VIP Overseas
                                              Fidelity VIP Contrafund(R)
                                              Fidelity VIP Mid Cap
                                              Fidelity VIP Equity-Income
                                              T. Rowe Price Blue Chip Growth II
                                              T. Rowe Price Equity Income II
                                            SELECT PORTFOLIOS
                                              Large Cap Growth Portfolio
                                              Large Cap Value Portfolio
                                              Mid Cap Growth Portfolio
                                              Mid Cap Value Portfolio
                                              Small Cap Portfolio
                                              International Equity Portfolio
                                            FOCUSED PORTFOLIOS
                                              Focus Growth Portfolio
                                              Focus Value Portfolio
------------------------------------------------------------------------------------
 C. Fully                 No Investment     MANAGED ALLOCATION PORTFOLIOS
    Restricted               Allowed          Allocation Growth Portfolio
------------------------------------------------------------------------------------



Your allocation instructions accompanying any Purchase Payment as well as your target allocations if you invest in a DCA Fixed Account must comply with the investment requirements, described above, in order for your application or subsequent Purchase Payment(s) allocation instructions to be considered in Good Order. We will automatically enroll you in the Automatic Asset Rebalancing Program with quarterly rebalancing. If rebalancing instructions are not provided, we will align your rebalancing allocations with your Purchase Payment instructions, or if using a DCA Fixed Account, your target DCA instructions. We require quarterly rebalancing because market performance and transfer and withdrawal activity may result in your contract's allocations going outside these requirements. Quarterly rebalancing will ensure that your allocations will continue to comply with the investment requirements for this feature.

We will initiate rebalancing in accordance with your most current and compliant Automatic Asset Rebalancing instructions on file, after any transfer you initiate, or any withdrawal you initiate. Because automatic transfers and/or systematic withdrawals will not result in rebalancing before the next automatic quarterly rebalancing occurs, if you make a transfer, you must provide updated rebalancing instructions. If you do not provide new rebalancing instructions at the time you make a transfer, we will change your ongoing rebalancing instructions to reflect the percentage allocations among the new Variable Portfolios and/or 1-year Fixed Account, if available, resulting from your transfer ("Default Rebalancing Instructions"). If at any point, for any reason, your rebalancing instructions would result in allocations inconsistent with the investment requirements listed above, we will revert to the last compliant instructions on file. You can modify your rebalancing instructions, as long as they are consistent with the investment requirements, at any time by calling the Annuity Service Center.

The investment requirements may reduce the need to rely on the guarantees provided by this Living Benefit because they allocate your investment across asset classes and potentially limit market volatility. As a result, you may have better or worse investment returns by allocating your investments more aggressively. We reserve the right to change the investment requirements at any time for prospectively issued contracts. We may also revise the investment requirements for any existing contract to the extent Variable Portfolios and/or Fixed Accounts are added, deleted, substituted, merged or otherwise reorganized. We will promptly notify you of any changes to the investment requirements due to deletions, substitutions, mergers or reorganizations.

How are the components for MarketLock for Life calculated?

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include:

     1. 100% of Purchase Payments received during the first contract year; and

     2. Purchase Payments received in each of contract years 2-5, capped in each year at an amount equal to 100% of the Purchase Payments received in year 1. This means that if you made a $100,000 Purchase Payment in year 1, Eligible Purchase Payments will include additional Purchase Payments of up to $100,000 contributed in each of contract years 2-5 for a grand total maximum of $500,000 of Eligible Purchase Payments.

Any Purchase Payments made in contract years 2-5 in excess of the annual cap amount as well as all Purchase Payments received after the 5th contract year are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any Payment Enhancements, if applicable, and spousal continuation contributions, if applicable; however, Payment

Enhancements, if applicable, and continuation contributions, if applicable are included in the calculation of Anniversary Value, as defined below. PLEASE SEE SPOUSAL CONTINUATION BELOW. Total Eligible Purchase Payments are limited to $1,500,000 without prior Company approval.

SECOND, we consider the INCOME BASE EVALUATION PERIOD. The Income Base Evaluation Period is the period of time over which we will consider Anniversary Values. The Income Base Evaluation Period begins on the Effective Date and ends 5 years later. At the end of the Income Base Evaluation Period, you may contact us to extend the Income Base Evaluation Period. PLEASE SEE "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD BEYOND 5 YEARS?" BELOW.

THIRD, we determine the ANNIVERSARY VALUE which equals your contract value on any contract anniversary during the Income Base Evaluation Period minus any Ineligible Purchase Payments.

FOURTH, we determine the INCOME BASE which initially is equal to the first Eligible Purchase Payment. Each year following the Effective Date is a Benefit Year. Only on each Benefit Year anniversary do we determine if the Income Base should be increased based on cumulative Eligible Purchase Payments or the highest Anniversary Value. The calculation and components of this determination are detailed below.

FIFTH, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each Benefit Year following the Effective Date without reducing the Income Base. The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the applicable Maximum Annual Withdrawal Percentage shown in the tables above.

FINALLY, we determine the EXCESS WITHDRAWALS which are withdrawals in excess of the Maximum Annual Withdrawal Amount. We define Excess Withdrawals as any portion of a withdrawal that causes the total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount, including but not limited to any withdrawal in a contract year taken after the Maximum Annual Withdrawal Amount has been withdrawn.

How can the Income Base be increased?

On each Benefit Year anniversary during an Income Base Evaluation Period, we determine if the Income Base should be increased based on the maximum Anniversary Value.

Maximum Anniversary Value equals the highest Anniversary Value on any Benefit Year anniversary occurring during an Income Base Evaluation Period. On each Benefit Year anniversary during an Income Base Evaluation Period, the Income Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than (a), (b), and (c), where:

     (a) is the cumulative Eligible Purchase Payments; and

     (b) is the current Income Base; and

     (c) is all previous Anniversary Values during any Income Base Evaluation Period.

INCREASES TO YOUR INCOME BASE OCCUR ON BENEFIT YEAR ANNIVERSARIES AS DESCRIBED ABOVE. HOWEVER, ELIGIBLE PURCHASE PAYMENTS CAN INCREASE YOUR INCOME BASE AT THE TIME THEY ARE RECEIVED. YOUR INCOME BASE WILL NOT INCREASE EVEN IF YOUR CONTRACT VALUE ON DAYS OTHER THAN THE DAYS IN WHICH WE CONSIDER THE HIGHEST ANNIVERSARY VALUE WAS HIGHER.

What is the fee for MarketLock For Life?

The fee for MarketLock For Life depends on whether you elect to cover one life or two lives. The fee is as follows:

-------------------------------------------------------------------------------
                                                           ANNUALIZED FEE
              ALL YEARS IN WHICH THE                (CALCULATED AS A PERCENTAGE
               FEATURE IS IN EFFECT                     OF THE INCOME BASE)
-------------------------------------------------------------------------------
 For One Covered Person                                 0.70% of Income Base
-------------------------------------------------------------------------------
 For Two Covered Persons                                0.95% of Income Base
-------------------------------------------------------------------------------


The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following the Effective Date and ending upon termination of the Benefit.

An increase in the Income Base due to an adjustment to a higher Anniversary Value, or subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee. The fee of the feature may change at the time of extension and may be different than when you initially elected the feature.

If your contract value falls to zero before the feature has been terminated, fees will no longer be deducted. We will not assess the quarterly fee if you annuitize your contract before the end of a contract quarter. If the feature is still in effect while your contract value is greater than zero, and you surrender your contract, we will assess a pro-rata charge for the fee if you surrender your contract before the end of a contract quarter. The pro-rata charge is calculated by multiplying the prior fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in a contract quarter.

What are the effects of withdrawals on MarketLock For Life?

The Maximum Annual Withdrawal Amount and the Income Base may change over time as a result of the timing and amount of withdrawals.

Withdrawals during a contract year that in total are less than or equal to the Maximum Annual Withdrawal Amount will not reduce the Income Base. However, if you choose to take less than the Maximum Annual Withdrawal Amount in any contract year, you may not carry over the unused amount into subsequent years. Your Maximum Annual Withdrawal Amount in any year will not be recalculated solely as a result of taking less than the entire Maximum Annual Withdrawal Amount in the prior year. Please note that if you delay taking withdrawals for too long, you may limit the number of remaining years (due to your life expectancy) in which you may take withdrawals.

You should not elect this feature if you plan to take Excess Withdrawals since those withdrawals may significantly reduce or eliminate the value of the feature.

The impact of withdrawals and the effect on each component of MarketLock For Life are further explained below:

     INCOME BASE: If the sum of withdrawals in any Benefit Year exceeds the Maximum Annual Withdrawal Amount, the Income Base will be reduced for those withdrawals.

     For each Excess Withdrawal taken, the Income Base is reduced in the same proportion by which the contract value is reduced by the amount in excess of the Maximum Annual Withdrawal Amount. This means that the reduction in the Income Base could be more or less than a dollar-for-dollar reduction.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: The Maximum Annual Withdrawal Amount is recalculated each time there is a change in the Income Base. Accordingly, if the sum of withdrawals in any contract year does not exceed the Maximum Annual Withdrawal Amount for that year, the Maximum Annual Withdrawal Amount will not change for the next year unless your Income Base is increased (as described above under "HOW ARE THE COMPONENTS FOR MARKETLOCK FOR LIFE CALCULATED?").

If you take an Excess Withdrawal, the Maximum Annual Withdrawal Amount will be recalculated by multiplying the reduced Income Base by the existing Maximum Annual Withdrawal Percentage. This recalculated Maximum Annual Withdrawal Amount will be available for withdrawal at the beginning of the next Benefit Year and may be lower than your previous Maximum Annual Withdrawal Amount.

All withdrawals, including withdrawals taken under this feature, reduce your contract value and your death benefit and may impact other provisions of your contract. In addition, withdrawals under this feature will reduce the free withdrawal amount and may be subject to applicable withdrawal charges if in excess of the Maximum Annual Withdrawal Amount. The sum of withdrawals in any Benefit Year up to the Maximum Annual Withdrawal Amount will not be assessed a withdrawal charge. PLEASE SEE ACCESS TO YOUR MONEY ABOVE AND EXPENSES BELOW.

Can I extend the Income Base Evaluation Period beyond 5 years?

After the initial Income Base Evaluation Period, you may elect to extend the Income Base Evaluation Period for an additional 5 year period, as long as you have not elected to cancel the feature, and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of extension ("First Extension").

After election of the First Extension, as long as you have not elected to cancel the feature and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of the next extension, you may elect to extend the Income Base Evaluation Period for additional 5 year periods ("Subsequent Extensions").

If you have already elected the First Extension and you are at least age 86 but younger than 90, you may elect a Subsequent Extension with the final evaluation occurring prior to your 91st birthday. As a result, your final extension will be for a period of less than 5 years ("Reduced Evaluation Period").

Prior to the end of each Income Base Evaluation Period you elect to extend, we will inform you of the terms of the next extension in writing. We will provide you with an extension election form at least 60 days prior to the end of each Income Base Evaluation Period. If you elect to extend the feature, you must complete the election form and return it to us or advise us as to your intent to extend in a method acceptable to us no later than the end of the current Income Base Evaluation Period.

The fee and investment requirements of the feature may change at the time of extension and may be different than when you initially elected the feature. We guarantee that the current fee as reflected in the Fee Table above, will not increase by more than 0.25% at the time of First Extension.

If you do not elect the First Extension, Subsequent Extensions are no longer available for election and the Income Base will not be adjusted for higher Anniversary Values on subsequent Benefit Year anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Income Base Evaluation Period. The Income Base is subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Income Base Evaluation Period and you will not be permitted to extend the Income Base Evaluation Period in the future. We also reserve the right to modify MarketLock For Life at the time of extension for existing contracts as indicated above.

PLEASE SEE ADDITIONAL IMPORTANT INFORMATION APPLICABLE TO MARKETLOCK INCOME PLUS, MARKETLOCK FOR LIFE PLUS AND MARKETLOCK FOR LIFE BELOW FOR MORE INFORMATION THESE LIVING BENEFITS.

ADDITIONAL INFORMATION ABOUT MARKETLOCK INCOME PLUS, MARKETLOCK FOR LIFE PLUS AND MARKETLOCK FOR LIFE

The following provides additional information applicable to these optional living benefits ("Living Benefit(s)").

What happens if the contract value is reduced to zero?

All withdrawals from the contract, including withdrawals under this feature, will reduce your contract value. Unfavorable investment experience may also reduce your contract value. If the contract value is reduced to zero but the Income Base is greater than zero, we will continue to pay guaranteed payments under the terms of the Living Benefit over the lifetime of the Covered Person(s); however, the Income Base is no longer eligible to be increased.

However, if at any time an Excess Withdrawal reduces your contract value to zero, no further benefits will remain under the Living Benefit and your contract along with the Living Benefit will terminate. For MarketLock Income Plus and MarketLock For Life Plus, an Income Credit is not available if the contract value is reduced to zero, even if a Living Benefit remains payable.

If the contract value is reduced to zero, the contract's other benefits will be terminated. You may no longer make subsequent Purchase Payments or transfers, and no death benefit or future annuity income payments are available. Therefore, you should be aware that, particularly during times of unfavorable investment performance, withdrawals taken under the Living Benefit may reduce the contract value to zero and eliminate any other benefits of the contract.

When the contract value equals zero but a benefit remains payable, to receive any remaining Living Benefit, you must select one of the following:

     1. The current Maximum Annual Withdrawal Amount, divided equally and paid on a monthly, quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     2. Any option mutually agreeable between you and us.

If you do not select an option above, the remaining Living Benefit will be paid as the current Maximum Annual Withdrawal Amount based on the Maximum Annual Withdrawal Percentage applicable to the Living Benefit divided equally and paid on a quarterly basis until the date of death of the Covered Person(s).

Any amounts that we may pay under the Living Benefit in excess of your contract value are subject to the Company's financial strength and claims-paying ability.

What happens to my Living Benefit upon a spousal continuation?

If there is one Covered Person and that person dies, the surviving spousal joint owner or spousal beneficiary may elect to:

     1. Make a death claim if the contract value is greater than zero which terminates the Living Benefit and the contract; or

     2. Continue the contract if the contract value is greater than zero, without the Living Benefit and its corresponding fee.

If there are two Covered Persons, upon the death of one Covered Person, the surviving Covered Person may elect to:

     1. Make a death claim if the contract value is greater than zero, which terminates the Living Benefit and the contract; or

     2. Continue the contract with the Living Benefit and its corresponding fee.

The components of the Living Benefit in effect at the time of spousal continuation will not change. The surviving Covered Person can elect to receive withdrawals in accordance with the provisions of the Living Benefit elected based on the age of the younger Covered Person at the time the first withdrawal was taken. If no withdrawals were taken prior to the spousal continuation, the Maximum Annual Withdrawal Percentage will be based on the age of the surviving Covered Person at the time the first withdrawal is taken.

If spousal continuation occurs during the Income Base Evaluation Period and/or Income Credit Period, if applicable, the Continuing Spouse will continue to receive any increases to the Income Base during the remaining Income Base Evaluation Period and/or Income Credit Period, if applicable.

If you have elected MarketLock Income Plus or MarketLock For Life Plus on or after May 1, 2009, the Continuing Spouse is eligible to receive the Minimum Income Base if no withdrawals have been taken during the first 12 Benefit Years following the Effective Date. Please see "IS THERE AN ADDITIONAL GUARANTEE IF I DELAY TAKING WITHDRAWALS?"

If you have elected MarketLock Income Plus or MarketLock For Life Plus +7% option prior to May 1, 2009, the Continuing Spouse is eligible to receive the Minimum Income Base if no withdrawals have been taken during the first 10 Benefit Years following the Effective Date. Please see "IS THERE AN ADDITIONAL GUARANTEE IF I DELAY TAKING WITHDRAWALS?"

For all Living Benefits, the Continuing Spouse will be eligible to elect to extend the Income Base Evaluation Period and the Income Credit Period, if applicable, upon the expiration of the applicable period. Please see "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD AND INCOME CREDIT PERIOD?" above.

Can a non-spousal Beneficiary elect to receive any remaining benefits under my Living Benefit upon the death of the second spouse?

No. Upon the death of the Covered Person(s), if the contract value is greater than zero, a non-spousal beneficiary must make an election under the death benefit provisions of the contract, which terminates the Living Benefit.

What happens to my Living Benefit upon the Latest Annuity Date?

If the contract value and the Income Base are greater than zero on the Latest Annuity Date, you must select one of the following:

     1. Annuitize the contract value under the contract's annuity provisions; or

     2. Elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date divided equally and paid on a monthly, quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     3. Any option mutually agreeable between you and us.

If you do not elect an option listed above, on the Latest Annuity Date, we may annuitize the contract value in accordance with Annuity Income Option 3, as described in ANNUITY INCOME OPTIONS below. At that point, the Accumulation Phase of your contract ends and the Income Phase begins.

Can I elect to cancel my Living Benefit?

The Living Benefit may be cancelled by you on the 5th Benefit Year anniversary, the 10th Benefit Year anniversary, or any Benefit Year anniversary after the 10th Benefit Year anniversary. Once you elect to cancel the Living Benefit, you will no longer be charged a fee after the cancellation is effective and the guarantees under the Living Benefit are terminated. In addition, the investment requirements for Living Benefit will no longer apply to your contract. You may not extend the Income Base Evaluation Period or Income Credit Period, if applicable, and you may not re-elect or reinstate the Living Benefit after cancellation.

If there are two Covered Persons, upon the death of the first Covered Person, the surviving Covered Person (generally, the Continuing Spouse) may cancel the Living Benefit on the 5th Benefit Year anniversary, the 10th Benefit Year anniversary, or any Benefit Year anniversary after the 10th Benefit Year anniversary following the death of the first Covered Person. Once the surviving Covered Person elects to cancel the feature, the fee will no longer be charged and the guarantees under the Living Benefit will be terminated. In addition, the investment requirements for the Living Benefit will no longer apply to the contract. The surviving Covered Person may not extend the Income Base Evaluation Period or Income Credit Period, if applicable, and may no longer re-elect or reinstate the Living Benefit after cancellation.

Are there circumstances under which my Living Benefit will automatically terminate?

The Living Benefit automatically terminates upon the occurrence of one of the following:

     1. Annuitization of the contract; or

     2. Termination or surrender of the contract; or

     3. A death benefit is paid and the contract is terminated; or

     4. Excess Withdrawals reduce the contract value to zero; or

     5. Death of the Covered Person, if only one is elected; or, if two are elected, death of the surviving Covered Person; or

     6. A change that removes all Covered Persons from the contract except as noted below and under "ARE THERE CIRCUMSTANCES UNDER WHICH GUARANTEED WITHDRAWALS FOR TWO COVERED PERSONS, IF ELECTED, TERMINATE FOR ONE OF THE COVERED PERSONS?"

If a change of ownership occurs from a natural person to a non-natural entity, the original natural Owner(s) must also be the Annuitant(s) after the ownership change to prevent termination of the Living Benefit. A change of ownership from a non-natural entity to a natural person can only occur if the new natural Owner(s) was the original natural Annuitant(s) in order to prevent termination of the Living Benefit. Any ownership change is contingent upon prior review and approval by the Company.

Are there circumstances under which guaranteed withdrawals for two Covered Persons, if elected, terminate for one of the Covered Persons?

Under any of the following circumstances, the Living Benefit will provide a guarantee for one Covered Person and not the lifetime of the other Covered
Person:

     1. One of the two Covered Persons is removed from the contract, due to reasons other than death; or

     2. The original spousal joint Owners or spousal beneficiary, who are the Covered Persons, are no longer married at the time of death of the first spouse.

Under these circumstances, the fee for the Living Benefit based on two Covered Persons remains unchanged and the guaranteed withdrawals are payable for the remaining Covered Person only. However, the remaining Covered Person may choose to terminate the feature as described under "CAN I ELECT TO CANCEL MY LIVING BENEFIT FEATURE?" above.

WE ALSO RESERVE THE RIGHT TO MODIFY THE LIVING BENEFITS AT THE TIME OF EXTENSION FOR EXISTING CONTRACTS AS INDICATED ABOVE.

MARKETLOCK AND MARKETLOCK FOR TWO

MarketLock and MarketLock For Two are optional guaranteed minimum withdrawal benefits that guarantee an income stream based on Purchase Payments made during the first two contract years and only guarantee lifetime withdrawals in the manner described below. These features may not be appropriate if you plan to make ongoing Purchase Payments, such as with contributory IRA's or tax-qualified plans.

WITHDRAWALS UNDER THE FEATURES ARE TREATED LIKE ANY OTHER WITHDRAWAL FOR THE PURPOSE OF CALCULATING TAXABLE INCOME, DEDUCTING APPLICABLE WITHDRAWAL CHARGES, AND REDUCING THE CONTRACT VALUE, FREE WITHDRAWAL AMOUNTS AND ALL OTHER BENEFITS, FEATURES AND CONDITIONS OF YOUR CONTRACT.

Any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the feature is treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you take required minimum distributions and have elected this feature, your distributions must be set up on the automated minimum distribution withdrawal program administered by our Annuity Service Center. In addition, if you have a Qualified contract, tax law and the terms of the plan may restrict withdrawal amounts.

MARKETLOCK
For contracts issued prior to May 1, 2006, MarketLock guarantees annual withdrawals based on the Maximum Anniversary Value (MAV) during the first 10 years of the contract. In addition, for contracts issued on or after May 1, 2006, if the owner begins withdrawals after age 65, the withdrawal amount is guaranteed to last for life.

MARKETLOCK SUMMARY TABLE:

-----------------------------------------------------------------------
                          MAXIMUM                           MAXIMUM
                           ANNUAL                            ANNUAL
                         WITHDRAWAL    INITIAL MINIMUM     WITHDRAWAL
                        PERCENTAGE*       WITHDRAWAL     PERCENTAGE IF
    TIME OF FIRST       PRIOR TO ANY   PERIOD PRIOR TO    EXTENSION IS
     WITHDRAWAL          EXTENSION      ANY EXTENSION       ELECTED
-----------------------------------------------------------------------
 Before 5th Benefit          5%            20 years            5%
  Year anniversary
-----------------------------------------------------------------------
 On or after 5th             7%          14.28 years           7%
  Benefit Year
  anniversary
-----------------------------------------------------------------------
 On or after 10th           10%            10 years            7%
  Benefit Year
  anniversary
-----------------------------------------------------------------------
 On or after 20th           10%            10 years           10%
  Benefit Year
  anniversary
-----------------------------------------------------------------------
 On or after the             5%          Life of the           5%
  older contract                        older contract
  owner's 65th                              owner
  birthday**
-----------------------------------------------------------------------


* For the purposes of complying with the Maximum Annual Withdrawal Percentage, the amount of the withdrawal would include any charges applicable to the withdrawal. If you are taking required minimum distributions ("RMD") from the contract, and the portion of the RMD amount based on this contract only is greater than the Maximum Annual Withdrawal Amount, that portion of the withdrawal will not be treated as an Excess Withdrawal. Any portion of the RMD withdrawal that is based on amounts greater than this contract alone will be considered an Excess Withdrawal. This will result in cancellation of the lifetime withdrawals and may further reduce your Maximum Annual Withdrawal Amount, MAV Benefit Base, and remaining Minimum Withdrawal Period. If you must take RMD from this contract and want to ensure that these withdrawals are not considered Excess Withdrawals under the feature, your distributions must be set up on the Systematic Withdrawal Program administered by our Annuity Service Center. If you are purchasing this contract by transferring from another IRA and plan to immediately utilize this feature to satisfy RMD, you should take the current year required withdrawal prior to moving your money to this contract since we can only provide one RMD withdrawal per contract year (which may cross over two tax years). Further, if the RMD basis for this tax year was calculated by the investment company from which you are transferring your investment and it is greater than the amount transferred to this contract, we cannot systematically calculate and support the RMD basis. Therefore, you should take the RMD before transferring your investment. Please see "HOW ARE THE COMPONENTS FOR MARKETLOCK AND MARKETLOCK FOR TWO CALCULATED?" below.

** For contracts issued on or after May 1, 2006, lifetime withdrawals are available provided that as your first withdrawal is taken on or after age 65 and withdrawals do not exceed the 5% Maximum Annual Withdrawal

   Percentage indicated above. If withdrawals exceed the 5% Maximum Annual Withdrawal Percentage in any Benefit Year (other than for RMD amounts for this contract that are greater than the Maximum Annual Withdrawal Amount), lifetime withdrawals are no longer available. Instead, available withdrawals are automatically recalculated with respect to the Minimum Withdrawal Period and Maximum Annual Withdrawal Percentage listed in the table above, based on the time of first withdrawal and reduced for withdrawals already taken.

MARKETLOCK FOR TWO SUMMARY TABLE:

------------------------------------------------------------------------
                                                       MAXIMUM ANNUAL
             AGE OF THE YOUNGER SPOUSE                   WITHDRAWAL
            AT TIME OF FIRST WITHDRAWAL                  PERCENTAGE*
------------------------------------------------------------------------
    At least age 55 but prior to 63rd birthday               4%
------------------------------------------------------------------------
    At least age 63 but prior to 76th birthday               5%
------------------------------------------------------------------------
             On or after 76th birthday                       6%
------------------------------------------------------------------------


* If you are taking required minimum distributions ("RMD") from the contract, and the portion of the RMD amount based on this contract is greater than the Maximum Annual Withdrawal Amount (defined below), that portion of the withdrawal will not be treated as an Excess Withdrawal. Any portion of a RMD withdrawal that is based on amounts other than this contract will not be considered a RMD from this contract. Please see "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK AND MARKETLOCK FOR TWO?" below.

How are the components for MarketLock and MarketLock For Two calculated?

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include the amount of Purchase Payments received during the first two years after your contract issue date, adjusted for any withdrawals during that period. Any Purchase Payments we receive more than two years after your contract issue date are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any Payment Enhancements and/or spousal continuation contributions, if applicable; however, Payment Enhancements and/or spousal continuation contributions are included in the calculation of Anniversary Values, as defined below. Eligible Purchase Payments are limited to $1.5 million without prior Company approval.

SECOND, we consider the MAV EVALUATION PERIOD, which begins on your contract issue date and ends on your 10th contract anniversary. On the expiration of the MAV Evaluation Period, you may contact us to extend the MAV Evaluation Period for an additional period as discussed further below.

THIRD, we determine the ANNIVERSARY VALUE which equals the value of your contract on any contract anniversary during the MAV Evaluation Period minus any Ineligible Purchase Payments.

FOURTH, we determine the MAV BENEFIT BASE. Initially, the MAV Benefit Base equals the first Eligible Purchase Payment. Thereafter, the MAV Benefit Base is increased each time subsequent Eligible Purchase Payments are made, and adjusted each time any withdrawals (Excess Withdrawals for MarketLock For Two) of contract value are taken. On each contract anniversary throughout the MAV Evaluation Period, the MAV Benefit Base automatically adjusts upwards if the current Anniversary Value is greater than both the current MAV Benefit Base and any previous year's Anniversary Value. Other than adjustments made for withdrawals (Excess Withdrawals for MarketLock For Two), the MAV Benefit Base will only be adjusted upwards, and subsequent lower Anniversary Values through the MAV Evaluation Period will not result in a lower MAV Benefit Base.

FIFTH, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each Benefit Year under the features and is an amount calculated by multiplying the current MAV Benefit Base by the applicable Maximum Annual Withdrawal Percentage. The applicable Maximum Annual Withdrawal Percentage differs by feature as follows:

     MarketLock: The applicable Maximum Annual Withdrawal Percentage is determined based on the Benefit Year when you take your first withdrawal. Or, for contracts issued on or after May 1, 2006, the Maximum Annual Withdrawal Percentage is determined based on whether you are taking lifetime withdrawals.

     MarketLock For Two: The applicable Maximum Annual Withdrawal Percentage is determined based on the younger spouse's age when you take your first withdrawal.

If the MAV Benefit Base is increased to the current Anniversary Value, the Maximum Annual Withdrawal Amount is recalculated on that contract anniversary by multiplying the new MAV Benefit Base by the applicable Maximum Annual Withdrawal Percentage. If the MAV Benefit Base is increased for Eligible Purchase Payments, the Maximum Annual Withdrawal Amount will be recalculated upon receipt of each Eligible Purchase Payment by multiplying the new MAV Benefit Base by the applicable Maximum Annual Withdrawal Percentage.

FINALLY, for MarketLock only, we determine the MINIMUM WITHDRAWAL PERIOD, which is the minimum period over which you may take withdrawals under the feature. The initial Minimum Withdrawal Period is calculated when withdrawals under the Benefit begin and is recalculated when the MAV Benefit Base is adjusted to a higher Anniversary Value by dividing the MAV Benefit Base by the Maximum Annual Withdrawal Amount. The Minimum

Withdrawal Periods will be reduced due to Excess Withdrawals.

Can I extend the MAV Evaluation Period beyond 10 years?

Yes, the MAV Evaluation Period may be extended as long as the Benefit is still in effect and the older owner (younger spouse for MarketLock For Two) is age 85 or younger at the time extension is elected. We guarantee that you will be given the opportunity to extend the MAV Evaluation Period under these conditions for at least one additional evaluation period of 10 years. IN ORDER TO EXTEND THE MAV EVALUATION PERIOD, YOU MUST CONTACT US NO LATER THAN 60 DAYS AFTER THE END OF THE MAV EVALUATION PERIOD. If you elect to extend the MAV Evaluation Period, the MAV Benefit Base can continue to be adjusted upward as described above on each anniversary during the new MAV Evaluation Period. Please see "HOW ARE THE COMPONENTS OF MARKETLOCK AND MARKETLOCK FOR TWO CALCULATED?" above. Also, if you extend the MAV Evaluation Period, you should note that the components of the feature, such as the fee (and Maximum Annual Withdrawal Percentage for MarketLock), will change to those in effect at the time you elect to extend, which may be different from the components when you initially elected the feature. We will notify you in writing of the terms of the extension at least 30 days prior to the end of the MAV Evaluation Period. Additional MAV Evaluation Periods may be offered at our sole discretion.

If you do not contact us to extend the MAV Evaluation Period, the MAV Benefit Base will no longer be adjusted on subsequent contract anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last MAV Evaluation Period, subject to adjustments for withdrawals, (Excess Withdrawals for MarketLock For Two). You will continue to pay the fee at the rate that was in effect during the last MAV Evaluation Period and you will not be permitted to extend the MAV Evaluation Period in the future.

What are the fees for MarketLock and MarketLock For Two?

The annualized fee for MarketLock is calculated as 0.65% of the MAV Benefit Base for all years in which the feature is in effect. However, if you elect to extend the MAV Evaluation Period the fee may change at the time of the extension. The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following your contract issue date and ending upon termination of the Benefit. We will not assess the quarterly fee if you surrender or annuitize your contract before the end of a contract quarter.

The annualized fee for MarketLock For Two for all years in which the feature is in effect, is calculated as 0.40% of the MAV Benefit Base prior to the first withdrawal being taken and 0.80% of the MAV Benefit Base after the first withdrawal is taken assessed at the end of the quarter in which the first withdrawal is taken. However, if you elect to extend the MAV Evaluation Period the fee may change at the time of the extension.

An increase in the MAV Benefit Base due to an adjustment to a higher Anniversary Value or due to subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee. The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following your contract issue date and ending upon termination of the Benefit. If your contract value and/or MAV Benefit Base falls to zero before the feature has been terminated, the fee will no longer be deducted. However, if the MAV Benefit Base is adjusted upwards at a later date because the current Anniversary Value is greater than both the current and any previous Anniversary Values, the calculation and deduction of the fee will resume. We will not assess the quarterly fee if you surrender or annuitize your contract before the end of a contract quarter.

What are the effects of withdrawals on MarketLock and MarketLock For Two?

MARKETLOCK
The Maximum Annual Withdrawal Amount, MAV Benefit Base and Minimum Withdrawal Period may change over time as a result of the timing and amounts of withdrawals.

In addition, for contracts issued on or after May 1, 2006, if you elect to begin withdrawals prior to your 65th birthday (if jointly owned, prior to the 65th birthday of the older owner), you will not be eligible to receive lifetime withdrawals. If you begin withdrawals on or after your 65th birthday (older owner's 65th birthday if jointly owned) and wish to receive lifetime withdrawals, you must withdraw no more than the Maximum Annual Withdrawal Amount which is calculated as 5% of the MAV Benefit Base. Lifetime withdrawals do not change unless the MAV Benefit Base increases due to additional Eligible Purchase Payments or if the MAV Benefit Base is stepped-up on a contract anniversary. If the amount of withdrawals, at any time, exceeds 5% of the MAV Benefit Base in a Benefit Year, you will not receive lifetime withdrawals. However, you can continue to receive withdrawals over the Minimum Withdrawal Period in amounts up to the Maximum Annual Withdrawal Amount as described in the MarketLock Summary Table and under "HOW ARE THE COMPONENTS FOR MARKETLOCK AND MARKETLOCK FOR TWO CALCULATED?" above, based on when you took your first withdrawal and adjusted for withdrawals already taken.

Total withdrawals in any Benefit Year equal to or less than the Maximum Annual Withdrawal Amount reduce the MAV Benefit Base by the amount of the withdrawal. Withdrawals in excess of the Maximum Annual Withdrawal Amount are considered Excess Withdrawals. We define Excess Withdrawals as either: 1) any portion of a withdrawal that causes the total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount; or 2) any withdrawal in a Benefit Year taken after the Maximum Annual Withdrawal Amount has been withdrawn. Excess Withdrawals will reduce the MAV Benefit Base by the greater of: (a) the amount of the Excess Withdrawal; or (b) the relative size of the Excess Withdrawal in relation to the contract value prior to the Excess Withdrawal, as described below. This means that if contract value is less than the MAV Benefit Base, withdrawals greater than the Maximum Annual Withdrawal Amount will result in a proportionately greater reduction of the MAV Benefit Base (as described below), which will be more than the amount of the withdrawal itself. This will also reduce your Maximum Annual Withdrawal Amount. The impact of withdrawals and the effect on each component of MarketLock are further explained below:

     MAV BENEFIT BASE:  Withdrawals reduce the MAV Benefit Base as follows:

     (1) If the withdrawal does not cause total withdrawals in the Benefit Year to exceed the Maximum Annual Withdrawal Amount, the MAV Benefit Base will be reduced by the amount of the withdrawal;

     (2) Excess Withdrawals reduce the MAV Benefit Base as follows:

        If total withdrawals during the Benefit Year, including the current withdrawal, exceed the Maximum Annual Withdrawal Amount, the MAV Benefit Base is reduced to the lesser of:

        (a) is the MAV Benefit Base immediately prior to the withdrawal minus the amount of the Excess Withdrawal, or;

        (b) is the MAV Benefit Base immediately prior to the withdrawal reduced in the same proportion by which the contract value is reduced by the amount of the Excess Withdrawal.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: If the sum of withdrawals in a Benefit Year does not exceed the Maximum Annual Withdrawal Amount for that Benefit Year, the Maximum Annual Withdrawal Amount will not change for the next Benefit Year unless your MAV Benefit Base is adjusted upward. If total withdrawals in a Benefit Year exceed the Maximum Annual Withdrawal Amount, the Maximum Annual Withdrawal Amount will be recalculated on the next contract anniversary. The new Maximum Annual Withdrawal Amount will equal the new MAV Benefit Base after any withdrawals on that contract anniversary, divided by the new Minimum Withdrawal Period on that contract anniversary. On that contract anniversary, the new Maximum Annual Withdrawal Amount may be lower than your previous Maximum Annual Withdrawal Amount.

     MINIMUM WITHDRAWAL PERIOD: On each contract anniversary, a new Minimum Withdrawal Period is calculated as shown in the table below.

------------------------------------------------------------------------
THE AMOUNT WITHDRAWN
  IN A BENEFIT YEAR           EFFECT ON MINIMUM WITHDRAWAL PERIOD
------------------------------------------------------------------------
                        New Minimum Withdrawal Period = the MAV Benefit
  Amounts up to the    Base (which includes a deduction for any previous
   Maximum Annual        withdrawals), divided by the current Maximum
  Withdrawal Amount                Annual Withdrawal Amount
------------------------------------------------------------------------
Amounts in excess of      New Minimum Withdrawal Period = the Minimum
  the Maximum Annual      Withdrawal Period as of the prior contract
   Withdrawal Amount              anniversary minus one year
------------------------------------------------------------------------


MARKETLOCK FOR TWO
Any withdrawals in a Benefit Year that in total are less than or equal to the Maximum Annual Withdrawal Amount, do not reduce the MAV Benefit Base. We define Excess Withdrawals as either: 1) any portion of a withdrawal that causes the total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount; or 2) any withdrawal in a Benefit Year taken after the Maximum Annual Withdrawal Amount has been withdrawn. Excess Withdrawals will reduce the MAV Benefit Base in the same proportion by which the contract value is reduced by the Excess Withdrawal. Excess Withdrawals also result in a reduction to your Maximum Annual Withdrawal Amount because it is recalculated after each Excess Withdrawal by multiplying the reduced MAV Benefit Base by the existing Maximum Annual Withdrawal Percentage. In addition, if in any year an Excess Withdrawal reduces the contract value to zero, MarketLock For Two is terminated and you will not continue to receive withdrawals over your and your spouse's lifetime. The impact of withdrawals and the effect on each component of MarketLock For Two are further explained below:

     MAV BENEFIT BASE: If the sum of withdrawals in any Benefit Year does not exceed the Maximum Annual Withdrawal Amount, the MAV Benefit Base is not reduced for those withdrawals. Excess Withdrawals as described above reduce the MAV Benefit Base as follows:

     For each Excess Withdrawal taken, the MAV Benefit Base is reduced in the same proportion by which the contract value is reduced by each Excess Withdrawal.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: The Maximum Annual Withdrawal Amount is recalculated each time there is a change in the MAV Benefit Base. Accordingly, if the sum of withdrawals in any Benefit Year does not exceed the Maximum Annual Withdrawal Amount for that year, the Maximum Annual Withdrawal Amount will not change for the next year unless your MAV Benefit Base is adjusted upward (as described above under "HOW ARE THE COMPONENTS FOR MARKETLOCK AND MARKETLOCK FOR TWO CALCULATED?"). If you take an Excess Withdrawal, the Maximum

     Annual Withdrawal Amount will be recalculated by multiplying the reduced MAV Benefit Base by the existing Maximum Annual Withdrawal Percentage. This newly recalculated Maximum Annual Withdrawal Amount will be available beginning on the next contract anniversary and may be lower than your previous Maximum Annual Withdrawal Amount.

What happens if my contract value is reduced to zero?

MARKETLOCK
If the contract value is zero but the MAV Benefit Base is greater than zero, a Benefit remains payable under the feature until the MAV Benefit Base is zero. Further, for contracts issued on or after May 1, 2006, if you are eligible to take lifetime withdrawals, a Benefit is still payable even if the contract value and MAV Benefit Base both equal zero. However, the contract's other benefits will be terminated once the contract value equals zero. You may not make subsequent Purchase Payments or transfers and no death benefit or future annuitization payments are available. Therefore, during times of unfavorable investment performance, withdrawals taken under the Benefit may reduce the contract value to zero eliminating any other benefits of the contract.

When the contract value equals zero, to receive any remaining Benefit, you must select one of the following:

     1. The current Maximum Annual Withdrawal Amount, paid equally on a monthly, quarterly, semi-annual or annual frequency as selected by you until either: (a) the time at which the Minimum Withdrawal Period equals zero, or (b) for contracts issued on or after May 1, 2006, if receiving lifetime withdrawals, the date of death of the older contract owner; or

     2. Any option mutually agreeable between you and us.

MARKETLOCK FOR TWO
If the contract value is zero but the MAV Benefit Base is greater than zero, a Benefit remains payable over your lifetime and the lifetime of your spouse. However, if due to an Excess Withdrawal, your contract value is reduced to zero, no Benefit remains.

The contract's other benefits will be terminated once the contract value equals zero. You may not make subsequent Purchase Payments or transfers and no death benefit or future annuity payments are available. Therefore, during times of unfavorable investment performance, withdrawals taken under the benefit may reduce the contract value to zero eliminating any other benefits of the contract.

Except as described above, when the contract value equals zero, to receive any remaining benefit, you may select one of the following:

     1. The current Maximum Annual Withdrawal Amount, paid equally on a monthly, quarterly, semi-annual or annual frequency as selected by you until the date of death of the surviving spouse; or

     2. Any option mutually agreeable between you and us.

If you do not select an option, the remaining Benefit will be paid as the current Maximum Annual Withdrawal Amount on a quarterly basis until the date of death of the surviving spouse.

What happens to MarketLock and MarketLock For Two upon a spousal continuation?

MARKETLOCK
A Continuing Spouse may elect to continue or cancel the feature and its accompanying fee. The components of the feature will not change as a result of a spousal continuation. However, for contracts issued on or after May 1, 2006, lifetime withdrawals or the option to receive lifetime withdrawals will cease upon death of the older owner. Excluding the lifetime option, a younger Continuing Spouse can elect to receive withdrawals in accordance with the provisions of the MarketLock Summary Table above based on when the first withdrawal was taken and adjusted for any withdrawals already taken. In the event of the death of the younger spouse, the older spousal beneficiary may continue to receive lifetime withdrawals, if eligible, because they are based on the older owner's life.

If the contract owner elected MarketLock and dies during the MAV Evaluation Period and the spousal beneficiary continues the Benefit, we will continue to re-evaluate the MAV Benefit Base on each contract anniversary during the MAV Evaluation Period, and any spousal continuation contribution is included in the calculation of the Anniversary Value. Additionally, the Continuing Spouse may extend the MAV Evaluation Period an additional period of 10 years provided that
(1) the original owner did not previously extend the MAV Evaluation Period and
(2) the Continuing Spouse is age 85 or younger at the time they extend the MAV Evaluation Period. Payment Enhancements and spousal continuation contributions are not considered to be Eligible Purchase Payments. However, Payment Enhancements and spousal continuation contributions are included in the Anniversary Values for the purpose of determining the MAV Benefit Base during the MAV Evaluation Period.

MARKETLOCK FOR TWO
The components of the feature will not change as a result of a spousal continuation. A Continuing Spouse can elect to receive withdrawals in accordance with the provisions of the MarketLock For Two Summary Table above based on the age of the younger spouse when the first withdrawal was taken and based on the MAV Benefit Base at the time of spousal continuation. Alternatively, if contract value is greater than zero, a Continuing Spouse may make a death claim under the death provisions of the contract and terminate the contract and the MarketLock For Two feature.

If spousal continuation occurs during the MAV Evaluation Period, the Continuing Spouse will continue to receive any upward adjustments due to market gains to the MAV Benefit Base during the period and any spousal continuation contribution is included in the Anniversary Value. However, spousal continuation contributions are not considered to be Eligible Purchase Payments. In addition, the Continuing Spouse will be eligible to extend the MAV Evaluation Period upon the expiration of the initial period. Please see "CAN I EXTEND THE MAV EVALUATION PERIOD BEYOND 10 YEARS?" above.

Can my non-spousal Beneficiary elect to receive any remaining withdrawals under MarketLock upon my death?

For contracts issued on or after May 1, 2006, upon the death of the older contract owner, lifetime withdrawals will no longer be available.

If the contract value is greater than zero when the owner dies, a non-spousal Beneficiary must make a death claim under the contract provisions, which terminates MarketLock. If the contract value is zero when the owner dies, meaning that no death benefit is payable, but the Minimum Withdrawal Period remaining is greater than zero, a non-spousal Beneficiary may elect to continue receiving any remaining withdrawals under the feature. The other components of the feature will not change. However, the contract and its other benefits will be terminated.

Can a non-spousal Beneficiary elect to receive any remaining benefits under MarketLock For Two upon the death of the second spouse?

No. Upon the death of both spouses, if the contract value is greater than zero, a non-spousal Beneficiary must make an election under the death provisions of the contract, which terminates MarketLock For Two.

What happens to MarketLock and MarketLock For Two upon the Latest Annuity Date?

Upon election of any of the options described below, the Accumulation Phase of your contract ends and the Income Phase begins. Therefore, if electing Income Payments for the life of the Annuitant, upon death, no benefit remains and the contract and its features will terminate.

MARKETLOCK
If there is remaining contract value and the MAV Benefit Base is greater than zero on the Latest Annuity Date, you must select one of the following:

     1. Annuitize the contract value under the contract's annuity provisions; or

     2. For contracts issued on or after May 1, 2006, if eligible for lifetime withdrawals, even if the MAV Benefit Base equals zero, elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date, paid equally on a monthly, quarterly, semi- annual or annual frequency as selected by you, until your death; or

     3. Elect to receive your remaining MAV Benefit Base on the Latest Annuity Date paid over the Minimum Withdrawal Period with payments equal to the current Maximum Annual Withdrawal Amount. If withdrawals have not started, your Maximum Annual Withdrawal Amount and Minimum Withdrawal Period will be calculated based on the applicable Maximum Annual Withdrawal Percentage; or

     4. Any option mutually agreeable between you and us.

MARKETLOCK FOR TWO
If there is remaining contract value and the MAV Benefit Base is greater than zero on the Latest Annuity Date, you must select one of the following:

     1. Annuitize the contract value under the contract's annuity provisions; or

     2. Elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date, paid equally on a monthly, quarterly, semi-annual or annual frequency as selected by you until the date of death of the surviving spouse, if eligible for lifetime withdrawals, even if the MAV Benefit Base is zero; or

     3. Any option mutually agreeable between you and us.

Can MarketLock and MarketLock For Two be cancelled?

MarketLock and MarketLock For Two may be cancelled on the 5th contract anniversary, the 10th contract anniversary, or any contract anniversary thereafter. Once the feature is cancelled, you will no longer be charged a fee and the guarantees under the Benefit are terminated. You may not re-elect the feature after cancellation.

Are there circumstances under which MarketLock and MarketLock For Two will automatically terminate?

MARKETLOCK
MarketLock automatically terminates upon the occurrence of one of the following:

     1. The Minimum Withdrawal Period has been reduced to zero unless, for contracts issued on or after May 1, 2006, conditions for lifetime withdrawals are met; or

     2. Annuitization of the contract; or

     3. Full surrender of the contract; or

     4. Death benefit is paid.

     5. Upon a spousal continuation, the Continuing Spouse elects not to continue the contract with the feature.

For contracts issued on or after May 1, 2006, lifetime withdrawals will not be available in the event of:

     1. An ownership change which results in a change of the older owner;* or

     2. Withdrawals prior to the 65th birthday of the older owner; or

     3. Death of the older owner; or

     4. A Spousal Continuation (upon the death of the older owner); or

     5. A withdrawal in excess of 5% of MAV Benefit Base.**

* If a change of ownership occurs from a natural person to a non-natural entity, the original natural older owner must also be the annuitant after the ownership change to prevent termination of lifetime withdrawals. A change of ownership from a non-natural entity to a natural person can only occur if the new natural owner was the original natural older annuitant in order to prevent termination of lifetime withdrawals. Any ownership change is contingent upon prior review and approval by the Company.

** If a required minimum distribution withdrawal for this contract exceeds the Maximum Annual Withdrawal Amount, the ability to receive lifetime withdrawals will not be terminated.

MARKETLOCK FOR TWO
MarketLock For Two automatically terminates upon the occurrence of one of the following:

     1. Annuitization of the contract; or

     2. Full surrender of the contract; or

     3. A death benefit is paid and the contract is not continued by the spouse; or

     4. Excess Withdrawals that reduce the contract value to zero which then reduces the MAV Benefit Base to zero; or

     5. Death of surviving original spouse; or

     6. A change in ownership that involves the original owner(s) except as noted below and under "Are there circumstances under which guaranteed withdrawals over the lifetime of your spouse are terminated?"*

* If a change of ownership occurs from a natural person to a non-natural entity, the original natural owner(s) must also be the annuitant(s) after the ownership change to prevent termination of MarketLock For Two. A change of ownership from a non-natural entity to a natural person can only occur if the new natural owner(s) was the original natural annuitant(s) in order to prevent termination of MarketLock For Two. Any ownership change is contingent upon prior review and approval by the Company.

Are there circumstances under which guaranteed withdrawals over the lifetime of your spouse are terminated?

Under any of the following circumstances, MarketLock For Two will provide a guarantee for your lifetime and not the lifetime of your spouse:

     1. One of the two original owners is removed from the contract; or

     2. The original spousal beneficiary is removed or replaced; or

     3. The original spousal joint owner or spousal beneficiary is removed or replaced upon divorce; or

     4. The original spousal joint owners or spousal beneficiary are no longer married at the time of death of the first spouse.

Under these circumstances, the original remaining owner continues to pay the fee for MarketLock For Two and receives the Benefit for his/her lifetime only, or may choose to terminate the feature as described under "CAN MARKETLOCK AND MARKETLOCK FOR TWO BE CANCELLED?"

SEASONS INCOME REWARDS

Seasons Income Rewards is an optional guaranteed withdrawal benefit that guarantees an income stream based on all Purchase Payments made into your contract during the first 90 days after contract issue, with an opportunity for a Step-Up Amount, adjusted for withdrawals during that period (the "Benefit"). Seasons Income Rewards does not guarantee investment gains nor does it guarantee a withdrawal of any subsequent Purchase Payments made after the 90th day following the contract issue date. This feature does not guarantee lifetime income payments.

In order to determine the Benefit, we calculate each of the components as described below. The Benefit's components and value may vary depending on the option you chose. Options 1 and 2 are available on contracts issued on and after May 3, 2004. In addition, Option 3 is available on contracts issued on or after May 2, 2005. The earliest date you may begin taking withdrawals under the Benefit is the BENEFIT AVAILABILITY DATE. Each one-year period beginning on the contract issue date and ending on the day before the contract anniversary date is considered a BENEFIT YEAR.

SEASONS INCOME REWARDS SUMMARY:

---------------------------------------------------------------------------------------------------------
                                                                                              MINIMUM
                                                                                             WITHDRAWAL
                                                                                            PERIOD* (IF
                                                                                              MAXIMUM
                                                                             MAXIMUM           ANNUAL
                                           BENEFIT                            ANNUAL         WITHDRAWAL
                          MAXIMUM        AVAILABILITY       STEP-UP         WITHDRAWAL      AMOUNT TAKEN
       OPTION           ELECTION AGE         DATE            AMOUNT       PERCENTAGE***      EACH YEAR)
---------------------------------------------------------------------------------------------------------
          1              Age 80 or         3 years          10%* of           10% of          11 years
                       younger on the     following        Withdrawal       Withdrawal
                       contract issue   contract issue    Benefit Base     Benefit Base
                            date             date
---------------------------------------------------------------------------------------------------------
          2              Age 80 or         5 years          20%* of           10% of          12 years
                       younger on the     following        Withdrawal       Withdrawal
                       contract issue   contract issue    Benefit Base     Benefit Base
                            date             date
---------------------------------------------------------------------------------------------------------
          3              Age 70 or         10 years         50%** of          10% of          15 years
                       younger on the     following        Withdrawal       Withdrawal
                       contract issue   contract issue    Benefit Base     Benefit Base
                            date             date
---------------------------------------------------------------------------------------------------------


* If you elect Option 1 or 2 and take a withdrawal prior to the Benefit Availability Date, you will not receive a Step-Up Amount. The Minimum Withdrawal Period for Options 1 and 2 will be 10 years if you do not receive a Step-Up Amount.

** If you elect Option 3 and take a withdrawal prior to the Benefit Availability Date, you will receive a reduced Step-Up Amount of 30% of the Withdrawal Benefit Base. The Minimum Withdrawal Period will be 13 years if you receive a reduced Step-Up Amount. For contracts issued prior to June 14, 2005, the Maximum Election Age is 80 or younger on the contract issue date.

*** For contract holders subject to annual required minimum distributions, the Maximum Annual Withdrawal Amount will be the greater of: (1) the amount indicated in the table above; or (2) the annual required minimum distribution amount associated with your contract value only. Required minimum distributions may reduce your Minimum Withdrawal Period.

How are the components for Seasons Income Rewards calculated?

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include the amount of Purchase Payments made to the contract during the first 90 days after your contract issue date, adjusted for any withdrawals before the Benefit Availability Date in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal. The calculation of Eligible Purchase Payments does not include any Payment Enhancements and/or spousal continuation contributions, if applicable.

SECOND, we determine the WITHDRAWAL BENEFIT BASE. On the Benefit Availability Date, the Withdrawal Benefit Base equals the sum of all Eligible Purchase Payments.

THIRD, we determine the STEP-UP AMOUNT, if any, which is calculated as a specified percentage (listed in the Seasons Income Rewards Summary table above) of the Withdrawal Benefit Base on the Benefit Availability Date. The Step-Up Amount is not considered a Purchase Payment and cannot be used in calculating any other benefits, such as death benefits, contract value or annuitization value.

FOURTH, we determine the STEPPED-UP BENEFIT BASE, which is the total amount available for withdrawal under the feature and is used to calculate the minimum time period over which you may take withdrawals under the Seasons Income Rewards feature. The Stepped-Up Benefit Base equals the Withdrawal Benefit Base plus the Step-Up Amount, if any.

FIFTH, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which is a stated percentage (listed in the Seasons Income Rewards Summary table above) of the Withdrawal Benefit Base and represents the maximum amount of withdrawals that are available under this feature each Benefit Year after the Benefit Availability Date.

FINALLY, we determine the MINIMUM WITHDRAWAL PERIOD, which is the minimum period over which you may take withdrawals under the Seasons Income Rewards feature. The Minimum Withdrawal Period is calculated by dividing the Stepped-Up Benefit Base by the Maximum Annual Withdrawal Amount.

What is the fee for Seasons Income Rewards?

The annualized Seasons Income Rewards fee will be assessed as a percentage of the Withdrawal Benefit Base. The fee will be calculated and deducted quarterly from your contract value starting on the first quarter following the contract issue date and ending upon the termination of the feature. If your contract value falls to zero before the feature has been terminated, the fee will no longer be assessed. We will not assess the quarterly fee if you surrender or annuitize before the end of a quarter.

The fee is as follows:

------------------------------------------------------------------------
                   CONTRACT YEAR                       ANNUALIZED FEE
------------------------------------------------------------------------
                     0-7 years                              0.65%
------------------------------------------------------------------------
                    8-10 years                              0.45%
------------------------------------------------------------------------
                        11+                                 None
------------------------------------------------------------------------


What are the effects of withdrawals on Seasons Income Rewards?

Withdrawals after the Benefit Availability Date equal to or less than the Maximum Annual Withdrawal Amount generally reduce the Benefit by the amount of the withdrawal. Withdrawals in excess of the Maximum Annual Withdrawal Amount will reduce the Benefit in the same proportion that the contract value was reduced at the time of the withdrawal. This means if investment performance is down and contract value is reduced, withdrawals greater than the Maximum Annual Withdrawal Amount will result in a greater reduction of the Benefit. The impact of withdrawals and the effect on each component of Seasons Income Rewards are further explained through the calculations below:

     WITHDRAWAL BENEFIT BASE: Withdrawals prior to the Benefit Availability Date reduce the Withdrawal Benefit Base in the same proportion that the contract value was reduced at the time of the withdrawal. Withdrawals prior to the Benefit Availability Date also eliminate any Step-Up Amount for Options 1 and 2 and reduce the Step-Up Amount to 30% of the Withdrawal Benefit Base for Option 3. Withdrawals after the Benefit Availability Date will not reduce the Withdrawal Benefit Base until the sum of withdrawals after the Benefit Availability Date exceeds the Step-Up Amount. Thereafter, any withdrawal or portion of a withdrawal will reduce the Withdrawal Benefit Base as follows:

     (1) If the withdrawal does not cause total withdrawals in the Benefit Year to exceed the Maximum Annual Withdrawal Amount, the Withdrawal Benefit Base will be reduced by the amount of the withdrawal, or

     (2) If the withdrawal causes total withdrawals in the Benefit Year to exceed the Maximum Annual Withdrawal Amount, the Withdrawal Benefit Base is reduced to the lesser of:

          (a) is the Withdrawal Benefit Base immediately prior to the withdrawal minus the amount of the withdrawal, or;

          (b) is the Withdrawal Benefit Base immediately prior to the withdrawal minus the amount of the withdrawal that is equal to the Maximum Annual Withdrawal Amount, and further reduced in the same proportion by which the contract value is reduced by the amount in excess of the maximum annual withdrawal amount.

     STEPPED-UP BENEFIT BASE: Since withdrawals prior to the Benefit Availability Date eliminate any Step-Up Amount for Options 1 and 2, the Stepped-Up Benefit Base will be equal to the Withdrawal Benefit Base if you take withdrawals prior to the Benefit Availability Date. For Option 3, if you take withdrawals prior to the Benefit Availability Date, the Stepped-Up Benefit Base will be equal to the Withdrawal Benefit Base plus the reduced Step-Up Amount which will be 30% of the Withdrawal Benefit Base, adjusted for such withdrawals. If you do not take withdrawals prior to the Benefit Availability Date, you will receive the entire Step-Up Amount and the Stepped-Up Benefit Base will equal the Withdrawal Benefit Base plus the Step-Up Amount.

     After the Benefit Availability Date, any withdrawal that does not cause total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount will reduce the Stepped-Up Benefit Base by the amount of the withdrawal. After the Benefit Availability Date, any withdrawal that causes total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount (in that Benefit Year) reduces the Stepped-Up Benefit Base to the lesser of:

     (a) is the Stepped-Up Benefit Base immediately prior to the withdrawal minus the amount of the withdrawal, or;

     (b) is the Stepped-Up Benefit Base immediately prior to the withdrawal minus the amount of the withdrawal that is equal to the Maximum Annual Withdrawal Amount, and further reduced in the same proportion by which the contract value is reduced by the amount in excess of the maximum annual withdrawal amount.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: If the sum of withdrawals in a Benefit Year does not exceed the Maximum Annual Withdrawal Amount for that Benefit Year, the Maximum Annual Withdrawal Amount does not change for the next Benefit Year. If total withdrawals in a Benefit Year exceed the Maximum Annual Withdrawal Amount, the Maximum Annual Withdrawal Amount will be recalculated at the start of the next Benefit Year. The new Maximum Annual Withdrawal Amount will equal the Stepped-Up Benefit Base on that Benefit Year anniversary divided by the Minimum Withdrawal Period on that Benefit Year anniversary. The new Maximum Annual Withdrawal Amount may be lower than your previous Maximum Annual Withdrawal Amounts.

     MINIMUM WITHDRAWAL PERIOD: After each withdrawal, a new Minimum Withdrawal Period is calculated. If total withdrawals in a Benefit Year are less than or equal to the current Maximum Annual Withdrawal Amount, the new Minimum Withdrawal Period equals the Stepped-Up Benefit Base after the withdrawal, divided by the current Maximum Annual Withdrawal Amount.

     During any Benefit Year in which the sum of withdrawals exceeds the Maximum Annual Withdrawal Amount, the new Minimum Withdrawal Period equals the Minimum Withdrawal Period calculated at the end of the prior Benefit Year reduced by one year.

What happens if my contract value is reduced to zero with Seasons Income
Rewards?

If the contract value is zero but the Stepped-Up Benefit Base is greater than zero, a Benefit remains payable under the feature until the Stepped-Up Benefit Base is zero. However, the contract and its features and other benefits will be terminated once the contract value equals zero. Once the contract is terminated, you may not make subsequent Purchase Payments and no death benefit or future annuitization payments are available. Therefore, under adverse market conditions, withdrawals taken under the Benefit may reduce the contract value to zero eliminating any other benefits of the contract.

To receive your remaining Benefit, you may select one of the following:

     1. The current Maximum Annual Withdrawal Amount, paid equally on a monthly, quarterly, semi-annual or annual frequency as selected by you until the Stepped-Up Benefit Base equals zero; or

     2. Any option mutually agreeable between you and us.

If you do not select an option, the remaining Benefit will be paid as the current Maximum Annual Withdrawal Amount on a quarterly basis.

What happens to Seasons Income Rewards upon a spousal continuation?

A Continuing Spouse may elect to continue or cancel the feature and its accompanying fee. The components of the feature will not change as a result of a spousal continuation. However, continuation contributions are not considered to be Eligible Purchase Payments.

Can my non-spousal Beneficiary elect to receive any remaining withdrawals under Seasons Income Rewards upon my death?

If the contract value is greater than zero when the owner dies, a non-spousal Beneficiary must make a death claim under the contract provisions, which terminates Seasons Income Rewards. If the contract value is zero when the owner dies, meaning that no death benefit is payable, but the Stepped-Up Benefit Base is greater than zero, a non-spousal Beneficiary may elect to continue receiving any remaining withdrawals under the feature. The components of the feature will not change.

Can Seasons Income Rewards be cancelled?

Once you elect Seasons Income Rewards, you may not cancel the feature. However, there is no charge for Seasons Income Rewards after the 10th contract anniversary.

Additionally, the feature automatically terminates upon the occurrence of one of the following:

     1. The Stepped-Up Benefit Base is equal to zero; or

     2. Annuitization of the contract; or

     3. Full surrender of the contract; or

     4. Death benefit is paid; or

     5. Upon a spousal continuation, the Continuing Spouse elects not to continue the contract with the feature.

     6. For contracts issued from May 3, 2004 through October 3, 2004, withdrawals in excess of Maximum Annual Withdrawal Amount in any Benefit Year reduce the Stepped-Up Benefit Base by 50% or more.

What happens to Seasons Income Rewards upon the Latest Annuity Date?

If your contract value and Stepped-Up Benefit Base are greater than zero, and you begin the Income Phase upon or before the Latest Annuity Date, you will not receive the benefit of any remaining guaranteed withdrawals under the feature. Your annuity income payments will be calculated using your contract value and the selected income option.

Withdrawals under this feature are treated like any other withdrawal for the purpose of reducing the contract value, free withdrawal amounts and all other benefits, features and conditions of your contract.

If you elect Seasons Income Rewards and need to take withdrawals or are required to take required minimum distributions ("RMD") under the Internal Revenue Code from your contract prior to the Benefit Availability Date, you should know that such withdrawals may negatively affect the value of the Benefit.

Any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the feature is treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you set up RMDs and have elected this feature, your withdrawals must be automated and will not be recalculated on an annual basis.

SEASONS PROMISE

Seasons Promise is an optional guaranteed minimum accumulation benefit. The feature provides a one-time adjustment ("Benefit") to your contract in the event that your contract value on the 10th contract anniversary ("Benefit Date") is less than the Purchase Payments made in the contract's first 90 days.

Generally, this feature and its corresponding charge cannot be cancelled or terminated prior to the Benefit Date. The feature terminates automatically following the Benefit Date. In addition, the feature will no longer be available and no Benefit will be paid if a death benefit is paid or if the contract is fully surrendered or annuitized before the Benefit Date.

The Benefit is equal to your Benefit Base, as defined below, minus your contract value on the Benefit Date. If the resulting amount is positive, you will receive a Benefit under the feature. If the resulting amount is negative, you will not receive a Benefit.

Your Benefit Base is equal to (a) minus (b) where:

     (a) is the Purchase Payments received on or after the contract issue date in the contract's first 90 days, and;

     (b) is an adjustment for all withdrawals and applicable fees and charges made subsequent to the contract issue date, in an amount proportionate to the amount by which the withdrawal decreased the contract value at the time of the withdrawal.

Payment Enhancements and spousal continuation contributions, if applicable, are not considered Purchase Payments and are not used in the calculation of the Benefit Base.

The annualized fee is calculated as a percentage of contract value minus Purchase Payments received after the 90th day since the contract issue date. The fee will be calculated and deducted from your contract value each quarter throughout the first 10 full contract years, beginning at the end of the first contract quarter following the contract issue date and up to the Benefit Date. Once the feature is terminated, the charge will no longer be deducted. We will also not assess the quarterly fee if you surrender or annuitize before the end of the quarter.

For contracts issued between May 3, 2004 and May 1, 2009, the fee is as follows:

------------------------------------------------------------------------
              CONTRACT YEAR                       ANNUALIZED FEE
------------------------------------------------------------------------
                   0-7                                 0.50%
------------------------------------------------------------------------
                  8-10                                 0.25%
------------------------------------------------------------------------
                   11+                                 none
------------------------------------------------------------------------


For contracts issued between February 10, 2003 and April 30, 2004, the fee is as follows:

------------------------------------------------------------------------
              CONTRACT YEAR                       ANNUALIZED FEE
------------------------------------------------------------------------
                   0-7                                 0.45%
------------------------------------------------------------------------
                  8-10                                 0.15%
------------------------------------------------------------------------
                   11+                                 none
------------------------------------------------------------------------


For contracts issued between August 1, 2002 and February 7, 2003, the fee is as follows:

------------------------------------------------------------------------
              CONTRACT YEAR                       ANNUALIZED FEE
------------------------------------------------------------------------
                   0-7                                 0.35%
------------------------------------------------------------------------
                  8-10                                 0.10%
------------------------------------------------------------------------
                   11+                                 none
------------------------------------------------------------------------


If your spouse chooses to continue this contract upon your death, this feature cannot be terminated and the fee will continue to be charged. The Benefit Date will not change as a result of a spousal continuation.

Seasons Promise only guarantees Purchase Payments made in the first 90 days after issue. If you plan to add subsequent Purchase Payments after the first 90 days, you should know that Seasons Promise will not protect those Purchase Payments.

Since Seasons Promise may not guarantee a return of all Purchase Payments, it is important to realize that subsequent Purchase Payments made into the contract may decrease the value of the Benefit. For example, if you are approaching the Benefit Date and your Benefit Base is greater than your contract value, and you then make a subsequent Purchase Payment that causes your contract value to be larger than your Benefit Base on your Benefit Date, you will not receive any Benefit even though you have paid for Seasons Promise throughout the first 10 full contract years.

We will allocate the Benefit, if any, on the Benefit Date to the Cash Management Variable Portfolio. Any Benefit paid is not considered a Purchase Payment for purposes of calculating other benefits or features of your contract. Other contract benefits based on earnings, will continue to define earnings as the difference between contract value and Purchase Payments adjusted for withdrawals. For information about how the Benefit is treated for income tax purposes, you should consult a qualified tax advisor for information concerning your particular circumstances.

INCOME PROTECTOR

Income Protector is an optional minimum income benefit, available for an additional charge and provides a future "safety net" which can offer you the ability to receive a guaranteed fixed minimum retirement income when you switch to the Income Phase. If you elect Income Protector, you can know the level of minimum income that will be available to you upon annuitization, regardless of fluctuating market conditions. Income Protector is available on contracts issued prior to May 3, 2004.

The minimum level of Income Protector benefit available is generally based upon the Purchase Payments remaining in your contract at the time you decide to begin taking income. If available and elected, a growth rate can provide increased levels of minimum guaranteed income.

HOW WE DETERMINE THE AMOUNT OF YOUR MINIMUM GUARANTEED INCOME

If you elect Income Protector, we base the amount of minimum income available to you upon a calculation we call the Income Benefit Base. Your Income Benefit Base is equal to your contract value on the date of election. Income Protector is effective on either the date of issue of the contract or at the contract anniversary following your election of Income Protector.

The Income Benefit Base is only a calculation. It does not represent a contract value, nor does it guarantee performance of the Variable Portfolios in which you invest.

Your Income Benefit Base increases if you make subsequent Purchase Payments and decreases if you withdraw money from your contract. The Income Benefit Base is equal to (a) plus (b) minus (c) where:

     (a) is equal to, for the first year of calculation, your initial Purchase Payment, or for each subsequent year of calculation, the Income Benefit Base on the prior contract anniversary, and;

     (b) is equal to the sum of all subsequent Purchase Payments made into the contract since the date of election, and;

     (c) is equal to all withdrawals and applicable fees and charges since the date of election, in an amount proportionate to the amount by which such withdrawals decreased your contract value.

In order to obtain the benefit of Income Protector, you may not begin the Income Phase for at least 9 years following election. You may not elect this feature if the required waiting period before beginning the Income Phase would occur later than your Latest Annuity Date.

RE-SET OF YOUR INCOME PROTECTOR BENEFIT

You may also have the opportunity to "Re-Set" your Income Benefit Base. The Re-Set feature allows you to increase your Income Benefit Base to the amount of your contract value on your next contract anniversary. You can only Re-Set within the 30 days before your next contract anniversary. Upon a Re-Set, the waiting period before you can begin the Income Phase will start over. In addition, the Income Protector fee will be charged as a percentage of your Re-Set Income Benefit Base. You may not elect to Re-Set if the required waiting period before beginning the Income Phase would occur later than your Latest Annuity Date.

ELECTING TO RECEIVE INCOME PAYMENTS

You may elect to begin the Income Phase of your contract using the Income Protector Program ONLY within the 30 days after the 9th or later contract anniversary following the effective date of electing Income Protector or Re-Set, if applicable.

THE INCOME BENEFIT DATE is the contract anniversary date on which the Income Benefit is calculated and applied. This is the date as of which we calculate your Income Benefit Base to use in determining your guaranteed minimum income payments. To arrive at the minimum guaranteed income payments available to you, we apply the annuity rates stated in your Income Protector Endorsement for the income option you select to your final Income Benefit Base. You then choose if you would like to receive that income annually, quarterly or monthly for the time guaranteed under your selected annuity option. Your final Income Benefit Base is equal to (a) minus (b) where:

     (a) is your Income Benefit Base as of your Income Benefit Date, and;

     (b) is any withdrawal charges calculated as if you fully surrender your contract as of the Income Benefit Date, and any applicable premium taxes.

The annuity income options available under this feature when using Income Protector to receive your guaranteed income payments are:

     - Life Annuity with 10 Year Period Certain, or

     - Joint and 100% Survivor Annuity with 20 Year Period Certain

At the time you elect to begin receiving annuity income payments, we will calculate your annual guaranteed income payments using both your final Income Benefit Base and your contract value. We will use the same income option for each calculation; however, the annuity factors used to calculate your guaranteed income payments under Income Protector will be different. You will receive whichever provides a greater stream of income. If you annuitize using Income Protector, your annuity income payments will be fixed in amount. You are not required to use Income Protector to receive income payments. However, we will not refund fees paid for Income Protector if you annuitize under the annuity provisions of your contract.

You may never need to rely upon the Income Protector, if your contract performs within a historically anticipated range. However, past performance is no guarantee of future results.

FEES ASSOCIATED WITH THE INCOME PROTECTOR PROGRAM

The fee is 0.10% of the Income Benefit Base. We deduct the annual fee from your contract value. If you elect Income Protector at issue, we begin deducting the annual fee on your first contract anniversary. If you elect the feature at some later date, we begin deducting the annual fee on the contract anniversary following the date of election. Upon a Re-Set, the fee will be charged based upon your Re-Set Income Benefit Base.

It is important to note that once you elect Income Protector, you may not cancel your election. We will deduct the charge from your contract value on every contract anniversary up to and including your Income Benefit Date. Additionally, we deduct the full annual fee from your contract value upon surrender.

NOTE TO QUALIFIED CONTRACT HOLDERS

Qualified contracts generally require that you select an annuity income option that does not exceed your life expectancy. That restriction, if it applies to you, may limit the benefit of Income Protector. To utilize Income Protector, you must take annuity income payments under one of the two annuity income options described above. If those annuity income options exceed your life expectancy, you may be prohibited from receiving your guaranteed income payments under the feature. If you own a Qualified contract to which this restriction applies and you elect Income Protector, you may pay for this feature and not be able to realize the benefit.

You should consult your tax advisor for information concerning your particular circumstances.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 DEATH BENEFITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

If you die during the Accumulation Phase of your contract, we pay a death benefit to your Beneficiary. You must select a death benefit option at the time you purchase your contract. Once selected, you cannot change your death benefit option. You should discuss the available options with your financial representative to determine which option is best for you.

We do not pay a death benefit if you die after you begin the Income Phase; your Beneficiary would receive any remaining guaranteed annuity income payments in accordance with the annuity income option you selected. PLEASE SEE ANNUITY INCOME OPTIONS BELOW.

If the contract is owned by a trust or any other non-natural person, we will treat the death of the Primary Annuitant as the death of any Owner.

If your contract value is reduced to zero as a result of receiving guaranteed withdrawals under a living benefit feature, no death benefit will be paid. PLEASE SEE OPTIONAL LIVING BENEFITS ABOVE.

You designate your Beneficiary, who will receive any death benefit payments. You may change the Beneficiary at any time. If your contract is jointly owned, the surviving joint Owner is the sole Beneficiary. Joint Annuitants, if any, when the Owner is a non-natural person shall be each other's sole Beneficiary, except when the Owner is a charitable remainder trust. In designating your Beneficiary, you may impose restrictions on the timing and manner of the payment of death benefits. Those restrictions can govern the payment of the death benefit.

If any contract is owned by a trust, whether as an agent for a natural person or otherwise, you should consider the contractual provisions that apply, including provisions that apply in the event of the death or change of an Annuitant, in determining whether the contract is an appropriate trust investment. You may wish to consult with your tax and/or legal adviser.

We calculate and pay the death benefit when we receive all required paperwork and satisfactory proof of death at the Annuity Service Center. All death benefit calculations discussed below are made as of the day a death benefit request is received by us in Good Order at the Annuity Service Center, (including satisfactory proof of death) if the request is received before Market Close. If the death benefit request is received after Market Close, the death benefit calculations will be as of the next business day. If the death benefit request is not received by us in Good Order or if notification of the death is made by the Beneficiary prior to submitting all required paperwork and satisfactory proof of death, the Beneficiary may have the option of transferring the entire contract value to the Cash Management Variable Portfolio or available Fixed Account by contacting the Annuity Service Center. We consider the following satisfactory proof of death:

     1. a certified copy of the death certificate; or

     2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

     3. a written statement by a medical doctor who attended the deceased at the time of death; or

     4. any other proof satisfactory to us.

For contracts in which the aggregate of all Purchase Payments in contracts issued by the Company or its affiliate, The United States Life Insurance Company in the City of New York, to the same Owner/Annuitant are in excess of $1,500,000, we reserve the right to limit the death benefit amount that is in excess of contract value at the time we receive all paperwork and satisfactory proof of death. Any limit on the maximum death benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the contract.

If a Beneficiary does not elect a settlement option, within 60 days of our receipt of all required paperwork and satisfactory proof of death received by us in Good Order, we pay a lump sum death benefit by check to the Beneficiary's address of record.

The death benefit must be paid within 5 years of the date of death unless the Beneficiary elects to have it payable in the form of an annuity income option. If the Beneficiary elects an annuity income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Payments must begin within one year of your death.

If the Beneficiary is the spouse of a deceased owner, he or she can elect to continue the contract at the then current value. PLEASE SEE SPOUSAL CONTINUATION BELOW.

BENEFICIARY CONTINUATION PROGRAMS

EXTENDED LEGACY PROGRAM

The Extended Legacy Program, if available, can allow a Beneficiary to an existing contract issued by the Company to take the death benefit amount in the form of withdrawals over a longer period of time, with the flexibility to withdraw more than the IRS required minimum distribution. The Beneficiary may elect the Extended Legacy Program on the Death Claim Form. The Extended Legacy Guide includes important information regarding the program offered to Beneficiaries on or after September 20, 2010. The Extended

Legacy Guide may be requested from the Annuity Service Center.

We will send the Beneficiary a prospectus which describes the investment options and administrative features available under the Extended Legacy Program along with the Extended Legacy Guide. The prospectus that the Beneficiary will receive may be for a different product than the original Owner purchased. Upon election of the Extended Legacy Program, the contract continues in the original Owner's name for the benefit of the Beneficiary. Generally, IRS required minimum distributions must be made at least annually over a period not to exceed the Beneficiary's life expectancy as determined in the calendar year after the Owner's death. Payments must begin no later than the first anniversary of death for Non-Qualified contracts or December 31st of the year following the year of death for IRAs. Your Beneficiary cannot participate in the Extended Legacy Program if he/she has already elected another settlement option.

If the Beneficiary elects to participate in this program and the contract value is less than the death benefit amount as of the date we receive satisfactory proof of death and all required paperwork, we will increase the contract value by the amount which the death benefit exceeds contract value.

There are certain restrictions applicable to the Extended Legacy Program. The Extended Legacy Program cannot be elected with rollover contracts from other companies. No Purchase Payments are permitted. Living Benefits and Death Benefits that may have been elected by the original Owner are not available and any charges associated with these features will no longer be deducted. In the event of the Beneficiary's death, any remaining contract value will be paid to the person(s) named by the Beneficiary. The contract may not be assigned and ownership may not be changed or jointly owned.

We may offer Variable Portfolios currently available under the Separate Account to the Beneficiary upon election of the Extended Legacy Program. These Variable Portfolios may differ from those available to the original Owner; in addition, the Variable Portfolios may be of a different share class subject to higher 12b-1 fees. The Beneficiary may transfer funds among the Variable Portfolios. Any Fixed Accounts that may have been available to the original Owner will no longer be available for investment to the Beneficiary.

If the Beneficiary elects the Extended Legacy Program, we will charge a lower annual Separate Account Charge of 1.15%. This charge is deducted daily from the average daily ending net asset value allocated to the Variable Portfolios. The Beneficiary may withdraw all or a portion of the contract value at any time and withdrawals are not subject to withdrawal charges. Additionally, the Beneficiary may choose to participate in the Systematic Withdrawal Program and the Automatic Asset Rebalancing Program.

Beneficiaries that elected the Extended Legacy Program prior to September 20, 2010 will continue to be charged the same Separate Account Charge as described above under SEPARATE ACCOUNT EXPENSES and will continue to be offered the same Variable Portfolios available in this prospectus.

5-YEAR SETTLEMENT OPTION

The Beneficiary may also elect to receive the death benefit under a 5-year settlement option. The Beneficiary may take withdrawals as desired, but the entire contract value must be distributed by December 31st of the year containing the fifth anniversary of death. For IRAs, the 5-year settlement option is not available if the date of death is after the required beginning date for distributions (April 1 of the year following the year the original Owner reaches the age of 70 1/2).

PLEASE CONSULT A QUALIFIED ADVISER REGARDING TAX IMPLICATIONS ABOUT YOUR PARTICULAR CIRCUMSTANCES IF YOU ARE CONSIDERING ONE OF THESE BENEFICIARY CONTINUATION OPTIONS.

DEATH BENEFIT DEFINED TERMS

The term "Net Purchase Payment" is used frequently in describing the death benefit payable. Net Purchase Payment is an on-going calculation. It does not represent a contract value.

We determine Net Purchase Payments as Purchase Payments less adjustments for withdrawals. Net Purchase Payments are increased by the amount of subsequent Purchase Payments, if any, and reduced for withdrawals, if any, in the same proportion that the contract value was reduced on the date of such withdrawal.

The term "Withdrawal Adjustment" is used, if you have elected a Living Benefit, to describe the way in which the amount of the death benefit will be adjusted for withdrawals depending on when you take a withdrawal and the amount of the withdrawal. If cumulative withdrawals for the current contract year are taken prior to your 81st birthday and are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will equal the amount of each withdrawal. If a withdrawal is taken prior to your 81st birthday and cumulative withdrawals for the current contract year are in excess of the Maximum Annual Withdrawal Amount, the contract value and the death benefit are first reduced by the Maximum Annual Withdrawal Amount. The resulting death benefit is further adjusted by the withdrawal amount in excess of the Maximum Annual Withdrawal Amount by the percentage by which the Excess Withdrawal reduced the resulting contract value. If a withdrawal is taken on or after your 81st birthday, the amount of adjustment is determined by the percentage by which the withdrawal reduced the contract value.

The term "withdrawals" as used in describing the death benefit options is defined as withdrawals and the fees and charges applicable to those withdrawals.


The Company does not accept Purchase Payments from anyone age 86 or older. Therefore, the death benefit calculations assume that no Purchase Payments are received on or after your 86th birthday.

The standard death benefit and the optional Maximum Anniversary Value death benefit are calculated differently depending on whether you have also elected one of the Living Benefits described above.

STANDARD DEATH BENEFIT

THE FOLLOWING IS A DESCRIPTION OF THE STANDARD DEATH BENEFIT FOR CONTRACTS ISSUED AFTER MAY 1, 2009.

THE FOLLOWING DESCRIBES THE STANDARD DEATH BENEFIT WITHOUT ELECTION OF A LIVING
BENEFIT:
If the contract is issued prior to your 83rd birthday, the standard death benefit on your contract is the greater of:
     1. Contract value; or
     2. Net Purchase Payments.
If the contract is issued on or after the 83rd birthday but prior to your 86th birthday, the standard death benefit on your contract is the greater of:
     1. Contract value; or
     2. The lesser of:
          a. Net Purchase Payments; or
          b. 125% of Contract value.

THE FOLLOWING DESCRIBES THE STANDARD DEATH BENEFIT WITH ELECTION OF A LIVING
BENEFIT:
If the contract is issued prior to your 83rd birthday, the standard death benefit on your contract is the greater of:
     1. Contract value; or
     2. Purchase Payment reduced by:

          a. any Withdrawal Adjustments, if the Living Benefit has not been terminated: or

          b. any Withdrawal Adjustments, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

If the contract is issued on or after the 83rd birthday but prior to your 86th birthday, the standard death benefit on your contract is the greater of:
     1. Contract value; or
     2. The lesser of:
          a. Net Purchase Payments; or
          b. 125% of Contract value.

THE FOLLOWING IS A DESCRIPTION OF THE STANDARD DEATH BENEFIT FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2009.

If the contract is issued prior to your 83rd birthday, the standard death benefit on your contract is the greater of:
     1. Contract value; or
     2. Net Purchase Payments.
If the contract is issued on or after the 83rd birthday but prior to your 86th birthday, the standard death benefit on your contract is the greater of:
     1. Contract value; or
     2. The lesser of:
          a. Net Purchase Payments; or
          b. 125% of Contract value.

THE FOLLOWING IS A DESCRIPTION OF THE STANDARD DEATH BENEFIT FOR CONTRACTS ISSUED BETWEEN OCTOBER 16, 2000 AND AUGUST 2, 2004.

The standard death benefit on your contract, if you are age 74 or younger at the time of death, is the greater of:
     1. Contract value.
     2. Net Purchase Payments compounded at a 3% annual growth rate from the date of issue until the date of death, plus any Purchase Payments recorded after the date of death; and reduced for any withdrawals (and fees and charges applicable to those withdrawals) recorded after the date of death, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal; or
If you are age 75 or older at the time of death, the death benefit is the greater of:
     1. Contract value.
     2. Net Purchase Payments compounded at a 3% annual growth rate from date of issue until the your 75th birthday, plus any Purchase Payments recorded after the 75th birthday; and reduced for any withdrawals (and fees and charges applicable to those withdrawals) recorded after the 75th birthday, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal; or

OPTIONAL COMBINATION HV & ROLL-UP DEATH BENEFIT

THE FOLLOWING IS A DESCRIPTION OF THE COMBINATION HV & ROLL-UP DEATH BENEFIT FOR CONTRACTS ISSUED ON OR AFTER MAY 1, 2009.

IF YOU ELECT THE COMBINATION HV & ROLL-UP DEATH BENEFIT, YOU MAY NOT ELECT THE MAXIMUM ANNIVERSARY VALUE AND ESTATEPLUS DEATH BENEFITS AND/OR A LIVING BENEFIT OR ANY AVAILABLE FIXED ACCOUNT(S). For an additional fee, you may elect the optional Combination HV & Roll-Up death benefit which can provide greater protection for your Beneficiaries. You may only elect this death benefit at the time you purchase your contract and once elected, the Owner cannot change the election thereafter at any time.

The fee for the optional Combination HV & Roll-Up death benefit is 0.65% of the average daily net asset value allocated to the Variable Portfolios. You may pay for this optional death benefit and your Beneficiary may never receive the benefit once you begin the Income Phase. The Combination HV & Roll-Up death benefit can only be elected prior to your 76th birthday at contract issue.

Please note that this feature may not be available through the broker-dealer with which your financial representative is affiliated.

The death benefit is the greatest of:

     1. Contract value; or

     2. The Maximum anniversary value on any contract anniversary prior to the earlier of your 85th birthday or date of death, adjusted for any Net Purchase Payments since that anniversary. The anniversary value for any year is equal to the contract value on the applicable contract anniversary.

     3. Net Purchase Payments received prior to your 80th birthday accumulated at 5% through the earliest of:

          (a) 15 years after the contract date; or

          (b) The day before your 80th birthday; or

          (c) The date of death,

         adjusted for Net Purchase Payments received after the timeframes outlined in (a)-(c). Net Purchase Payments received after the timeframes outlined in (a)-(c) will not accrue at 5%.

OPTIONAL PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT

THE FOLLOWING IS A DESCRIPTION OF THE PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT OPTION FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2009.

If the contract is issued prior to your 75th birthday, the death benefit is the greatest of:
     1. Contract value; or
     2. Net Purchase Payments, compounded at 3% annual growth rate to the earlier of the 75th birthday or the date of death, reduced for withdrawals after the 75th birthday in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for Net Purchase Payments received after the 75th birthday; or
     3. Contract value on the seventh contract anniversary, reduced for withdrawals since the seventh contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for Net Purchase Payments received after the seventh contract anniversary.

The Purchase Payment Accumulation Option can only be elected prior to your 75th birthday.

THE FOLLOWING IS A DESCRIPTION OF THE 5% ACCUMULATION DEATH BENEFIT OPTION FOR CONTRACTS ISSUED PRIOR TO AUGUST 2, 2004.
The death benefit is the greater of:
     1. Contract value; or
     2. Net Purchase Payments compounded to the earlier of the 80th birthday or the date of death, at a 5% annual growth rate, plus any Purchase Payments recorded after the 80th birthday or the date of death; and reduced for any withdrawals (and fees and charges applicable to those withdrawals recorded after the 80th birthday or the date of death, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal, up to a maximum benefit of two times the Net Purchase Payments made over the life of your contract.

If you die after the Latest Annuity Date and you selected the 5% Accumulation option, any death benefit payable under the contract will be the Standard Death Benefit as described above. Therefore, your beneficiary will not receive any benefit from the 5% Accumulation death benefit option.

OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT


THE FOLLOWING IS A DESCRIPTION OF THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION FOR CONTRACTS ISSUED ON OR AFTER MAY 1, 2009.


For an additional fee, you may elect the optional Maximum Anniversary Value death benefit described below which can provide greater protection for your beneficiaries. You may only elect the optional Maximum Anniversary Value death benefit at the time you purchase your contract and you cannot change your election thereafter at any time. The fee for the optional Maximum Anniversary Value death benefit is 0.15% of the average daily net asset value allocated to the Variable Portfolios. You may pay for the optional death benefit and your Beneficiary may never receive the benefit once you begin the Income Phase. The Maximum Anniversary Value death benefit can only be elected prior to your 83rd birthday.


THE FOLLOWING DESCRIBES THE OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT WITHOUT ELECTION OF A LIVING BENEFIT:

The death benefit is the greatest of:

     1. Contract value; or

     2. Net Purchase Payments; or

     3. Maximum anniversary value on any contract anniversary prior to the earlier of your 83rd birthday or date of death, plus Purchase Payments received since that anniversary; and reduced for any withdrawals since that anniversary in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal. The anniversary value for any year is equal to the contract value on the applicable contract anniversary.

THE FOLLOWING DESCRIBES THE OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT WITH ELECTION OF A LIVING BENEFIT:

The death benefit is the greatest of:

     1. Contract value; or

     2. Purchase Payments reduced by:

          a. any Withdrawal Adjustments, if the Living Benefit has not been terminated: or

          b. any Withdrawal Adjustments, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

     3. Maximum anniversary value on any contract anniversary prior to the earlier of your 83rd birthday or date of death, plus Purchase Payments received since that contract anniversary; and reduced by:

          a. any Withdrawal Adjustments since that contract anniversary, if the Living Benefit has not been terminated: or

          b. any Withdrawal Adjustments since that contract anniversary, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

          The anniversary value for any year is equal to the contract value on the applicable anniversary.

THE FOLLOWING IS A DESCRIPTION OF THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2009.
The death benefit is the greatest of:
     1. Contract value; or
     2. Net Purchase Payments; or
     3. Maximum anniversary value on any contract anniversary prior to your 83rd birthday. The Anniversary value equals the contract value on a contract anniversary, reduced for withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Net Purchase Payments since that anniversary

The Maximum Anniversary Value option can only be elected prior to your 83rd birthday.

THE FOLLOWING IS APPLICABLE TO THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2007.

Under the Maximum Anniversary Value option, if you die on or after your 90th birthday, the death benefit is equal to your contract value. Accordingly, you will not get any benefit from this option if you are age 90 or older at the time of death.

THE FOLLOWING IS A DESCRIPTION OF THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION FOR CONTRACTS ISSUED PRIOR TO AUGUST 2, 2004.

The death benefit is the greatest of:
     1. Contract value; or
     2. Net Purchase Payments; or
     3. Maximum anniversary value on any contract anniversary prior to your 81st birthday. The anniversary value equals the contract value on a contract anniversary increased by any Purchase Payments recorded after that anniversary; and reduced for any withdrawals recorded after the anniversary, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal.

If you are age 90 or older at the time of death and you had selected the Maximum Anniversary Value death benefit option, the death benefit will be equal to your contract value. Therefore, your beneficiary will not receive any benefit from the Maximum Anniversary Value death benefit option.

OPTIONAL ESTATEPLUS BENEFIT

EstatePlus ("Earnings Advantage" for contracts issued prior to August 2, 2004), an optional earnings enhancement death benefit, may increase the death benefit amount if you have earnings in your contract at the time of death. The fee for the benefit is 0.25% of the average daily ending net asset value allocated to the Variable Portfolios. EstatePlus is not available if you were age 81 or older at the time we issued your contract. EstatePlus is not available if you elected the Combination HV & Roll-Up death benefit.

If you purchased your contract prior to August 2, 2004, you were not charged a fee for the Earnings Advantage benefit. It was included in the Seasons Estate Advantage which offered you a choice between the Maximum Anniversary Value or 5% Accumulation death benefit options for a fee of 0.25% of the average daily ending net asset value allocated to the Variable Portfolios.

In order to elect EstatePlus, you must have also elected the optional Maximum Anniversary Value or Purchase Payment Accumulation death benefits described above.

You must elect EstatePlus at the time we issued your contract and you may not terminate this election. Furthermore, EstatePlus is not payable after the Latest Annuity Date. You may pay for EstatePlus and your

Beneficiary may never receive the benefit if you live past the Latest Annuity Date.

We will add a percentage of your contract earnings (the "EstatePlus Percentage" or "Earnings Advantage Percentage" for contracts issued prior to August 2,
2004), subject to a maximum dollar amount (the "Maximum EstatePlus Benefit" or "Maximum Earnings Advantage Percentage" for contracts issued prior to August 2,
2004), to the death benefit payable. The contract year of your death will determine the EstatePlus Percentage and the Maximum EstatePlus Benefit.

The table below applies to contracts issued prior to your 70th birthday:

----------------------------------------------------------------------------------------
         CONTRACT YEAR                 ESTATEPLUS                     MAXIMUM
           OF DEATH                    PERCENTAGE               ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 Years 0 - 4                      25% of Earnings         40% of Net Purchase Payments*
                                                          (25% for contracts issued
                                                          prior to 8/2/04)
----------------------------------------------------------------------------------------
 Years 5 - 9                      40% of Earnings         65% of Net Purchase Payments*
                                                          (40% for contracts issued
                                                          prior to 8/2/04)
----------------------------------------------------------------------------------------
 Years 10+                        50% of Earnings         75% of Net Purchase Payments*
                                                          (50% for contracts issued
                                                          prior to 8/2/04)
----------------------------------------------------------------------------------------


The table below applies to contracts issued on or after your 70th birthday but prior to your 81st birthday:

----------------------------------------------------------------------------------------
         CONTRACT YEAR                 ESTATEPLUS                     MAXIMUM
           OF DEATH                    PERCENTAGE               ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 All Contract Years               25% of Earnings         40% of Net Purchase Payments*
----------------------------------------------------------------------------------------


* Purchase Payments received after the 5th contract anniversary must remain in the contract for at least 6 full months to be included as part of Net Purchase Payments for the purpose of the Maximum EstatePlus Benefit.

What is the Contract Year of Death?

Contract Year of Death is the number of full 12-month periods during which you have owned your contract ending on the date of death. Your Contract Year of Death is used to determine the EstatePlus Percentage and Maximum EstatePlus Benefit as indicated in the table above.

What is the EstatePlus Percentage?

We determine the EstatePlus benefit using the EstatePlus Percentage, indicated in the table above, which is a specified percentage of the earnings in your contract on the date of death. For the purpose of this calculation, earnings equals contract value minus Net Purchase Payments as of the date of death. If there are no earnings in your contract at the time of death, the amount of your EstatePlus benefit will be zero.

What is the Maximum EstatePlus Benefit?

The EstatePlus benefit is subject to a maximum dollar amount. The Maximum EstatePlus Benefit is equal to a specified percentage of your Net Purchase Payments, as indicated in the table above.

EstatePlus may not be available in your state or through the broker-dealer with which your financial representative is affiliated.

A Continuing Spouse may continue EstatePlus if they are age 80 or younger on the Continuation Date or terminate the benefit. If a Continuing Spouse is age 81 or older on the Continuation Date, they may continue the contract only and may not continue the EstatePlus feature. If the Continuing Spouse terminates EstatePlus or dies after the Latest Annuity Date, no EstatePlus benefit will be payable to the Continuing Spouse's Beneficiary. PLEASE SEE SPOUSAL CONTINUATION BELOW.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE ESTATEPLUS (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

SPOUSAL CONTINUATION

The Continuing Spouse may elect to continue the contract after your death. Generally, the contract, its benefits and elected features, if any, remain the same. However, Domestic Partners, Same-Sex Spouses and non-spousal joint Owners who jointly own or are Beneficiaries of a contract should consult with their tax adviser and/or financial representative as they are not eligible for spousal continuation under the contract as allowed by the Internal Revenue Code. The Continuing Spouse is subject to the same fees, charges and expenses applicable to the original Owner of the contract. A spousal continuation can only take place once, upon the death of the original Owner of the contract.

If the Continuing Spouse terminates the optional Combination HV & Roll-Up death benefit on the Continuation Date, no optional Combination HV & Roll-Up death benefit will be payable to the Continuing Spouse's Beneficiary. The Continuing Spouse may not terminate the optional Maximum Anniversary Value or Purchase Payment Accumulation death benefits.

To the extent that the Continuing Spouse invests in the Variable Portfolios, they will be subject to investment risk as was the original Owner.

Upon a spousal continuation, we will contribute to the contract value an amount by which the death benefit that would have been paid to the Beneficiary upon the death of the original Owner, exceeds the contract value ("Continuation Contribution"), if any. We will add the Continuation Contribution as of the date we receive both the

Continuing Spouse's written request to continue the contract and satisfactory proof of death of the original Owner ("Continuation Date") at the Annuity Service Center. The Continuation Contribution is not considered a Purchase Payment for the purposes of any other calculations except the death benefit following the Continuing Spouse's death. Generally, the age of the Continuing Spouse on the Continuation Date and on the date of the Continuing Spouse's death will be used in determining any future death benefits under the contract. PLEASE SEE THE SPOUSAL CONTINUATION APPENDIX FOR A DISCUSSION OF THE DEATH BENEFIT CALCULATIONS UPON A CONTINUING SPOUSE'S DEATH.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

PLEASE SEE OPTIONAL LIVING BENEFITS ABOVE FOR INFORMATION ON THE EFFECT OF SPOUSAL CONTINUATION ON THESE BENEFITS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    EXPENSES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

There are fees and expenses associated with your contract which reduce your investment return. We will not increase certain contract fees, such as mortality and expense charges or withdrawal charges for the life of your contract. Underlying Fund fees may increase or decrease. Some states may require that we charge less than the amounts described below. PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX FOR STATE-SPECIFIC EXPENSES.

We intend to profit from the sale of the contracts. Our profit may be derived as a result of a variety of pricing factors including but not limited to the fees and charges assessed under the contract and/or amounts we may receive from an Underlying Fund, its investment adviser and/or subadvisers (or affiliates thereof). PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW. The fees, charges, amounts received from the Underlying Funds (or affiliates thereof) and any resulting profit may be used for any corporate purpose including supporting marketing, distribution and/or administration of the contract and, in its role as an intermediary, the Underlying Funds.

SEPARATE ACCOUNT EXPENSES

The annualized Separate Account expense is 1.40% of the average daily ending net asset value allocated to the Variable Portfolios. This charge compensates the Company for the mortality and expense risk and the costs of contract distribution assumed by the Company.

Generally, the mortality risks assumed by the Company arise from its contractual obligations to make annuity income payments after the Annuity Date and to provide a death benefit. The expense risk assumed by the Company is that the costs of administering the contracts and the Separate Account will exceed the amount received from the fees and charges assessed under the contract.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference. The mortality and expense risk charge is expected to result in a profit. Profit may be used for any cost or expense including supporting distribution. PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.

WITHDRAWAL CHARGES

The contract provides a free withdrawal amount every contract year. PLEASE SEE ACCESS TO YOUR MONEY ABOVE. You may incur a withdrawal charge if you take a withdrawal in excess of the free withdrawal amount and/or if you fully surrender your contract.

We apply a withdrawal charge schedule against each Purchase Payment you contribute to the contract. After a Purchase Payment has been in the contract for 9 complete years if you elected to participate in the Seasons Rewards program, a withdrawal charge no longer applies to that Purchase Payment. The withdrawal charge percentage declines over time for each Purchase Payment in the contract. The withdrawal charge schedules are as follows:

WITHDRAWAL CHARGE WITHOUT THE ELECTION OF THE SEASONS REWARDS PROGRAM:

----------------------------------------------------------------------------------------------------------------------
 YEARS SINCE
 PURCHASE
 PAYMENT
 RECEIPT             1            2            3            4            5            6            7            8+
----------------------------------------------------------------------------------------------------------------------
 WITHDRAWAL
 CHARGE              7%           6%           6%           5%           4%           3%           2%           0%
----------------------------------------------------------------------------------------------------------------------


WITHDRAWAL CHARGE WITH ELECTION OF THE SEASONS REWARDS PROGRAM:

----------------------------------------------------------------------------------------------------
 YEARS SINCE
 PURCHASE PAYMENT
 RECEIPT                 1       2       3       4       5       6       7       8       9      10+
----------------------------------------------------------------------------------------------------
 WITHDRAWAL CHARGE      9%      8%      7%      6%      6%      5%      4%      3%      2%      0%
----------------------------------------------------------------------------------------------------


These higher potential withdrawal charges for the Seasons Rewards program may compensate us for the expenses associated with the program.

The Seasons Rewards program is designed for long term investing. We expect that if you remain committed to this investment over the long term, we will profit as a result of fees charged over the life of your contract. However, other than the withdrawal charge, no other fees or charges are higher if you elect Seasons Rewards than the contract without an election of this program.

If you participate in the Seasons Rewards program, you will not receive any deferred Payment Enhancement if you fully withdraw a Purchase Payment or if you surrender your contract prior to the corresponding Deferred Payment Enhancement Date.

Although we do not assess a withdrawal charge when you take a 10% free withdrawal of the total invested amount we will proportionally reduce the amount of any corresponding Deferred Payment Enhancement.

When calculating the withdrawal charge, we treat withdrawals as coming first from the Purchase Payments that have been in your contract the longest. However, for tax purposes, your withdrawals are considered as coming from earnings first, then Purchase Payments. PLEASE SEE ACCESS TO YOUR MONEY ABOVE.

If you take a partial withdrawal, you can choose whether any applicable withdrawal charges are deducted from the amount withdrawn or from the contract value remaining after the amount withdrawn. If you fully surrender your contract value, we deduct any applicable withdrawal charges from the amount surrendered.

We will not assess a withdrawal charge when we pay a death benefit, assess contract fees and/or when you switch to the Income Phase.

Withdrawals made prior to age 59 1/2 may result in tax penalties. PLEASE SEE TAXES BELOW.

UNDERLYING FUND EXPENSES

INVESTMENT MANAGEMENT FEES

Each Variable Portfolio purchases shares of a corresponding Underlying Fund. The Accumulation Unit value for each Variable Portfolio reflects the investment management fees and other expenses of the corresponding Underlying Funds. The Accumulation Unit value for Variable Portfolios that invest in Feeder Funds also will reflect the investment management fee and other expenses of the corresponding Master Fund in which the Feeder Funds invest. These fees may vary. They are not fixed or specified in your annuity contract, rather the Underlying Funds are governed by their own boards of trustees.

12b-1 FEES

Underlying Fund shares are subject to a fee of 0.25% imposed under a servicing plan adopted by Seasons Series Trust, SunAmerica Series Trust, Fidelity(R) Variable Insurance Products and T. Rowe Price Equity Series, Inc. pursuant to Rule 12b-1 under the Investment Company Act of 1940. The Managed Allocation Portfolios do not directly impose a 12b-1 fee, but do invest in certain Select and Focused Portfolios, and thus, indirectly bear the expenses of those Underlying Funds including the 12b-1 fees.

The 12b-1 fees compensate us for costs associated with the servicing of these shares, including, but not limited to, reimbursing us for expenditures we make to registered representatives in selling firms for providing services to contract owners who are indirect beneficial owners of these shares and for maintaining contract owner accounts.

FOR MORE DETAILED INFORMATION ON THESE UNDERLYING FUND FEES, PLEASE REFER TO THE TRUST PROSPECTUSES.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we deduct a contract maintenance fee of $35 from your contract once per year on your contract anniversary. This charge compensates us for the cost of administering your contract. The fee is deducted proportionately from your contract value on your contract anniversary by redeeming the number of Accumulation Units invested in the Variable Portfolios and the dollar amount invested in available Fixed Accounts which in total equal the amount of the fee. If you withdraw your entire contract value, we will deduct the contract maintenance fee from that withdrawal.

If your contract value is $50,000 or more on your contract anniversary date, we currently waive this fee. This waiver is subject to change without notice.

PLEASE SEE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX FOR THE STATE-SPECIFIC CONTRACT MAINTENANCE FEE.

TRANSFER FEE

We permit 15 free transfers between investment options each contract year. We charge you $25 for each additional transfer that contract year.

OPTIONAL LIVING BENEFITS FEES

Please see FEE TABLE above for a description of the optional living benefit fees offered over time in this contract.

OPTIONAL COMBINATION HV & ROLL-UP DEATH BENEFIT FEE

The fee for the optional Combination HV & Roll-Up death benefit is 0.65% of the average daily net asset value allocated to the Variable Portfolio(s).

OPTIONAL ENHANCED DEATH BENEFIT

The fee for the optional death benefit is 0.15% of the average daily ending net asset value allocated to the Variable Portfolio(s). This enhanced death benefit fee applies to the Maximum Anniversary Value death benefit option or Purchase Payment Accumulation death benefit option issued to contracts on or after August 2, 2004.

If you purchased your contract prior to August 2, 2004, the enhanced death benefit option on your contracts was called Seasons Estate Advantage. Seasons Estate Advantage offered the choice between the Maximum Anniversary Value or 5% Accumulation death benefit options along with the

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Earnings Advantage death benefit for a fee of 0.25% of the average daily ending net asset value allocated to the Variable Portfolios.

OPTIONAL ESTATEPLUS FEE

The annualized fee for the optional EstatePlus benefit is 0.25% of the average daily ending net asset value allocated to the Variable Portfolio(s). There is no fee applicable for this benefit ("Earnings Advantage") for contracts issued prior to August 2, 2004.

PREMIUM TAX

Certain states charge the Company a tax on Purchase Payments up to a maximum of 3.5%. These states permit us to either deduct the premium tax when you make a Purchase Payment or when you fully surrender your contract or begin the Income Phase. PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW for a listing of the states that charge premium taxes, the percentage of the tax and distinctions in impact on Qualified and Non-Qualified contracts.

INCOME TAXES

We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF FEES, EXPENSES AND ADDITIONAL AMOUNTS CREDITED

Sometimes sales of contracts to groups of similarly situated individuals may lower our fees and expenses. We reserve the right to reduce or waive certain fees and expenses when this type of sale occurs. In addition, we may also credit additional amounts to contracts sold to such groups. We determine which groups are eligible for this treatment. Some of the criteria we evaluate to make a determination are size of the group; amount of expected Purchase Payments; relationship existing between us and the prospective purchaser; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that fees and expenses may be reduced.

The Company may make such a determination regarding sales to its employees, its affiliates' employees and employees of currently contracted broker-dealers; its registered representatives; and immediate family members of all of those described. Currently, the Company credits an additional amount to contracts sold to the following groups: (1) employees of the Company and its affiliates, and their immediate family members; (2) appointed agents and registered representatives of broker-dealers that sell the Company's and its affiliates' variable contracts, and the agents' and registered representatives' immediate family members; (3) trustees of mutual funds offered in the Company's and its affiliates' variable contracts. The additional amount credited to a contract sold to one of the above individuals will generally equal the commission payable on the initial purchase payment for the contract. This means that the additional amount will generally be in the range of 1.50% to 7.75% of the initial Purchase Payment.

Certain broker-dealers may limit crediting this additional amount to employees only.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE ANY SUCH DETERMINATION OR THE TREATMENT APPLIED TO A PARTICULAR GROUP AT ANY TIME.

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                           PAYMENTS IN CONNECTION WITH
                          DISTRIBUTION OF THE CONTRACT
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PAYMENTS WE MAKE

We make payments in connection with the distribution of the contracts that generally fall into the three categories below.

COMMISSIONS. Registered representatives of broker-dealers ("selling firms") licensed under federal securities laws and state insurance laws sell the contract to the public. The selling firms have entered into written selling agreements with the Company and SunAmerica Capital Services, Inc. ("SACS"), the distributor of the contracts. We pay commissions to the selling firms for the sale of your contract. The selling firms are paid commissions for the promotion and sale of the contracts according to one or more schedules. The amount and timing of commissions will vary depending on the selling firm and its selling agreement with us. For example, as one option, we may pay upfront commission only, up to a maximum 7.75% of each Purchase Payment you invest (which may include promotional amounts we may pay periodically as commission specials). Another option may be a lower upfront commission on each Purchase Payment, with a trail commission of up to a maximum 1.50% of contract value annually.

The registered representative who sells you the contract typically receives a portion of the compensation we pay to his/her selling firm, depending on the agreement between the selling firms and its registered representative and their internal compensation program. We are not involved in determining your registered representatives' compensation.

ADDITIONAL CASH COMPENSATION. We may enter into agreements to pay selling firms support fees in the form of additional cash compensation ("revenue sharing"). These revenue sharing payments may be intended to reimburse the selling firms for specific expenses incurred or may be based on sales, certain assets under management, longevity of assets invested with us and/or a flat fee. Asset-based payments primarily create incentives to service and maintain previously sold contracts. Sales-based payments primarily create incentives to make new sales of contracts.


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These revenue sharing payments may be consideration for, among other things, product placement/preference and visibility, greater access to train and educate the selling firm's registered representatives about our contracts, our participation in sales conferences and educational seminars and for selling firms to perform due diligence on our contracts. The amount of these fees may be tied to the anticipated level of our access in that selling firm.

We enter into such revenue sharing arrangements in our discretion and we may negotiate customized arrangements with selling firms, including affiliated and non-affiliated selling firms based on various factors. These special compensation arrangements are not offered to all selling firms and the terms of such arrangements may vary between selling firms depending on, among other things, the level and type of marketing and distribution support provided, assets under management and the volume and size of the sales of our contracts.

If allowed by his or her selling firm, a registered representative or other eligible person may purchase a contract on a basis in which an additional amount is credited to the contract. PLEASE SEE REDUCTION OR ELIMINATION OF FEES, EXPENSES AND ADDITIONAL AMOUNTS CREDITED ABOVE.

We provide a list of firms to whom we paid annual amounts greater than $5,000 under these revenue sharing arrangements in 2011 in the Statement of Additional Information which is available upon request.

We do not assess a specific charge directly to you or your separate account assets in order to cover commissions and other sales expenses and incentives we pay. However, we anticipate recovering these amounts from our profits which are derived from the fees and charges collected under the contract. We hope to benefit from these revenue sharing arrangements through increased sales of our contracts and greater customer service support.

Revenue sharing arrangements may provide selling firms and/or their registered representatives with an incentive to favor sales of our contracts over other variable annuity contracts (or other investments) with respect to which a selling firm does not receive the same level of additional compensation. You should discuss with your selling firm and/or registered representative how they are compensated for sales of a contract and/or any resulting real or perceived conflicts of interest. You may wish to take such revenue sharing arrangements into account when considering or evaluating any recommendation relating to this contract.

NON-CASH COMPENSATION. Some registered representatives may receive various types of non-cash compensation such as gifts, promotional items and entertainment in connection with our marketing efforts. We may also pay for registered representatives to attend educational and/or business seminars. Any such compensation is paid in accordance with SEC and FINRA rules.

PAYMENTS WE RECEIVE

We may directly or indirectly receive revenue sharing payments from the Trusts, their investment advisers, sub-advisers and/or distributors (or affiliates thereof), in connection with certain administrative, marketing and other services we provide and related expenses we incur. The availability of these revenue sharing arrangements creates an incentive for us to seek and offer Underlying Funds (and classes of shares of such Underlying Funds) that make such payments to us. Other Underlying Funds (or available classes of shares) may have lower fees and better overall investment performance. Not all Trusts pay the same amount of revenue sharing. Therefore, the amount of fees we collect may be greater or smaller based on the Underlying Funds you select.

We generally receive three kinds of payments described below.

RULE 12b-1. We receive 12b-1 fees of up to 0.25% of the average daily net assets in certain Underlying Funds, including the Feeder Funds. These fees are deducted directly from the assets of the Underlying Funds with the exception of the Managed Allocation Portfolios. The Managed Allocation Portfolios, which are structured as Fund-of-Funds, are not subject to 12b-1 fees but indirectly bear the expenses of the Underlying Funds, including the 12b-1 fees, in which they invest. PLEASE SEE EXPENSES ABOVE.


ADMINISTRATIVE, MARKETING AND SUPPORT SERVICE FEES. We receive compensation of up to 0.50% annually based on assets under management from certain Trusts' investment advisers, subadvisers and/or distributors (or affiliates thereof). These payments may be derived, in whole or in part, from the investment management fees deducted from assets of the Underlying Funds or wholly from the assets of the Underlying Funds. Contract Owners, through their indirect investment in the Trusts, bear the costs of these investment management fees, which in turn will reduce the return on your investment. These amounts are generally based on assets under management from certain Trusts' investment advisers or their affiliates and vary by Trust. Some investment advisers, subadvisers and/or distributors (or affiliates thereof) pay us more than others. Such amounts received from SAAMCo, a wholly-owned subsidiary of AGL, are not expected to exceed 0.50% annually based on assets under management.


OTHER PAYMENTS. Certain investment advisers, subadvisers and/or distributors (or affiliates thereof) may help offset the costs we incur for marketing activities and training to support sales of the Underlying Funds in the contract. These amounts are paid voluntarily and may provide such advisers, subadvisers and/or distributors access to national and regional sales conferences attended by our employees and registered representatives. The amounts paid depend on the nature of the meetings, the number of meetings attended,

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the costs expected to be incurred and the level of the adviser's, subadviser's or distributor's participation.

In addition, we (and our affiliates) may receive occasional gifts, entertainment or other compensation as an incentive to market the Underlying Funds and to cooperate with their marketing efforts. As a result of these payments, the investment advisers, subadvisers and/or distributors (or affiliates thereof) may benefit from increased access to our wholesalers and to our affiliates involved in the distribution of the contract.

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                             ANNUITY INCOME OPTIONS
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THE INCOME PHASE

WHAT IS THE INCOME PHASE?

During the Income Phase, we use the money accumulated in your contract to make regular payments to you. This is known as "annuitizing" your contract. At this point, the Accumulation Phase ends. You will no longer be able to take withdrawals of contract value and all other features and benefits of your contract will terminate, including your ability to surrender your contract.

BEGINNING THE INCOME PHASE IS AN IMPORTANT EVENT. YOU HAVE DIFFERENT OPTIONS AVAILABLE TO YOU. YOU SHOULD DISCUSS YOUR OPTIONS WITH YOUR FINANCIAL REPRESENTATIVE AND/OR TAX ADVISOR SO THAT TOGETHER YOU MAY MAKE THE BEST DECISION FOR YOUR PARTICULAR CIRCUMSTANCES.

WHEN DOES THE INCOME PHASE BEGIN?

Generally, you can annuitize your contract any time after your second contract anniversary ("Annuity Date") and on or before the Latest Annuity Date, defined below, by completing and mailing the Annuity Option Selection Form to our Annuity Service Center.

If you do not request to annuitize your contract on the Annuity Date of your choice, your contract will be annuitized on the Latest Annuity Date. Your Latest Annuity Date is defined as the later of the first business day of the month following your 95th birthday or 10 years after your contract issue date, whichever is later. If your contract is jointly owned, the Latest Annuity Date is based on the older Owner's date of birth.

HOW DO I ELECT TO BEGIN THE INCOME PHASE?

You must select one of the annuity income payment options, listed below, that best meets your needs by mailing a completed Annuity Option Selection Form to our Annuity Service Center. If you do not select an annuity income payment option, your contract will be annuitized in accordance with the default annuity income payment option specified under Annuity Income Options below.

WHAT IS THE IMPACT ON THE LIVING AND DEATH BENEFITS IF I ANNUITIZE?

Upon annuitizing the contract, the death benefit will terminate. In addition, upon annuitizing, any guaranteed withdrawals under a Living Benefit feature will cease and will be replaced by the annuity income payments. If your contract value is reduced to zero prior to annuitization as a result of receiving guaranteed withdrawals under a Living Benefit feature, your remaining payments under the Living Benefit feature will be paid to you as an annuity. PLEASE SEE OPTIONAL LIVING BENEFITS AND DEATH BENEFITS ABOVE.

ANNUITY INCOME OPTIONS

You must send a written request to our Annuity Service Center to select an annuity income option. Once you begin receiving annuity income payments, you cannot change your annuity income option. If you elect to receive annuity income payments but do not select an annuity income option, your annuity income payments shall be in accordance with Option 4 for a period of 10 years; for annuity income payments based on joint lives, the default is Option 3 for a period of 10 years.

We base our calculation of annuity income payments on the life expectancy of the Annuitant and the annuity rates set forth in your contract. In most contracts, the Owner and Annuitant are the same person. The Owner may change the Annuitant if different from the Owner at any time prior to the Annuity Date. The Owner must notify us if the Annuitant dies before the Annuity Date and designate a new Annuitant. If we do not receive a new Annuitant election, the Owner may not select an annuity income option based on the life of the Annuitant.

If the contract is owned by a non-natural Owner, the Annuitant cannot be changed after the contract has been issued and the death of the Annuitant will trigger the payment of the death benefit.

ANNUITY INCOME OPTION 1 - LIFE INCOME ANNUITY

This option provides annuity income payments for the life of the Annuitant. Annuity income payments end when the Annuitant dies.

ANNUITY INCOME OPTION 2 - JOINT AND SURVIVOR LIFE INCOME ANNUITY

This option provides annuity income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make annuity income payments during the lifetime of the survivor. Annuity income payments end when the survivor dies.


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ANNUITY INCOME OPTION 3 - JOINT AND SURVIVOR LIFE INCOME ANNUITY WITH 10 OR 20
YEARS GUARANTEED

This option is similar to Option 2 above, with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant and the survivor die before all of the guaranteed annuity income payments have been made, the remaining annuity income payments are made to the Beneficiary under your contract.

ANNUITY INCOME OPTION 4 - LIFE INCOME ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to income Option 1 above with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant dies before all guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your contract.

ANNUITY INCOME OPTION 5 - INCOME FOR A SPECIFIED PERIOD

This option provides annuity income payments for a guaranteed period ranging from 5 to 30 years, depending on the period chosen. If the Annuitant dies before all the guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your contract. Additionally, if variable annuity income payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all guaranteed annuity income payments being made) may redeem any remaining guaranteed variable annuity income payments after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed variable annuity income payments.

If provided for in your contract, any applicable withdrawal charge will be deducted from the discounted value as if you fully surrendered your contract.

The value of an Annuity Unit, regardless of the option chosen, takes into account separate account charges which includes a mortality and expense risk charge. Since Option 5 does not contain an element of mortality risk, no benefit is derived from this charge.

Please see the Statement of Additional Information for a more detailed discussion of the annuity income options.

FIXED OR VARIABLE ANNUITY INCOME PAYMENTS

You can choose annuity income payments that are fixed, variable or both. Unless otherwise elected, if at the date when annuity income payments begin you are invested in the Variable Portfolios only, your annuity income payments will be variable and if your money is only in Fixed Accounts at that time, your annuity income payments will be fixed in amount. Further, if you are invested in both Fixed Accounts and Variable Portfolios when annuity income payments begin, your payments will be fixed and variable, unless otherwise elected. If annuity income payments are fixed, the Company guarantees the amount of each payment. If the annuity income payments are variable, the amount is not guaranteed.

ANNUITY INCOME PAYMENTS

We make annuity income payments on a monthly, quarterly, semi-annual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if state law allows and the selected annuity income option results in annuity income payments of less than $50 per payment, we may decrease the frequency of payments.

If you are invested in the Variable Portfolios after the Annuity Date, your annuity income payments vary depending on the following:

     - for life income options, your age when annuity income payments begin; and

     - the contract value attributable to the Variable Portfolios on the Annuity Date; and

     - the 3.5% assumed investment rate used in the annuity table for the contract; and

     - the performance of the Variable Portfolios in which you are invested during the time you receive annuity income payments.

If you are invested in both the Fixed Accounts and the Variable Portfolios after the Annuity Date, the allocation of funds between the Fixed Accounts and Variable Portfolios also impacts the amount of your annuity income payments.

The value of variable annuity income payments, if elected, is based on an assumed interest rate ("AIR") of 3.5% compounded annually. Variable annuity income payments generally increase or decrease from one annuity income payment date to the next based upon the performance of the applicable Variable Portfolios. If the performance of the Variable Portfolios selected is equal to the AIR, the annuity income payments will remain constant. If performance of Variable Portfolios is greater than the AIR, the annuity income payments will increase and if it is less than the AIR, the annuity income payments will decline.

TRANSFERS DURING THE INCOME PHASE

During the Income Phase, only one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase. Transfers will be effected for the last NYSE business day of the month in which we receive your request for the transfer.


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DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by law. Interest is credited to you during the deferral period. PLEASE SEE ACCESS TO YOUR MONEY ABOVE FOR A DISCUSSION OF WHEN PAYMENTS FROM A VARIABLE PORTFOLIO MAY BE SUSPENDED OR POSTPONED.

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                                      TAXES
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THE BASIC SUMMARY BELOW ADDRESSES BROAD FEDERAL TAXATION MATTERS BASED ON THE
INTERNAL REVENUE CODE ("IRC"), TREASURY REGULATIONS AND INTERPRETATIONS EXISTING AS OF THE DATE OF THIS PROSPECTUS AND GENERALLY DOES NOT ADDRESS STATE OR LOCAL TAXATION ISSUES OR QUESTIONS. IT IS NOT TAX ADVICE, NOR DOES IT INCLUDE ALL THE FEDERAL TAX RULES THAT MAY AFFECT YOU AND YOUR CONTRACT. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES FROM A QUALIFIED TAX ADVISOR. WE DO NOT GUARANTEE THE TAX STATUS OR TREATMENT OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE; THEREFORE, WE CANNOT GUARANTEE THAT INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE. FEDERAL INCOME TAX TREATMENT OF THE CONTRACT IS SOMETIMES UNCERTAIN AND CONGRESS, THE INTERNAL REVENUE SERVICE ("IRS") AND/OR THE COURTS MAY MODIFY TAX LAWS AND TREATMENT RETROACTIVELY. WE HAVE INCLUDED AN ADDITIONAL DISCUSSION REGARDING TAXES IN THE STATEMENT OF ADDITIONAL INFORMATION.

ANNUITY CONTRACTS IN GENERAL

The IRC provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Qualified retirement investment arrangements that satisfy specific tax and ERISA requirements automatically provide tax deferral regardless of whether the underlying contract is an annuity, a trust, or a custodial account. Different rules and tax treatment apply depending on how you take the money out and whether your contract is Qualified or Non-Qualified.

If you do not purchase your contract under an employer-sponsored retirement plan, or an Individual Retirement Account or Annuity ("IRA"), your contract is referred to as a Non-Qualified contract. In general, your cost basis in a Non-Qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your Non-Qualified contract.

If you purchase your contract under a qualified employer-sponsored retirement plan or an IRA, your contract is referred to as a Qualified contract.

Examples of qualified plans or arrangements are: traditional (pre-tax) IRAs, Tax-Sheltered Annuities (also referred to as 403(b) annuities or 403(b) contracts), plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans), pension and profit sharing plans including 401(k) plans, and governmental 457(b) deferred compensation plans. Typically, for employer plans and tax deductible IRA contributions, you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

AGGREGATION OF CONTRACTS

Federal tax rules generally require that all Non-Qualified contracts issued after October 21, 1988 by the same company to the same policyholder during the same calendar year will be treated as one annuity contract for purposes of determining the taxable amount upon distribution.

TAX TREATMENT OF DISTRIBUTIONS - NON-QUALIFIED CONTRACTS

If you make partial or total withdrawals from a Non-Qualified contract, the IRC generally treats such withdrawals as coming first from taxable earnings and then coming from your Purchase Payments. Purchase Payments made prior to August 14, 1982, however, are an important exception to this general rule, and for tax purposes generally are treated as being distributed first, before either the earnings on those contributions, or other Purchase Payments and earnings in the contract. If you annuitize your contract, a portion of each annuity income payment will be considered, for tax purposes, to be a return of a portion of your Purchase Payment, generally until you have received all of your Purchase Payment. Any portion of each annuity income payment that is considered a return of your Purchase Payment will not be taxed. Additionally, the taxable portion of any withdrawals, whether annuitized or other withdrawals, generally is subject to applicable state and/or local income taxes, and may be subject to an additional 10% penalty tax unless withdrawn in conjunction with the following circumstances:

     - after attaining age 59 1/2;

     - when paid to your Beneficiary after you die;

     - after you become disabled (as defined in the IRC);

     - when paid as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - under an immediate annuity contract;

     - when attributable to Purchase Payments made prior to August 14, 1982.

On March 30, 2010, the Health Care and Education Reconciliation Act ("Reconciliation Act") was signed into law. Among other provisions, the Reconciliation Act imposes a new tax on net investment income. This tax, which goes into effect in 2013, is at the rate of 3.8% of applicable thresholds for Modified Adjusted Gross Income ("MAGI")

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($250,000 for joint filers; $125,000 for married individuals filing separately;
and, $200,000 for individual filers). An individual with MAGI in excess of the threshold will be required to pay this new tax on net investment income in excess of the applicable MAGI threshold. For this purpose, net investment income generally will include taxable withdrawals from a Non-Qualified contract, as well as other taxable amounts including amounts taxed annually to an owner that is not a natural person (see Contracts Owned by a Trust or Corporation). This new tax generally does not apply to Qualified contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the MAGI thresholds.

A transfer of contract value to another annuity contract generally will be tax reported as a distribution unless we have sufficient information to confirm that the transfer qualifies as an exchange under IRC Section 1035 (a "1035 exchange").

TAX TREATMENT OF DISTRIBUTIONS - QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. As a result, most amounts withdrawn from the contract or received as annuity income payments will be taxable income. Exceptions to this general rule include withdrawals attributable to after-tax amounts permitted under the employer's plan.

The taxable portion of any withdrawal or income payment from a Qualified contract will be subject to an additional 10% penalty tax, under the IRC, except in the following circumstances:

     - after attainment of age 59 1/2;

     - when paid to your Beneficiary after you die;

     - after you become disabled (as defined in the IRC);

     - as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated Beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - payments to employees after separation from service after attainment of age 55 (does not apply to IRAs);

     - dividends paid with respect to stock of a corporation described in IRC
       Section 404(k);

     - for payment of medical expenses to the extent such withdrawals do not exceed limitations set by the IRC for deductible amounts paid during the taxable year for medical care;

     - payments to alternate payees pursuant to a qualified domestic relations order (does not apply to IRAs);

     - for payment of health insurance if you are unemployed and meet certain requirements;

     - distributions from IRAs for qualifying higher education expenses or first home purchases;

     - amounts distributed from a Code Section 457(b) plan other than to the extent such amounts in a governmental Code Section 457(b) plan represent rollovers from an IRA or employer-sponsored plan to which the 10% penalty would otherwise apply and which are treated as distributed from a Qualified plan for purposes of the premature distribution penalty.

     - The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty after September 11, 2001 and payments up to $3,000 per year for health, life and accident insurance by certain retired public safety officers, which are federal income tax-free.

The IRC limits the withdrawal of an employee's voluntary Purchase Payments from a Tax-Sheltered Annuity (TSA) contract. Generally, withdrawals can only be made when an Owner: (1) reaches age 59 1/2; (2) severs employment with the employer;
(3) dies; (4) becomes disabled (as defined in the IRC); or (5) experiences a financial hardship (as defined in the IRC). In the case of hardship, the owner can only withdraw Purchase Payments. Additional plan limitations may also apply. Amounts held in a TSA contract as of December 31, 1988 are not subject to these restrictions except as otherwise imposed by the plan.

Qualifying transfers (including intra-plan exchanges) of amounts from one TSA contract or account to another TSA contract or account, and qualifying transfers to a state defined benefit plan to purchase service credits, where permitted under the employer's plan, generally are not considered distributions, and thus are not subject to these withdrawal limitations. If amounts are transferred to a contract with lesser IRC withdrawal limitations than the account from which it is transferred, the more restrictive withdrawal limitations will continue to apply.

Transfers among 403(b) annuities and/or 403(b)(7) custodial accounts generally are subject to rules set out in the plan, the Code, regulations, IRS pronouncements, and other applicable legal authorities.

On July 26, 2007, the Department of the Treasury published final 403(b) regulations that were largely effective on January 1, 2009. These comprehensive regulations include several new rules and requirements, such as a requirement that employers maintain their 403(b) plans pursuant to a written plan. Subsequent IRS guidance and/or the terms of the written plan may impose new restrictions on both new and existing contracts, including restrictions on the availability of loans, distributions, transfers and exchanges, regardless of when a contract was purchased. Effective January 1, 2009, the Company no longer accepts new premiums (including contributions, transfers and exchanges) into new or existing 403(b) contracts. You may wish to discuss the new regulations and/or the general information above with your tax adviser.

Withdrawals from other Qualified contracts are often limited by the IRC and by the employer's plan.

If you are purchasing the contract as an investment vehicle for a trust under a Qualified Plan, you should consider that the contract does not provide any additional tax-deferral benefits beyond the treatment provided by the trust itself. In addition, if the contract itself is a qualifying arrangement (as with a 403(b) annuity or Individual Retirement Annuity), the contract generally does not provide tax deferral benefits beyond the treatment provided to alternative qualifying arrangements such as trusts or custodial accounts. However, in both cases the contract offers features and benefits that other investments may not offer. You and your financial representative should carefully consider whether the features and benefits, including the investment options, lifetime annuity income options, and protection through living benefits, death benefits and other benefits provided under an annuity contract issued in connection with a Qualified contract are suitable for your needs and objectives and are appropriate in light of the expense.

REQUIRED MINIMUM DISTRIBUTIONS

Generally, the IRC requires that you begin taking annual distributions from Qualified annuity contracts by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you separate from service from the employer sponsoring the plan. If you own a traditional IRA, you must begin receiving minimum distributions by April 1 of the calendar year following the calendar year in which you reach age 70 1/2. If you choose to delay your first distribution until the year after the year in which you reach 70 1/2 or separate from service, as applicable, then you will be required to withdraw your second required minimum distribution on or before December 31 in that same year. For each year thereafter, you must withdraw your required minimum distribution by December 31.

If you own more than one IRA, you may be permitted to take your annual distributions in any combination from your IRAs. A similar rule applies if you own more than one TSA. However, you cannot satisfy this distribution requirement for your IRA contract by taking a distribution from a TSA, and you cannot satisfy the requirement for your TSA by taking a distribution from an IRA.

You may be subject to a surrender charge on withdrawals taken to meet minimum distribution requirements, if the withdrawals exceed the contract's maximum penalty free amount.

Failure to satisfy the minimum distribution requirements may result in a tax penalty. You should consult your tax adviser for more information. You may elect to have the required minimum distribution amount on your contract calculated and withdrawn each year under the automatic withdrawal option. You may select monthly, quarterly, semiannual, or annual withdrawals for this purpose. This service is provided as a courtesy and we do not guarantee the accuracy of our calculations. Accordingly, we recommend you consult your tax adviser concerning your required minimum distribution. You may terminate your election for automated minimum distribution at any time by sending a written request to our Annuity Service Center. We reserve the right to change or discontinue this service at any time.

IRS regulations require that the annuity contract value used to determine required minimum distributions include the actuarial value of other benefits under the contract, such as optional death benefits and/or living benefits. As a result, if you request a minimum distribution calculation, or if one is otherwise required to be provided, in those specific circumstances where this requirement applies, the calculation may be based upon a value that is greater than your contract value, resulting in a larger required minimum distribution. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option. You should discuss the effect of these new regulations with your tax adviser.

TAX TREATMENT OF DEATH BENEFITS

The taxable amount of any death benefits paid under the contract are taxable to the Beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefit is paid as lump sum or annuity income payments. Estate taxes may also apply.

Enhanced death benefits are used as investment protection and are not expected to rise to any adverse tax effects. However, the IRS could take the position that some or all of the charges for these death benefits should be treated as a partial withdrawal from the contract. In that case, the amount of the partial withdrawal may be includible in taxable income and subject to the 10% penalty if the owner is under 59 1/2, unless another exception applies.

If you own a Qualified contract and purchase these enhanced death benefits, the IRS may consider these benefits "incidental death benefits" or "life insurance." The IRC imposes limits on the amount of the incidental benefits and/or life insurance allowable for Qualified contracts and the employer-sponsored plans under which they are purchased. If the death benefit(s) selected by you are considered to exceed these limits, the benefit(s) could result in taxable income to the owner of the Qualified contract, and in some cases could adversely impact the qualified status of the Qualified contract or the plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract.

TAX TREATMENT OF OPTIONAL LIVING BENEFITS

Generally, we will treat amounts credited to the contract value under the optional living benefit guarantees, for income tax purposes, as earnings in the contract. Payments in accordance with such guarantees after the contract value has been reduced to zero may be treated for tax purposes as amounts received as an annuity, if the other requirements for such treatment are satisfied. All payments or withdrawals after cost basis has been reduced to zero, whether or not under such a guarantee, will be treated as taxable amounts. If available and you elect an optional living benefit, the application of certain tax rules, including those rules relating to distributions from your contract, are not entirely clear. Such benefits are not intended to adversely affect the tax treatment of distributions or of the contract. However, you should be aware that little guidance is available. You should consult a tax adviser before electing an optional living benefit.

CONTRACTS OWNED BY A TRUST OR CORPORATION

A Trust or Corporation or other owner that is not a natural person ("Non-Natural Owner") that is considering purchasing this contract should consult a tax adviser.

Generally, the IRC does not confer tax-deferred status upon a Non-Qualified contract owned by a Non-Natural Owner for federal income tax purposes. Instead in such cases, the Non-Natural Owner pays tax each year on the contract's value in excess of the owner's cost basis, and the contract's cost basis is then increased by a like amount. However, this treatment is not applied to a contract held by a trust or other entity as an agent for a natural person nor to contracts held by Qualified Plans. Please see the Statement of Additional Information for a more detailed discussion of the potential adverse tax consequences associated with non-natural ownership of a Non-Qualified annuity contract.

GIFTS, PLEDGES AND/OR ASSIGNMENTS OF A CONTRACT

If you transfer ownership of your Non-Qualified contract to a person other than your spouse (or former spouse incident to divorce) as a gift you will pay federal income tax on the contract's cash value to the extent it exceeds your cost basis. The recipient's cost basis will be increased by the amount on which you will pay federal taxes. In addition, the IRC treats any assignment or pledge (or agreement to assign or pledge) of any portion of a Non-Qualified contract as a withdrawal. Please see the Statement of Additional Information for a more detailed discussion regarding potential tax consequences of gifting, assigning, or pledging a Non-Qualified contract.

The IRC prohibits Qualified annuity contracts including IRAs from being transferred, assigned or pledged as security for a loan. This prohibition, however, generally does not apply to loans under an employer-sponsored plan (including loans from the annuity contract) that satisfy certain requirements, provided that: (a) the plan is not an unfunded deferred compensation plan; and
(b) the plan funding vehicle is not an IRA.

DIVERSIFICATION AND INVESTOR CONTROL

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that the manager of the Underlying Funds monitors the Funds so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the Underlying Funds must meet these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, and not the Company, would be considered the owner of the shares of the Variable Portfolios under your Non-Qualified contract, because of the degree of control you exercise over the underlying investments. This diversification requirement is sometimes referred to as "investor control." The determination of whether you possess sufficient incidents of ownership over Variable Portfolio assets to be deemed the owner of the Underlying Funds depends on all of the relevant facts and circumstances. However, IRS Revenue Ruling 2003-91 provides that an annuity owner's ability to choose among general investment strategies either at the time of the initial purchase or thereafter, does not constitute control sufficient to cause the contract holder to be treated as the owner of the Variable Portfolios. The Revenue Ruling provides that if, based on all the facts and circumstances, you do not have direct or indirect control over the Separate Account or any Variable Portfolio asset, then you do not possess sufficient incidents of ownership over the assets supporting the annuity to be deemed the owner of the assets for federal income tax purposes. If any guidance is provided which is considered a new position, then the guidance should generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean that you, as the owner of the Non-Qualified contract, could be treated as the owner of the Underlying Fund. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

These investor control limitations generally do not apply to Qualified contracts, which are referred to as "Pension Plan Contracts" for purposes of this rule, although the limitations could be applied to Qualified contracts in the future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                OTHER INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE DISTRIBUTOR

SunAmerica Capital Services, Inc. ("SACS"), Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311-4992, distributes the contracts. SACS, an affiliate of the Company, is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA"). No underwriting fees are retained by SACS in connection with the distribution of the contracts.

THE COMPANY




American General Life Insurance Company ("AGL") is a stock life insurance company organized under the laws of the state of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.



Effective December 31, 2012, SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, contracts in all states except New York were issued by SunAmerica Annuity. Upon the Merger, all contractual obligations of SunAmerica Annuity became obligations of AGL. Accordingly, all references in the prospectus to SunAmerica Annuity as the issuer of the Contracts and owner of the separate account assets are amended to refer to AGL.



The Merger did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the Company that provides your contract benefits from SunAmerica Annuity to AGL. You will receive a contract endorsement from AGL that reflects the change from SunAmerica Annuity to AGL. The Merger also did not result in any adverse tax consequences for any contract Owners.



Until we update all the forms to reflect the SunAmerica Annuity merger into AGL, we may provide you with forms, statements or reports that still reflect SunAmerica Annuity as the issuer. You may also contact AGL at its Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone
Number: (800) 445-7862.


OWNERSHIP STRUCTURE OF THE COMPANY


AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.



AGL is regulated for the benefit of policy owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.



AIG is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.



On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). On January 14, 2011, AIG completed a series of integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Facility, and the facility was terminated. As a result of the Recapitalization, AIG was controlled by the Department of Treasury. As of December 14, 2012, the Department of Treasury sold its remaining shares of AIG Common Stock.


The transactions described above do not alter our obligations to you. More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. For information on how to locate these documents, SEE FINANCIAL STATEMENTS, BELOW.

OPERATION OF THE COMPANY


The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial and insurance products is influenced by many factors, including general market rates of interest, the strength, weakness and volatility of equity markets, terms and conditions of competing financial and insurance products and the relative value of such brands.



The Company is exposed to market risk, interest rate risk, contract owner behavior risk and mortality/longevity risk. Market volatility may result in increased risks related to death and living guaranteed benefits on the Company's financial and insurance products, as well as reduced fee income in the case of assets held in separate accounts, where applicable. These guaranteed benefits are sensitive to equity market and other conditions. The Company primarily uses capital market hedging strategies to help cover the risk of paying guaranteed living benefits in excess of account values as a result of significant downturns in equity markets or as a result of other factors. The Company has treaties to reinsure a portion of the guaranteed minimum income benefits and guaranteed death benefits for equity and mortality risk on some of its older contracts. Such risk mitigation may or may not reduce the volatility of net income and capital and surplus resulting from equity market volatility.


The Company is regulated for the benefit of contract owners by the insurance regulator in its state of domicile; and also by all state insurance departments where it is licensed to conduct business. The Company is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require the Company to maintain additional surplus to protect against a financial impairment the amount of which is based on the risks inherent in the Company's operations.

THE SEPARATE ACCOUNT


Before December 31, 2012, Variable Annuity Account Five was a separate account of SunAmerica Annuity, originally established under Arizona law on July 8, 1996 when it assumed the Separate Account, originally established under California law on June 25, 1981. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, Variable Annuity Account Five was transferred to and became a separate account of AGL under Texas law. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes.


The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

Purchase Payments you make that are allocated to the Variable Portfolios are invested in the Separate Account. The Company owns the assets in the Separate Account and invests them on your behalf, according to your instructions. Purchase Payments invested in the Separate Account are not guaranteed and will fluctuate with the value of the Variable Portfolios you select. Therefore, you assume all of the investment risk for contract value allocated to the Variable Portfolios. These assets are kept separate from our General Account and may not be charged with liabilities arising from any other business we may conduct. Additionally, income gains and losses (realized and unrealized) resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income gains or losses of the Company.


You benefit from dividends received by the Separate Account through an increase in your unit value. The Company expects to benefit from these dividends through tax credits and corporate dividends received deductions; however, these corporate deductions are not passed back to the Separate Account or to contract Owners.


THE GENERAL ACCOUNT

Obligations that are paid out of the Company's general account ("General Account") include any amounts you have allocated to available Fixed Accounts, including any interest credited thereon, and amounts owed under your contract for death and/or living benefits which are in excess of portions of contract value allocated to the Variable Portfolios. The obligations and guarantees under the contract are the sole responsibility of the Company. Therefore, payments of these obligations are subject to our financial strength and claims paying ability, and our long term ability to make such payments.

The General Account assets are invested in accordance with applicable state regulation. These assets are exposed to the typical risks normally associated with a portfolio of fixed income securities, namely interest rate, option, liquidity and credit risk. The Company manages its exposure to these risks by, among other things, closely monitoring and matching the duration and cash flows of its assets and liabilities, monitoring or limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. With respect to the living benefits available in your contract, we also manage interest rate and certain market risk through a hedging strategy in the portfolio and we may require that those who elect a living benefit allocate their Purchase Payments in accordance with specified investment parameters.


CONTRACTS ISSUED ON OR PRIOR TO DECEMBER 29, 2006 WERE ISSUED WITH A GUARANTEE (THE "GUARANTEE") BY AMERICAN HOME ASSURANCE COMPANY (THE "GUARANTOR"). PLEASE SEE APPENDIX D FOR MORE INFORMATION.


FINANCIAL STATEMENTS

The financial statements described below are important for you to consider. Information about how to obtain these financial statements is also provided below.

THE COMPANY AND SEPARATE ACCOUNT

The financial statements of the Company and the Separate Account are required to be made available because you must look to those entities directly to satisfy our obligations to you under the Contract. If your contract is covered by the Guarantee, financial statements of the Guarantor are also provided in relation to its ability to meet its obligations under the Guarantee; please see Appendix D for more information.

INSTRUCTIONS TO OBTAIN FINANCIAL STATEMENTS

The financial statements of the Company, Separate Account, Guarantor, if applicable, and AIG are available by requesting a free copy of the Statement of Additional Information by calling (800) 445-7862 or by using the request form on the last page of this prospectus.

We encourage both existing and prospective contract Owners to read and understand the financial statements.


You can also inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
100 F. Street, N.E., Room 1580
Washington, DC 20549

CHICAGO, ILLINOIS
175 W. Jackson Boulevard
Chicago, IL 60604

NEW YORK, NEW YORK
3 World Financial, Room 4300
New York, NY 10281

To obtain copies by mail, contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed. The Company will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of the above documents. Requests for these documents should be directed to the Company's Annuity Service Center, as follows:

By Mail:
Annuity Service Center
P.O. Box 54299
Los Angeles, California 90054-0299
Telephone Number: (800) 445-7862

ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at (800) 445-7862, if you have any comments, questions or service requests.

We send out transaction confirmations and quarterly statements. During the Accumulation Phase, you will receive confirmation of transactions for your contract. Transactions made pursuant to contractual or systematic agreements, such as dollar cost averaging, may be confirmed quarterly. Purchase Payments received through the automatic payment plan or a salary reduction arrangement, may also be confirmed quarterly. For all other transactions, we send confirmations. It is your responsibility to review these documents carefully and notify our Annuity Service Center of any inaccuracies immediately. We investigate all inquiries. Depending on the facts and circumstances, we may retroactively adjust your contract, provided you notify us of your concern within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error. If you fail to notify our Annuity Service Center of any mistakes or inaccuracy within 30 days of receiving the transaction confirmation or quarterly statement, we will deem you to have ratified the transaction.

LEGAL PROCEEDINGS


The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multi-state examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.



Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.



In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.



In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.


There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.


REGISTRATION STATEMENTS


Registration statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and exhibits. For further information regarding the Separate Account, the Company and its general account, American Home, if your contract is covered by the Guarantee, the Variable Portfolios and the contract, please refer to the registration statements and exhibits.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                 CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Additional information concerning the operations of the Separate Account is contained in the Statement of Additional Information, which is available without charge upon written request. Please use the request form at the back of this prospectus and send it to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299 or by calling (800) 445-7862. The table of contents of the SAI is listed below.


Separate Account and the Company
General Account
Master-Feeder Structure
Performance Data
Annuity Income Payments
Annuity Unit Values
Taxes
Broker-Dealer Firms Receiving Revenue Sharing
  Payments
Distribution of Contracts
Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  APPENDIX A - CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PREMIER PORTFOLIOS

                                                     FISCAL     FISCAL        FISCAL         FISCAL         FISCAL
                                        INCEPTION     YEAR       YEAR          YEAR           YEAR           YEAR
                                            TO       ENDED       ENDED         ENDED          ENDED          ENDED
                                         4/30/07    4/30/08     4/30/09       4/30/10        4/30/11        4/30/12
---------------------------------------------------------------------------------------------------------------------


SUNAMERICA SERIES TRUST -- CLASS 3 SHARES

---------------------------------------------------------------------------------------------------------------------
American Funds Global Growth SAST (Inception Date: 05/01/08)
  Beginning AUV.......................  (a)N/A      (a)N/A    (a)$11.748   (a)$7.626      (a)$10.433     (a)$12.329
                                        (b)N/A      (b)N/A    (b)N/A       (b)$7.687      (b)$10.183     (b)$11.955
  Ending AUV..........................  (a)N/A      (a)N/A    (a)$7.626    (a)$10.433     (a)$12.329     (a)$11.541
                                        (b)N/A      (b)N/A    (b)N/A       (b)$10.183     (b)$11.955     (b)$11.119
  Ending Number of AUs................  (a)N/A      (a)N/A    (a)224,235   (a)357,505     (a)348,252     (a)332,381
                                        (b)N/A      (b)N/A    (b)N/A       (b)156         (b)0           (b)0

---------------------------------------------------------------------------------------------------------------------
American Funds Growth SAST (Inception Date: 05/01/08)
  Beginning AUV.......................  (a)N/A      (a)N/A    (a)$11.139   (a)$6.837      (a)$9.405      (a)$11.199
                                        (b)N/A      (b)N/A    (b)N/A       (b)$6.776      (b)$9.177      (b)$10.854
  Ending AUV..........................  (a)N/A      (a)N/A    (a)$6.837    (a)$9.405      (a)$11.199     (a)$11.070
                                        (b)N/A      (b)N/A    (b)N/A       (b)$9.177      (b)$10.854     (b)$10.660
  Ending Number of AUs................  (a)N/A      (a)N/A    (a)125,432   (a)188,378     (a)193,395     (a)178,096
                                        (b)N/A      (b)N/A    (b)N/A       (b)2,175       (b)1,093       (b)1,175

---------------------------------------------------------------------------------------------------------------------
American Funds Growth-Income SAST (Inception Date: 05/01/08)
  Beginning AUV.......................  (a)N/A      (a)N/A    (a)$10.694   (a)$6.862      (a)$9.120      (a)$10.194
                                        (b)N/A      (b)N/A    (b)N/A       (b)$6.804      (b)$8.898      (b)$9.885
  Ending AUV..........................  (a)N/A      (a)N/A    (a)$6.862    (a)$9.120      (a)$10.194     (a)$10.192
                                        (b)N/A      (b)N/A    (b)N/A       (b)$8.898      (b)$9.885      (b)$9.819
  Ending Number of AUs................  (a)N/A      (a)N/A    (a)163,350   (a)262,321     (a)263,666     (a)250,888
                                        (b)N/A      (b)N/A    (b)N/A       (b)658         (b)1,207       (b)1,275

---------------------------------------------------------------------------------------------------------------------


FIDELITY(R) VARIABLE INSURANCE PRODUCTS -- SERVICE CLASS 2 SHARES

---------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund(R) (Inception Date: 05/01/08)
  Beginning AUV.......................  (a)N/A      (a)N/A    (a)$10.000   (a)$6.096      (a)$8.552      (a)$10.036
                                        (b)N/A      (b)N/A    (b)N/A       (b)$6.096      (b)$8.449      (b)$9.852
  Ending AUV..........................  (a)N/A      (a)N/A    (a)$6.096    (a)$8.552      (a)$10.036     (a)$9.920
                                        (b)N/A      (b)N/A    (b)N/A       (b)$8.449      (b)$9.852      (b)$9.671
  Ending Number of AUs................  (a)N/A      (a)N/A    (a)187,701   (a)287,137     (a)293,129     (a)293,121
                                        (b)N/A      (b)N/A    (b)N/A       (b)2,411       (b)1,212       (b)1,281

---------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income (Inception Date: 05/01/08)
  Beginning AUV.......................  (a)N/A      (a)N/A    (a)$10.000   (a)$5.678      (a)$8.078      (a)$9.214
                                        (b)N/A      (b)N/A    (b)N/A       (b)$5.771      (b)$7.983      (b)$9.100
  Ending AUV..........................  (a)N/A      (a)N/A    (a)$5.678    (a)$8.078      (a)$9.214      (a)$9.149
                                        (b)N/A      (b)N/A    (b)N/A       (b)$7.983      (b)$9.100      (b)$9.060
  Ending Number of AUs................  (a)N/A      (a)N/A    (a)315,028   (a)424,112     (a)385,348     (a)352,515
                                        (b)N/A      (b)N/A    (b)N/A       (b)273         (b)0           (b)0

---------------------------------------------------------------------------------------------------------------------

Fidelity VIP Investment Grade Bond (Inception Date: 05/01/08)
  Beginning AUV.......................  (a)N/A      (a)N/A    (a)$10.000   (a)$9.775      (a)$11.128     (a)$11.651
                                        (b)N/A      (b)N/A    (b)N/A       (b)$9.788      (b)$10.885     (b)$11.303
  Ending AUV..........................  (a)N/A      (a)N/A    (a)$9.775    (a)$11.128     (a)$11.651     (a)$12.275
                                        (b)N/A      (b)N/A    (b)N/A       (b)$10.885     (b)$11.303     (b)$11.794
  Ending Number of AUs................  (a)N/A      (a)N/A    (a)716,371   (a)1,046,257   (a)1,099,364   (a)1,060,727
                                        (b)N/A      (b)N/A    (b)N/A       (b)651         (b)0           (b)0

---------------------------------------------------------------------------------------------------------------------




     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                                        FISCAL     FISCAL       FISCAL       FISCAL       FISCAL
                                           INCEPTION     YEAR       YEAR         YEAR         YEAR         YEAR
                                               TO       ENDED       ENDED        ENDED        ENDED        ENDED
                                            4/30/07    4/30/08     4/30/09      4/30/10      4/30/11      4/30/12
------------------------------------------------------------------------------------------------------------------


FIDELITY(R) VARIABLE INSURANCE PRODUCTS -- SERVICE CLASS 2 SHARES -- (CONTINUED)

------------------------------------------------------------------------------------------------------------------
Fidelity VIP Mid Cap (Inception Date: 05/01/08)
  Beginning AUV..........................  (a)N/A      (a)N/A    (a)$10.000   (a)$6.656    (a)$9.552    (a)$11.665
                                           (b)N/A      (b)N/A    (b)N/A       (b)$6.592    (b)$9.423    (b)$11.269
  Ending AUV.............................  (a)N/A      (a)N/A    (a)$6.656    (a)$9.552    (a)$11.665   (a)$10.744
                                           (b)N/A      (b)N/A    (b)N/A       (b)$9.423    (b)$11.269   (b)$9.986
  Ending Number of AUs...................  (a)N/A      (a)N/A    (a)437,573   (a)645,426   (a)597,318   (a)557,843
                                           (b)N/A      (b)N/A    (b)N/A       (b)445       (b)0         (b)0

------------------------------------------------------------------------------------------------------------------

Fidelity VIP Overseas (Inception Date: 05/01/08)
  Beginning AUV..........................  (a)N/A      (a)N/A    (a)$10.000   (a)$5.424    (a)$7.183    (a)$8.862
                                           (b)N/A      (b)N/A    (b)N/A       (b)$5.599    (b)$7.102    (b)$8.759
  Ending AUV.............................  (a)N/A      (a)N/A    (a)$5.424    (a)$7.183    (a)$8.862    (a)$7.481
                                           (b)N/A      (b)N/A    (b)N/A       (b)$7.102    (b)$8.759    (b)$7.404
  Ending Number of AUs...................  (a)N/A      (a)N/A    (a)331,182   (a)469,350   (a)442,305   (a)433,913
                                           (b)N/A      (b)N/A    (b)N/A       (b)248       (b)0         (b)0

------------------------------------------------------------------------------------------------------------------


T. ROWE PRICE EQUITY SERIES, INC. -- CLASS 2 SHARES

------------------------------------------------------------------------------------------------------------------
T. Rowe Price Blue Chip Growth II (Inception Date: 05/01/08)
  Beginning AUV..........................  (a)N/A      (a)N/A    (a)$10.000   (a)$6.560    (a)$8.923    (a)$10.398
                                           (b)N/A      (b)N/A    (b)N/A       (b)$6.404    (b)$8.739    (b)$10.099
  Ending AUV.............................  (a)N/A      (a)N/A    (a)$6.560    (a)$8.923    (a)$10.398   (a)$11.426
                                           (b)N/A      (b)N/A    (b)N/A       (b)$8.739    (b)$10.099   (b)$11.059
  Ending Number of AUs...................  (a)N/A      (a)N/A    (a)75,477    (a)117,888   (a)126,566   (a)186,388
                                           (b)N/A      (b)N/A    (b)N/A       (b)110       (b)0         (b)0

------------------------------------------------------------------------------------------------------------------

T. Rowe Price Equity Income II (Inception Date: 05/01/08)
  Beginning AUV..........................  (a)N/A      (a)N/A    (a)$10.000   (a)$6.209    (a)$8.799    (a)$9.789
                                           (b)N/A      (b)N/A    (b)N/A       (b)$6.232    (b)$8.655    (b)$9.565
  Ending AUV.............................  (a)N/A      (a)N/A    (a)$6.209    (a)$8.799    (a)$9.789    (a)$9.732
                                           (b)N/A      (b)N/A    (b)N/A       (b)$8.655    (b)$9.565    (b)$9.450
  Ending Number of AUs...................  (a)N/A      (a)N/A    (a)302,702   (a)388,582   (a)399,336   (a)376,337
                                           (b)N/A      (b)N/A    (b)N/A       (b)869       (b)1,240     (b)1,312

------------------------------------------------------------------------------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SELECT PORTFOLIOS

                                        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                          INCEPTION      YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                             TO          ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                           4/30/04      4/30/05       4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
-----------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES

-----------------------------------------------------------------------------------------------------------------------
Large Cap Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$7.629   (a)$8.103     (a)$8.382     (a)$9.564     (a)$10.339    (a)$10.971    (a)$7.054
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$6.750
  Ending AUV...........  (a)$8.103   (a)$8.382     (a)$9.564     (a)$10.339    (a)$10.971    (a)$7.054     (a)$9.363
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$8.857
  Ending Number of
     AUs...............  (a)400,808  (a)1,575,108  (a)1,966,198  (a)2,162,009  (a)2,197,613  (a)1,629,965  (a)1,539,531
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

Large Cap Value (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$10.868  (a)$11.646    (a)$12.503    (a)$14.414    (a)$16.630    (a)$15.389    (a)$9.821
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$9.626
  Ending AUV...........  (a)$11.646  (a)$12.503    (a)$14.414    (a)$16.630    (a)$15.389    (a)$9.821     (a)$13.819
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$13.183
  Ending Number of
     AUs...............  (a)252,748  (a)1,140,099  (a)1,498,973  (a)1,670,981  (a)1,530,605  (a)1,241,544  (a)1,144,420
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

Mid Cap Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$13.002  (a)$13.747    (a)$13.971    (a)$18.166    (a)$19.634    (a)$19.547    (a)$12.407
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$11.665
  Ending AUV...........  (a)$13.747  (a)$13.971    (a)$18.166    (a)$19.634    (a)$19.547    (a)$12.407    (a)$17.871
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$17.033
  Ending Number of
     AUs...............  (a)237,495  (a)896,456    (a)1,093,996  (a)1,199,516  (a)1,062,082  (a)870,588    (a)810,304
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------
Mid Cap Value (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$15.751  (a)$17.248    (a)$19.747    (a)$23.619    (a)$27.511    (a)$23.983    (a)$15.124
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$14.200
  Ending AUV...........  (a)$17.248  (a)$19.747    (a)$23.619    (a)$27.511    (a)$23.983    (a)$15.124    (a)$22.158
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$21.012
  Ending Number of
     AUs...............  (a)184,956  (a)761,202    (a)962,194    (a)1,091,238  (a)1,017,911  (a)849,541    (a)783,240
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

Small Cap (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$10.224  (a)$10.385    (a)$10.345    (a)$12.854    (a)$13.785    (a)$11.484    (a)$7.949
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$7.521
  Ending AUV...........  (a)$10.385  (a)$10.345    (a)$12.854    (a)$13.785    (a)$11.484    (a)$7.949     (a)$11.672
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$11.174
  Ending Number of
     AUs...............  (a)330,267  (a)1,250,380  (a)1,529,807  (a)1,564,875  (a)1,543,423  (a)1,294,024  (a)1,276,790
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)442

-----------------------------------------------------------------------------------------------------------------------

                            FISCAL        FISCAL
                             YEAR          YEAR
                             ENDED         ENDED
                            4/30/11       4/30/12
---------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES

---------------------------------------------------
Large Cap Growth (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$9.363     (a)$10.559
                         (b)$8.857     (b)$9.828
  Ending AUV...........  (a)$10.559    (a)$11.015
                         (b)$9.828     (b)$10.197
  Ending Number of
     AUs...............  (a)1,619,009  (a)1,264,183
                         (b)0          (b)0

---------------------------------------------------

Large Cap Value (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$13.819    (a)$15.589
                         (b)$13.183    (b)$14.797
  Ending AUV...........  (a)$15.589    (a)$15.338
                         (b)$14.797    (b)$14.511
  Ending Number of
     AUs...............  (a)913,974    (a)751,425
                         (b)0          (b)0

---------------------------------------------------

Mid Cap Growth (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$17.871    (a)$22.474
                         (b)$17.033    (b)$21.295
  Ending AUV...........  (a)$22.474    (a)$21.533
                         (b)$21.295    (b)$20.343
  Ending Number of
     AUs...............  (a)657,149    (a)539,351
                         (b)0          (b)0

---------------------------------------------------
Mid Cap Value (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$22.158    (a)$26.337
                         (b)$21.012    (b)$24.798
  Ending AUV...........  (a)$26.337    (a)$25.025
                         (b)$24.798    (b)$23.448
  Ending Number of
     AUs...............  (a)628,717    (a)524,685
                         (b)0          (b)0

---------------------------------------------------

Small Cap (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$11.672    (a)$14.005
                         (b)$11.174    (b)$13.324
  Ending AUV...........  (a)$14.005    (a)$13.176
                         (b)$13.324    (b)$12.456
  Ending Number of
     AUs...............  (a)993,022    (a)761,481
                         (b)895        (b)995

---------------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                          INCEPTION      YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                             TO          ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                           4/30/04      4/30/05       4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
-----------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES -- (CONTINUED)

-----------------------------------------------------------------------------------------------------------------------
International Equity (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$7.028   (a)$7.816     (a)$8.588     (a)$11.380    (a)$13.013    (a)$12.578    (a)$6.992
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$6.985
  Ending AUV...........  (a)$7.816   (a)$8.588     (a)$11.380    (a)$13.013    (a)$12.578    (a)$6.992     (a)$9.252
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$8.838
  Ending Number of
     AUs...............  (a)347,046  (a)1,492,650  (a)2,023,915  (a)2,451,861  (a)2,626,433  (a)2,097,427  (a)2,045,471
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

Diversified Fixed Income (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$11.770  (a)$11.684    (a)$12.029    (a)$11.793    (a)$12.386    (a)$12.923    (a)$12.743
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$12.245
  Ending AUV...........  (a)$11.684  (a)$12.029    (a)$11.793    (a)$12.386    (a)$12.923    (a)$12.743    (a)$13.791
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$12.924
  Ending Number of
     AUs...............  (a)323,059  (a)1,186,874  (a)1,289,659  (a)1,284,059  (a)1,862,379  (a)1,703,409  (a)1,499,237
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

Real Return (Inception Date: (a) 2/14/05 (b) 5/13/09)
  Beginning AUV........  (a)N/A      (a)$10.000    (a)$9.674     (a)$10.224    (a)$10.985    (a)$10.923    (a)$9.733
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$9.559
  Ending AUV...........  (a)N/A      (a)$9.674     (a)$10.224    (a)$10.985    (a)$10.923    (a)$9.733     (a)$11.413
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$10.943
  Ending Number of
     AUs...............  (a)N/A      (a)47,005     (a)296,592    (a)491,027    (a)537,007    (a)607,700    (a)691,039
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)1,511

-----------------------------------------------------------------------------------------------------------------------

Cash Management (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$10.680  (a)$10.614    (a)$10.561    (a)$10.736    (a)$11.072    (a)$11.247    (a)$11.122
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$10.626
  Ending AUV...........  (a)$10.614  (a)$10.561    (a)$10.736    (a)$11.072    (a)$11.247    (a)$11.122    (a)$10.928
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$10.279
  Ending Number of
     AUs...............  (a)338,224  (a)567,574    (a)627,171    (a)1,604,826  (a)1,970,405  (a)2,799,589  (a)1,655,703
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

                            FISCAL        FISCAL
                             YEAR          YEAR
                             ENDED         ENDED
                            4/30/11       4/30/12
---------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3
  SHARES -- (CONTINUED)

---------------------------------------------------
International Equity (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$9.252     (a)$10.823
                         (b)$8.838     (b)$10.274
  Ending AUV...........  (a)$10.823    (a)$9.313
                         (b)$10.274    (b)$8.783
  Ending Number of
     AUs...............  (a)1,694,620  (a)1,318,843
                         (b)0          (b)0

---------------------------------------------------

Diversified Fixed Income (Inception Date:
  (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$13.791    (a)$14.429
                         (b)$12.924    (b)$13.356
  Ending AUV...........  (a)$14.429    (a)$15.216
                         (b)$13.356    (b)$13.936
  Ending Number of
     AUs...............  (a)1,334,391  (a)1,041,446
                         (b)0          (b)0

---------------------------------------------------

Real Return (Inception Date: (a) 2/14/05
  (b) 5/13/09)
  Beginning AUV........  (a)$11.413    (a)$11.777
                         (b)$10.943    (b)$11.221
  Ending AUV...........  (a)$11.777    (a)$12.171
                         (b)$11.221    (b)$11.519
  Ending Number of
     AUs...............  (a)622,236    (a)578,737
                         (b)698        (b)727

---------------------------------------------------

Cash Management (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$10.928    (a)$10.719
                         (b)$10.279    (b)$9.898
  Ending AUV...........  (a)$10.719    (a)$10.506
                         (b)$9.898     (b)$9.548
  Ending Number of
     AUs...............  (a)1,526,174  (a)1,229,948
                         (b)0          (b)0

---------------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FOCUSED PORTFOLIOS

                                        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                          INCEPTION      YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                             TO          ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                           4/30/04      4/30/05       4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
-----------------------------------------------------------------------------------------------------------------------



SEASONS SERIES TRUST -- CLASS 3 SHARES

-----------------------------------------------------------------------------------------------------------------------
Focus Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$6.862   (a)$7.133     (a)$6.791     (a)$8.099     (a)$8.339     (a)$8.776     (a)$5.558
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$5.271
  Ending AUV...........  (a)$7.133   (a)$6.791     (a)$8.099     (a)$8.339     (a)$8.776     (a)$5.558     (a)$7.738
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$7.329
  Ending Number of
     AUs...............  (a)638,434  (a)1,813,875  (a)2,186,196  (a)2,051,199  (a)2,074,125  (a)1,662,300  (a)1,261,285
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

-----------------------------------------------------------------------------------------------------------------------

Focus Value (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$11.626  (a)$12.277    (a)$13.559    (a)$16.141    (a)$19.517    (a)$17.941    (a)$12.223
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$11.859
  Ending AUV...........  (a)$12.277  (a)$13.559    (a)$16.141    (a)$19.517    (a)$17.941    (a)$12.223    (a)$16.212
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$15.396
  Ending Number of
     AUs...............  (a)213,874  (a)775,409    (a)969,738    (a)1,176,543  (a)1,088,999  (a)844,747    (a)719,926
                         (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)922

-----------------------------------------------------------------------------------------------------------------------

                            FISCAL        FISCAL
                             YEAR          YEAR
                             ENDED         ENDED
                            4/30/11       4/30/12
---------------------------------------------------



SEASONS SERIES TRUST -- CLASS 3 SHARES

---------------------------------------------------
Focus Growth (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$7.738     (a)$10.051
                         (b)$7.329     (b)$9.447
  Ending AUV...........  (a)$10.051    (a)$9.732
                         (b)$9.447     (b)$9.088
  Ending Number of
     AUs...............  (a)2,644,347  (a)2,075,892
                         (b)1,273      (b)1,422

---------------------------------------------------

Focus Value (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$16.212    (a)$18.333
                         (b)$15.396    (b)$17.305
  Ending AUV...........  (a)$18.333    (a)$16.461
                         (b)$17.305    (b)$15.466
  Ending Number of
     AUs...............  (a)608,545    (a)521,119
                         (b)0          (b)0

---------------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

MANAGED ALLOCATION PORTFOLIOS

                                     FISCAL       FISCAL        FISCAL        FISCAL         FISCAL         FISCAL
                        INCEPTION     YEAR         YEAR          YEAR          YEAR           YEAR           YEAR
                            TO        ENDED        ENDED         ENDED         ENDED         ENDED          ENDED
                         4/30/04     4/30/05      4/30/06       4/30/07       4/30/08       4/30/09        4/30/10
---------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES

---------------------------------------------------------------------------------------------------------------------
Allocation Growth (Inception Date: (a) 2/14/05 (b) 5/13/09)
  Beginning AUV.......  (a)N/A     (a)$10.000  (a)$9.576     (a)$11.500    (a)$12.826    (a)$12.157     (a)$7.696
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$7.586
  Ending AUV..........  (a)N/A     (a)$9.576   (a)$11.500    (a)$12.826    (a)$12.157    (a)$7.696      (a)$10.554
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$10.226
  Ending Number of
     AUs..............  (a)N/A     (a)245,215  (a)1,633,946  (a)4,411,940  (a)5,243,308  (a)4,980,867   (a)4,339,324
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)0

---------------------------------------------------------------------------------------------------------------------

Allocation Moderate Growth (Inception Date: (a) 2/14/05 (b) 5/13/09)
  Beginning AUV.......  (a)N/A     (a)$10.000  (a)$9.638     (a)$11.223    (a)$12.418    (a)$11.929     (a)$8.094
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$7.962
  Ending AUV..........  (a)N/A     (a)$9.638   (a)$11.223    (a)$12.418    (a)$11.929    (a)$8.094      (a)$10.633
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$10.275
  Ending Number of
     AUs..............  (a)N/A     (a)299,510  (a)2,564,162  (a)6,131,817  (a)9,703,959  (a)13,687,068  (a)13,903,229
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)24,292

---------------------------------------------------------------------------------------------------------------------

Allocation Moderate (Inception Date: (a) 2/14/05 (b) 5/13/09)
  Beginning AUV.......  (a)N/A     (a)$10.000  (a)$9.691     (a)$10.967    (a)$12.041    (a)$11.713     (a)$8.498
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$8.333
  Ending AUV..........  (a)N/A     (a)$9.691   (a)$10.967    (a)$12.041    (a)$11.713    (a)$8.498      (a)$10.943
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$10.537
  Ending Number of
     AUs..............  (a)N/A     (a)280,165  (a)2,016,797  (a)3,615,558  (a)4,990,197  (a)6,302,944   (a)6,134,679
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)4,969

---------------------------------------------------------------------------------------------------------------------

Allocation Balanced (Inception Date: (a) 2/14/05 (b) 5/13/09)
  Beginning AUV.......  (a)N/A     (a)$10.000  (a)$9.749     (a)$10.693    (a)$11.622    (a)$11.450     (a)$8.893
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$8.696
  Ending AUV..........  (a)N/A     (a)$9.749   (a)$10.693    (a)$11.622    (a)$11.450    (a)$8.893      (a)$11.045
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)$10.594
  Ending Number of
     AUs..............  (a)N/A     (a)420,059  (a)892,905    (a)1,823,557  (a)3,131,396  (a)4,761,842   (a)5,055,572
                        (b)N/A     (b)N/A      (b)N/A        (b)N/A        (b)N/A        (b)N/A         (b)0

---------------------------------------------------------------------------------------------------------------------

                            FISCAL         FISCAL
                             YEAR           YEAR
                            ENDED          ENDED
                           4/30/11        4/30/12
----------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES

----------------------------------------------------
Allocation Growth (Inception Date: (a) 2/14/05
  (b) 5/13/09)
  Beginning AUV.......  (a)$10.554     (a)$12.168
                        (b)$10.226     (b)$11.712
  Ending AUV..........  (a)$12.168     (a)$11.404
                        (b)$11.712     (b)$10.906
  Ending Number of
     AUs..............  (a)3,525,214   (a)3,049,374
                        (b)0           (b)0

----------------------------------------------------

Allocation Moderate Growth (Inception Date:
  (a) 2/14/05 (b) 5/13/09)
  Beginning AUV.......  (a)$10.633     (a)$11.995
                        (b)$10.275     (b)$11.516
  Ending AUV..........  (a)$11.995     (a)$11.572
                        (b)$11.516     (b)$11.038
  Ending Number of
     AUs..............  (a)12,930,465  (a)11,486,647
                        (b)27,715      (b)27,715

----------------------------------------------------

Allocation Moderate (Inception Date: (a) 2/14/05
  (b) 5/13/09)
  Beginning AUV.......  (a)$10.943     (a)$12.209
                        (b)$10.537     (b)$11.680
  Ending AUV..........  (a)$12.209     (a)$11.955
                        (b)$11.680     (b)$11.363
  Ending Number of
     AUs..............  (a)5,513,530   (a)4,914,155
                        (b)943         (b)1,461

----------------------------------------------------

Allocation Balanced (Inception Date: (a) 2/14/05
  (b) 5/13/09)
  Beginning AUV.......  (a)$11.045     (a)$12.133
                        (b)$10.594     (b)$11.562
  Ending AUV..........  (a)$12.133     (a)$12.177
                        (b)$11.562     (b)$11.529
  Ending Number of
     AUs..............  (a)4,921,184   (a)4,886,391
                        (b)0           (b)0

----------------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEASONS STRATEGIES

                                         FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                          INCEPTION       YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                             TO          ENDED          ENDED         ENDED         ENDED         ENDED         ENDED
                           4/30/04      4/30/05        4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
------------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES

------------------------------------------------------------------------------------------------------------------------
Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$14.250  (a)$14.879     (a)$15.596    (a)$17.928    (a)$19.809    (a)$19.778    (a)$14.063
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$13.522
  Ending AUV...........  (a)$14.879  (a)$15.596     (a)$17.928    (a)$19.809    (a)$19.778    (a)$14.063    (a)$18.745
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$17.786
  Ending Number of
     AUs...............  (a)285,421  (a)1,227,721   (a)1,644,116  (a)1,981,456  (a)2,240,470  (a)1,952,642  (a)1,752,984
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

------------------------------------------------------------------------------------------------------------------------
Moderate Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$14.208  (a)$14.726     (a)$15.360    (a)$17.343    (a)$19.067    (a)$18.974    (a)$14.056
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$13.561
  Ending AUV...........  (a)$14.726  (a)$15.360     (a)$17.343    (a)$19.067    (a)$18.974    (a)$14.056    (a)$18.471
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$17.571
  Ending Number of
     AUs...............  (a)828,761  (a)2,808,761   (a)3,525,519  (a)3,862,365  (a)3,684,407  (a)3,143,400  (a)2,797,221
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

------------------------------------------------------------------------------------------------------------------------
Balanced Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$13.925  (a)$14.386     (a)$15.028    (a)$16.452    (a)$17.978    (a)$18.179    (a)$14.087
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$13.619
  Ending AUV...........  (a)$14.386  (a)$15.028     (a)$16.452    (a)$17.978    (a)$18.179    (a)$14.087    (a)$18.050
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$17.168
  Ending Number of
     AUs...............  (a)462,446  (a)2,273,244   (a)2,601,896  (a)2,696,050  (a)2,449,865  (a)1,959,322  (a)1,819,225
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

------------------------------------------------------------------------------------------------------------------------

Conservative Growth (Inception Date: (a)11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$13.875  (a)$14.206     (a)$14.784    (a)$15.837    (a)$17.186    (a)$17.314    (a)$14.189
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$13.727
  Ending AUV...........  (a)$14.206  (a)$14.784     (a)$15.837    (a)$17.186    (a)$17.314    (a)$14.189    (a)$17.840
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)$16.803
  Ending Number of
     AUs...............  (a)419,883  (a) 1,354,541  (a)1,470,241  (a)1,526,721  (a)1,775,391  (a)1,642,066  (a)1,590,132
                         (b)N/A      (b)N/A         (b)N/A        (b)N/A        (b)N/A        (b)N/A        (b)0

------------------------------------------------------------------------------------------------------------------------

                            FISCAL        FISCAL
                             YEAR          YEAR
                             ENDED         ENDED
                            4/30/11       4/30/12
---------------------------------------------------


SEASONS SERIES TRUST -- CLASS 3 SHARES

---------------------------------------------------
Growth (Inception Date: (a) 11/17/03 (b) 5/13/09)
  Beginning AUV........  (a)$18.745    (a)$21.313
                         (b)$17.786    (b)$20.153
  Ending AUV...........  (a)$21.313    (a)$21.631
                         (b)$20.153    (b)$20.253
  Ending Number of
     AUs...............  (a)1,600,941  (a)1,242,524
                         (b)0          (b)0

---------------------------------------------------
Moderate Growth (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$18.471    (a)$20.726
                         (b)$17.571    (b)$19.644
  Ending AUV...........  (a)$20.726    (a)$21.077
                         (b)$19.644    (b)$19.798
  Ending Number of
     AUs...............  (a)2,487,770  (a)2,013,365
                         (b)0          (b)0

---------------------------------------------------
Balanced Growth (Inception Date: (a) 11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$18.050    (a)$19.923
                         (b)$17.168    (b)$18.875
  Ending AUV...........  (a)$19.923    (a)$20.517
                         (b)$18.875    (b)$19.306
  Ending Number of
     AUs...............  (a)1,575,141  (a)1,311,138
                         (b)0          (b)0

---------------------------------------------------

Conservative Growth (Inception Date: (a)11/17/03
  (b) 5/13/09)
  Beginning AUV........  (a)$17.840    (a)$19.412
                         (b)$16.803    (b)$18.082
  Ending AUV...........  (a)$19.412    (a)$20.062
                         (b)$18.082    (b)$18.190
  Ending Number of
     AUs...............  (a)1,356,982  (a)1,315,573
                         (b)0          (b)0

---------------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses with election of the optional Combination HV & Roll-Up death benefit
     The Separate Account has a fiscal year end of April 30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SELECT PORTFOLIOS

                     FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                      YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                      ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                     4/30/03       4/30/04       4/30/05       4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
--------------------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES*
--------------------------------------------------------------------------------------------------------------------------------
Large Cap Growth (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$7.931     (a)$6.806     (a)$8.101     (a)$8.386     (a)$9.580     (a)$10.366    (a)$11.010    (a)$7.086
                  (b)$7.900     (b)$6.763     (b)$8.029     (b)$8.291     (b)$9.448     (b)$10.197    (b)$10.804    (b)$6.936
  Ending AUV....  (a)$6.806     (a)$8.101     (a)$8.386     (a)$9.580     (a)$10.366    (a)$11.010    (a)$7.086     (a)$9.415
                  (b)$6.763     (b)$8.029     (b)$8.291     (b)$9.448     (b)$10.197    (b)$10.804    (b)$6.936     (b)$9.193
  Ending Number
     of AUs.....  (a)1,469,235  (a)2,278,875  (a)2,111,495  (a)2,133,707  (a)1,890,353  (a)1,587,170  (a)1,163,320  (a)1,046,003
                  (b)4,665,791  (b)5,712,326  (b)5,308,523  (b)5,118,417  (b)4,408,016  (b)3,683,824  (b)2,811,120  (b)2,495,735
--------------------------------------------------------------------------------------------------------------------------------

Large Cap Value (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$11.297    (a)$9.433     (a)$11.652    (a)$12.520    (a)$14.450    (a)$16.688    (a)$15.457    (a)$9.874
                  (b)$11.254    (b)$9.374     (b)$11.550    (b)$12.379    (b)$14.251    (b)$16.417    (b)$15.169    (b)$9.666
  Ending AUV....  (a)$9.433     (a)$11.652    (a)$12.520    (a)$14.450    (a)$16.688    (a)$15.457    (a)$9.874     (a)$13.908
                  (b)$9.374     (b)$11.550    (b)$12.379    (b)$14.251    (b)$16.417    (b)$15.169    (b)$9.666     (b)$13.580
  Ending Number
     of  AUs....  (a)1,479,497  (a)2,077,059  (a)2,134,246  (a)2,066,847  (a)1,887,204  (a)1,506,263  (a)1,082,265  (a)914,433
                  (b)4,109,010  (b)4,937,302  (b)4,987,569  (b)4,461,377  (b)4,034,813  (b)3,272,051  (b)2,407,696  (b)1,975,699
--------------------------------------------------------------------------------------------------------------------------------

Mid Cap Growth (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$12.185    (a)$10.242    (a)$13.748    (a)$13.984    (a)$18.201    (a)$19.692    (a)$19.624    (a)$12.468
                  (b)$12.140    (b)$10.178    (b)$13.627    (b)$13.827    (b)$17.952    (b)$19.374    (b)$19.259    (b)$12.206
  Ending AUV....  (a)$10.242    (a)$13.748    (a)$13.984    (a)$18.201    (a)$19.692    (a)$19.624    (a)$12.468    (a)$17.977
                  (b)$10.178    (b)$13.627    (b)$13.827    (b)$17.952    (b)$19.374    (b)$19.259    (b)$12.206    (b)$17.554
  Ending Number
     of AUs.....  (a)776,963    (a)1,315,460  (a)1,216,232  (a)1,288,130  (a)1,161,992  (a)985,100    (a)699,117    (a)565,741
                  (b)2,421,115  (b)3,257,802  (b)2,939,384  (b)2,881,797  (b)2,417,823  (b)2,001,839  (b)1,508,677  (b)1,240,865
--------------------------------------------------------------------------------------------------------------------------------

Mid Cap Value (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$15.629    (a)$13.157    (a)$17.260    (a)$19.777    (a)$23.679    (a)$27.609    (a)$24.093    (a)$15.209
                  (b)$15.569    (b)$13.073    (b)$17.107    (b)$19.554    (b)$23.353    (b)$27.160    (b)$23.642    (b)$14.887
  Ending AUV....  (a)$13.157    (a)$17.260    (a)$ 19.777   (a)$23.679    (a)$27.609    (a)$24.093    (a)$15.209    (a)$22.303
                  (b)$13.073    (b)$17.107    (b)$19.554    (b)$23.353    (b)$27.160    (b)$23.642    (b)$14.887    (b)$21.777
  Ending Number
     of AUs.....  (a)1,014,719  (a)1,300,186  (a)1,542,783  (a)1,398,665  (a)1,226,521  (a)873,599    (a)602,158    (a)484,246
                  (b)2,482,363  (b)3,090,567  (b)3,227,769  (b)2,905,698  (b)2,474,885  (b)1,951,092  (b)1,410,138  (b)1,173,234
--------------------------------------------------------------------------------------------------------------------------------

Small Cap (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$10.455    (a)$8.091     (a)$10.387    (a)$10.357    (a)$12.882    (a)$13.829    (a)$11.532    (a)$7.990
                  (b)$10.415    (b)$8.040     (b)$10.295    (b)$10.240    (b)$12.704    (b)$13.604    (b)$11.317    (b)$7.822
  Ending AUV....  (a)$8.091     (a)$10.387    (a)$10.357    (a)$12.882    (a)$13.829    (a)$11.532    (a)$7.990     (a)$11.744
                  (b)$8.040     (b)$10.295    (b)$10.240    (b)$12.704    (b)$13.604    (b)$11.317    (b)$7.822     (b)$11.467
  Ending Number
     of AUs.....  (a)893,438    (a)1,608,225  (a)1,499,655  (a)1,539,229  (a)1,270,683  (a)1,039,564  (a)789,589    (a)732,913
                  (b)2,518,712  (b)3,597,088  (b)3,277,172  (b)3,255,160  (b)2,659,514  (b)2,245,633  (b)1,696,765  (b)1,483,200
--------------------------------------------------------------------------------------------------------------------------------
International Equity (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$7.768     (a)$5.829     (a)$7.817     (a)$8.597     (a)$11.404    (a)$13.054    (a)$12.630    (a)$7.028
                  (b)$7.742     (b)$5.802     (b)$7.762     (b)$8.516     (b)$11.267    (b)$12.865    (b)$12.417    (b)$6.892
  Ending AUV....  (a)$5.829     (a)$7.817     (a)$8.597     (a)$11.404    (a)$13.054    (a)$12.630    (a)$7.028     (a)$9.309
                  (b)$5.802     (b)$7.762     (b)$8.516     (b)$11.267    (b)$12.865    (b)$12.417    (b)$6.892     (b)$9.106
  Ending Number
     of AUs.....  (a)1,625,696  (a)2,159,492  (a)2,561,246  (a)2,947,527  (a)3,127,449  (a)2,563,402  (a)1,644,230  (a)1,196,850
                  (b)2,547,690  (b)4,127,078  (b)4,992,053  (b)5,458,580  (b)5,841,930  (b)4,543,632  (b)3,075,454  (b)2,558,905
--------------------------------------------------------------------------------------------------------------------------------

                     FISCAL        FISCAL
                      YEAR          YEAR
                      ENDED         ENDED
                     4/30/11       4/30/12
--------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES*
--------------------------------------------
Large Cap Growth (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$9.415     (a)$10.628
                  (b)$9.193     (b)$10.351
  Ending AUV....  (a)$10.628    (a)$11.098
                  (b)$10.351    (b)$10.782
  Ending Number
     of AUs.....  (a)1,071,878  (a)759,843
                  (b)2,624,981  (b)1,972,060
--------------------------------------------

Large Cap Value (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$13.908    (a)$15.704
                  (b)$13.580    (b)$15.296
  Ending AUV....  (a)$15.704    (a)$15.466
                  (b)$15.296    (b)$15.027
  Ending Number
     of  AUs....  (a)683,291    (a)500,481
                  (b)1,661,515  (b)1,354,227
--------------------------------------------

Mid Cap Growth (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$17.977    (a)$22.629
                  (b)$17.554    (b)$22.042
  Ending AUV....  (a)$22.629    (a)$21.703
                  (b)$22.042    (b)$21.087
  Ending Number
     of AUs.....  (a)435,739    (a)308,040
                  (b)1,029,352  (b)834,462
--------------------------------------------

Mid Cap Value (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$22.303    (a)$26.535
                  (b)$21.777    (b)$25.844
  Ending AUV....  (a)$26.535    (a)$25.239
                  (b)$25.844    (b)$24.520
  Ending Number
     of AUs.....  (a)392,002    (a)296,779
                  (b)1,016,522  (b)805,441
--------------------------------------------

Small Cap (Inception Date: 3/1/99)
  Beginning
     AUV........  (a)$11.744    (a)$14.106
                  (b)$11.467    (b)$13.739
  Ending AUV....  (a)$14.106    (a)$13.284
                  (b)$13.739    (b)$12.906
  Ending Number
     of AUs.....  (a)578,676    (a)467,143
                  (b)1,158,520  (b)945,377
--------------------------------------------
International Equity (Inception Date:
  3/1/99)
  Beginning
     AUV........  (a)$9.309     (a)$10.901
                  (b)$9.106     (b)$10.637
  Ending AUV....  (a)$10.901    (a)$9.389
                  (b)$10.637    (b)$9.139
  Ending Number
     of AUs.....  (a)798,153    (a)635,033
                  (b)2,041,775  (b)1,635,690
--------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses (1.65%)
     The Separate Account has a fiscal year end of April 30

     * If you purchased your contract on or before November 17, 2003, Class 2 Shares (0.15% 12b-1 fees) of Seasons Series Trust are offered in your contract, instead of Class 3 Shares for all Variable Portfolios except the Managed Allocation Portfolios and the Real Return Portfolio, which are only offered as Class 3 Shares of Seasons Series Trust (0.25% 12b-1 fees).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                      YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                      ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                     4/30/03       4/30/04       4/30/05       4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
--------------------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES* -- (CONTINUED)
--------------------------------------------------------------------------------------------------------------------------------
Diversified Fixed Income (Inception Date: 3/10/99)
  Beginning
     AUV........  (a)$10.912    (a)$11.733    (a)$11.680    (a)$12.036    (a)$11.812    (a)$12.418    (a)$12.969    (a)$12.802
                  (b)$10.870    (b)$11.658    (b)$11.577    (b)$11.900    (b)$11.650    (b)$12.216    (b)$12.727    (b)$12.531
  Ending AUV....  (a)$11.733    (a)$11.680    (a)$12.036    (a)$11.812    (a)$12.418    (a)$12.969    (a)$12.802    (a)$13.869
                  (b)$11.658    (b)$11.577    (b)$11.900    (b)$11.650    (b)$12.216    (b)$12.727    (b)$12.531    (b)$13.542
  Ending Number
     of AUs.....  (a)3,232,484  (a)3,279,348  (a)2,948,566  (a)2,524,010  (a)2,308,705  (a)2,292,110  (a)1,665,792  (a)1,452,667
                  (b)8,024,390  (b)6,462,854  (b)5,308,150  (b)4,347,061  (b)3,799,867  (b)4,557,017  (b)3,232,718  (b)2,866,380
--------------------------------------------------------------------------------------------------------------------------------
Cash Management (Inception Date: 3/26/99)
  Beginning
     AUV........  (a)$10.836    (a)$10.753    (a)$10.620    (a)$10.577    (a)$10.763    (a)$11.111    (a)$11.300    (a)$11.185
                  (b)$10.794    (b)$10.685    (b)$10.526    (b)$10.458    (b)$10.614    (b)$10.930    (b)$11.089    (b)$10.949
  Ending AUV....  (a)$10.753    (a)$10.620    (a)$ 10.577   (a)$10.763    (a)$11.111    (a)$11.300    (a)$11.185    (a)$11.001
                  (b)$10.685    (b)$10.526    (b)$10.458    (b)$10.614    (b)$10.930    (b)$11.089    (b)$10.949    (b)$10.741
  Ending Number
     of AUs.....  (a)1,444,740  (a)2,008,414  (a)1,485,439  (a)1,198,650  (a)1,228,657  (a)1,614,214  (a)1,841,700  (a)965,233
                  (b)2,232,294  (b)2,166,413  (b)2,357,351  (b)1,463,353  (b)1,748,833  (b)2,692,599  (b)3,173,466  (b)1,451,060
--------------------------------------------------------------------------------------------------------------------------------

                     FISCAL        FISCAL
                      YEAR          YEAR
                      ENDED         ENDED
                     4/30/11       4/30/12
--------------------------------------------


SEASONS SERIES TRUST -- CLASS 2
  SHARES* -- (CONTINUED)
--------------------------------------------
Diversified Fixed Income (Inception Date:
  3/10/99)
  Beginning
     AUV........  (a)$13.869    (a)$14.525
                  (b)$13.542    (b)$14.147
  Ending AUV....  (a)$14.525    (a)$15.334
                  (b)$14.147    (b)$14.897
  Ending Number
     of AUs.....  (a)1,017,191  (a)777,308
                  (b)2,272,862  (b)1,966,989
--------------------------------------------
Cash Management (Inception Date: 3/26/99)
  Beginning
     AUV........  (a)$11.001    (a)$10.801
                  (b)$10.741    (b)$10.520
  Ending AUV....  (a)$10.801    (a)$10.597
                  (b)$10.520    (b)$10.296
  Ending Number
     of AUs.....  (a)626,620    (a)397,793
                  (b)816,197    (b)721,584
--------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses (1.65%)
     The Separate Account has a fiscal year end of April 30

     * If you purchased your contract on or before November 17, 2003, Class 2 Shares (0.15% 12b-1 fees) of Seasons Series Trust are offered in your contract, instead of Class 3 Shares for all Variable Portfolios except the Managed Allocation Portfolios and the Real Return Portfolio, which are only offered as Class 3 Shares of Seasons Series Trust (0.25% 12b-1 fees).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FOCUSED PORTFOLIOS

                     FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                      YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                      ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                     4/30/03       4/30/04       4/30/05       4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
--------------------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES*
--------------------------------------------------------------------------------------------------------------------------------
Focus Growth** (Inception Date: 7/7/00)
  Beginning
     AUV........  (a)$6.570     (a)$5.576     (a)$7.134     (a)$6.798     (a)$8.116     (a)$8.364     (a)$8.812     (a)$5.586
                  (b)$6.545     (b)$5.541     (b)$7.071     (b)$6.722     (b)$8.004     (b)$8.229     (b)$8.648     (b)$5.468
  Ending AUV....  (a)$5.576     (a)$7.134     (a)$6.798     (a)$8.116     (a)$8.364     (a)$8.812     (a)$5.586     (a)$7.786
                  (b)$5.541     (b)$7.071     (b)$6.722     (b)$8.004     (b)$8.229     (b)$8.648     (b)$5.468     (b)$7.602
  Ending Number
     of AUs.....  (a)2,176,848  (a)3,296,151  (a)3,051,901  (a)2,851,643  (a)2,318,995  (a)2,211,890  (a)1,657,825  (a)1,210,834
                  (b)3,979,461  (b)5,224,743  (b)4,934,373  (b)4,411,406  (b)3,739,184  (b)3,459,989  (b)2,633,133  (b)2,083,092
--------------------------------------------------------------------------------------------------------------------------------
Focus Value (Inception Date: 10/04/01)
  Beginning
     AUV........  (a)$10.740    (a)$9.425     (a)$12.277    (a)$13.578    (a)$16.180    (a)$19.584    (a)$18.019    (a)$12.288
                  (b)$10.727    (b)$9.390     (b)$12.188    (b)$13.459    (b)$15.998    (b)$19.315    (b)$17.728    (b)$12.059
  Ending AUV....  (a)$9.425     (a)$12.277    (a)$13.578    (a)$16.180    (a)$19.584    (a)$18.019    (a)$12.288    (a)$16.316
                  (b)$9.390     (b)$12.188    (b)$13.459    (b)$15.998    (b)$19.315    (b)$17.728    (b)$12.059    (b)$15.972
  Ending Number
     of AUs.....  (a)848,182    (a)213,874    (a)1,566,295  (a)1,556,174  (a)1,523,794  (a)1,330,435  (a)825,643    (a)611,248
                  (b)1,081,447  (b)170,927    (b)2,039,448  (b)2,052,207  (b)2,066,504  (b)1,805,384  (b)1,289,395  (b)999,193
--------------------------------------------------------------------------------------------------------------------------------

                     FISCAL        FISCAL
                      YEAR          YEAR
                      ENDED         ENDED
                     4/30/11       4/30/12
--------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES*
--------------------------------------------
Focus Growth** (Inception Date: 7/7/00)
  Beginning
     AUV........  (a)$7.786     (a)$10.123
                  (b)$7.602     (b)$9.861
  Ending AUV....  (a)$10.123    (a)$9.811
                  (b)$9.861     (b)$9.533
  Ending Number
     of AUs.....  (a)2,033,446  (a)1,567,726
                  (b)3,223,550  (b)2,557,777
--------------------------------------------
Focus Value (Inception Date: 10/04/01)
  Beginning
     AUV........  (a)$16.316    (a)$18.468
                  (b)$15.972    (b)$18.034
  Ending AUV....  (a)$18.468    (a)$16.600
                  (b)$18.034    (b)$16.169
  Ending Number
     of AUs.....  (a)473,087    (a)348,429
                  (b)782,521    (b)642,295
--------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses (1.65%)
     The Separate Account has a fiscal year end of April 30

     * If you purchased your contract on or before November 17, 2003, Class 2 Shares (0.15% 12b-1 fees) of Seasons Series Trust are offered in your contract, instead of Class 3 Shares for all Variable Portfolios except the Managed Allocation Portfolios and the Real Return Portfolio, which are only offered as Class 3 Shares of Seasons Series Trust (0.25% 12b-1 fees).
     ** On October 4, 2010, the Focus TechNet Variable Portfolio and Focus
        Growth and Income Variable Portfolio merged into the Focus Growth Variable Portfolio.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEASONS STRATEGIES

                     FISCAL         FISCAL         FISCAL        FISCAL        FISCAL        FISCAL        FISCAL        FISCAL
                      YEAR           YEAR           YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                      ENDED         ENDED          ENDED          ENDED         ENDED         ENDED         ENDED         ENDED
                     4/30/03       4/30/04        4/30/05        4/30/06       4/30/07       4/30/08       4/30/09       4/30/10
----------------------------------------------------------------------------------------------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES*
----------------------------------------------------------------------------------------------------------------------------------
Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$14.356    (a)$12.715     (a)$14.878     (a)$15.612    (a)$17.964    (a)$19.869    (a)$19.858    (a)$14.134
                  (b)$14.302    (b)$12.635     (b)$14.748     (b)$15.437    (b)$17.719    (b)$19.548    (b)$19.489    (b)$13.837
  Ending AUV....  (a)$12.715    (a)$14.878     (a)$15.612     (a)$17.964    (a)$19.869    (a)$19.858    (a)$14.134    (a)$18.859
                  (b)$12.635    (b)$14.748     (b)$15.437     (b)$17.719    (b)$19.548    (b)$19.489    (b)$13.837    (b)$18.417
  Ending Number
     of AUs.....  (a)2,178,753  (a)3,020,703   (a)2,799,359   (a)2,562,193  (a)2,333,243  (a)1,983,476  (a)1,434,326  (a)1,177,447
                  (b)5,698,422  (b)6,514,187   (b)5,639,555   (b)5,257,227  (b)4,649,626  (b)3,937,169  (b)2,847,801  (b)2,204,234
----------------------------------------------------------------------------------------------------------------------------------
Moderate Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$14.164    (a)$12.833     (a)$14.722     (a)$15.374    (a)$17.376    (a)$19.121    (a)$19.047    (a)$14.124
                  (b)$14.111    (b)$12.753     (b)$14.594     (b)$15.201    (b)$17.138    (b)$18.813    (b)$18.693    (b)$13.827
  Ending AUV....  (a)$12.833    (a)$14.722     (a)$15.374     (a)$17.376    (a)$19.121    (a)$19.047    (a)$14.124    (a)$18.579
                  (b)$12.753    (b)$14.594     (b)$15.201     (b)$17.138    (b)$18.813    (b)$18.693    (b)$13.827    (b)$18.143
  Ending Number
     of AUs.....  (a)4,278,227  (a)6,054,737   (a)5,721,257   (a)5,435,612  (a)5,150,352  (a)4,327,532  (a)2,923,463  (a)2,354,172
                  (b)9,973,728  (b)11,785,293  (b)10,690,901  (b)9,880,656  (b)9,180,661  (b)7,945,173  (b)6,007,247  (b)5,176,424
----------------------------------------------------------------------------------------------------------------------------------
Balanced Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$13.695    (a)$12.870     (a)$14.390     (a)$15.048    (a)$16.489    (a)$18.037    (a)$18.257    (a)$14.162
                  (b)$13.645    (b)$12.791     (b)$14.265     (b)$14.880    (b)$16.265    (b)$17.747    (b)$17.920    (b)$13.865
  Ending AUV....  (a)$12.870    (a)$14.390     (a)$15.048     (a)$16.489    (a)$18.037    (a)$18.257    (a)$14.162    (a)$18.164
                  (b)$12.791    (b)$14.265     (b)$14.880     (a)$16.265    (b)$17.747    (b)$17.920    (b)$13.865    (b)$17.739
  Ending Number
     of AUs.....  (a)4,762,059  (a)6,508,746   (a)5,790,342   (a)5,295,211  (a)4,893,425  (a)4,296,322  (a)2,965,397  (a)2,157,185
                  (b)7,977,286  (b)10,269,407  (b)9,517,592   (b)8,526,201  (b)7,567,301  (b)6,454,786  (b)4,862,037  (b)4,036,502
----------------------------------------------------------------------------------------------------------------------------------
Conservative Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$13.410    (a)$13.016     (a)$14.214     (a)$14.808    (a)$15.879    (a)$17.248    (a)$17.395    (a)$14.272
                  (b)$13.353    (b)$12.928     (b)$14.082     (b)$14.634    (b)$15.653    (b)$16.960    (b)$17.063    (b)$13.964
  Ending AUV....  (a)$13.016    (a)$14.214     (a)$14.808     (a)$15.879    (a)$17.248    (a)$17.395    (a)$14.272    (a)$17.962
                  (b)$12.928    (b)$14.082     (b)$14.634     (b)$15.653    (b)$16.960    (b)$17.063    (b)$13.964    (b)$17.530
  Ending Number
     of AUs.....  (a)3,771,996  (a)4,522,063   (a)4,162,144   (a)3,623,916  (a)3,116,403  (a)2,703,394  (a)1,927,003  (a)1,679,672
                  (b)6,606,977  (b)7,653,618   (b)7,197,749   (b)6,100,149  (b)5,428,440  (b)4,855,603  (b)3,374,910  (b)3,056,024
----------------------------------------------------------------------------------------------------------------------------------

                     FISCAL        FISCAL
                      YEAR          YEAR
                      ENDED         ENDED
                     4/30/11       4/30/12
--------------------------------------------


SEASONS SERIES TRUST -- CLASS 2 SHARES*
--------------------------------------------
Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$18.859    (a)$21.464
                  (b)$18.417    (b)$20.908
  Ending AUV....  (a)$21.464    (a)$21.807
                  (b)$20.908    (b)$21.189
  Ending Number
     of AUs.....  (a)867,104    (a)707,107
                  (b)1,760,902  (b)1,418,343
--------------------------------------------
Moderate Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$18.579    (a)$20.868
                  (b)$18.143    (b)$20.327
  Ending AUV....  (a)$20.868    (a)$21.244
                  (b)$20.327    (b)$20.641
  Ending Number
     of AUs.....  (a)1,718,124  (a)1,331,052
                  (b)3,850,959  (b)3,124,656
--------------------------------------------
Balanced Growth (Inception Date: 4/15/97)
  Beginning
     AUV........  (a)$18.164    (a)$20.069
                  (b)$17.739    (b)$19.550
  Ending AUV....  (a)$20.069    (a)$20.688
                  (b)$19.550    (b)$20.103
  Ending Number
     of AUs.....  (a)1,695,485  (a)1,311,196
                  (b)3,286,767  (b)2,769,737
--------------------------------------------
Conservative Growth (Inception Date:
  4/15/97)
  Beginning
     AUV........  (a)$17.962    (a)$19.564
                  (b)$17.530    (b)$19.047
  Ending AUV....  (a)$19.564    (a)$20.241
                  (b)$19.047    (b)$19.657
  Ending Number
     of AUs.....  (a)1,259,648  (a)1,084,493
                  (b)2,529,210  (b)2,192,095
--------------------------------------------



     AUV - Accumulation Unit Value
     AU - Accumulation Units
     (a) Reflecting minimum Separate Account expenses (1.40%)
     (b) Reflecting maximum Separate Account expenses (1.65%)
     The Separate Account has a fiscal year end of April 30

     * If you purchased your contract on or before November 17, 2003, Class 2 Shares (0.15% 12b-1 fees) of Seasons Series Trust are offered in your contract, instead of Class 3 Shares for all Variable Portfolios except the Managed Allocation Portfolios and the Real Return Portfolio, which are only offered as Class 3 Shares of Seasons Series Trust (0.25% 12b-1 fees).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           APPENDIX B - DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following details the standard and Maximum Anniversary Value death benefits, the Combination HV & Roll-Up death benefit and the EstatePlus death benefit payable upon the Continuing Spouse's death. The death benefit we will pay to the new Beneficiary chosen by the Continuing Spouse varies depending on the death benefit option elected by the original Owner of the contract, whether Living Benefits were elected, the age of the Continuing Spouse as of the Continuation Date and the Continuing Spouse's date of death.

Capitalized terms used in this Appendix have the same meaning as they have in the prospectus.

The term "Continuation Net Purchase Payment" is used frequently in describing the death benefit payable upon a spousal continuation. We define Continuation Net Purchase Payment as Net Purchase Payments made on or after the Continuation Date. For the purpose of calculating Continuation Net Purchase Payments, the amount that equals the contract value on the Continuation Date, including the Continuation Contribution, is considered a Purchase Payment.

The term "Continuation Purchase Payment" is used to describe the death benefit payable upon a spousal continuation. We define Continuation Purchase Payment as Purchase Payments made on or after the Continuation Date.

The term "withdrawals" as used in describing the death benefits is defined as withdrawals and the fees and charges applicable to those withdrawals.

The term "Withdrawal Adjustment" is used, if a Living Benefit had been elected, to describe the way in which the amount of the death benefit will be adjusted for withdrawals depending on when the Continuing Spouse takes a withdrawal and the amount of the withdrawal. If cumulative withdrawals for the current contract year are taken prior to the Continuing Spouse's 81st birthday and are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will equal the amount of each withdrawal. If a withdrawal is taken prior to the Continuing Spouse's 81st birthday and cumulative withdrawals for the current contract year are in excess of the Maximum Annual Withdrawal Amount, the contract value and the death benefit are first reduced by the Maximum Annual Withdrawal Amount. The resulting death benefit is further adjusted by the withdrawal amount in excess of the Maximum Annual Withdrawal Amount by the percentage by which the excess withdrawal reduced the resulting contract value. If a withdrawal is taken on or after the Continuing Spouse's 81st birthday, the amount of adjustment is determined by the percentage by which the withdrawal reduced the contract value.

THE COMPANY WILL NOT ACCEPT PURCHASE PAYMENTS FROM ANYONE AGE 86 OR OLDER. THEREFORE, THE DEATH BENEFIT CALCULATIONS DESCRIBED BELOW ASSUME THAT NO PURCHASE PAYMENTS ARE RECEIVED ON OR AFTER THE CONTINUING SPOUSE'S 86TH BIRTHDAY.

The standard death benefit and the optional Maximum Anniversary Value death benefit are calculated differently depending on whether the original Owner had elected one of the Living Benefits, described above.

THE FOLLOWING IS A DESCRIPTION OF THE DEATH BENEFIT OPTIONS FOLLOWING SPOUSAL CONTINUATION FOR CONTRACTS ISSUED ON OR AFTER MAY 1, 2009.

A. STANDARD AND MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH:

THE FOLLOWING DESCRIBES THE STANDARD DEATH BENEFIT AND THE OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT WITHOUT ELECTION OF A LIVING BENEFIT:

     1.  STANDARD DEATH BENEFIT

          If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greater of:

          a.  Contract value; or

          b.  Continuation Net Purchase Payments.

          If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be the greater of:

          a.  Contract value; or

          b.  The lesser of:

             (1) Continuation Net Purchase Payments; or

             (2) 125% of the contract value.

          If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to the contract value.

     2.  OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT

          If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greatest of:

          a.  Contract value; or

          b.  Continuation Net Purchase Payments; or

          c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the earlier of the Continuing Spouse's 83rd birthday or date of death, plus any Continuation Purchase Payments received since that anniversary; and reduced for any withdrawals since that anniversary in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal. The anniversary value for any year is equal to the contract value on the applicable anniversary after the Continuation Date.

          If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be the Standard Death Benefit described above and the optional Maximum Anniversary Value death benefit fee will no longer be deducted as of the Continuation Date.

          If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to contract value and the optional Maximum Anniversary Value death benefit fee will no longer be deducted as of the Continuation Date.

THE FOLLOWING DESCRIBES THE STANDARD DEATH BENEFIT AND THE OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT WITH ELECTION OF A LIVING BENEFIT:

     1.  STANDARD DEATH BENEFIT

          If the Continuing Spouse is age 85 or younger on the Continuation Date, the death benefit will be the greater of:

          a. Contract value; or

          b. Continuation Purchase Payments reduced by:

               (i) any Withdrawal Adjustment after the Continuation Date, if the Living Benefit has not been terminated; or

               (ii) any Withdrawal Adjustments after the Continuation Date, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

          If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to contract value.

     2.  OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT

          If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greatest of:

          a. Contract value; or

          b. Continuation Purchase Payments reduced by:

               (i) any Withdrawal Adjustments after the Continuation Date, if the Living Benefit has not been terminated; or

               (ii) any Withdrawal Adjustments after the Continuation Date, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

          c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the earlier of the Continuing Spouse's 83rd birthday or date of death, plus Continuation Purchase Payments received since that contract anniversary; and reduced by:


               (i) any Withdrawal Adjustments since that contract anniversary, if the Living Benefit has not been terminated; or


               (ii) any Withdrawal Adjustments since that contract anniversary, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

          The anniversary value for any year is equal to the contract value on the applicable anniversary.

          If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be the Standard Death Benefit with election of a Living Benefit, described above and the optional Maximum Anniversary Value death benefit fee will no longer be deducted as of the Continuation Date.

          If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to contract value and the optional Maximum Anniversary Value death benefit fee will no longer be deducted as of the Continuation Date.

THE FOLLOWING IS A DESCRIPTION OF THE STANDARD DEATH BENEFIT OPTION FOLLOWING SPOUSAL CONTINUATION FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2009.

If the original owner of the contract elected the standard death benefit and the Continuing Spouse is age 82 or younger on the Continuation Date, then upon the death of the Continuing Spouse, the death benefit will be the greater of:

     a. Contract value; or

     b. Contract value on the Continuation Date plus any Continuation Net Purchase Payments received prior to the Continuing Spouse's 86th birthday.

If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be greater of:

     a. Contract value; or

     b. The lesser of:

          1. Contract value on the Continuation Date plus Continuation Net Purchase Payments received prior to the Continuing Spouse's 86th birthday; or

          2. 125% of the contract value.

If the Continuing Spouse is age 86 and older on the Continuation Date, the death benefit is equal to the contract value.

THE FOLLOWING IS A DESCRIPTION OF THE STANDARD DEATH BENEFIT OPTION FOLLOWING SPOUSAL CONTINUATION FOR CONTRACTS ISSUED BETWEEN OCTOBER 16, 2000 AND AUGUST 2, 2004.

If the Standard Death Benefit is applicable upon the Continuing Spouse's death and the Continuing Spouse is age 74 or younger at the time of death, we will pay the beneficiary the greater of:

     1. Contract value; or

     2. Continuation Net Purchase Payments compounded at a 3% annual growth rate until the date of death, plus any Continuation Net Purchase Payments recorded after the date of death.

If the Continuing Spouse is age 75 or older at the time of death, the Standard Death Benefit is the greater of:

     1. Contract value; or

     2. Continuation Net Purchase Payments compounded at a 3% annual growth until the Continuing Spouse's 75th birthday, plus any Continuation Net Purchase Payments recorded after age 75 until the date of death.

THE FOLLOWING IS A DESCRIPTION OF THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION FOLLOWING SPOUSAL CONTINUATION FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2009.

If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greatest of:

     a. Contract value; or

     b. Continuation Net Purchase Payments; or

     c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the Continuing Spouse's 83rd birthday. The anniversary value for any year is equal to the contract value on the applicable contract anniversary date after the Continuation Date, reduced for withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Purchase Payments received since that anniversary date.

If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be the Standard Death Benefit described above and the fee for the Maximum Anniversary Value option will no longer be deducted as of the Continuation Date.

If the Continuing Spouse is age 86 and older on the Continuation Date, the death benefit is equal to contract value and the fee for the Maximum Anniversary Value option will no longer be deducted as of the Continuation Date.

IF YOUR CONTRACT WAS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2007, and if the Continuing Spouse is age 90 or older at the time of death, the death benefit is equal to contract value.

THE FOLLOWING IS A DESCRIPTION OF THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION FOLLOWING SPOUSAL CONTINUATION FOR CONTRACTS ISSUED BETWEEN OCTOBER 16, 2000 AND AUGUST 2, 2004.

If the Maximum Anniversary Value option is selected and if the Continuing Spouse is younger than age 90 at the time of death and a Continuation Contribution was made, the death benefit is the greater of:

     1. Contract value; or

     2. Continuation Net Purchase Payments; or

     3. Maximum anniversary value on any contract anniversary occurring after the Continuation Date but prior to the Continuing Spouse's 81st birthday. The anniversary value equals the value on the contract anniversary plus any Continuation Purchase Payments recorded after that anniversary; and reduced for any withdrawals (and fees and charges applicable to those withdrawals) recorded after that anniversary, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal.

If the Maximum Anniversary Value option is selected and NO Continuation Contribution was made the death benefit is the greater of:

     1. Contract value; or

     2. Net Purchase Payments; or

     3. Maximum anniversary value on any contract anniversary occurring after the issue date but before the Continuing Spouse's 81st birthday. The anniversary value equals the value on the contract anniversary plus any Purchase Payments recorded after that anniversary; and reduced for any withdrawals (and fees and charges applicable to those withdrawals) recorded after that anniversary, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal.

If the Continuing Spouse is age 90 or older at the time of death and the Maximum Anniversary Value option applied, the death benefit will be equal to the contract value at the time we receive all required paperwork and satisfactory proof of death. The Continuing Spouse's beneficiary will not receive any benefit from the optional enhanced death benefit. However, the Continuing Spouse's Beneficiary may still receive a benefit from Earnings Advantage if the date of death is prior to the Latest Annuity Date.

THE FOLLOWING IS A DESCRIPTION OF THE COMBINATION HV & ROLL-UP DEATH BENEFIT OPTION FOLLOWING SPOUSAL CONTINUATION FOR CONTRACTS ISSUED ON OR AFTER MAY 1, 2009.

B.  COMBINATION HV & ROLL-UP DEATH BENEFIT PAYABLE UPON CONTINUING SPOUSE'S
    DEATH:

If the original owner elected the Optional Combination HV & Roll-Up Death Benefit and the Continuing Spouse continues the contract on the Continuation Date before their 85th birthday and does not terminate this optional death benefit, the death benefit will be the greatest of:

     1. Contract value; or

     2. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the earlier of the Continuing Spouse's 85th birthday or date of death, plus any Continuation Purchase Payments received since that anniversary and reduced for any withdrawals since that anniversary in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal. The anniversary value for any year is equal to the contract value on the applicable anniversary after the Continuation Date.

     3. Continuation Net Purchase Payments received prior to the Continuing Spouse's 80th birthday accumulated at 5% through the earliest of:

          (a) 15 years after the contract date; or

          (b) The day before the Continuing Spouse's 80th birthday; or

          (c) The Continuing Spouse's date of death, adjusted for Continuation Net Purchase Payments received after the timeframes outlined in
              (a)-(c). Continuation Net Purchase Payments received after the timeframes outlined in (a)-(c) will not accrue at 5%.

If the Continuing Spouse is age 85 or older on the Continuation Date, the death benefit is equal to contract value and the optional Combination HV & Roll-Up Death Benefit fee will no longer be deducted.

If the Continuing Spouse terminates the Combination HV & Roll-Up death benefit on the Continuation Date, the standard death benefit for the Continuing Spouse applies upon his/her death and the fee for the Combination HV & Roll-Up death benefit no longer applies.

THE FOLLOWING IS A DESCRIPTION OF THE PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT OPTION FOR CONTRACTS ISSUED BETWEEN AUGUST 2, 2004 AND APRIL 30, 2009.

If the Continuing Spouse is age 74 or younger on the Continuation Date, the death benefit will be the greatest of:

     1. Contract value; or

     2. Contract value on the Continuation Date plus Continuation Net Purchase Payments, compounded at 3% annual growth rate, to the earlier of the Continuing Spouse's 75th birthday or date of death; plus any Continuation Net Purchase Payment received after the Continuing Spouse's 75th birthday to the earlier of the Continuing Spouse's 86th birthday or date of death; or

     3. Contract value on the seventh contract anniversary, reduced for withdrawals since the seventh contract anniversary in the same proportion that the contract value was reduced on the date of each such withdrawal that occurs after the seventh contract anniversary, plus Continuation Net Purchase Payments received between the seventh contract anniversary date but prior to the Continuing Spouse's 86th birthday.

If the Continuing Spouse is age 75-82 on the Continuation Date and the Continuing Spouse dies prior to his/her 86th birthday, then the death benefit will be the greatest of:

     1. Contract value; or

     2. Contract value on the Continuation Date plus any Continuation Net Purchase Payments received prior to the Continuing Spouse's 86th birthday; or

     3. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the Continuing Spouse's 83rd birthday. The anniversary value for any year is equal to the contract value on the applicable contract anniversary date, plus any Continuation Net Purchase Payments received since that anniversary date but prior to the Continuing Spouse's 86th birthday, and reduced for any Gross Withdrawals since that contract anniversary in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal.

If the Continuing Spouse is age 83-85 on the Continuation Date, the death benefit will be the Standard Death Benefit described above and the fee for the Purchase Payment Accumulation option will no longer be deducted as of the Continuation Date. If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to the contract value and the fee for the Continuation HV & Roll-Up Death Benefit will no longer be deducted as of the Continuation Date.

THE FOLLOWING IS A DESCRIPTION OF THE 5% ACCUMULATION DEATH BENEFIT OPTION FOR CONTRACTS ISSUED PRIOR TO AUGUST 2, 2004.

If the 5% Accumulation option is selected and a Continuation Contribution was made the death benefit is the greater of:

  1. Contract value; or

  2. Continuation Net Purchase Payments made from the Continuation Date including the Continuation Contribution, compounded to the earlier of the Continuing Spouse's 80th birthday or the date of death at a 5% annual growth rate, plus any

     Continuation Purchase Payments recorded after the 80th birthday or the date of death; and reduced for any withdrawals recorded after the 80th birthday or the date of death, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal, up to a maximum benefit of two times the Continuation Net Purchase Payments.

If 5% Accumulation option is selected and no Continuation Contribution was made:

   1. Contract value; or

   2. Net Purchase Payments made from the date of issue compounded to the earlier of the Continuing Spouse's 80th birthday or the date of death at a 5% annual growth rate, plus any Continuation Purchase Payments recorded after the 80th birthday or the date of death; and reduced for any withdrawals recorded after the 80th birthday or the date of death, in the same proportion that the withdrawal reduced the contract value on the date of the withdrawal, up to a maximum of two times the Continuation Net Purchase Payments.

If the Continuing Spouse dies after the Latest Annuity Date and the 5% Accumulation option applied, any death benefit payable under the contract will be the Standard Death Benefit as described above. The Continuing Spouse's beneficiary will not receive any benefit from the 5% Accumulation option.

C.  THE ESTATEPLUS BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH:

The EstatePlus ("Earnings Advantage" for contracts issued prior to August 2,
2004) benefit is only available if the original owner elected EstatePlus and the Continuing Spouse is age 80 or younger on the Continuation Date. EstatePlus benefit is not payable after the Latest Annuity Date.

If the Continuing Spouse had earnings in the contract at the time of his/her death, we will add a percentage of those earnings (the "EstatePlus Percentage" or "Earnings Advantage Percentage" for contracts issued prior to August 2,
2004), subject to a maximum dollar amount (the "Maximum EstatePlus Percentage" or "Maximum Earnings Advantage Percentage" for contracts issued prior to August 2, 2004), to the death benefit payable. The contract year of death will determine the EstatePlus Percentage and the Maximum EstatePlus Benefit. The EstatePlus benefit, if any, is added to the death benefit payable under the Maximum Anniversary Value or Purchase Payment Accumulation death benefit options.

On the Continuation Date, if the Continuing Spouse is 69 or younger, the table below shows the available EstatePlus benefit:

----------------------------------------------------------------------------------------
    CONTRACT YEAR          ESTATEPLUS                         MAXIMUM
      OF DEATH             PERCENTAGE                    ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 Years 0-4              25% of Earnings    40% of Continuation Net Purchase Payments*
                                           (25% for contracts issued prior to 8/2/04)
----------------------------------------------------------------------------------------
 Years 5-9              40% of Earnings    65% of Continuation Net Purchase Payments*
                                           (40% for contracts issued prior to 8/2/04)
----------------------------------------------------------------------------------------
 Years 10+              50% of Earnings    75% of Continuation Net Purchase Payments*
                                           (50% for contracts issued prior to 8/2/04)
----------------------------------------------------------------------------------------


On the Continuation Date, if the Continuing Spouse is between his/her 70th and 81st birthdays, table below shows the available EstatePlus benefit:

----------------------------------------------------------------------------------------
    CONTRACT YEAR          ESTATEPLUS                         MAXIMUM
      OF DEATH             PERCENTAGE                    ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 All Contract Years     25% of Earnings    40% of Continuation Net Purchase Payments*
----------------------------------------------------------------------------------------


* Purchase Payments received after the 5th anniversary of the Continuation Date must remain in the contract for at least 6 full months to be included as part of the Continuation Net Purchase Payments for the purpose of the Maximum EstatePlus Benefit calculation.

What is the Contract Year of Death?

Contract Year of Death is the number of full 12-month periods starting on the Continuation Date and ending on the Continuing Spouse's date of death. The Contract Year of Death is used to determine the EstatePlus Percentage and Maximum EstatePlus benefit as indicated in the tables above.

What is the EstatePlus benefit?

We determine the EstatePlus benefit using the EstatePlus Percentage, as indicated in the tables above, which is a specified percentage of the earnings in the contract at the time of the Continuing Spouse's death. For the purpose of this calculation, earnings equals (1) minus (2) where

     (1) equals the contract value on the Continuing Spouse's date of death;

     (2) equals the Continuation Net Purchase Payment(s).

What is the Maximum EstatePlus amount?

The EstatePlus benefit is subject to a maximum dollar amount. The Maximum EstatePlus benefit is equal to a specified percentage of the Continuation Net Purchase Payments, as indicated in the tables above.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME WITH RESPECT TO PROSPECTIVELY ISSUED CONTRACTS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           APPENDIX C - STATE CONTRACT AVAILABILITY AND/OR VARIABILITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------
PROSPECTUS PROVISION            AVAILABILITY OR VARIATION                STATES
------------------------------------------------------------------------------------
 Administration        Contract Maintenance Fee is $30.              North Dakota
 Charge
------------------------------------------------------------------------------------
 Administration        Charge will be deducted pro-rata from         Washington
 Charge                Variable Portfolios only.
------------------------------------------------------------------------------------
 Annuity Date          You may switch to the Income Phase any time   Florida
                       after your first contract anniversary.
------------------------------------------------------------------------------------
 Death Benefits        The standard death benefit is only            Washington
                       available to contract owners or continuing
                       spouses who are age 82 and younger.
------------------------------------------------------------------------------------
 Death Benefits        The Combination HV & Roll-Up death benefit    Washington
                       and EstatePlus death benefit are not
                       available.
------------------------------------------------------------------------------------
 Death Benefits        If you continue your contract on or after     Washington
 Upon Spousal          your 83rd birthday, the death benefit is
 Continuation          equal to contract value.
------------------------------------------------------------------------------------
 Free Look             If you reside in Arizona and are age 65 or    Arizona
                       older on your Contract Date, the Free Look
                       period is 30 days.
------------------------------------------------------------------------------------
 Free Look             If you reside in California and are age 60    California
                       or older on your Contract Date, the Free
                       Look period is 30 days.
------------------------------------------------------------------------------------
 MarketLock            Charge will be deducted pro-rata from         Oregon
 MarketLock For        Variable Portfolios only.                     Texas
 Life                                                                Washington
 MarketLock For
 Life Plus
 MarketLock For Two
 MarketLock Income
 Plus
------------------------------------------------------------------------------------
 MarketLock For        You may elect the current Maximum Annual      Oregon
 Life                  Withdrawal Amount to be received monthly.
 MarketLock For
 Life Plus
 MarketLock Income
 Plus
------------------------------------------------------------------------------------
 Premium Tax           We deduct premium tax charges of 0.50% for    California
                       Qualified contracts and 2.35% for Non-
                       Qualified contracts based on contract value
                       when you begin the Income Phase.
------------------------------------------------------------------------------------
 Premium Tax           We deduct premium tax charges of 0% for       Maine
                       Qualified contracts and 2.0% for Non-
                       Qualified contracts based on total Purchase
                       Payments when you begin the Income Phase.
------------------------------------------------------------------------------------
 Premium Tax           We deduct premium tax charges of 0% for       Nevada
                       Qualified contracts and 3.5% for Non-
                       Qualified contracts based on contract value
                       when you begin the Income Phase.
------------------------------------------------------------------------------------
 Premium Tax           For the first $500,000 in the contract, we    South Dakota
                       deduct premium tax charges of 0% for
                       Qualified contracts and 1.25% for Non-
                       Qualified contracts based on total Purchase
                       Payments when you begin the Income Phase.
                       For any amount in excess of $500,000 in the
                       contract, we deduct front-end premium tax
                       charges of 0% for Qualified contracts and
                       0.80% for Non-Qualified contracts based on
                       total Purchase Payments when you begin the
                       Income Phase.
------------------------------------------------------------------------------------
 Premium Tax           We deduct premium tax charges of 1.0% for     West Virginia
                       Qualified contracts and 1.0% for Non-
                       Qualified contracts based on contract value
                       when you begin the Income Phase.
------------------------------------------------------------------------------------
 Premium Tax           We deduct premium tax charges of 0% for       Wyoming
                       Qualified contracts and 1.0% for Non-
                       Qualified contracts based on total Purchase
                       Payments when you begin the Income Phase.
------------------------------------------------------------------------------------
 Seasons Income        Charge will be deducted pro-rata from         Washington
 Rewards               Variable Portfolios only.
 Season Promise
------------------------------------------------------------------------------------
 Systematic            Minimum withdrawal amount is $250 per         Minnesota
 Withdrawal            withdrawal or the penalty free withdrawal     Oregon
                       amount.
------------------------------------------------------------------------------------
 Transfer Privilege    Any transfer over the limit of 15 will        Pennsylvania
                       incur a $10 transfer fee.                     Texas
------------------------------------------------------------------------------------
 Withdrawal Charge     For contracts issued prior to November 17,    Oregon
 Schedule              2003, the withdrawal charge schedule is as
                       follows: 6%, 5%, 4%, 3%, 2%, 1%, 0%. This
                       schedule only applies if you elected a DCA
                       Fixed Account.
------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   APPENDIX D - THE GUARANTEE FOR CONTRACTS ISSUED PRIOR TO DECEMBER 29, 2006
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

GUARANTEE OF INSURANCE OBLIGATIONS

The Company's insurance policy obligations for individual and group contracts issued by SunAmerica Annuity prior to December 29, 2006 at 4:00 p.m. Eastern Time, are guaranteed (the "Guarantee") by American Home Assurance Company ("American Home" or "Guarantor").

As of December 29, 2006 at 4:00 p.m. Eastern Time (the "Point of Termination"), the Guarantee by American Home was terminated for prospectively issued contracts. The Guarantee will not cover any contracts or certificates with a date of issue later than the Point of Termination. The Guarantee will continue to cover individual contracts, individual certificates and group unallocated contracts with a date of issue earlier than the Point of Termination until all insurance obligations under such contracts or certificates are satisfied in full. Insurance obligations include, without limitation, contract value invested in any available Fixed Accounts, death benefits, living benefits and annuity income options. The Guarantee does not guarantee contract value or the investment performance of the Variable Portfolios available under the contracts. The Guarantee provides that individual contract owners, individual certificate holders and group unallocated contract owners with a date of issue earlier than the Point of Termination can enforce the Guarantee directly.


Guarantees for contracts and certificates issued prior to the Merger will continue after the Merger. As a result, the Merger of SunAmerica Annuity into AGL will not impact the insurance obligations under the Guarantee. PLEASE SEE THE COMPANY ABOVE FOR MORE DETAILS REGARDING THE MERGER.


American Home is a stock property-casualty insurance company incorporated under the laws of the State of New York on February 7, 1899. American Home's principal executive office is located at 175 Water Street, New York, New York 10038. American Home is licensed in all 50 states of the United States and the District of Columbia, as well as certain foreign jurisdictions, and engages in a broad range of insurance and reinsurance activities. American Home, an affiliate of the Company, is an indirect wholly owned subsidiary of American International Group.

  Please forward a copy (without charge) of the Seasons Select(II) Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)


       ----------------------------------------------------------
       Name

       ----------------------------------------------------------
       Address

       ----------------------------------------------------------
       City/State/Zip


Contract Issue Date: ---------------------------------------------------------------


Date: ----------------------------------    Signed: --------------------------------




  Return to: American General Life Insurance Company, Annuity Service Center, P.O. Box 54299,
  Los Angeles, California 90054-0299

                       STATEMENT OF ADDITIONAL INFORMATION

              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS

                                    ISSUED BY


                    AMERICAN GENERAL LIFE INSURANCE COMPANY


                               IN CONNECTION WITH

                          VARIABLE ANNUITY ACCOUNT FIVE

                       SEASONS SELECT II VARIABLE ANNUITY



This Statement of Additional Information is not a prospectus; it should be read with the prospectus dated January 2, 2013, relating to the annuity contracts described above, a copy of which may be obtained without charge by calling (800) 445-7862 or by written request addressed to:

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                             ANNUITY SERVICE CENTER
                                  PO. BOX 54299
                       LOS ANGELES, CALIFORNIA 90054-0299

    THE DATE OF THIS STATEMENT OF ADDITIONAL INFORMATION IS JANUARY 2, 2013.

                               TABLE OF CONTENTS


Separate Account and the Company...........................................    3

General Account............................................................    4

Master-Feeder Structure....................................................    5

Performance Data...........................................................    6

Annuity Income Payments....................................................   10

Annuity Unit Values........................................................   11

Taxes......................................................................   15

Broker-Dealer Firms Receiving Revenue Sharing Payments.....................   25

Distribution of Contracts..................................................   26

Financial Statements.......................................................   26

SEPARATE ACCOUNT AND THE COMPANY
--------------------------------------------------------------------------------


American General Life Insurance Company ("AGL" or the "Company") is a stock life insurance company organized under the laws of the State of Texas. AGL is a successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. The Company is an indirect, wholly-owned subsidiary of American International Group, Inc. ("American International Group"), a Delaware corporation. American International Group is a holding company which, through its subsidiaries, is engaged primarily in a broad range of insurance and insurance-related activities in the United States and abroad. The commitments under the contacts are the Company's, and American International Group has no legal obligation to back those commitments.

On December 31, 2012, SunAmerica Annuity and Life Assurance Company("SunAmerica Annuity"), American General Assurance Company ("AGAC"), American General Life and Accident Insurance Company ("AGLA"), American General Life Insurance Company of Delaware ("AGLD"), SunAmerica Life Insurance Company ("SALIC") and Western National Life Insurance Company, ("WNL"), affiliates of American General Life Insurance Company, merged with and into American General Life Insurance Company ("Merger"). Prior to this date, the Seasons Select II contracts were issued by SunAmerica Annuity in all states except New York.

Variable Annuity Account Five ("Separate Account") was originally established by Anchor National Life Insurance Company ("Anchor National") on July 8, 1996 pursuant to the provisions of Arizona law, as a segregated asset account of Anchor National. Effective March 1, 2003, Anchor National changed its name to AIG SunAmerica Life Assurance Company ("SunAmerica Life"). Effective July 20,2009, SunAmerica Life changed its name to SunAmerica Annuity and Life Assurance Company. These were name changes only and did not affect the substance of any contract. Prior to December 31, 2012, the Separate Account was a separate account of SunAmerica Annuity. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, the Separate Account was transferred to and became a Separate Account of AGL under Texas law.

The Separate Account meets the definition of a "Separate Account" under the federal securities laws and is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. This registration does not involve supervision of the management of the Separate Account or the Company by the SEC.


The Company is an indirect, wholly owned subsidiary of American International Group, Inc. ("American International Group"), a Delaware corporation. The Company is an Arizona-domiciled life insurance company principally engaged in the business of writing variable annuity contracts directed to the market for tax-deferred, long-term savings products. The Separate Account meets the definition of a "Separate Account" under the federal securities laws and is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. This registration does not involve supervision of the management of the Separate Account or the Company by the SEC.

The assets of the Separate Account are the property of the Company. However, the assets of the Separate Account, equal to its reserves and other contract liabilities, are not chargeable with liabilities arising out of any other business the Company may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains, or losses of the Company.

The Separate Account is divided into Variable Portfolios, with the assets of each Variable Portfolio invested in the shares of one or more Underlying Funds. The Company does not guarantee the investment performance of the Separate

Account, its Variable Portfolios, or the Underlying Funds. Values allocated to the Separate Account and the amount of variable annuity income payments will vary with the values of shares of the Underlying Funds, and are also reduced by insurance charges and fees.

The basic objective of a variable annuity contract is to provide variable annuity income payments which will be to some degree responsive to changes in the economic environment, including inflationary forces and changes in rates of return available from various types of investments. The contract is designed to seek to accomplish this objective by providing that variable annuity income payments will reflect the investment performance of the Separate Account with respect to amounts allocated to it both before and after the Annuity Date. Since the Separate Account is always fully invested in shares of the Underlying
Funds, its investment performance reflects the investment performance of those entities. The values of such shares held by the Separate Account fluctuate and are subject to the risks of changing economic conditions as well as the risk inherent in the ability of the underlying funds' managements to make necessary changes in their Variable Portfolios to anticipate changes in economic conditions. Therefore, the owner bears the entire investment risk that the basic objectives of the contract may not be realized, and that the adverse effects of inflation may not be lessened. There can be no assurance that the aggregate amount of variable annuity income payments will equal or exceed the Purchase Payments made with respect to a particular account for the reasons described above, or because of the premature death of an Annuitant.

Another important feature of the contract related to its basic objective is the Company's promise that the dollar amount of variable annuity income payments made during the lifetime of the Annuitant will not be adversely affected by the actual mortality experience of the Company or the actual expenses incurred by the Company in excess of expense deductions provided for in the contract (although the Company does not guarantee the amounts of the variable annuity income payments).


GENERAL ACCOUNT
--------------------------------------------------------------------------------

The General Account is made up of all of the general assets of the Company other than those allocated to the Separate Account or any other segregated asset account of the Company. A Purchase Payment may be allocated to the fixed and/or DCA fixed account options of various available periods offered in connection with the general account, as elected by the owner purchasing a contract. The DCA fixed accounts are not available if the Seasons Reward Program is elected. Other fixed account options may be available to you. Please refer to your contract for additional information. Assets supporting amounts allocated to a fixed investment option become part of the Company's general account assets and are available to fund the claims of all classes of customers of the Company, as well as of its creditors. Accordingly, all of the Company's assets held in the general account will be available to fund the Company's obligations under the contracts as well as such other claims.

The Company will invest the assets of the general account in the manner chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

MASTER-FEEDER STRUCTURE
--------------------------------------------------------------------------------

The following Underlying Funds currently do not buy individual securities directly: American Funds Global Growth SAST Portfolio, American Funds Growth SAST Portfolio, American Funds Growth-Income SAST Portfolio, and American Funds Asset Allocation SAST Portfolio (the "Feeder Funds"). Instead, each Feeder Fund invests all of its investment assets in a corresponding "Master Fund" of American Funds Insurance Series(R), managed by Capital Research and Management Company ("Capital Research").

Because each Feeder Fund invests all of its assets in a Master Fund, the investment adviser to the Feeder Funds, SunAmerica Asset Management Corp. ("SAAMCo") does not provide any portfolio management services for the Feeder Funds. SAAMCo provides those services for the Feeder Funds that are normally provided by a fund's investment adviser with the exception of portfolio management. Such services include, but are not limited to: monitoring the ongoing investment performance of the Master Funds, monitoring the Feeder Funds' other service providers, facilitating the distribution of Master Fund shareholder materials to Feeder Fund shareholders and providing such other services as are necessary or appropriate to the efficient operation of the Feeder Funds with respect to their investment in the corresponding Master Funds. Pursuant to its investment advisory agreement with SunAmerica Series Trust, SAAMCo will provide these services so long as a Feeder Fund is a "feeder fund" investing in a Master Fund.

SAAMCo has contractually agreed to waive 0.70% of its advisory fee for so long as the Feeder Fund is operated as a feeder fund. Under the master-feeder structure, however, each Feeder Fund may withdraw its entire investment from its corresponding Master Fund if the Feeder Fund Board determines that it is in the best interests of the Feeder Fund and its shareholders to do so. If the Underlying Fund ceases to operate as a "feeder fund," SAAMCo will serve as investment manager for the Feeder Fund.

The terms "Feeder Fund" and "Master Fund" as used in the Prospectus are used for ease of relevant disclosure. There are a number of differences between arrangements commonly referred to as master-feeder funds, and the investments by the Feeder Funds in the Master Funds described in the Prospectus. These differences include the following:

     - Advisory fees commonly are assessed by the master fund, but not by the feeder fund. The Master Funds and the Feeder Funds both have investment advisory fees. (However, as described above, SAAMCo's advisory fee is solely attributable to administrative services, not portfolio management. Moreover, SAAMCo has contractually agreed to waive certain Feeder
       Fund advisory fees for as long as the Feeder Funds invest in a Master
       Fund); and

     - Master funds commonly sell their shares only to feeder funds. The Master Funds in which the Feeder Funds invest also sell their shares to separate accounts of life insurance companies to fund variable annuity contracts and variable life insurance contracts issued by the companies.

PERFORMANCE DATA
--------------------------------------------------------------------------------

From time to time, we periodically advertise performance data relating to Variable Portfolios and Underlying Funds. We will calculate performance by determining the percentage change in the value of an Accumulation Unit by dividing the increase (or decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. This performance number reflects the deduction of the Separate Account charges (including certain death benefit rider charges) and the Underlying Fund expenses. It does not reflect the deduction of any applicable contract maintenance fee, withdrawal (or sales) charges, if applicable, or optional feature charges. The deduction of these charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will include total return figures which reflect the deduction of the Separate Account charges (including certain death benefit charges), contract maintenance fee, withdrawal (or sales) charges and the Underlying Fund expenses.

We may advertise the optional living benefits and death benefits using illustrations showing how the benefit works with historical performance of specific Underlying Funds or with a hypothetical rate of return (which will not exceed 12%) or a combination of historical and hypothetical returns. These illustrations will reflect the deduction of all applicable charges including the Underlying Fund expenses.

The Separate Account may advertise "total return" data for the Variable Portfolios. Total return figures are based on historical data and are not intended to indicate future performance. "Total return" is a computed rate of return that, when compounded annually over a stated period of time and applied to a hypothetical initial investment in a Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period (assuming a complete redemption of the contract at the end of the period).

For periods starting prior to the date the Variable Portfolios first became available through the Separate Account, the total return data for the Variable Portfolios of the Separate Account will be derived from the performance of the corresponding Underlying Funds, modified to reflect the charges and expenses as if the contract had been in existence since the inception date of each respective Underlying Fund. Further, returns shown are for the original class of shares of certain Underlying Funds, adjusted to reflect the fees and charges for the newer class of shares until performance for the newer class becomes available. Returns of the newer class of shares will be lower than those of the original class since the newer class of shares is subject to (higher) service fees. We commonly refer to these performance calculations as hypothetical adjusted historical returns. Performance figures similarly adjusted but based on the Underlying Funds' performance (outside of this Separate Account) should not be construed to be actual historical performance of the relevant Separate Account's Variable Portfolio. Rather, they are intended to indicate the historical performance of the corresponding Underlying Funds, adjusted to provide direct comparability to the performance of the Variable Portfolios after the date the contracts were first offered to the public (reflecting certain contractual fees and charges).

Performance data for the various Variable Portfolios are computed in the manner described below.

CASH MANAGEMENT PORTFOLIO

Current yield is computed by first determining the Base Period Return attributable to a hypothetical contract having a balance of one Accumulation Unit at the beginning of a 7 day period using the formula:


For contracts without the Seasons Rewards Program:
--------------------------------------------------

                   Base Period Return = (EV - SV - CMF)/(SV)

For contracts with the Seasons Rewards Program:
-----------------------------------------------

                 Base Period Return = (EV - SV - CMF + E)/(SV)

    where:

        SV = value of one Accumulation Unit at the start of a 7 day period

        EV = value of one Accumulation Unit at the end of the 7 day period

        CMF = an allocated portion of the $35 annual Contract Maintenance Fee, prorated for 7 days

        E = Premium Enhancement Rate, prorated for 7 days

The change in the value of an Accumulation Unit during the 7 day period reflects the income received minus any expenses accrued, during such 7 day period. The Contract Maintenance Fee (CMF) is first allocated among the Variable Portfolios and the general account so that each Variable Portfolio's allocated portion of the fee is proportional to the percentage of the number of accounts that have money allocated to that Variable Portfolio. The fee is further reduced, for purposes of the yield computation, by multiplying it by the ratio that the value of the hypothetical contract bears to the value of an account of average size for contracts funded by the Cash Management Portfolio. Finally, as is done with the other charges discussed above, the result is multiplied by the fraction 7/365 to arrive at the portion attributable to the 7 day period.

The current yield is then obtained by annualizing the Base Period Return:

                 Current Yield = (Base Period Return) x (365/7)


The Cash Management Portfolio also quotes an "effective yield" that differs from the current yield given above in that it takes into account the effect of dividend reinvestment in the underlying fund. The effective yield, like the current yield, is derived from the Base Period Return over a 7 day period. However, the effective yield accounts for dividend reinvestment by compounding the current yield according to the formula:


     Effective Yield = [(Base Period Return + 1) TO THE POWER OF 365/7 - 1]


The yield quoted should not be considered a representation of the yield of the Cash Management Portfolio in the future since the yield is not fixed. Actual yields will depend on the type, quality and maturities of the investments held by the underlying fund and changes in interest rates on such investments.

Yield information may be useful in reviewing the performance of the Cash Management Portfolio and for providing a basis for comparison with other investment alternatives. However, the Cash Management Portfolio's yield fluctuates, unlike bank deposits or other investments that typically pay a fixed yield for a stated period of time. In periods of very low short-term interest rates, the Portfolio's yield may become negative, which may result in a decline in value of your investment.

OTHER PORTFOLIOS

The Variable Portfolios of the Separate Account other than the Cash Management Portfolio compute their performance data as "total return."

Total return for a Variable Portfolio represents a single computed annual rate of return that, when compounded annually over a specified time period (one, five, and ten years, or since inception) and applied to a hypothetical initial investment in a contract funded by that Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period. The total rate of return (T) is computed so that it satisfies the formula:


For contracts without the Seasons Rewards Program:
--------------------------------------------------


                       P (1 + T) TO THE POWER OF n = ERV


For contracts with the Seasons Rewards Program:
-----------------------------------------------



                   [P (1 + E)](1 + T) TO THE POWER OF n = ERV


    where:

        P = a hypothetical initial payment of $1,000

        T = average annual total return

        n = number of years


        E = Payment Enhancement Rate


        ERV = redeemable value of a hypothetical $1,000 payment made at the beginning of the 1,5 or 10 year period as of the end of the period (or fractional portion thereof)

Standardized performance for the Variable Portfolios and Strategies available in this contract reflect total returns using the method of computation discussed below:

    - Using the seven year surrender charge schedule available on contracts issued without the Seasons Rewards Program. No enhancement is reflected under the calculation, as the Payment Enhancement is not available unless the Seasons Rewards is elected; AND


    - Using the nine year surrender charge schedule available on contracts issued with the Seasons Rewards Program, including the minimum Upfront Payment Enhancement of 2% of Purchase Payments and calculating the value after redemption only based on the initial $1,000 Purchase Payment.

We may, from time to time, advertise other variations of performance along with the standardized performance as described above. We may, in sales literature, show performance only applicable to one surrender charge schedule to a contract holder who has already the contract with or without the Seasons Rewards Program. However, we will not report performance for the contract featuring the Seasons Rewards Program, unless net of withdrawal charges.

The total return figures reflect the effect of certain non-recurring and recurring charges. The applicable withdrawal charge (if any) is deducted as of the end of the period, to reflect the effect of the assumed complete redemption. Total return figures are derived from historical data and are not intended to be a projection of future performance.


ANNUITY INCOME PAYMENTS
--------------------------------------------------------------------------------

INITIAL MONTHLY ANNUITY INCOME PAYMENTS

     The initial Annuity Income Payment is determined by applying separately that portion of the contract value allocated to the fixed account options and the Variable Portfolio(s), less any premium tax, and then applying it to the annuity table specified in the contract for fixed and variable Annuity Income Payments. Those tables are based on a set amount per $1,000 of proceeds applied. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified contracts and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any, and the annuity income option selected.

     The dollars applied are then divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly Annuity Income Payment. In the case of a variable annuity, that amount is divided by the value of an Annuity Unit as of the Annuity Date to establish the number of Annuity Units representing each variable Annuity Income Payment. The number of Annuity Units determined for the first variable Annuity Income Payment remains constant for the second and subsequent monthly variable Annuity Income Payments, assuming that no reallocation of contract values is made.

SUBSEQUENT MONTHLY ANNUITY INCOME PAYMENTS

For fixed annuity income payments, the amount of the second and each subsequent monthly annuity income payment is the same as that determined above for the first monthly annuity income payment.

The amount of the second and each subsequent monthly variable annuity income payment is determined by multiplying the number of Annuity Units, as determined in connection with the determination of the initial monthly annuity income payment, above, by the Annuity Unit Value as of the day preceding the date on which each annuity income payment is due.


ANNUITY UNIT VALUES
--------------------------------------------------------------------------------

The value of an Annuity Unit is determined independently for each Variable Portfolio. The annuity tables contained in the contract are based on a 3.5% per annum assumed investment rate. If the actual net investment rate experienced by a Variable Portfolio exceeds 3.5%, variable annuity income payments derived from allocations to that Variable Portfolio will increase over time. Conversely, if the actual rate is less than 3.5%, variable annuity income payments will decrease over time. If the net investment rate equals 3.5%, the variable annuity income payments will remain constant. If a higher assumed investment rate had been used, the initial monthly payment would be higher, but the actual net investment rate would also have to be higher in order for annuity income payments to increase (or not to decrease).

The payee receives the value of a fixed number of Annuity Units each month. The value of a fixed number of Annuity Units will reflect the investment performance of the Variable Portfolios elected, and the amount of each annuity income payment will vary accordingly.

For each Variable Portfolio, the value of an Annuity Unit is determined by multiplying the Annuity Unit value for the preceding month by the Net Investment Factor for the month for which the Annuity Unit value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 3.5% per annum which is assumed in the annuity tables contained in the contract.

NET INVESTMENT FACTOR

The Net Investment Factor ("NIF") is an index applied to measure the net investment performance of Variable Portfolios from one month to the next. The NIF may be greater or less than or equal to one; therefore, the value of an Annuity Unit may increase, decrease or remain the same.

The NIF for any Variable Portfolio for a certain month is determined by dividing
(a) by (b) where:

(a) is the Accumulation Unit value of the Variable Portfolio determined as of the end of that month, and

(b) is the Accumulation Unit value of the Variable Portfolio determined as of the end of the preceding month.

The NIF for a Variable Portfolio for a given month is a measure of the net investment performance of the Variable Portfolio from the end of the prior month to the end of the given month. A NIF of 1.000 results from no change; a NIF greater than 1.000 results from an increase; and a NIF less than 1.000 results from a decrease. The NIF is increased (or decreased) in accordance with the increases (or decreases, respectively) in the value of the shares of the Underlying Funds in which the Variable Portfolio invests; it is also reduced by separate account asset charges.

ILLUSTRATIVE EXAMPLE

Assume that one share of a given Variable Portfolio had an Accumulation Unit value of $11.46 as of the close of the New York Stock Exchange ("NYSE") on the last business day in September; that its Accumulation Unit value had been $11.44 at the close of the NYSE on the last business day at the end of the previous month. The NIF for the month of September is:

                              NIF = ($11.46/$11.44)

                                  = 1.00174825

ILLUSTRATIVE EXAMPLE

The change in Annuity Unit value for a Variable Portfolio from one month to the next is determined in part by multiplying the Annuity Unit value at the prior month end by the NIF for that Variable Portfolio for the new month. In addition, however, the result of that computation must also be multiplied by an additional factor that takes into account, and neutralizes, the assumed investment rate of
3.5 percent per annum upon which the annuity income payment tables are based. For example, if the net investment rate for a Variable Portfolio (reflected in the NIF) were equal to the assumed investment rate, the variable annuity income payments should remain constant (i.e., the Annuity Unit value should not change). The monthly factor that neutralizes the assumed investment rate of
3.5 percent per annum is:

                        1/[(1.035)/\(1/12)] = 0.99713732

In the example given above, if the Annuity Unit value for the Variable Portfolio was $10.103523 on the last business day in August, the Annuity Unit value on the last business day in September would have been:

               $10.103523 x 1.00174825 x 0.99713732 = $10.092213

To determine the initial payment, the initial annuity payment for variable annuitization is calculated based on our mortality expectations and an assumed interest rate (AIR) of 3.5%. Thus the initial variable annuity payment is the same as the initial payment for a fixed interest payout annuity calculated at an effective rate of 3.5%.

The Net Investment Factor (NIF) measures the performance of the funds that are the basis for the amount of future annuity payments. This performance is compared to the AIR, and if the growth in the NIF is the same as the AIR rate the payment remains the same as the prior month. If the rate of growth of the NIF is different than the AIR, then the payment is changed proportionately to the ratio (1+NIF)/(1+AIR), calculated on a monthly basis. If the NIF is greater than the AIR, then this proportion is greater than one and payments are increased. If the NIF is less than the AIR, then this proportion is less than one and payments are decreased.

VARIABLE ANNUITY INCOME PAYMENTS

ILLUSTRATIVE EXAMPLE

Assume that a male owner, P, owns a contract in connection with which P has allocated all of his contract value to a single Variable Portfolio. P is also the sole Annuitant and, at age 60, has elected to annuitize his contract as a life annuity with 120 monthly annuity income payments guaranteed. As of the last valuation preceding the Annuity Date, P's Account was credited with 7543.2456 Accumulation Units each having a value of $15.432655, (i.e., P's Account Value is equal to 7543.2456 x $15.432655 = $116,412.31). Assume also that the Annuity Unit value for the Variable Portfolio on that same date is $13.256932, and that the Annuity Unit value on the day immediately prior to the second annuity income payment date is $13.327695.

P's first variable annuity income payment is determined from the annuity rate tables in P's contract, using the information assumed above. From the tables, which supply monthly annuity income payments for each $1,000 of applied contract value, P's first variable annuity income payment is determined by multiplying the monthly installment of $5.42 (Option 4 tables, male Annuitant age 60 at the Annuity Date) by the result of dividing P's account value by $1,000:

             First Payment = $5.42 x ($116,412.31/$1,000) = $630.95

The number of P's Annuity Units (which will be fixed; i.e., it will not change unless he transfers his Account to another Account) is also determined at this time and is equal to the amount of the first variable annuity income payment divided by the value of an Annuity Unit on the day immediately prior to annuitization:

                 Annuity Units = $630.95/$13.256932 = 47.593968

P's second variable annuity income payment is determined by multiplying the number of Annuity Units by the Annuity Unit value as of the day immediately prior to the second payment due date:

               Second Payment = 47.593968 x $13.327695 = $634.32

The third and subsequent variable annuity income payments are computed in a manner similar to the second variable annuity income payment.


Note that the amount of the first variable annuity income payment depends on the contract value in the relevant Variable Portfolio on the Annuity Date and thus reflects the investment performance of the Variable Portfolio net of fees and charges during the Accumulation Phase. The amount of that payment determines the number of Annuity Units, which will remain constant during the Annuity Phase (assuming no transfers from the Variable Portfolio). The net investment performance of the Variable Portfolio during the Annuity Phase is reflected in continuing changes during this phase in the Annuity Unit value, which determines the amounts of the second and subsequent variable annuity income payments.

                                     TAXES
--------------------------------------------------------------------------------

GENERAL

Note: We have prepared the following information on taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax adviser about your own circumstances.

Section 72 of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC") governs taxation of annuities in general. A natural owner is not taxed on increases in the value of a contract until distribution occurs, either in the form of a non-annuity distribution or as income payments under the annuity option elected. For a lump-sum payment received as a total surrender (total redemption), the recipient is taxed on the portion of the payment that exceeds the cost basis of the contract. For a payment received as a withdrawal (partial redemption), federal tax liability is determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the contract is withdrawn. A different rule applies to Purchase Payments made (including, if applicable, in the case of a contract issued in exchange for a prior contract) prior to August 14, 1982. Those Purchase Payments are considered withdrawn first for federal income tax purposes, followed by earnings on those Purchase Payments. For Non-Qualified contracts, the cost basis is generally the Purchase Payments. The taxable portion of the lump-sum payment is taxed at ordinary income tax rates. Tax penalties may also apply.

If you purchase your contract under one of a number of types of employer-sponsored retirement plans, as an individual retirement annuity, or under an individual retirement account, your contract is referred to as a Qualified Contract. Examples of qualified plans or arrangements are: Individual Retirement Annuities and Individual Retirement Accounts (IRAs), Roth IRAs, Tax-Sheltered Annuities (also referred to as 403(b) annuities or 403(b) contracts), plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans), pension and profit sharing plans including 401(k) plans, and governmental 457(b) plans. Typically, for employer plans and tax-deductible IRA contributions, you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract. However, you normally will have a cost basis in a Roth IRA, a designated Roth account in a 403(b), 401(k), or governmental 457(b) plan, and you may have cost basis in a traditional IRA or in another Qualified contract.

For annuity payments, the portion of each payment that is in excess of the exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (if any, and adjusted for any period or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludable amount equals the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of qualified plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. Owners, annuitants and beneficiaries under the

Contracts should seek competent financial advice about the tax consequences of any distributions.

On March 30, 2010 the Health Care and Education Reconciliation Act ("Reconciliation Act") was signed into law. Among other provisions, the Reconciliation Act imposes a new tax on net investment income. This tax, which goes into effect in 2013, is at the rate of 3.8% of applicable thresholds for Modified Adjusted Gross Income ("MAGI") ($250,000 for joint filers; $125,000 for married individuals filing separately; and, $200,000 for individual filers). An individual with MAGI in excess of the threshold will be required to pay this new tax on net investment income in excess of the applicable MAGI threshold. For this purpose, net investment income generally will include taxable withdrawals from a Non-Qualified contract, as well as other taxable amounts including amounts taxed annually to an owner that is not a natural person. This new tax generally does not apply to Qualified contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the MAGI thresholds.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

WITHHOLDING TAX ON DISTRIBUTIONS

Generally, you have not paid any federal taxes on the Purchase Payments used to buy a Qualified contract. As a result, most amounts withdrawn from the contract or received as income payments will be taxable income. Exceptions to this general rule include withdrawals attributable to after-tax Roth IRA contributions, designated Roth contributions to a 403(b), 401(k), or governmental 457(b) plan. Withdrawals from Roth IRAs are generally treated for federal tax purposes as coming first from the Roth contributions that have already been taxed, and as entirely tax free. Withdrawals from designated Roth accounts in a 403(b), 401(k) or governmental 457(b) plan, and withdrawals generally from Qualified contracts, are treated generally as coming pro-rata from amounts that already have been taxed and amounts that are taxed upon withdrawal. Qualified Distributions from Roth IRAs, designated Roth accounts in 403(b), 401(k), and governmental 457(b) plans which satisfy certain qualification requirements, including at least five years in a Roth account under the plan or IRA and either attainment of age 59 1/2, death or disability (or, if an IRA for the purchase of a first home), will not be subject to federal income taxation.

The taxable portion of any withdrawal or income payment from a Qualified contract will be subject to an additional 10% federal penalty tax, under the IRC, except in the following circumstances:

     -    after attainment of age 59 1/2;

     -    when paid to your beneficiary after you die;

     -    after you become disabled (as defined in the IRC);

     - as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - payments to employees after separation from service after attainment of age 55 (does not apply to IRAs);

     -    dividends paid with respect to stock of a corporation described in IRC
          Section 404(k);

     - for payment of medical expenses to the extent such withdrawals do not exceed limitations set by the IRC for deductible amounts paid during the taxable year for medical care;

     - payments to alternate payees pursuant to a qualified domestic relations order (does not apply to IRAs);

     - for payment of health insurance if you are unemployed and meet certain requirements;

     -    distributions from IRAs for higher education expenses;

     -    distributions from IRAs for first home purchases;

     - amounts distributed from a Code Section 457(b) plan other than amounts representing rollovers from an IRA or employer sponsored plan to which the 10% penalty would otherwise apply; and

     - The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty after September 11, 2001 and payments up to $3,000 per year for health, life and accident insurance by certain retired public safety officers, which are federal income tax-free.

The Code generally requires the Company (or, in some cases, a plan administrator) to withhold federal tax on the taxable portion of any distribution or withdrawal from a contract, subject in certain instances to the payee's right to elect out of withholding or to elect a different rate of withholding. For "eligible rollover distributions" from contracts issued under certain types of qualified plans, not including IRAs, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" or transferred to another eligible plan in a direct "trustee-to- trustee" transfer. This requirement is mandatory and cannot be waived by the owner. Withholding on other types of distributions, including distributions from IRAs can be waived. An "eligible rollover distribution" is the taxable portion of any amount received by a covered employee from a traditional IRA or retirement plan qualified under Sections 401 or 403 or, if from a plan of a governmental employer, under Section 457(b) of the Code, or from a tax-sheltered annuity qualified under Section 403(b) of the Code other than (1) substantially equal periodic payments calculated using the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee and his or her designated Beneficiary, or for a specified period of ten years or more; (2) financial hardship withdrawals; and (3) minimum distributions required to be made under the Code (4) distribution of contributions to a Qualified contract which were made in excess of the applicable contribution limit. Failure to "roll over" the entire amount of an eligible rollover distribution (including an amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a federal penalty tax on premature withdrawals, described later in this section. Only (1) the participant, or, (2) in the case of the participant's death, the participant's surviving spouse, or (3) in the case of a domestic relations order, the participant's spouse or ex-spouse may roll over a distribution into a plan of the participant's own. An exception to this rule is that a non-spousal beneficiary may, subject to plan provisions, roll inherited funds from an eligible retirement plan into an Inherited IRA. An Inherited IRA is an IRA created for the sole purpose of receiving funds inherited by non-spousal beneficiaries of eligible retirement plans. The distribution must be transferred to the Inherited IRA in a direct "trustee-to-trustee" transfer. Inherited IRAs must meet the distribution requirements relating to IRAs inherited by non-spousal beneficiaries under Code sections 408(a)(6) and (b)(3) and 401(a)(9).

Beginning in 2008, subject to federal income limitations, funds in a Qualified contract may be rolled directly over to a Roth IRA. Withdrawals or distributions from a contract other than eligible rollover distributions are also subject to withholding on the taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming 3 withholding exemptions.

The Small Business Jobs Act of 2010 subsequently added the ability for "in-Plan" rollovers of eligible rollover distribution from pre-tax accounts to a designated Roth account in certain employer-sponsored plans which otherwise include or permit designated Roth accounts.

DIVERSIFICATION - SEPARATE ACCOUNT INVESTMENTS

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of Non-Qualified variable annuity contracts. These requirements generally do not apply to Qualified contracts, which are considered "Pension Plan Contracts" for purposes of these Code requirements. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the contract as an annuity contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the contract prior to the receipt of any payments under the contract. The Code contains a safe harbor provision which provides that annuity contracts, such as your contract, meet the diversification requirements if, as of the close of each calendar quarter, the underlying assets meet the diversification standards for a regulated investment company, and no more than 55% of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

The Treasury Department has issued regulations which establish diversification requirements for the investment portfolios underlying variable contracts such as the contracts. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the regulations an investment portfolio will be deemed adequately diversified if (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments. For purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

NON-NATURAL OWNERS

Under Section 72(u) of the Code, the investment earnings on premiums for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person such as a corporation or certain other entities. Such Contracts generally will not be accorded tax-deferred status. However, this treatment is not applied to a Contract held by a trust or other entity as an agent for a natural person or to Contracts held by qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

MULTIPLE CONTRACTS

The Code provides that multiple Non-Qualified annuity contracts which are issued within a calendar year to the same contract owner by one company are treated as one annuity contract for purposes of determining the federal tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. (However, they may be treated as issued on the issue date of the contract being exchanged, for certain purposes, including for determining whether the contract is an immediate annuity contract.) Owners should consult a tax adviser prior to purchasing more than one Non-Qualified annuity contract from the same issuer in any calendar year.

TAX TREATMENT OF ASSIGNMENTS OF QUALIFIED CONTRACTS

Generally, a Qualified contract, including an IRA, may not be assigned or pledged. One exception to this rule is if the assignment is part of a permitted loan program under an employer-sponsored plan (other than a plan funded with IRAs) or pursuant to a domestic relations order meeting the requirements of the plan or arrangement under which the contract is issued (for many plans, a Qualified Domestic Relations Order, or QDRO), or, in the case of an IRA, pursuant to a decree of divorce or separation maintenance or a written instrument incident to such decree.

TAX TREATMENT OF GIFTING, ASSIGNING OR TRANSFERRING OWNERSHIP OF A NON-QUALIFIED CONTRACT

Under IRC Section 72(e), if you transfer ownership of your Non-Qualified Contract to a person other than your spouse (or former spouse if incident to divorce) for less than adequate consideration you will be taxed on the earnings above the purchase payments at the time of transfer. If you transfer ownership of your Non-Qualified Contract and receive payment less than the Contract's value, you will also be liable for the tax on the Contract's value above your purchase payments not previously withdrawn.

The new Contract owner's purchase payments (basis) in the Contract will be increased to reflect the amount included in your taxable income.

FEDERAL WITHDRAWAL RESTRICTIONS FROM QUALIFIED CONTRACTS

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities (TSAs) and certain other Qualified contracts. Withdrawals generally can only be made when an owner: (1) reaches age 59 1/2 (70 1/2 in the case of Section 457(b) Plans); (2) separates from employment from the employer sponsoring the plan; (3) dies; (4) becomes disabled (as defined in the IRC) (does not apply to section 457(b) plans); or (5) experiences a financial hardship (as defined in the IRC). In the case of hardship, the owner generally can only withdraw Purchase Payments. There are certain exceptions to these restrictions which are generally based upon the type of investment arrangement, the type of contributions, and the date the contributions were made. Transfers of amounts from one Qualified contract to another investment option under the same plan, or to another contract or account of the same plan type or from a qualified plan to a state defined benefit plan to purchase service credits are not considered distributions, and thus are not subject to these withdrawal limitations. Such transfers may, however, be subject to limitations under the annuity contract or Plan. On July 26, 2007, the Department of the Treasury published final 403(b) regulations that are largely effective on January 1, 2009. These comprehensive regulations include several new rules and requirements, such as a requirement that employers maintain their 403(b) plans pursuant to a written plan. The final regulations, subsequent IRS guidance, and the terms of the written plan may impose new restrictions on both new and existing contracts, including restrictions on the availability of loans, distributions, transfers and exchanges, regardless of when a contract was purchased.

Prior to the effective date of the final regulations, provisions applicable to tax-free transfers AND exchanges (both referred to below as "transfers") of 403(b) annuity contracts or custodial accounts became effective September 25, 2007, replacing existing rules under IRS Revenue Ruling 90-24 ("90-24 transfer"). Under these new rules, transfers are available only to the extent permitted under the employer's 403(b) plan once established. Additionally, transfers occurring after September 24, 2007 that did not comply with these new rules could have become taxable on January 1, 2009, or the date of the transfer, whichever is later. If you make a transfer to a contract or custodial account that is not part of the employer's 403(b) plan (other than a transfer to a contract or custodial account in a different plan), and the provider and employer failed to enter into an information sharing agreement by January 1, 2009, the transfer would be considered a "failed" transfer that is subject to tax. Additional guidance issued by the IRS generally permits a failed transfer to be corrected no later than June 30, 2009 by re-transferring to a contract or custodial account that is part of the employer's 403(b) plan or that is subject to an information-sharing agreement with the employer.

In general, certain contracts originally established by a 90-24 transfer prior to September 25, 2007 are exempt (or grandfathered) from some of the requirements of the final regulations; provided that no salary reduction or other contributions have ever been made to the contract, and that no additional transfers are made to made to the contract on or after September 25, 2007. Further, contracts that are not grandfathered were generally required to be part of, and subject to the requirements of an employer's 403(b) plan upon its establishment, but no later than by January 1, 2009.

The new rules in the final regulations generally do not affect a participant's ability to transfer some or all of a 403(b) account to a state-defined benefit plan to purchase service credits, where such a transfer is otherwise consistent with applicable rules and requirements and with the terms of the employer's plan.

You may wish to discuss the new regulations and/or the general information above with your tax advisor.

PARTIAL 1035 EXCHANGES OF NON-QUALIFIED ANNUITIES

Section 1035 of the Code provides that a Non-Qualified annuity contract may be exchanged in a tax-free transaction for another Non-Qualified annuity contract. Historically, it was generally understood that only the exchange of an entire annuity contract, as opposed to a partial exchange, would be respected by the IRS as a tax-free exchange. In 1998, the U.S. Tax Court ruled that the direct transfer of a portion of an annuity contract into another annuity contract qualified as a tax-free exchange. In 1999, the IRS acquiesced in that Tax Court decision, but stated that it would nonetheless continue to challenge partial exchange transactions under certain circumstances. In Notice 2003-51, published on July 9, 2003, the IRS announced that, pending the publication of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and subsequent withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 24 months of the partial exchange should be treated as an integrated transaction, and thus whether the two contracts should be treated as a single contract to determine the tax treatment of the surrender or withdrawal under Section 72 of the Code. The IRS made this earlier guidance permanent in Revenue Procedure 2008-24, superseding Notice 2003-51, although it shortened the presumption period from 24 months to 12 months. Revenue Procedure 2008-24 provides that a transfer will be treated as a tax-free exchange under Code section 1035 if either (a) no amounts are withdrawn from, or received in surrender of, either of the contracts involved in the exchange during the 12 months beginning on the date on which amounts are treated as received as premiums or other consideration paid for the contract received in exchange (the date of transfer); or (b) the taxpayer demonstrates that one of the conditions described in Code section 72(q) or any similar life event (such as divorce or loss of employment) occurred between the date of the transfer and the date of the withdrawal or surrender. We reserve the right to treat partial transfers as tax-reportable distributions, rather than as partial 1035 exchanges, in recognition of certain questions which remain notwithstanding recent IRS guidance on the subject. Such treatment for tax reporting purposes, however, should not prevent a taxpayer from taking a different position on their return, in accordance with the advice of their tax counsel or other tax consultant, if they believe the requirements of IRC Section 1035 have been satisfied. Owners should seek their own tax advice regarding such transactions and the tax risks associated with subsequent surrenders or withdrawals.

QUALIFIED PLANS

The contracts offered by this prospectus are designed to be available for use under various types of qualified plans. Taxation of owners in each qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners and Beneficiaries are cautioned that benefits under a qualified plan may be subject to limitations under the IRC and the employer-sponsored plan, in addition to the terms and conditions of the contracts issued pursuant to the plan. The following are general descriptions of the types of qualified plans with which the contracts may be used. Such descriptions are not exhaustive and are for general information purposes only. The tax rules regarding qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a contract issued under a qualified plan. Contracts issued pursuant to qualified plans include special provisions restricting contract provisions that may otherwise be available and described in this prospectus. Generally, contracts issued pursuant to qualified plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain contractual withdrawal penalties and restrictions may apply to surrenders from Qualified contracts.

(a) Plans of Self-Employed Individuals: "H.R. 10 Plans"

Section 401 of the Code permits self-employed individuals to establish qualified plans for themselves and their employees, commonly referred to as "H.R. 10" or "Keogh" Plans. Contributions made to the plan for the benefit of the employees will not be included in the gross income of the employees, for federal tax purposes, until distributed from the plan if certain conditions are met. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations and restrictions on these plans, such as: amounts of allowable contributions; form, manner and timing of distributions; vesting and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with an H.R. 10 Plan should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(b) Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and not-for-profit organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employee until the employee receives distributions from the contract if certain conditions are met. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code. One of these limits, on the amount that the employee may contribute on a voluntary basis, is imposed by the annuity contract as well as by the Code. That limit for 2012 is the lesser of 100% of includible compensation or $17,000. The limit may be increased by up to $3,000 for certain employees with at least fifteen years of full-time equivalent service with an eligible employer, and by an additional $5,500 in 2012 for employees age 50 or older, provided that other applicable requirements are satisfied. Total combined employer and employee contributions for 2012 may not exceed the lesser of $50,000 or 100% of compensation. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an Investment.

(c) Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as a traditional "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual's gross income. The ability to deduct an IRA contribution to a traditional IRA is subject to limits based upon income levels, retirement plan participation status, and other factors. The maximum IRA (traditional and/or Roth) contribution for 2012 is the lesser of $5,000 or 100% of compensation. Individuals age 50 or older may be able to contribute an additional $1,000 in 2012. IRAs are subject to limitations on eligibility, contributions, transferability and distributions. Sales of contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of contracts to be qualified as IRAs should obtain competent tax advice as to the tax treatment and suitability of such an investment. If neither the Owner or the Owner's spouse is covered by an employer retirement plan, the IRA contribution may be fully deductible. If the Owner, or if filing jointly, the Owner or spouse, is covered by an employer retirement plan, the Owner may be entitled to only a partial (reduced) deduction or no deduction at all, depending on adjusted gross income, The rules concerning what constitutes "coverage" are complex and purchasers should consult their tax advisor or Internal Revenue Service Publication 590 for more details. The effect of income on the deduction, is sometimes called the adjusted gross income limitation (AGI limit). A modified AGI at or below a certain threshold level allows a full deduction of contributions regardless of coverage under an employer's plan. If you and your spouse are filing jointly and have a modified AGI in 2012 of less than $92,000, your contribution may be fully deductible; if your income is between $92,000 and $112,000, your contribution may be partially deductible and if your income is $112,000 or more, your contribution may not be deductible. If you are single and your income in 2012 is less than $58,000, your contribution may be fully deductible; if your income is between $58,000 and $68,000, your contribution may be partially deductible and if your income is $68,000 or more, your contribution may not be deductible. If you are married filing separately and you lived with your spouse at anytime during the year, and your income exceeds $10,000, none of your contribution may be deductible. If you and your spouse file jointly, and you are not covered by a plan but your spouse is: if your modified AGI in 2012 is between $173,000 and $183,000, your contribution may be partially deductible.

(d) Roth IRAs

Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Contributions to a Roth IRA are not deductible but distributions are tax-free if certain requirements are satisfied. The maximum IRA (traditional and/or Roth) contribution for 2012 is the lesser of $5,000 or 100% of compensation. Individuals age 50 or older may be able to contribute an additional $1,000 in 2012. Unlike traditional IRAs, to which everyone can contribute even if they cannot deduct the full contribution, Roth IRAs have income limitations on who can establish such a contract. Generally, you can make a full or partial contribution to a Roth IRA if you have taxable compensation and your modified adjusted gross income in 2012 is less than:
$173,000 for married filing jointly or qualifying widow(er), $10,000 for married filing separately and you lived with your spouse at any time during the year, and $110,000 for single, head of household, or married filing separately and you did not live with your spouse at any time during the year. All persons may be eligible to convert a distribution from an employer-sponsored plan or from a traditional IRA into a Roth IRA. Conversions or rollovers from qualified plans into Roth IRAs normally require taxes to be paid on any previously untaxed amounts included in the amount converted. If the Contracts are made available for use with Roth IRAs, they may be subject to special requirements imposed by the Internal Revenue Service ("IRS"). Purchasers of the Contracts for this purpose will be provided with such supplementary information as may be required by the IRS or other appropriate agency.

(e) Pension and Profit-Sharing Plans

Section 401(a) of the Code permits certain employers to establish various types of retirement plans, including 401(k) plans, for employees. However, governmental employers may not establish new 401(k) plans. These retirement plans may permit the purchase of the contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be includible in the gross income of the employee until distributed from the plan if certain conditions are met. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations on all plans on such items as amount of allowable contributions; form, manner and timing of distributions; investing and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with pension or profit sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(f) Deferred Compensation Plans - Section 457(b)

Under Section 457(b) of the Code, governmental and certain other tax-exempt employers may establish, for the benefit of their employees, deferred compensation plans, which may invest in annuity contracts. The Code, as in the case of employer sponsored retirement plans generally establishes limitations and restrictions on eligibility, contributions and distributions. Under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan if certain conditions are met. Funds in a non-governmental 457(b) plan remain assets of the employer and are subject to claims by the creditors of the employer. As of January 1, 1999, all 457(b) plans of state and local governments must hold assets and income in a qualifying trust, custodial account, or annuity contract for the exclusive benefit of participants and their Beneficiaries.

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001 AND PENSION PROTECTION ACT OF 2006

For tax years beginning in 2002, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) expanded the range of eligible tax-free rollover distributions that may be made among qualified plans and increased contribution limits applicable to these plans. The changes made to the IRC by EGTRRA were scheduled to expire on December 31, 2010. The Pension Protection Act of 2006 made permanent those provisions of EGTRRA relating to IRAs and employer sponsored plans.

                               BROKER-DEALER FIRMS
                       RECEIVING REVENUE SHARING PAYMENTS


The following list includes the names of member firms of the FINRA (or their affiliated broker-dealers) that we believe received a revenue sharing payment of more than $5,000 as of the calendar year ending December 31, 2011, from SunAmerica Annuity and Life Assurance Company and United States Life Insurance Company in the City of New York, both affiliated companies. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Contract.


BancWest Investment Services, Inc.
CCO Investment Services Corporation
Citigroup Global Markets Inc.
CUSO Financial Services, L.P.
Edward D. Jones & Co., L.P.
Financial Network Investment Corporation
FSC Securities Corp.
Infinex Investments, Inc.
ING Financial Partners, Inc.
Janney Montgomery Scott LLC.
J.J.B. Hilliard, W.L. Lyons, Inc.
James Borello & Co
Lincoln Financial Advisor
Lincoln Financial Securities
LPL Financial Corporation
Morgan Keegan & Company, Inc.
Morgan Stanley & Co., Incorporated
Multi Financial Securities Corp.
NEXT Financial Group, Inc.
Primevest Financial Services, Inc.
Raymond James & Associates
Raymond James Financial
RBC Capital Markets Corporation
Royal Alliance Associates, Inc.
SagePoint Financial, Inc.
Sammons Securities Co. LLC
Securities America, Inc.
UBS Financial Services Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Advisor, LLC
Wescom Financial Services

We will update this list annually; interim arrangements may not be reflected. You are encouraged to review the prospectus for each Underlying Fund for any other compensation arrangements pertaining to the distribution of Underlying Fund shares.

Certain broker dealers with which we have selling agreements are our affiliates. In an effort to promote the sale of our products, affiliated firms may pay their registered representatives additional cash incentives which may include but are not limited to bonus payments, expense payments, health and retirement benefits or the waiver of overhead costs or expenses in connection with the sale of the Contracts, that they would not receive in connection with the sale of contracts issued by unaffiliated companies.

                  MARKETING EXPENSE PAYMENTS TO AMERICAN FUNDS

Pursuant to an agreement between the Company, Capital Research and Management Company and American Funds Distributors, Inc. ("AFD"), the Company will pay to AFD a marketing expense allowance for AFD's marketing assistance equal to 0.16% of Purchase Payments invested in Underlying Funds of American Funds Insurance Series. This expense is not paid directly by contract Owners.

DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

The contracts are offered on a continuous basis through SunAmerica Capital Services, Inc., located at Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311-4992. SunAmerica Capital Services, Inc. is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority. The Company and SunAmerica Capital Services, Inc. are each an indirect, wholly owned subsidiary of American International Group. No underwriting fees are paid in connection with the distribution of the contracts.

FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Annuity Account Five, American General Life Insurance Company ("AGL"), the life companies listed below and American International Group, Inc.

We are required to include additional life companies' financial statements in the Statement of Additional Information to reflect the effect of the Merger.

You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

The following financial statements are included in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     - Audited Financial Statements of Variable Annuity Account Five of SunAmerica Annuity and Life Assurance Company for the year ended April 30, 2012

     - Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009

     - Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010

     - Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010

     - Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009

     - Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010

     - Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     - Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

The consolidated financial statements of the Company (formerly SunAmerica Annuity and Life Assurance Company) should be considered only as bearing on the ability of the Company to meet its obligation under the contracts.

The following financial statements are included in this Statement of Additional
Information:

     - Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

On March 30, 2011, American International Group, Inc. and the Company entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any contracts referenced herein.

The following financial statements are incorporated by reference in this Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     - Consolidated Financial Statements and Financial Statement Schedules of American International Group's Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)

     - American International Group's Annual Report on Form 10-K for the year ended December 31, 2011

The following financial statements are also incorporated by reference in this Statement of Additional Information in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

     - Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group's Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

                         VARIABLE ANNUITY ACCOUNT FIVE

                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS

                            APRIL 30, 2012 AND 2011

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                            APRIL 30, 2012 AND 2011

                                    CONTENTS

Report of Independent Registered Public Accounting Firm                                  1
Statements of Assets and Liabilities, April 30, 2012                                     2
Schedules of Portfolio Investments, April 30, 2012                                      13
Statements of Operations, for the year ended April 30, 2012                             14
Statements of Changes in Net Assets, for the year ended April 30, 2012                  20
Statements of Changes in Net Assets, for the year ended April 30, 2011                  26
Notes to Financial Statements                                                           33

[GRAPHIC]

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of SunAmerica Annuity and Life Assurance Company and the Contractholders of its separate account, Variable Annuity Account Five

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the Variable Accounts constituting Variable Annuity Account Five (the "Separate Account"), a separate account of SunAmerica Annuity and Life Assurance Company, at April 30, 2012, the results of their operations for the year then ended and the changes in each of their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Separate Account's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at April 30, 2012 by correspondence with the custodians and transfer agents, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August  27,  2012

PricewaterhouseCoopers LLP, 350 South Grand Avenue, Los Angeles, CA 90071
T: (213) 356 6000, F: (813) 637 4444, www.pwc.com/us

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012

                                                                                                                      Diversified
                                               Balanced     Conservative                   Moderate        Cash          Fixed
                                                Growth         Growth         Growth        Growth      Management      Income
                                               Strategy       Strategy       Strategy      Strategy     Portfolio      Portfolio
                                              (Class 1)      (Class 1)      (Class 1)     (Class 1)     (Class 1)      (Class 1)
                                             -----------   -------------   -----------   -----------   -----------   ------------
Assets:
 Investments in Trusts, at net asset value   $23,163,549   $  20,434,106   $25,497,869   $27,870,952   $ 1,891,668   $  6,105,674
Liabilities:                                           -               -             -             -             -              -
                                             -----------   -------------   -----------   -----------   -----------   ------------
Net assets:                                  $23,163,549   $  20,434,106   $25,497,869   $27,870,952   $ 1,891,668   $  6,105,674
                                             ===========   =============   ===========   ===========   ===========   ============
 Accumulation units                          $22,857,322   $  20,408,204   $25,477,372   $27,737,137   $ 1,891,668   $  6,080,238
 Contracts in payout (annuitization) period      306,227          25,902        20,497       133,815             -         25,436
                                             -----------   -------------   -----------   -----------   -----------   ------------
  Total net assets                           $23,163,549   $  20,434,106   $25,497,869   $27,870,952   $ 1,891,668   $  6,105,674
                                             ===========   =============   ===========   ===========   ===========   ============
Accumulation units outstanding                 1,100,362         992,206     1,148,927     1,289,625       175,501        391,639
                                             ===========   =============   ===========   ===========   ===========   ============
                                                Focus      International    Large Cap    Large Cap
                                               Growth         Equity         Growth        Value
                                              Portfolio      Portfolio      Portfolio    Portfolio
                                              (Class 1)      (Class 1)      (Class 1)    (Class 1)
                                             ----------   --------------   ----------   ----------
Assets:
 Investments in Trusts, at net asset value   $1,673,953   $    3,266,745   $4,466,693   $4,701,869
Liabilities:                                          -                -            -            -
                                             ----------   --------------   ----------   ----------
Net assets:                                  $1,673,953   $    3,266,745   $4,466,693   $4,701,869
                                             ==========   ==============   ==========   ==========
 Accumulation units                          $1,673,953   $    3,250,676   $4,462,843   $4,680,705
 Contracts in payout (annuitization) period           -           16,069        3,850       21,164
                                             ----------   --------------   ----------   ----------
  Total net assets                           $1,673,953   $    3,266,745   $4,466,693   $4,701,869
                                             ==========   ==============   ==========   ==========
Accumulation units outstanding                  167,912          343,572      397,835      299,567
                                             ==========   ==============   ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                               Mid Cap      Mid Cap                   Balanced      Conservative
                                               Growth        Value      Small Cap      Growth          Growth         Growth
                                              Portfolio    Portfolio    Portfolio     Strategy        Strategy       Strategy
                                              (Class 1)    (Class 1)    (Class 1)     (Class 2)      (Class 2)      (Class 2)
                                             ----------   ----------   ----------   ------------   -------------   -----------
Assets:
 Investments in Trusts, at net asset value   $4,465,868   $3,669,683   $2,192,398   $100,421,278   $  78,704,438   $53,720,948
Liabilities:                                          -            -            -              -               -             -
                                             ----------   ----------   ----------   ------------   -------------   -----------
Net assets:                                  $4,465,868   $3,669,683   $2,192,398   $100,421,278   $  78,704,438   $53,720,948
                                             ==========   ==========   ==========   ============   =============   ===========
 Accumulation units                          $4,456,040   $3,649,331   $2,173,386   $100,189,240   $  78,552,094   $53,690,607
 Contracts in payout (annuitization) period       9,828       20,352       19,012        232,038         152,344        30,341
                                             ----------   ----------   ----------   ------------   -------------   -----------
  Total net assets                           $4,465,868   $3,669,683   $2,192,398   $100,421,278   $  78,704,438   $53,720,948
                                             ==========   ==========   ==========   ============   =============   ===========
Accumulation units outstanding                  203,074      143,121      162,480      4,954,484       3,965,069     2,509,594
                                             ==========   ==========   ==========   ============   =============   ===========
                                                                           Diversified
                                               Moderate         Cash          Fixed         Focus
                                                Growth       Management      Income         Growth
                                               Strategy      Portfolio      Portfolio     Portfolio
                                               (Class 2)     (Class 2)      (Class 2)     (Class 2)
                                             ------------   -----------   ------------   -----------
Assets:
 Investments in Trusts, at net asset value   $112,341,502   $19,938,518   $ 58,490,551   $48,297,233
Liabilities:                                            -             -              -             -
                                             ------------   -----------   ------------   -----------
Net assets:                                  $112,341,502   $19,938,518   $ 58,490,551   $48,297,233
                                             ============   ===========   ============   ===========
 Accumulation units                          $112,275,865   $19,917,933   $ 58,401,340   $48,244,716
 Contracts in payout (annuitization) period        65,637        20,585         89,211        52,517
                                             ------------   -----------   ------------   -----------
  Total net assets                           $112,341,502   $19,938,518   $ 58,490,551   $48,297,233
                                             ============   ===========   ============   ===========
Accumulation units outstanding                  5,402,278     1,919,113      3,923,275     5,014,614
                                             ============   ===========   ============   ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                                Focus       International    Large Cap     Large Cap      Mid Cap
                                                Value          Equity          Growth        Value         Growth
                                              Portfolio       Portfolio      Portfolio     Portfolio     Portfolio
                                              (Class 2)       (Class 2)      (Class 2)     (Class 2)     (Class 2)
                                             -----------   --------------   -----------   -----------   -----------
Assets:
 Investments in Trusts, at net asset value   $21,106,237   $   34,262,952   $45,444,872   $40,703,391   $31,878,711
Liabilities:                                           -                -             -             -             -
                                             -----------   --------------   -----------   -----------   -----------
Net assets:                                  $21,106,237   $   34,262,952   $45,444,872   $40,703,391   $31,878,711
                                             ===========   ==============   ===========   ===========   ===========
 Accumulation units                          $21,062,960   $   34,212,033   $45,400,315   $40,633,724   $31,813,646
 Contracts in payout (annuitization) period       43,277           50,919        44,557        69,667        65,065
                                             -----------   --------------   -----------   -----------   -----------
  Total net assets                           $21,106,237   $   34,262,952   $45,444,872   $40,703,391   $31,878,711
                                             ===========   ==============   ===========   ===========   ===========
Accumulation units outstanding                 1,295,861        3,724,711     4,180,611     2,705,830     1,500,029
                                             ===========   ==============   ===========   ===========   ===========
                                                                                Balanced
                                                  Mid Cap        Small Cap       Growth       Conservative
                                              Value Portfolio    Portfolio      Strategy     Growth Strategy    Growth Strategy
                                                 (Class 2)       (Class 2)     (Class 3)        (Class 3)          (Class 3)
                                             ----------------   -----------   -----------   ----------------   ----------------
Assets:
 Investments in Trusts, at net asset value   $     36,474,826   $28,642,097   $63,000,384   $     53,879,152   $     65,712,862
Liabilities:                                                -             -             -                  -                  -
                                             ----------------   -----------   -----------   ----------------   ----------------
Net assets:                                  $     36,474,826   $28,642,097   $63,000,384   $     53,879,152   $     65,712,862
                                             ================   ===========   ===========   ================   ================
 Accumulation units                          $     36,333,244   $28,573,213   $63,000,384   $     53,818,183   $     65,706,485
 Contracts in payout (annuitization) period           141,582        68,884             -             60,969              6,377
                                             ----------------   -----------   -----------   ----------------   ----------------
  Total net assets                           $     36,474,826   $28,642,097   $63,000,384   $     53,879,152   $     65,712,862
                                             ================   ===========   ===========   ================   ================
Accumulation units outstanding                      1,497,747     2,197,424     3,115,546          2,708,055          3,068,999
                                             ================   ===========   ===========   ================   ================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                                                                          Allocation
                                               Moderate     Allocation     Allocation      Moderate      Allocation
                                                Growth       Balanced        Growth         Growth        Moderate
                                               Strategy      Portfolio      Portfolio      Portfolio      Portfolio
                                              (Class 3)      (Class 3)      (Class 3)      (Class 3)      (Class 3)
                                             -----------   ------------   ------------   ------------   ------------
Assets:
 Investments in Trusts, at net asset value   $97,675,934   $174,425,206   $100,247,092   $480,596,436   $217,795,693
Liabilities:                                           -              -              -              -              -
                                             -----------   ------------   ------------   ------------   ------------
Net assets:                                  $97,675,934   $174,425,206   $100,247,092   $480,596,436   $217,795,693
                                             ===========   ============   ============   ============   ============
 Accumulation units                          $97,552,847   $174,425,206   $100,236,817   $480,596,436   $217,778,519
 Contracts in payout (annuitization) period      123,087              -         10,275              -         17,174
                                             -----------   ------------   ------------   ------------   ------------
  Total net assets                           $97,675,934   $174,425,206   $100,247,092   $480,596,436   $217,795,693
                                             ===========   ============   ============   ============   ============
Accumulation units outstanding                 4,696,566     14,471,200      8,876,775     41,967,167     18,430,053
                                             ===========   ============   ============   ============   ============
                                                            Diversified
                                                 Cash          Fixed         Focus         Focus       International
                                              Management      Income         Growth        Value          Equity
                                              Portfolio      Portfolio     Portfolio     Portfolio       Portfolio
                                              (Class 3)      (Class 3)     (Class 3)     (Class 3)       (Class 3)
                                             -----------   ------------   -----------   -----------   --------------
Assets:
 Investments in Trusts, at net asset value   $40,669,224   $ 45,714,545   $46,860,329   $19,363,148   $   32,511,807
Liabilities:                                           -              -             -             -                -
                                             -----------   ------------   -----------   -----------   --------------
Net assets:                                  $40,669,224   $ 45,714,545   $46,860,329   $19,363,148   $   32,511,807
                                             ===========   ============   ===========   ===========   ==============
 Accumulation units                          $40,636,770   $ 45,714,545   $46,843,330   $19,358,436   $   32,506,177
 Contracts in payout (annuitization) period       32,454              -        16,999         4,712            5,630
                                             -----------   ------------   -----------   -----------   --------------
  Total net assets                           $40,669,224   $ 45,714,545   $46,860,329   $19,363,148   $   32,511,807
                                             ===========   ============   ===========   ===========   ==============
Accumulation units outstanding                 3,929,672      3,096,563     4,871,618     1,194,208        3,545,304
                                             ===========   ============   ===========   ===========   ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                              Large Cap     Large Cap      Mid Cap       Mid Cap
                                                Growth        Value         Growth        Value       Real Return    Small Cap
                                              Portfolio     Portfolio     Portfolio     Portfolio      Portfolio     Portfolio
                                              (Class 3)     (Class 3)     (Class 3)     (Class 3)      (Class 3)     (Class 3)
                                             -----------   -----------   -----------   -----------   ------------   -----------
Assets:
 Investments in Trusts, at net asset value   $32,983,305   $27,939,494   $26,482,365   $28,463,669   $ 30,899,180   $22,407,345
Liabilities:                                           -             -             -             -              -             -
                                             -----------   -----------   -----------   -----------   ------------   -----------
Net assets:                                  $32,983,305   $27,939,494   $26,482,365   $28,463,669   $ 30,899,180   $22,407,345
                                             ===========   ===========   ===========   ===========   ============   ===========
 Accumulation units                          $32,983,305   $27,920,586   $26,472,274   $28,456,999   $ 30,897,512   $22,407,345
 Contracts in payout (annuitization) period            -        18,908        10,091         6,670          1,668             -
                                             -----------   -----------   -----------   -----------   ------------   -----------
  Total net assets                           $32,983,305   $27,939,494   $26,482,365   $28,463,669   $ 30,899,180   $22,407,345
                                             ===========   ===========   ===========   ===========   ============   ===========
Accumulation units outstanding                 3,036,580     1,864,175     1,245,343     1,175,408      2,576,433     1,722,016
                                             ===========   ===========   ===========   ===========   ============   ===========
                                                American        American
                                              Funds Global    Funds Growth    American Funds          VIP
                                              Growth SAST         SAST        Growth-Income        Contrafund
                                               Portfolio       Portfolio      SAST Portfolio       Portfolio
                                               (Class 3)       (Class 3)        (Class 3)      (Service Class 2)
                                             -------------   -------------   ---------------   -----------------
Assets:
 Investments in Trusts, at net asset value   $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
Liabilities:                                             -               -                 -                   -
                                             -------------   -------------   ---------------   -----------------
Net assets:                                  $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
                                             =============   =============   ===============   =================
 Accumulation units                          $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
 Contracts in payout (annuitization) period              -               -                 -                   -
                                             -------------   -------------   ---------------   -----------------
  Total net assets                           $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
                                             =============   =============   ===============   =================
Accumulation units outstanding                   1,034,490         571,462           884,703             909,940
                                             =============   =============   ===============   =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                                    VIP            VIP Investment
                                               Equity-Income         Grade Bond         VIP Mid Cap         VIP Overseas
                                                 Portfolio           Portfolio           Portfolio           Portfolio
                                             (Service Class 2)   (Service Class 2)   (Service Class 2)   (Service Class 2)
                                             -----------------   -----------------   -----------------   -----------------
Assets:
 Investments in Trusts, at net asset value   $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
Liabilities:                                                 -                   -                   -                   -
                                             -----------------   -----------------   -----------------   -----------------
Net assets:                                  $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
                                             =================   =================   =================   =================
 Accumulation units                          $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
 Contracts in payout (annuitization) period                  -                   -                   -                   -
                                             -----------------   -----------------   -----------------   -----------------
  Total net assets                           $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
                                             =================   =================   =================   =================
Accumulation units outstanding                       1,184,331           3,255,830           1,694,452           1,458,510
                                             =================   =================   =================   =================
                                               T. Rowe Price      T. Rowe Price
                                                 Blue Chip        Equity Income
                                              Growth Portfolio      Portfolio
                                                 (Class II)        (Class II)
                                             ------------------  ---------------
Assets:
 Investments in Trusts, at net asset value   $        5,245,710  $    11,683,720
Liabilities:                                                  -                -
                                             ------------------  ---------------
Net assets:                                  $        5,245,710  $    11,683,720
                                             ==================  ===============
 Accumulation units                          $        5,245,710  $    11,683,720
 Contracts in payout (annuitization) period                   -                -
                                             ------------------  ---------------
  Total net assets                           $        5,245,710  $    11,683,720
                                             ==================  ===============
Accumulation units outstanding                          461,494        1,209,527
                                             ==================  ===============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                             Expenses of 1.15%           Expenses of 1.40%         Expenses  of 1.52%        Expenses of  1.55%(1)
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                -  $          -   1,084,804  $      21.06        15,558  $      20.73            -  $          -
 Conservative Growth
  Strategy (Class 1)                -             -     970,952         20.60        21,254         20.28            -             -
 Growth Strategy
  (Class 1)                         -             -   1,134,483         22.20        14,444         21.85            -             -
 Moderate Growth
  Strategy (Class 1)                -             -   1,265,735         21.62        23,890         21.28            -             -
 Cash Management
  Portfolio (Class 1)               -             -     175,050         10.78           451         10.59            -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -     385,721         15.60         5,918         15.17            -             -
 Focus Growth
  Portfolio (Class 1)               -             -     165,374          9.98         2,538          9.28            -             -
 International Equity
  Portfolio (Class 1)               -             -     322,469          9.55        21,103          8.79            -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -     373,352         11.30        24,483         10.09            -             -
 Large Cap Value
  Portfolio (Class 1)               -             -     286,373         15.73        13,194         14.88            -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -     194,306         22.08         8,768         20.03            -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -     136,395         25.67         6,726         24.95            -             -
 Small Cap
  Portfolio (Class 1)               -             -     157,769         13.51         4,711         12.83            -             -
 Balanced Growth
  Strategy (Class 2)                -             -   1,354,480         20.69             -             -      420,004         20.36
 Conservative Growth
  Strategy (Class 2)                -             -   1,106,691         20.24             -             -      291,244         20.12
 Growth Strategy
  (Class 2)                         -             -     712,083         21.81             -             -      207,913         21.67
 Moderate Growth
  Strategy (Class 2)                -             -   1,344,340         21.24             -             -      448,031         20.92
 Cash Management
  Portfolio (Class 2)               -             -     405,253         10.60             -             -      446,910         10.46
 Diversified Fixed
  Income Portfolio
  (Class 2)                         -             -     814,030         15.33             -             -      479,612         14.74
 Focus Growth
  Portfolio (Class 2)               -             -   1,588,849          9.81             -             -      387,544          9.70
 Focus Value
  Portfolio (Class 2)               -             -     356,122         16.60             -             -      137,065         16.27
 International Equity
  Portfolio (Class 2)               -             -     647,850          9.39             -             -      766,546          9.26
 Large Cap Growth
  Portfolio (Class 2)               -             -     798,455         11.10             -             -      814,194         10.96
 Large Cap Value
  Portfolio (Class 2)               -             -     530,915         15.47             -             -      504,464         14.89
 Mid Cap Growth
  Portfolio (Class 2)               -             -     315,363         21.70             -             -      158,245         21.49
 Mid Cap Value
  Portfolio (Class 2)               -             -     302,773         25.24             -             -      224,973         23.50
 Small Cap
  Portfolio (Class 2)               -             -     483,014         13.28             -             -      437,759         13.15
 Balanced Growth
  Strategy (Class 3)           32,035         20.81   1,321,711         20.52             -             -            -             -
 Conservative Growth
  Strategy (Class 3)           41,003         20.32   1,319,410         20.06             -             -            -             -
 Growth Strategy
  (Class 3)                   100,233         21.91   1,253,312         21.63             -             -            -             -
 Moderate Growth
  Strategy (Class 3)          111,851         21.36   2,019,640         21.08             -             -            -             -
 Allocation Balanced
  Portfolio (Class 3)         352,294         12.33   4,947,078         12.18             -             -      525,720         12.05
 Allocation Growth
  Portfolio (Class 3)          91,524         11.57   3,090,314         11.40             -             -      828,562         11.28
 Allocation Moderate
  Growth Portfolio
  (Class 3)                   808,291         11.74  11,930,410         11.57             -             -    1,426,556         11.45
 Allocation Moderate
  Portfolio (Class 3)         348,463         12.12   4,990,357         11.96             -             -      773,223         11.83
 Cash Management
  Portfolio (Class 3)          54,267         10.64   1,242,729         10.51             -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 3)                    26,532         15.38   1,043,986         15.22             -             -            -             -
 Focus Growth
  Portfolio (Class 3)          77,957          9.87   2,100,761          9.73             -             -            -             -
 Focus Value
  Portfolio (Class 3)           6,320         16.68     524,877         16.46             -             -            -             -
 International Equity
  Portfolio (Class 3)          14,661          9.43   1,327,042          9.31             -             -            -             -
 Large Cap Growth
  Portfolio (Class 3)           1,271         11.12   1,264,183         11.02             -             -            -             -
 Large Cap Value
  Portfolio (Class 3)          17,181         15.55     751,918         15.34             -             -            -             -
 Mid Cap Growth
  Portfolio (Class 3)          12,227         21.83     541,151         21.53             -             -            -             -
 Mid Cap Value
  Portfolio (Class 3)          10,873         25.32     529,928         25.03             -             -            -             -
 Real Return
  Portfolio (Class 3)          15,260         12.33     581,970         12.17             -             -      269,248         12.04
 Small Cap
  Portfolio (Class 3)           6,354         13.33     763,509         13.18             -             -            -             -

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio        10,299  $      11.70     334,633  $      11.54             -  $          -            -  $          -
 American Funds Growth
  SAST Portfolio                6,286         11.23     179,522         11.07             -             -            -             -
 American Funds Growth
  -Income SAST Portfolio        9,820         10.34     252,457         10.19             -             -            -             -

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                     9,277  $      10.02     295,187  $       9.92             -  $          -            -  $          -
 VIP Equity-Income
  Portfolio                    13,187          9.24     355,962          9.15             -             -            -             -
 VIP Investment Grade
  Bond Portfolio               28,508         12.40   1,112,698         12.28             -             -            -             -
 VIP Mid Cap Portfolio         20,983         10.89     562,971         10.74             -             -            -             -
 VIP Overseas Portfolio        20,999          7.55     438,839          7.48             -             -            -             -

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio         3,352  $      11.53     187,581  $      11.43             -  $          -            -  $          -
 T. Rowe Price Equity
  Income Portfolio             16,474          9.84     379,621          9.73             -             -            -             -

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                             Expenses of 1.55%(2)         Expenses of 1.65%         Expenses  of 1.70%(1)     Expenses of  1.70%(3)
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                - $           -            - $           -            - $           -            - $           -
 Conservative Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Growth Strategy
  (Class 1)                         -             -            -             -            -             -            -             -
 Moderate Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Cash Management
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -            -             -            -             -            -             -
 Focus Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 International Equity
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Small Cap
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Balanced Growth
  Strategy (Class 2)                -             -    2,792,871         20.10      268,793         20.03            -             -
 Conservative Growth
  Strategy (Class 2)                -             -    2,240,398         19.66      198,924         19.79            -             -
 Growth Strategy
  (Class 2)                         -             -    1,427,700         21.19      126,162         21.33            -             -
 Moderate Growth
  Strategy (Class 2)                -             -    3,152,829         20.64      323,342         20.56            -             -
 Cash Management
  Portfolio (Class 2)               -             -      733,329         10.30      284,189         10.28            -             -
 Diversified Fixed
  Income Portfolio
  (Class 2)                         -             -    2,054,204         14.90      495,158         14.54            -             -
 Focus Growth
  Portfolio (Class 2)               -             -    2,567,224          9.53      389,374          9.55            -             -
 Focus Value
  Portfolio (Class 2)               -             -      654,039         16.17      120,102         16.18            -             -
 International Equity
  Portfolio (Class 2)               -             -    1,739,739          9.14      450,532          9.12            -             -
 Large Cap Growth
  Portfolio (Class 2)               -             -    2,069,398         10.78      384,229         10.80            -             -
 Large Cap Value
  Portfolio (Class 2)               -             -    1,418,912         15.03      184,487         14.66            -             -
 Mid Cap Growth
  Portfolio (Class 2)               -             -      847,795         21.09      132,461         21.15            -             -
 Mid Cap Value
  Portfolio (Class 2)               -             -      813,424         24.52      119,641         23.14            -             -
 Small Cap
  Portfolio (Class 2)               -             -      966,122         12.91      235,220         12.96            -             -
 Balanced Growth
  Strategy (Class 3)          845,342         20.18      554,358         19.93            -             -       19,022         19.88
 Conservative Growth
  Strategy (Class 3)          756,832         19.97      267,587         19.51            -             -       48,273         19.66
 Growth Strategy
  (Class 3)                   900,893         21.48      342,899         21.04            -             -       50,574         21.17
 Moderate Growth
  Strategy (Class 3)        1,226,380         20.75      859,450         20.48            -             -       18,929         20.42
 Allocation Balanced
  Portfolio (Class 3)       5,506,194         12.05      329,833         11.96      499,700         11.92       77,877         11.92
 Allocation Growth
  Portfolio (Class 3)       2,957,506         11.28       82,624         11.20      727,308         11.16      125,608         11.16
 Allocation Moderate
  Growth Portfolio
  (Class 3)                18,310,704         11.45    1,220,336         11.37    1,260,002         11.33       58,227         11.33
 Allocation Moderate
  Portfolio (Class 3)       7,285,521         11.83      633,969         11.74    1,015,289         11.70       13,366         11.70
 Cash Management
  Portfolio (Class 3)       1,970,623         10.33      148,466         10.21            -             -       13,861         10.21
 Diversified Fixed
  Income Portfolio
  (Class 3)                   979,982         14.59      281,866         14.78            -             -      258,094         14.39
 Focus Growth
  Portfolio (Class 3)       1,395,678          9.63      749,607          9.46            -             -       17,009          9.47
 Focus Value
  Portfolio (Class 3)         364,437         16.13      156,786         16.02            -             -        8,151         15.84
 International Equity
  Portfolio (Class 3)       1,266,191          9.15      231,757          9.06            -             -       46,709          9.06
 Large Cap Growth
  Portfolio (Class 3)         870,550         10.87      347,885         10.70            -             -       70,941         10.72
 Large Cap Value
  Portfolio (Class 3)         629,238         14.78      180,905         14.91            -             -       38,345         14.52
 Mid Cap Growth
  Portfolio (Class 3)         333,960         21.31      150,011         20.92            -             -       24,201         20.95
 Mid Cap Value
  Portfolio (Class 3)         339,225         23.29      127,014         24.32            -             -       15,610         22.86
 Real Return
  Portfolio (Class 3)         639,494         12.04       77,119         11.94      282,673         11.90      310,154         11.91
 Small Cap
  Portfolio (Class 3)         454,436         13.04      217,909         12.80            -             -       27,237         12.81

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio       434,407 $       11.45       84,772 $       11.37            - $           -            - $           -
 American Funds Growth
  SAST Portfolio              270,531         10.98       39,469         10.92            -             -            -             -
 American Funds Growth
  -Income SAST Portfolio      415,577         10.11       73,197         10.06            -             -            -             -

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                   405,910 $        9.85       65,136 $        9.81            - $           -            - $           -
 VIP Equity-Income
  Portfolio                   545,347          9.09       57,746          9.06            -             -            -             -
 VIP Investment Grade
  Bond Portfolio            1,459,129         12.19      162,179         12.15            -             -            -             -
 VIP Mid Cap Portfolio        741,533         10.68      103,686         10.64            -             -            -             -
 VIP Overseas Portfolio       683,463          7.43       65,063          7.40            -             -            -             -

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio       165,677 $       11.35       49,277 $       11.32            - $           -            - $           -
 T. Rowe Price Equity
  Income Portfolio            525,430          9.64       80,574          9.62            -             -            -             -

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                             Expenses of 1.75%            Expenses of 1.80%        Expenses  of 1.85%          Expenses of  1.90%
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                - $           -            - $           -            - $           -            - $           -
 Conservative Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Growth Strategy
  (Class 1)                         -             -            -             -            -             -            -             -
 Moderate Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Cash Management
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -            -             -            -             -            -             -
 Focus Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 International Equity
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Small Cap
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Balanced Growth
  Strategy (Class 2)                -             -            -             -            -             -            -             -
 Conservative Growth
  Strategy (Class 2)                -             -            -             -            -             -            -             -
 Growth Strategy
  (Class 2)                         -             -            -             -            -             -            -             -
 Moderate Growth
  Strategy (Class 2)                -             -            -             -            -             -            -             -
 Cash Management
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 2)                         -             -            -             -            -             -            -             -
 Focus Growth
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Focus Value
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 International Equity
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Large Cap Growth
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Large Cap Value
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Mid Cap Growth
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Mid Cap Value
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Small Cap
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Balanced Growth
  Strategy (Class 3)          140,588         19.64      135,302         19.72        3,473         19.76        3,988         19.81
 Conservative Growth
  Strategy (Class 3)           80,836         19.44      126,907         19.28        1,493         19.27        4,072         19.43
 Growth Strategy
  (Class 3)                   187,058         20.93      193,511         20.77          457         20.79        4,551         20.93
 Moderate Growth
  Strategy (Class 3)          195,764         20.12      213,688         20.27        2,123         20.26        4,691         20.33
 Allocation Balanced
  Portfolio (Class 3)       1,123,591         11.83      483,981         11.83       43,853         11.88       98,046         11.87
 Allocation Growth
  Portfolio (Class 3)         285,479         11.11      529,389         11.08            9         11.09        1,758         11.10
 Allocation Moderate
  Growth Portfolio
  (Class 3)                 4,899,443         11.28    1,133,786         11.24       70,210         11.28      370,750         11.27
 Allocation Moderate
  Portfolio (Class 3)       2,188,359         11.63      585,867         11.62      118,920         11.65      119,765         11.64
 Cash Management
  Portfolio (Class 3)         223,595         10.08       99,459         10.11       39,671         10.10       62,785         10.11
 Diversified Fixed
  Income Portfolio
  (Class 3)                   213,373         14.17      201,854         14.59           29         14.49          315         14.87
 Focus Growth
  Portfolio (Class 3)         245,024          9.35      247,011          9.36        7,680          9.37           26          9.52
 Focus Value
  Portfolio (Class 3)          77,682         15.67       45,269         15.81            8         15.65            4         16.22
 International Equity
  Portfolio (Class 3)         403,981          8.99      220,373          8.95        3,146          8.98            6          9.16
 Large Cap Growth
  Portfolio (Class 3)         236,070         10.62      218,957         10.58           33         10.51           13         10.67
 Large Cap Value
  Portfolio (Class 3)          79,619         14.37      134,723         14.75           14         14.77            4         15.11
 Mid Cap Growth
  Portfolio (Class 3)          61,131         20.75      114,227         20.69          890         20.73            4         21.18
 Mid Cap Value
  Portfolio (Class 3)          47,863         22.61       90,375         24.06          731         24.08            3         24.60
 Real Return
  Portfolio (Class 3)         194,721         11.79       97,685         11.82          136         11.75            5         11.93
 Small Cap
  Portfolio (Class 3)         114,966         12.67      122,199         12.66           25         12.56            6         12.99

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio       101,962 $       11.36       44,926 $       11.28        4,111 $       11.29       13,694 $       11.23
 American Funds Growth
  SAST Portfolio               51,277         10.88       13,349         10.83        1,637         10.82        5,737         10.79
 American Funds Growth
  -Income SAST Portfolio       86,022         10.03       27,711          9.96        2,954          9.98        9,731          9.94

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                    73,541 $        9.77       43,906 $        9.77        2,561 $        9.74        9,220 $        9.74
 VIP Equity-Income
  Portfolio                   131,746          9.02       43,271          9.02        6,454          8.99       20,907          8.99
 VIP Investment Grade
  Bond Portfolio              288,046         12.10      133,974         12.10       15,680         12.05       35,253         12.04
 VIP Mid Cap Portfolio        164,725         10.59       48,369         10.59        9,217         10.56       29,250         10.53
 VIP Overseas Portfolio       159,425          7.37       45,134          7.37        7,267          7.35       26,278          7.34

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio        32,352 $       11.27       15,573 $       11.24        1,069 $       11.22        4,232 $       11.21
 T. Rowe Price Equity
  Income Portfolio            129,496          9.58       40,913          9.58        6,156          9.56       20,190          9.56

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                           Expenses of 1.95%(1)         Expenses of 1.95%(3)       Expenses  of 2.00%         Expenses of  2.05%
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                - $           -            - $           -            - $            -           - $           -
 Conservative Growth
  Strategy (Class 1)                -             -            -             -            -              -           -             -
 Growth Strategy
  (Class 1)                         -             -            -             -            -              -           -             -
 Moderate Growth
  Strategy (Class 1)                -             -            -             -            -              -           -             -
 Cash Management
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -            -             -            -              -           -             -
 Focus Growth
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 International Equity
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Large Cap Value
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Small Cap
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Balanced Growth
  Strategy (Class 2)          118,336         19.59            -             -            -              -           -             -
 Conservative Growth
  Strategy (Class 2)          127,812         19.31            -             -            -              -           -             -
 Growth Strategy
  (Class 2)                    35,736         20.78            -             -            -              -           -             -
 Moderate Growth
  Strategy (Class 2)          133,736         20.05            -             -            -              -           -             -
 Cash Management
  Portfolio (Class 2)          49,432         10.03            -             -            -              -           -             -
 Diversified Fixed
  Income Portfolio
  (Class 2)                    80,271         14.13            -             -            -              -           -             -
 Focus Growth
  Portfolio (Class 2)          81,623          9.29            -             -            -              -           -             -
 Focus Value
  Portfolio (Class 2)          28,533         15.59            -             -            -              -           -             -
 International Equity
  Portfolio (Class 2)         120,044          8.92            -             -            -              -           -             -
 Large Cap Growth
  Portfolio (Class 2)         114,335         10.50            -             -            -              -           -             -
 Large Cap Value
  Portfolio (Class 2)          67,052         14.25            -             -            -              -           -             -
 Mid Cap Growth
  Portfolio (Class 2)          46,165         20.64            -             -            -              -           -             -
 Mid Cap Value
  Portfolio (Class 2)          36,936         22.53            -             -            -              -           -             -
 Small Cap
  Portfolio (Class 2)          75,309         12.60            -             -            -              -           -             -
 Balanced Growth
  Strategy (Class 3)                -             -       43,927         19.23       15,773          19.33          13         19.31
 Conservative Growth
  Strategy (Class 3)                -             -       43,689         18.84       17,932          19.08           7         18.19
 Growth Strategy
  (Class 3)                         -             -        9,296         20.19       26,190          20.63          11         20.25
 Moderate Growth
  Strategy (Class 3)                -             -       18,398         19.64       25,627          19.83          11         19.80
 Allocation Balanced
  Portfolio (Class 3)         159,454         11.70      187,479         11.70      106,825          11.64      23,702         11.53
 Allocation Growth
  Portfolio (Class 3)         114,891         10.96        8,520         10.96       29,342          10.95       3,915         10.91
 Allocation Moderate
  Growth Portfolio
  (Class 3)                   272,959         11.12       31,504         11.12      141,819          11.13      32,145         11.04
 Allocation Moderate
  Portfolio (Class 3)         171,463         11.49       17,915         11.49      126,726          11.46       5,771         11.36
 Cash Management
  Portfolio (Class 3)               -             -       25,143          9.97       49,046           9.89           9          9.55
 Diversified Fixed
  Income Portfolio
  (Class 3)                         -             -       84,140         14.06        6,368          13.92           8         13.94
 Focus Growth
  Portfolio (Class 3)               -             -        9,956          9.04       19,312           9.17       1,483          9.09
 Focus Value
  Portfolio (Class 3)               -             -        8,363         15.27        2,283          15.40          12         15.47
 International Equity
  Portfolio (Class 3)               -             -       17,381          8.75       12,052           8.83       1,976          8.78
 Large Cap Growth
  Portfolio (Class 3)               -             -       19,734         10.34        6,853          10.41          31         10.20
 Large Cap Value
  Portfolio (Class 3)               -             -       27,517         14.08        4,676          14.13          14         14.51
 Mid Cap Growth
  Portfolio (Class 3)               -             -        5,389         20.27        2,124          20.43          11         20.34
 Mid Cap Value
  Portfolio (Class 3)               -             -       11,006         22.07        2,757          22.21           9         23.45
 Real Return
  Portfolio (Class 3)          31,741         11.68       68,947         11.69        6,512          11.60         747         11.52
 Small Cap
  Portfolio (Class 3)               -             -        8,377         12.37        5,367          12.45       1,604         12.46

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio             - $           -            - $           -        4,452 $        11.24          15 $       11.12
 American Funds Growth
  SAST Portfolio                    -             -            -             -        1,838          10.77       1,190         10.66
 American Funds Growth
  -Income SAST Portfolio            -             -            -             -        4,888           9.93       1,292          9.82

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                         - $           -            - $           -        2,972 $         9.69       1,291 $        9.67
 VIP Equity-Income
  Portfolio                         -             -            -             -        7,527           8.93          10          9.06
 VIP Investment Grade
  Bond Portfolio                    -             -            -             -       15,087          11.98          10         11.79
 VIP Mid Cap Portfolio              -             -            -             -       10,166          10.49          10          9.99
 VIP Overseas Portfolio             -             -            -             -       10,081           7.30          10          7.40

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio             - $           -            - $           -        1,464 $        11.16          28 $       11.06
 T. Rowe Price Equity
  Income Portfolio                  -             -            -             -        6,847           9.48       1,340          9.45

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                   Contracts With Total          Contracts With Total
                                    Expenses  of 2.20%            Expenses of  2.30%
                               ---------------------------  ----------------------------
                               Accumulation  Unit value of  Accumulation   Unit value of
                                   units     accumulation       units       accumulation
Variable Accounts              outstanding      units        outstanding       units
----------------------------   ------------  -------------  -------------  -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                      -  $           -              -  $           -
 Conservative Growth
  Strategy (Class 1)                      -              -              -              -
 Growth Strategy
  (Class 1)                               -              -              -              -
 Moderate Growth
  Strategy (Class 1)                      -              -              -              -
 Cash Management
  Portfolio (Class 1)                     -              -              -              -
 Diversified Fixed
  Income Portfolio
  (Class 1)                               -              -              -              -
 Focus Growth
  Portfolio (Class 1)                     -              -              -              -
 International Equity
  Portfolio (Class 1)                     -              -              -              -
 Large Cap Growth
  Portfolio (Class 1)                     -              -              -              -
 Large Cap Value
  Portfolio (Class 1)                     -              -              -              -
 Mid Cap Growth
  Portfolio (Class 1)                     -              -              -              -
 Mid Cap Value
  Portfolio (Class 1)                     -              -              -              -
 Small Cap
  Portfolio (Class 1)                     -              -              -              -
 Balanced Growth
  Strategy (Class 2)                      -              -              -              -
 Conservative Growth
  Strategy (Class 2)                      -              -              -              -
 Growth Strategy
  (Class 2)                               -              -              -              -
 Moderate Growth
  Strategy (Class 2)                      -              -              -              -
 Cash Management
  Portfolio (Class 2)                     -              -              -              -
 Diversified Fixed
  Income Portfolio
  (Class 2)                               -              -              -              -
 Focus Growth
  Portfolio (Class 2)                     -              -              -              -
 Focus Value
  Portfolio (Class 2)                     -              -              -              -
 International Equity
  Portfolio (Class 2)                     -              -              -              -
 Large Cap Growth
  Portfolio (Class 2)                     -              -              -              -
 Large Cap Value
  Portfolio (Class 2)                     -              -              -              -
 Mid Cap Growth
  Portfolio (Class 2)                     -              -              -              -
 Mid Cap Value
  Portfolio (Class 2)                     -              -              -              -
 Small Cap
  Portfolio (Class 2)                     -              -              -              -
 Balanced Growth
  Strategy (Class 3)                      7          18.81              7          19.22
 Conservative Growth
  Strategy (Class 3)                      7          18.54              7          18.86
 Growth Strategy
  (Class 3)                               7          20.13              7          20.34
 Moderate Growth
  Strategy (Class 3)                      7          19.30              7          19.76
 Allocation Balanced
  Portfolio (Class 3)                    11          11.45          5,562          11.72
 Allocation Growth
  Portfolio (Class 3)                    13          10.83             13          10.93
 Allocation Moderate
  Growth Portfolio
  (Class 3)                              12          11.00             13          11.12
 Allocation Moderate
  Portfolio (Class 3)                    12          11.31         35,067          11.49
 Cash Management
  Portfolio (Class 3)                     9           9.54              9           9.78
 Diversified Fixed
  Income Portfolio
  (Class 3)                               8          13.56              8          14.34
 Focus Growth
  Portfolio (Class 3)                    56           9.07             58           9.28
 Focus Value
  Portfolio (Class 3)                     8          15.17              8          15.57
 International Equity
  Portfolio (Class 3)                    14           8.73             15           8.87
 Large Cap Growth
  Portfolio (Class 3)                    29          10.25             30          10.42
 Large Cap Value
  Portfolio (Class 3)                    10          13.96             11          14.61
 Mid Cap Growth
  Portfolio (Class 3)                     8          20.27              9          20.52
 Mid Cap Value
  Portfolio (Class 3)                     7          21.94              7          23.79
 Real Return
  Portfolio (Class 3)                    10          11.38             11          11.71
 Small Cap
  Portfolio (Class 3)                    13          12.34             14          12.56

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio                  13  $       11.12          1,206  $       11.10
 American Funds Growth
  SAST Portfolio                         14          10.67            612          10.66
 American Funds Growth
  -Income SAST Portfolio                 14           9.82          1,040           9.81

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                              16  $        9.50            923  $        9.62
 VIP Equity-Income
  Portfolio                              17           8.75          2,157           8.87
 VIP Investment Grade
  Bond Portfolio                         10          11.72          5,256          11.87
 VIP Mid Cap Portfolio                   15          10.19          3,527          10.39
 VIP Overseas Portfolio                  18           7.16          1,933           7.24

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio                  15  $       11.01            874  $       11.04
 T. Rowe Price Equity
  Income Portfolio                       16           9.28          2,470           9.43


(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II,
    Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF PORTFOLIO INVESTMENTS
                                 APRIL 30, 2012

                                                                      Net Asset
                                                                       Value       Net Asset
Variable Accounts                                            Shares   Per Share      Value           Cost      Level (Note A)
----------------------------------------------------------  --------- ----------  ------------  -------------- -------------
SEASONS SERIES TRUST:
 Balanced Growth Strategy (Class 1):
  Asset Allocation: Diversified Growth Portfolio (Class 1)    565,006 $    10.23  $  5,781,223 $     4,358,024             1
  Multi-Managed Income/Equity Portfolio (Class 1)             996,428      12.78    12,737,264      11,764,938             1
  Stock Portfolio (Class 1)                                   266,055      17.46     4,645,062       2,746,323             1
                                                                                  ------------  --------------
                                                                                    23,163,549      18,869,285
                                                                                  ------------  --------------
 Conservative Growth Strategy (Class 1)
  Asset Allocation: Diversified Growth Portfolio (Class 1)    497,903      10.23     5,094,616       3,779,936             1
  Multi-Managed Income Portfolio (Class 1)                    971,729      12.63    12,269,650      11,449,009             1
  Stock Portfolio (Class 1)                                   175,831      17.46     3,069,840       1,856,943             1
                                                                                  ------------  --------------
                                                                                    20,434,106      17,085,888
                                                                                  ------------  --------------
 Growth Strategy (Class 1)
  Asset Allocation: Diversified Growth Portfolio (Class 1)    623,968      10.23     6,384,532       5,706,865             1
  Multi-Managed Growth Portfolio (Class 1)                    757,195      16.77    12,700,132      10,728,737             1
  Stock Portfolio (Class 1)                                   367,329      17.46     6,413,205       4,529,409             1
                                                                                  ------------  --------------
                                                                                    25,497,869      20,965,011
                                                                                  ------------  --------------
 Moderate Growth Strategy (Class 1)
  Asset Allocation: Diversified Growth Portfolio (Class 1)    681,286      10.23     6,971,019       5,795,415             1
  Multi-Managed Moderate Growth Portfolio (Class 1)         1,062,851      14.39    15,298,372      13,739,445             1
  Stock Portfolio (Class 1)                                   320,840      17.46     5,601,561       3,496,493             1
                                                                                  ------------  --------------
                                                                                    27,870,952      23,031,353
                                                                                  ------------  --------------
 Cash Management Portfolio (Class 1)                          176,395      10.72     1,891,668       1,901,189             1
 Diversified Fixed Income Portfolio (Class 1)                 506,592      12.05     6,105,674       5,740,632             1
 Focus Growth Portfolio (Class 1)                             162,063      10.33     1,673,953       1,540,765             1
 International Equity Portfolio (Class 1)                     445,025       7.34     3,266,745       2,995,537             1
 Large Cap Growth Portfolio (Class 1)                         406,090      11.00     4,466,693       3,524,656             1
 Large Cap Value Portfolio (Class 1)                          397,031      11.84     4,701,869       4,437,688             1
 Mid Cap Growth Portfolio (Class 1)                           339,467      13.16     4,465,868       2,963,415             1
 Mid Cap Value Portfolio (Class 1)                            257,835      14.23     3,669,683       2,839,042             1
 Small Cap Portfolio (Class 1)                                217,431      10.08     2,192,398       1,798,971             1
 Balanced Growth Strategy (Class 2):
  Asset Allocation: Diversified Growth Portfolio (Class 2)  2,451,730      10.22    25,062,491      17,676,470             1
  Multi-Managed Income/Equity Portfolio (Class 2)           4,328,424      12.76    55,219,783      50,075,973             1
  Stock Portfolio (Class 2)                                 1,165,756      17.28    20,139,004      11,369,378             1
                                                                                  ------------  --------------
                                                                                   100,421,278      79,121,821
                                                                                  ------------  --------------
 Conservative Growth Strategy (Class 2)
  Asset Allocation: Diversified Growth Portfolio (Class 2)  1,919,423      10.22    19,621,051      15,328,107             1
  Multi-Managed Income Portfolio (Class 2)                  3,750,894      12.60    47,258,967      43,986,974             1
  Stock Portfolio (Class 2)                                   684,462      17.28    11,824,420       7,723,890             1
                                                                                  ------------  --------------
                                                                                    78,704,438      67,038,971
                                                                                  ------------  --------------
 Growth Strategy (Class 2)
  Asset Allocation: Diversified Growth Portfolio (Class 2)  1,315,899      10.22    13,451,611      10,782,890             1
  Multi-Managed Growth Portfolio (Class 2)                  1,597,502      16.75    26,757,302      20,448,710             1
  Stock Portfolio (Class 2)                                   782,151      17.28    13,512,035       8,433,087             1
                                                                                  ------------  --------------
                                                                                    53,720,948      39,664,687
                                                                                  ------------  --------------
 Moderate Growth Strategy (Class 2)
  Asset Allocation: Diversified Growth Portfolio (Class 2)  2,748,821      10.22    28,099,465      20,579,409             1
  Multi-Managed Moderate Growth Portfolio (Class 2)         4,292,108      14.37    61,663,076      53,662,843             1
  Stock Portfolio (Class 2)                                 1,306,994      17.28    22,578,961      12,870,839             1
                                                                                  ------------  --------------
                                                                                   112,341,502      87,113,091
                                                                                  ------------  --------------
 Cash Management Portfolio (Class 2)                        1,868,693      10.67    19,938,518      20,007,601             1
 Diversified Fixed Income Portfolio (Class 2)               4,864,212      12.02    58,490,551      54,627,001             1
 Focus Growth Portfolio (Class 2)                           4,764,815      10.14    48,297,233      39,554,775             1
 Focus Value Portfolio (Class 2)                            1,760,682      11.99    21,106,237      20,465,157             1
 International Equity Portfolio (Class 2)                   4,665,544       7.34    34,262,952      32,631,632             1
 Large Cap Growth Portfolio (Class 2)                       4,188,190      10.85    45,444,872      35,174,476             1
 Large Cap Value Portfolio (Class 2)                        3,442,435      11.82    40,703,391      36,344,607             1
 Mid Cap Growth Portfolio (Class 2)                         2,480,346      12.85    31,878,711      20,791,364             1
 Mid Cap Value Portfolio (Class 2)                          2,569,209      14.20    36,474,826      30,215,871             1
 Small Cap Portfolio (Class 2)                              2,893,129       9.90    28,642,097      22,716,102             1
 Balanced Growth Strategy (Class 3):
  Asset Allocation: Diversified Growth Portfolio (Class 3)  1,540,803      10.20    15,722,614      11,611,526             1
  Multi-Managed Income/Equity Portfolio (Class 3)           2,720,415      12.74    34,645,387      31,570,368             1
  Stock Portfolio (Class 3)                                   735,646      17.17    12,632,383       7,614,960             1
                                                                                  ------------  --------------
                                                                                    63,000,384      50,796,854
                                                                                  ------------  --------------
 Conservative Growth Strategy (Class 3)
  Asset Allocation: Diversified Growth Portfolio (Class 3)  1,316,468      10.20    13,433,460      11,794,924             1
  Multi-Managed Income Portfolio (Class 3)                  2,572,541      12.58    32,350,505      31,456,178             1
  Stock Portfolio (Class 3)                                   471,423      17.17     8,095,187       6,296,152             1
                                                                                  ------------  --------------
                                                                                    53,879,152      49,547,254
                                                                                  ------------  --------------
 Growth Strategy (Class 3)
  Asset Allocation: Diversified Growth Portfolio (Class 3)  1,612,536      10.20    16,454,583      13,727,570             1
  Multi-Managed Growth Portfolio (Class 3)                  1,957,714      16.72    32,729,923      27,757,757             1
  Stock Portfolio (Class 3)                                   962,528      17.17    16,528,356      11,104,239             1
                                                                                  ------------  --------------
                                                                                    65,712,862      52,589,566
                                                                                  ------------  --------------
 Moderate Growth Strategy (Class 3)
  Asset Allocation: Diversified Growth Portfolio (Class 3)  2,394,112      10.20    24,429,921      20,369,549             1
  Multi-Managed Moderate Growth Portfolio (Class 3)         3,738,822      14.34    53,614,788      48,752,563             1
  Stock Portfolio (Class 3)                                 1,143,223      17.17    19,631,225      12,854,822             1
                                                                                  ------------  --------------
                                                                                    97,675,934      81,976,934
                                                                                  ------------  --------------
 Allocation Balanced Portfolio (Class 3)                   15,537,351      11.23   174,425,206     153,402,400             1
 Allocation Growth Portfolio (Class 3)                     10,208,618       9.82   100,247,092      98,135,605             1
 Allocation Moderate Growth Portfolio (Class 3)            44,097,307      10.90   480,596,436     453,980,710             1
 Allocation Moderate Portfolio (Class 3)                   20,046,841      10.86   217,795,693     195,194,391             1
 Cash Management Portfolio (Class 3)                        3,824,957      10.63    40,669,224      40,902,987             1
 Diversified Fixed Income Portfolio (Class 3)               3,816,384      11.98    45,714,545      43,157,231             1
 Focus Growth Portfolio (Class 3)                           4,671,818      10.03    46,860,329      40,164,850             1
 Focus Value Portfolio (Class 3)                            1,620,143      11.95    19,363,148      20,609,269             1
 International Equity Portfolio (Class 3)                   4,438,621       7.32    32,511,807      33,416,411             1
 Large Cap Growth Portfolio (Class 3)                       3,060,254      10.78    32,983,305      26,124,070             1
 Large Cap Value Portfolio (Class 3)                        2,366,321      11.81    27,939,494      26,452,225             1
 Mid Cap Growth Portfolio (Class 3)                         2,086,592      12.69    26,482,365      18,833,084             1
 Mid Cap Value Portfolio (Class 3)                          2,008,754      14.17    28,463,669      23,590,207             1
 Real Return Portfolio (Class 3)                            3,001,068      10.30    30,899,180      28,268,598             1
 Small Cap Portfolio (Class 3)                              2,288,364       9.79    22,407,345      17,869,064             1

SUNAMERICA SERIES TRUST (Class 3):
 American Funds Global Growth SAST Portfolio                1,049,711 $    11.29  $ 11,848,654 $    10,152,266             1
 American Funds Growth SAST Portfolio                         589,887      10.65     6,281,349       5,307,943             1
 American Funds Growth-Income SAST Portfolio                  896,476       9.98     8,947,934       7,567,897             1

FIDELITY VARIABLE INSURANCE PRODUCTS (Service Class 2):
 VIP Contrafund Portfolio                                     351,345 $    25.54  $  8,973,348 $     7,549,869             1
 VIP Equity-Income Portfolio                                  547,143      19.69    10,773,246       8,540,629             1
 VIP Investment Grade Bond Portfolio                        3,084,476      12.88    39,728,047      39,010,799             1
 VIP Mid Cap Portfolio                                        564,206      32.09    18,105,380      13,994,876             1
 VIP Overseas Portfolio                                       703,697      15.41    10,843,974       9,866,307             1

T. ROWE PRICE EQUITY SERIES, INC. (Class II):
 T. Rowe Price Blue Chip Growth Portfolio                     395,604 $    13.26  $  5,245,710 $     4,459,936             1
 T. Rowe Price Equity Income Portfolio                        550,340      21.23    11,683,720       9,199,994             1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in Note 3 to the Financial Statements.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012

                                 Balanced   Conservative               Moderate      Cash      Diversified    Focus
                                  Growth      Growth       Growth       Growth     Management  Fixed Income  Growth
                                 Strategy    Strategy     Strategy     Strategy    Portfolio    Portfolio    Portfolio
                                 (Class 1)   (Class 1)    (Class 1)    (Class 1)   (Class 1)     (Class 1)   (Class 1)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Investment income:
   Dividends                    $  527,432  $  535,118   $  251,649  $     440,398 $         -  $   138,771  $    3,670
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Expenses:
  Charges for distribution,
   mortality and expense risk     (320,430)   (283,753)    (357,264)      (403,201)   (26,070)      (75,411)    (39,921)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net investment income (loss)       207,002     251,365     (105,615)        37,197     (26,070)      63,360     (36,251)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net realized gains (losses)
 from securities transactions     (486,118)    256,467     (605,048)      (739,457)    (20,173)     174,590     424,771
Realized gain distributions        159,830     287,284            -        580,622           -       55,349     120,837
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net realized gains (losses)       (326,288)    543,751     (605,048)      (158,835)    (20,173)     229,939     545,608
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period            3,637,591   3,550,514    3,769,036      4,586,654     (22,960)     354,380     802,348
  End of period                  4,294,264   3,348,218    4,532,858      4,839,599      (9,521)     365,042     133,188
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Change in net unrealized
 appreciation
 (depreciation) of investments     656,673    (202,296)     763,822        252,945      13,439       10,662    (669,160)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Increase (decrease) in net
 assets from operations         $  537,387  $  592,820   $   53,159  $     131,307 $   (32,804) $   303,961  $ (159,803)
                                ==========  ==========   ==========  ============= =========== ============  ==========
                                International   Large Cap   Large Cap
                                   Equity        Growth       Value
                                   Portfolio     Portfolio   Portfolio
                                   (Class 1)     (Class 1)   (Class 1)
                                -------------  -----------  -----------
Investment income:
   Dividends                     $     54,534  $    21,003  $    71,168
                                -------------  -----------  -----------
Expenses:
  Charges for distribution,
   mortality and expense risk         (51,681)     (64,809)     (67,646)
                                -------------  -----------  -----------
Net investment income (loss)            2,853      (43,806)       3,522
                                -------------  -----------  -----------
Net realized gains (losses)
 from securities transactions        (611,141)     (94,150)    (129,248)
Realized gain distributions                 -            -            -
                                -------------  -----------  -----------
Net realized gains (losses)          (611,141)     (94,150)   (129,248)
                                -------------  -----------  -----------
Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period                 304,647      677,163      321,135
  End of period                       271,208      942,037      264,181
                                -------------  -----------  -----------
Change in net unrealized
 appreciation
 (depreciation) of investments        (33,439)     264,874      (56,954)
                                -------------  -----------  -----------
Increase (decrease) in net
 assets from operations          $   (641,727) $   126,918  $  (182,680)
                                 ============  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                         Mid Cap     Mid Cap                 Balanced    Conservative
                                                         Growth       Value     Small Cap     Growth        Growth        Growth
                                                        Portfolio   Portfolio   Portfolio    Strategy      Strategy      Strategy
                                                        (Class 1)   (Class 1)   (Class 1)   (Class 2)     (Class 2)     (Class 2)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Investment income:
 Dividends                                             $        -  $   22,679  $        -  $ 2,197,711  $   1,991,682  $   468,829
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk     (78,214)    (55,040)    (32,802)  (1,613,455)    (1,248,473)    (861,187)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net investment income (loss)                              (78,214)    (32,361)    (32,802)     584,256        743,209     (392,358)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net realized gains (losses) from securities
 transactions                                            (254,122)   (518,452)    (61,550)    (481,197)     3,484,974     (366,648)
Realized gain distributions                                     -           -           -      710,707      1,134,753            -
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net realized gains (losses)                              (254,122)   (518,452)    (61,550)     229,510      4,619,727     (366,648)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net unrealized appreciation (depreciation) of
 investments:
 Beginning of period                                    1,507,533     597,981     504,924   20,153,774     14,833,808   13,355,754
 End of period                                          1,502,453     830,641     393,427   21,299,457     11,665,467   14,056,261
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                             (5,080)    232,660    (111,497)   1,145,683     (3,168,341)     700,507
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Increase (decrease) in net assets from operations      $ (337,416) $ (318,153) $ (205,849) $ 1,959,449  $   2,194,595  $   (58,499)
                                                       ==========  ==========  ==========  ===========  =============  ===========
                                                              Moderate       Cash      Diversified      Focus
                                                               Growth     Management   Fixed Income     Growth
                                                              Strategy    Portfolio     Portfolio     Portfolio
                                                             (Class 2)    (Class 2)     (Class 2)     (Class 2)
                                                            -----------  -----------  -------------  -----------
Investment income:
 Dividends                                                  $ 1,598,763  $         -  $   1,517,147  $    44,036
                                                            -----------  -----------  -------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk        (1,833,792)    (373,851)      (980,890)    (787,537)
                                                            -----------  -----------  -------------  -----------
Net investment income (loss)                                   (235,029)    (373,851)       536,257     (743,501)
                                                            -----------  -----------  -------------  -----------
Net realized gains (losses) from securities transactions         (7,148)    (109,271)     1,651,924    2,604,967
Realized gain distributions                                   2,337,029            -        640,581    2,195,199
                                                            -----------  -----------  -------------  -----------
Net realized gains (losses)                                   2,329,881     (109,271)     2,292,505    4,800,166
                                                            -----------  -----------  -------------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                         27,189,434      (56,764)     3,476,424   15,886,690
 End of period                                               25,228,411      (69,083)     3,863,550    8,742,458
                                                            -----------  -----------  -------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                               (1,961,023)     (12,319)       387,126   (7,144,232)
                                                            -----------  -----------  -------------  -----------
Increase (decrease) in net assets from operations           $   133,829  $  (495,441) $   3,215,888  $(3,087,567)
                                                            ===========  ===========  =============  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                           International   Large Cap    Large Cap     Mid Cap
                                                             Focus Value      Equity         Growth       Value        Growth
                                                              Portfolio      Portfolio     Portfolio    Portfolio    Portfolio
                                                              (Class 2)      (Class 2)     (Class 2)    (Class 2)    (Class 2)
                                                            ------------  --------------  -----------  -----------  -----------
Investment income:
 Dividends                                                  $    287,044  $      465,488  $   137,585  $   563,741  $         -
                                                            ------------  --------------  -----------  -----------  -----------
Expenses:
 Charges for distribution, mortality and expense risk           (357,204)       (593,570)    (750,562)    (668,166)    (531,596)
                                                            ------------  --------------  -----------  -----------  -----------
Net investment income (loss)                                     (70,160)       (128,082)    (612,977)    (104,425)    (531,596)
                                                            ------------  --------------  -----------  -----------  -----------
Net realized gains (losses) from securities transactions      (3,632,442)     (6,026,840)   1,409,237     (314,230)  (1,809,900)
Realized gain distributions                                            -               -            -            -            -
                                                            ------------  --------------  -----------  -----------  -----------
Net realized gains (losses)                                   (3,632,442)     (6,026,840)   1,409,237     (314,230)  (1,809,900)
                                                            ------------  --------------  -----------  -----------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                             147,476       2,145,143   10,061,705    5,615,281   11,133,063
 End of period                                                   641,080       1,631,320   10,270,396    4,358,784   11,087,347
                                                            ------------  --------------  -----------  -----------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                                   493,604        (513,823)     208,691   (1,256,497)     (45,716)
                                                            ------------  --------------  -----------  -----------  -----------
Increase (decrease) in net assets from operations           $ (3,208,998) $   (6,668,745) $ 1,004,951  $(1,675,152) $(2,387,212)
                                                            ============  ==============  ===========  ===========  ===========
                                                              Mid Cap       Small       Balanced    Conservative
                                                               Value         Cap         Growth        Growth        Growth
                                                             Portfolio    Portfolio     Strategy      Strategy      Strategy
                                                             (Class 2)    (Class 2)    (Class 3)     (Class 3)     (Class 3)
                                                            -----------  -----------  -----------  -------------  -----------
Investment income:
 Dividends                                                  $   178,695  $         -  $ 1,329,923  $   1,302,046  $   530,217
                                                            -----------  -----------  -----------  -------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk          (610,080)    (469,860)    (966,483)      (808,443)  (1,003,814)
                                                            -----------  -----------  -----------  -------------  -----------
Net investment income (loss)                                   (431,385)    (469,860)     363,440        493,603     (473,597)
                                                            -----------  -----------  -----------  -------------  -----------
Net realized gains (losses) from securities transactions     (2,017,199)  (1,004,323)  (1,498,739)     4,793,951   (1,443,925)
Realized gain distributions                                           -            -      447,158        763,341            -
                                                            -----------  -----------  -----------  -------------  -----------
Net realized gains (losses)                                  (2,017,199)  (1,004,323)  (1,051,581)     5,557,292   (1,443,925)
                                                            -----------  -----------  -----------  -------------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                          6,720,436    7,005,430   10,273,257      8,821,764   11,054,930
 End of period                                                6,258,955    5,925,995   12,203,530      4,331,898   13,123,296
                                                            -----------  -----------  -----------  -------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                                 (461,481)  (1,079,435)   1,930,273     (4,489,866)   2,068,366
                                                            -----------  -----------  -----------  -------------  -----------
Increase (decrease) in net assets from operations           $(2,910,065) $(2,553,618) $ 1,242,132  $   1,561,029  $   150,844
                                                            ===========  ===========  ===========  =============  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                                                    Allocation
                                                              Moderate    Allocation   Allocation    Moderate     Allocation
                                                               Growth      Balanced      Growth       Growth       Moderate
                                                              Strategy    Portfolio    Portfolio     Portfolio    Portfolio
                                                             (Class 3)    (Class 3)    (Class 3)     (Class 3)    (Class 3)
                                                            -----------  -----------  -----------  ------------  -----------
Investment income:
 Dividends                                                  $ 1,308,050  $ 1,925,002  $   832,784  $  4,931,354  $ 2,200,693
                                                            -----------  -----------  -----------  ------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk        (1,504,532)  (2,600,917)  (1,593,581)   (7,520,309)  (3,420,495)
                                                            -----------  -----------  -----------  ------------  -----------
Net investment income (loss)                                   (196,482)    (675,915)    (760,797)   (2,588,955)  (1,219,802)
                                                            -----------  -----------  -----------  ------------  -----------
Net realized gains (losses) from securities transactions     (2,820,712)   1,618,641   (4,814,788)   (8,760,922)  (3,728,814)
Realized gain distributions                                   2,017,061            -            -             -            -
                                                            -----------  -----------  -----------  ------------  -----------
Net realized gains (losses)                                    (803,651)   1,618,641   (4,814,788)   (8,760,922)  (3,728,814)
                                                            -----------  -----------  -----------  ------------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                         14,276,704   21,621,620    5,429,691    37,991,900   24,553,082
 End of period                                               15,699,000   21,022,806    2,111,487    26,615,726   22,601,302
                                                            -----------  -----------  -----------  ------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                                1,422,296     (598,814)  (3,318,204)  (11,376,174)  (1,951,780)
                                                            -----------  -----------  -----------  ------------  -----------
Increase (decrease) in net assets from operations           $   422,163  $   343,912  $(8,893,789) $(22,726,051) $(6,900,396)
                                                            ===========  ===========  ===========  ============  ===========
                                                                Cash      Diversified      Focus        Focus      International
                                                             Management   Fixed Income     Growth       Value         Equity
                                                             Portfolio     Portfolio     Portfolio    Portfolio      Portfolio
                                                             (Class 3)     (Class 3)     (Class 3)    (Class 3)      (Class 3)
                                                            -----------  -------------  -----------  -----------  --------------
Investment income:
 Dividends                                                  $         -  $   1,103,522  $    32,134  $   255,729  $      442,666
                                                            -----------  -------------  -----------  -----------  --------------
Expenses:
 Charges for distribution, mortality and expense risk          (745,360)      (738,181)    (739,825)    (308,880)       (554,470)
                                                            -----------  -------------  -----------  -----------  --------------
Net investment income (loss)                                   (745,360)       365,341     (707,691)     (53,151)       (111,804)
                                                            -----------  -------------  -----------  -----------  --------------
Net realized gains (losses) from securities transactions       (435,013)     1,337,012    4,116,421   (2,161,218)     (6,216,481)
Realized gain distributions                                           -        483,940    2,168,379            -               -
                                                            -----------  -------------  -----------  -----------  --------------
Net realized gains (losses)                                    (435,013)     1,820,952    6,284,800   (2,161,218)     (6,216,481)
                                                            -----------  -------------  -----------  -----------  --------------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                           (371,824)     2,284,038   15,029,956     (760,788)       (846,422)
 End of period                                                 (233,763)     2,557,314    6,695,479   (1,246,121)       (904,604)
                                                            -----------  -------------  -----------  -----------  --------------
Change in net unrealized appreciation
 (depreciation) of investments                                  138,061        273,276   (8,334,477)    (485,333)        (58,182)
                                                            -----------  -------------  -----------  -----------  --------------
Increase (decrease) in net assets from operations           $(1,042,312) $   2,459,569  $(2,757,368) $(2,699,702) $   (6,386,467)
                                                            ===========  =============  ===========  ===========  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                             Large Cap   Large Cap    Mid Cap      Mid Cap       Real
                                                              Growth       Value       Growth       Value       Return
                                                             Portfolio   Portfolio   Portfolio    Portfolio    Portfolio
                                                             (Class 3)   (Class 3)   (Class 3)    (Class 3)    (Class 3)
                                                            ----------  ----------  -----------  -----------  ----------
Investment income:
 Dividends                                                  $   74,406  $  363,750  $         -  $   112,701  $        -
                                                            ----------  ----------  -----------  -----------  ----------
Expenses:
 Charges for distribution, mortality and expense risk         (526,820)   (431,204)    (424,153)    (450,524)   (517,660)
                                                            ----------  ----------  -----------  -----------  ----------
Net investment income (loss)                                  (452,414)    (67,454)    (424,153)    (337,823)   (517,660)
                                                            ----------  ----------  -----------  -----------  ----------
Net realized gains (losses) from securities transactions        42,588    (918,007)  (1,535,169)  (3,098,171)  1,327,726
Realized gain distributions                                          -           -            -            -           -
                                                            ----------  ----------  -----------  -----------  ----------
Net realized gains (losses)                                     42,588    (918,007)  (1,535,169)  (3,098,171)  1,327,726
                                                            ----------  ----------  -----------  -----------  ----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                         5,493,608   1,452,774    7,560,706    3,663,592   2,422,409
 End of period                                               6,859,235   1,487,269    7,649,281    4,873,462   2,630,582
                                                            ----------  ----------  -----------  -----------  ----------
Change in net unrealized appreciation
 (depreciation) of investments                               1,365,627      34,495       88,575    1,209,870     208,173
                                                            ----------  ----------  -----------  -----------  ----------

Increase (decrease) in net assets from operations           $  955,801  $ (950,966) $(1,870,747) $(2,226,124) $1,018,239
                                                            ==========  ==========  ===========  ============ ==========

                                                                                                                            VIP
                                                                        American Funds  American Funds   American Funds  Contrafund
                                                           Small Cap    Global Growth    Growth SAST     Growth-Income   Portfolio
                                                           Portfolio    SAST Portfolio    Portfolio      SAST Portfolio  (Service
                                                           (Class 3)      (Class 3)       (Class 3)        (Class 3)      Class 2)
                                                          -----------  ---------------  --------------  ---------------  ----------
Investment income:
 Dividends                                                $         -  $        95,593  $       20,042  $        75,065  $   67,021
                                                          -----------  ---------------  --------------  ---------------  ----------
Expenses:
 Charges for distribution, mortality and expense risk        (365,535)        (181,628)        (92,584)        (118,984)   (126,197)
                                                          -----------  ---------------  --------------  ---------------  ----------
Net investment income (loss)                                 (365,535)         (86,035)        (72,542)         (43,919)    (59,176)
                                                          -----------  ---------------  --------------  ---------------  ----------
Net realized gains (losses) from securities transactions     (409,123)         630,853         549,844          476,452     772,448
Realized gain distributions                                         -                -               -                -           -
                                                          -----------  ---------------  --------------  ---------------  ----------
Net realized gains (losses)                                  (409,123)         630,853         549,844          476,452     772,448
                                                          -----------  ---------------  --------------  ---------------  ----------
Net unrealized appreciation (depreciation)
 of investments:
 Beginning of period                                        5,944,306        3,132,114       1,663,704        1,827,205   2,249,762
 End of period                                              4,538,281        1,696,388         973,406        1,380,037   1,423,479
                                                          -----------  ---------------  --------------  ---------------  ----------
Change in net unrealized appreciation
 (depreciation) of investments                             (1,406,025)      (1,435,726)       (690,298)        (447,168)   (826,283)
                                                          -----------  ---------------  --------------  ---------------  ----------

Increase (decrease) in net assets from operations         $(2,180,683) $      (890,908) $     (212,996) $       (14,635) $ (113,011)
                                                          ===========  ===============  ==============  ===============  ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                  VIP Investment
                                 VIP Equity-        Grade Bond     VIP Mid Cap   VIP Overseas   T. Rowe Price     T. Rowe Price
                               Income Portfolio     Portfolio       Portfolio     Portfolio       Blue Chip       Equity Income
                                   (Service          (Service       (Service       (Service    Growth Portfolio     Portfolio
                                   Class 2)          Class 2)       Class 2)       Class 2)       (Class II)       (Class II)
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Investment income:
 Dividends                    $         244,945  $     1,118,304  $      4,169  $     143,058  $               -  $      206,973
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Expenses:
 Charges for distribution,
 mortality and expense risk            (159,396)        (595,089)     (281,013)      (173,604)           (67,639)       (176,954)
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net investment income (loss)             85,549          523,215      (276,844)       (30,546)           (67,639)         30,019
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net realized gains (losses)
 from securities transactions           724,327        1,286,483     1,688,739        747,479            596,557         863,746
Realized gain distributions             260,261          647,551        36,303              -                  -               -
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net realized gains (losses)             984,588        1,934,034     1,725,042        747,479            596,557         863,746
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net unrealized appreciation
 (depreciation) of investments:
   Beginning of period                3,450,154        1,191,255     7,261,055      3,627,983            914,967       3,526,950
   End of period                      2,232,617          717,248     4,110,504        977,667            785,774       2,483,726
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Change in net unrealized
 appreciation (depreciation)
 of investments                      (1,217,537)        (474,007)   (3,150,551)    (2,650,316)          (129,193)     (1,043,224)
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Increase (decrease) in net
 assets from operations       $        (147,400) $     1,983,242  $ (1,702,353) $  (1,933,383) $         399,725  $     (149,459)
                              =================  ===============  ============  =============  =================  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012

                                            Balanced    Conservative                 Moderate       Cash      Diversified
                                             Growth        Growth        Growth       Growth     Management   Fixed Income
                                            Strategy      Strategy      Strategy     Strategy    Portfolio     Portfolio
                                           (Class 1)     (Class 1)     (Class 1)    (Class 1)    (Class 1)     (Class 1)
                                          ------------ -------------- ------------ ------------ ------------ --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   207,002  $     251,365  $  (105,615) $    37,197  $   (26,070) $      63,360
 Net realized gains (losses)                  (326,288)       543,751     (605,048)    (158,835)     (20,173)       229,939
 Change in net unrealized appreciation
  (depreciation) of investments                656,673       (202,296)     763,822      252,945       13,439         10,662
                                          ------------ -------------- ------------ ------------ ------------ --------------
  Increase (decrease) in net assets
   from operations                             537,387        592,820       53,159      131,307      (32,804)       303,961
                                          ------------ -------------- ------------ ------------ ------------ --------------
From capital transactions:
 Net proceeds from units sold                   24,497          6,283       38,817        8,920           13            110
 Cost of units redeemed                     (3,357,706)    (3,333,853)  (3,983,902)  (4,626,646)    (610,377)      (808,815)
 Net transfers                                (135,131)       448,636     (629,045)  (1,368,545)     734,355        914,831
 Contract maintenance charge                   (12,616)        (7,988)     (21,674)     (18,400)      (1,205)        (1,897)
                                          ------------ -------------- ------------ ------------ ------------ --------------
  Increase (decrease) in net assets
   from capital transactions                (3,480,956)    (2,886,922)  (4,595,804)  (6,004,671)     122,786        104,229
                                          ------------ -------------- ------------ ------------ ------------ --------------
Increase (decrease) in net assets           (2,943,569)    (2,294,102)  (4,542,645)  (5,873,364)      89,982        408,190
Net assets at beginning of period           26,107,118     22,728,208   30,040,514   33,744,316    1,801,686      5,697,484
                                          ------------ -------------- ------------ ------------ ------------ --------------
Net assets at end of period                $23,163,549  $  20,434,106  $25,497,869  $27,870,952  $ 1,891,668  $   6,105,674
                                          ============ ============== ============ ============ ============ ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      1,245            324        1,880          431            1              7
 Units redeemed                               (172,558)      (173,882)    (198,537)    (233,196)     (56,407)       (53,325)
 Units transferred                              (8,737)        22,213      (31,754)     (69,703)      67,600         58,437
                                          ------------ -------------- ------------ ------------ ------------ --------------
Increase (decrease) in units outstanding      (180,050)      (151,345)    (228,411)    (302,468)      11,194          5,119
Beginning units                              1,280,412      1,143,551    1,377,338    1,592,093      164,307        386,520
                                          ------------ -------------- ------------ ------------ ------------ --------------
Ending units                                 1,100,362        992,206    1,148,927    1,289,625      175,501        391,639
                                          ============ ============== ============ ============ ============ ==============
                                             Focus      International   Large Cap    Large Cap
                                             Growth        Equity         Growth       Value
                                           Portfolio      Portfolio     Portfolio    Portfolio
                                           (Class 1)      (Class 1)     (Class 1)    (Class 1)
                                          ------------ --------------- ------------ ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (36,251) $        2,853  $   (43,806) $     3,522

 Net realized gains (losses)                   545,608        (611,141)     (94,150)    (129,248)
 Change in net unrealized appreciation
 (depreciation) of investments                (669,160)        (33,439)     264,874      (56,954)
                                          ------------ --------------- ------------ ------------
  Increase (decrease) in net assets
  from operations                             (159,803)       (641,727)     126,918     (182,680)
                                          ------------ --------------- ------------ ------------
From capital transactions:
 Net proceeds from units sold                    2,557           2,935        2,435       18,411
 Cost of units redeemed                       (472,047)       (405,149)    (643,783)  (1,041,050)
 Net transfers                                (782,062)       (433,246)    (577,644)     148,184
 Contract maintenance charge                    (1,374)         (1,460)      (2,437)      (2,012)
                                          ------------ --------------- ------------ ------------
  Increase (decrease) in net assets
  from capital transactions                 (1,252,926)       (836,920)  (1,221,429)    (876,467)
                                          ------------ --------------- ------------ ------------
Increase (decrease) in net assets           (1,412,729)     (1,478,647)  (1,094,511)  (1,059,147)
Net assets at beginning of period            3,086,682       4,745,392    5,561,204    5,761,016
                                          ------------ --------------- ------------ ------------
Net assets at end of period                $ 1,673,953  $    3,266,745  $ 4,466,693  $ 4,701,869
                                          ============ =============== ============ ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        279             371          239        1,409
 Units redeemed                                (52,537)        (42,989)     (64,195)     (73,733)
 Units transferred                             (80,214)        (44,061)     (56,706)       9,869
                                          ------------ --------------- ------------ ------------
Increase (decrease) in units outstanding      (132,472)        (86,679)    (120,662)     (62,455)
Beginning units                                300,384         430,251      518,497      362,022
                                          ------------ --------------- ------------ ------------
Ending units                                   167,912         343,572      397,835      299,567
                                          ============ =============== ============ ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                   Mid Cap      Mid Cap                  Balanced     Conservative
                                                                    Growth       Value      Small Cap     Growth         Growth
                                                                  Portfolio    Portfolio    Portfolio    Strategy       Strategy
                                                                  (Class 1)    (Class 1)    (Class 1)     (Class 2)     (Class 2)
                                                                 -----------  -----------  ----------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                    $   (78,214) $   (32,361) $  (32,802) $    584,256  $     743,209
 Net realized gains (losses)                                        (254,122)    (518,452)    (61,550)      229,510      4,619,727
 Change in net unrealized appreciation
  (depreciation) of investments                                       (5,080)     232,660    (111,497)    1,145,683     (3,168,341)
                                                                 -----------  -----------  ----------  ------------  -------------
  Increase (decrease) in net assets from operations                 (337,416)    (318,153)   (205,849)    1,959,449      2,194,595
                                                                 -----------  -----------  ----------  ------------  -------------

From capital transactions:
 Net proceeds from units sold                                            687       15,934       2,964       278,256        188,977
 Cost of units redeemed                                             (800,176)    (877,412)   (287,697)  (17,203,189)   (12,040,257)
 Net transfers                                                      (799,863)    (330,904)   (373,557)   (2,835,897)     1,977,325
 Contract maintenance charge                                          (2,353)      (2,177)     (1,297)      (31,694)       (20,289)
                                                                 -----------  -----------  ----------  ------------  -------------
  Increase (decrease) in net assets from capital transactions     (1,601,705)  (1,194,559)   (659,587)  (19,792,524)    (9,894,244)
                                                                 -----------  -----------  ----------  ------------  -------------
Increase (decrease) in net assets                                 (1,939,121)  (1,512,712)   (865,436)  (17,833,075)    (7,699,649)
Net assets at beginning of period                                  6,404,989    5,182,395   3,057,834   118,254,353     86,404,087
                                                                 -----------  -----------  ----------  ------------  -------------
Net assets at end of period                                      $ 4,465,868  $ 3,669,683  $2,192,398  $100,421,278  $  78,704,438
                                                                 ===========  ===========  ==========  ============  =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                               36          716         275        14,764         10,107
 Units redeemed                                                      (39,533)     (36,267)    (22,716)     (908,575)      (643,440)
 Units transferred                                                   (37,362)     (13,801)    (28,738)     (152,620)       103,717
                                                                 -----------  -----------  ----------  ------------  -------------
Increase (decrease) in units outstanding                             (76,859)     (49,352)    (51,179)   (1,046,431)      (529,616)
Beginning units                                                      279,933      192,473     213,659     6,000,915      4,494,685
                                                                 -----------  -----------  ----------  ------------  -------------
Ending units                                                         203,074      143,121     162,480     4,954,484      3,965,069
                                                                 ===========  ===========  ==========  ============  =============

                                                                              Moderate        Cash       Diversified       Focus
                                                                 Growth        Growth      Management    Fixed Income     Growth
                                                                Strategy      Strategy      Portfolio     Portfolio      Portfolio
                                                                (Class 2)     (Class 2)     (Class 2)     (Class 2)      (Class 2)
                                                              ------------  ------------  ------------  -------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                 $   (392,358) $   (235,029) $   (373,851) $     536,257  $  (743,501)

 Net realized gains (losses)                                      (366,648)    2,329,881      (109,271)     2,292,505    4,800,166
 Change in net unrealized appreciation
  (depreciation) of investments                                    700,507    (1,961,023)      (12,319)       387,126   (7,144,232)
                                                              ------------  ------------  ------------  -------------  -----------
  Increase (decrease) in net assets from operations                (58,499)      133,829      (495,441)     3,215,888   (3,087,567)
                                                              ------------  ------------  ------------  -------------  -----------
From capital transactions:
 Net proceeds from units sold                                      115,212       793,316       164,899         94,462      137,340
 Cost of units redeemed                                        (10,268,119)  (22,215,618)  (15,745,040)   (12,897,440)  (8,866,978)
 Net transfers                                                  (2,020,673)   (5,267,262)   10,982,446      3,959,248   (4,752,257)
 Contract maintenance charge                                       (28,190)      (39,310)      (10,273)       (15,655)     (21,471)
                                                              ------------  ------------  ------------  -------------  -----------
  Increase (decrease) in net assets from capital transactions  (12,201,770)  (26,728,874)   (4,607,968)    (8,859,385) (13,503,366)
                                                              ------------  ------------  ------------  -------------  -----------
Increase (decrease) in net assets                              (12,260,269)  (26,595,045)   (5,103,409)    (5,643,497) (16,590,933)
Net assets at beginning of period                               65,981,217   138,936,547    25,041,927     64,134,048   64,888,166
                                                              ------------  ------------  ------------  -------------  -----------
Net assets at end of period                                   $ 53,720,948  $112,341,502  $ 19,938,518  $  58,490,551  $48,297,233
                                                              ============  ============  ============  =============  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                          5,383        41,419        15,807          6,508       14,729
 Units redeemed                                                   (519,201)   (1,149,311)   (1,494,995)      (885,403)    (999,637)
 Units transferred                                                (102,643)     (277,445)    1,040,269        275,853     (518,455)
                                                              -----------  ------------  ------------  -------------  ------------
Increase (decrease) in units outstanding                          (616,461)   (1,385,337)     (438,919)      (603,042)  (1,503,363)
Beginning units                                                  3,126,055     6,787,615     2,358,032      4,526,317    6,517,977
                                                              ------------  ------------  ------------  -------------  -----------
Ending units                                                     2,509,594     5,402,278     1,919,113      3,923,275    5,014,614
                                                              ============  ============  ============  =============  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                          Focus      International    Large Cap     Large Cap      Mid Cap
                                                          Value         Equity         Growth         Value        Growth
                                                        Portfolio      Portfolio      Portfolio     Portfolio     Portfolio
                                                        (Class 2)      (Class 2)      (Class 2)     (Class 2)     (Class 2)
                                                       -----------  --------------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $   (70,160) $     (128,082) $   (612,977) $   (104,425) $   (531,596)
 Net realized gains (losses)                            (3,632,442)     (6,026,840)    1,409,237      (314,230)   (1,809,900)
 Change in net unrealized appreciation
  (depreciation) of investments                            493,604        (513,823)      208,691    (1,256,497)      (45,716)
                                                       -----------  --------------  ------------  ------------  ------------
   Increase (decrease) in net assets from operations    (3,208,998)     (6,668,745)    1,004,951    (1,675,152)   (2,387,212)
                                                       -----------  --------------  ------------  ------------  ------------
From capital transactions:
 Net proceeds from units sold                               91,575          70,064        68,242        50,058        83,962
 Cost of units redeemed                                 (3,943,988)     (5,767,740)   (9,171,446)   (7,001,233)   (6,465,306)
 Net transfers                                          (1,778,975)     (2,211,522)   (3,806,617)   (1,719,585)   (1,825,070)
 Contract maintenance charge                                (7,996)         (9,675)      (12,432)      (10,578)       (9,516)
                                                       -----------  --------------  ------------  ------------  ------------
  Increase (decrease) in net assets from capital
   transactions                                         (5,639,384)     (7,918,873)  (12,922,253)   (8,681,338)   (8,215,930)
                                                       -----------  --------------  ------------  ------------  ------------
Increase (decrease) in net assets                       (8,848,382)    (14,587,618)  (11,917,302)  (10,356,490)  (10,603,142)
Net assets at beginning of period                       29,954,619      48,850,570    57,362,174    51,059,881    42,481,853
                                                       -----------  --------------  ------------  ------------  ------------
Net assets at end of period                            $21,106,237  $   34,262,952  $ 45,444,872  $ 40,703,391  $ 31,878,711
                                                       ===========  ==============  ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                  5,854           7,823         6,327         3,562         4,191
 Units redeemed                                           (251,490)       (623,304)     (934,376)     (500,439)     (324,089)
 Units transferred                                        (107,713)       (224,122)     (389,768)     (131,771)      (92,048)
                                                       -----------  --------------  ------------  ------------  ------------
Increase (decrease) in units outstanding                  (353,349)       (839,603)   (1,317,817)     (628,648)     (411,946)
Beginning units                                          1,649,210       4,564,314     5,498,428     3,334,478     1,911,975
                                                       -----------  --------------  ------------  ------------  ------------
Ending units                                             1,295,861       3,724,711     4,180,611     2,705,830     1,500,029
                                                       ===========  ==============  ============  ============  ============
                                                          Mid Cap                   Balanced     Conservative
                                                           Value      Small Cap      Growth         Growth        Growth
                                                         Portfolio    Portfolio     Strategy       Strategy      Strategy
                                                         (Class 2)    (Class 2)     (Class 3)     (Class 3)      (Class 3)
                                                       ------------  -----------  ------------  -------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $   (431,385) $  (469,860) $    363,440  $     493,603  $   (473,597)

 Net realized gains (losses)                             (2,017,199)  (1,004,323)   (1,051,581)     5,557,292    (1,443,925)
 Change in net unrealized appreciation
  (depreciation) of investments                            (461,481)  (1,079,435)    1,930,273     (4,489,866)    2,068,366
                                                       ------------  -----------  ------------  -------------  ------------
   Increase (decrease) in net assets from operations     (2,910,065)  (2,553,618)    1,242,132      1,561,029       150,844
                                                       ------------  -----------  ------------  -------------  ------------
From capital transactions:
 Net proceeds from units sold                                74,083       39,983       225,971        539,840       355,972
 Cost of units redeemed                                  (6,375,555)  (4,792,035)   (9,869,553)    (7,362,374)   (7,166,892)
 Net transfers                                           (2,213,185)  (1,192,729)   (1,564,783)     3,171,286    (4,627,966)
 Contract maintenance charge                                (10,986)      (7,889)      (19,775)        (9,773)      (27,944)
                                                       ------------  -----------  ------------  -------------  ------------
  Increase (decrease) in net assets from capital
   transactions                                          (8,525,643)  (5,952,670)  (11,228,140)    (3,661,021)  (11,466,830)
                                                       ------------  -----------  ------------  -------------  ------------
Increase (decrease) in net assets                       (11,435,708)  (8,506,288)   (9,986,008)    (2,099,992)  (11,315,986)
Net assets at beginning of period                        47,910,534   37,148,385    72,986,392     55,979,144    77,028,848
                                                       ------------  -----------  ------------  -------------  ------------
Net assets at end of period                            $ 36,474,826  $28,642,097  $ 63,000,384  $  53,879,152  $ 65,712,862
                                                       ============  ===========  ============  =============  ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                   2,723        2,715        11,614         28,737        17,863
 Units redeemed                                            (276,524)    (390,172)     (521,437)      (391,126)     (362,415)
 Units transferred                                          (93,642)     (93,579)      (86,275)       164,194      (233,478)
                                                       ------------  -----------  ------------  -------------  ------------
Increase (decrease) in units outstanding                   (367,443)    (481,036)     (596,098)      (198,195)     (578,030)
Beginning units                                           1,865,190    2,678,460     3,711,644      2,906,250     3,647,029
                                                       ------------  -----------  ------------  -------------  ------------
Ending units                                              1,497,747    2,197,424     3,115,546      2,708,055     3,068,999
                                                       ============  ===========  ============  =============  ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                                                         Allocation
                                                                Moderate     Allocation    Allocation     Moderate     Allocation
                                                                 Growth       Balanced       Growth        Growth       Moderate
                                                                Strategy      Portfolio     Portfolio     Portfolio     Portfolio
                                                                (Class 3)     (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                                              ------------  ------------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                 $   (196,482) $   (675,915) $   (760,797) $ (2,588,955) $ (1,219,802)
 Net realized gains (losses)                                      (803,651)    1,618,641    (4,814,788)   (8,760,922)   (3,728,814)
 Change in net unrealized appreciation
  (depreciation) of investments                                  1,422,296      (598,814)   (3,318,204)  (11,376,174)   (1,951,780)
                                                              ------------  ------------  ------------  ------------  ------------
   Increase (decrease) in net assets from operations               422,163       343,912    (8,893,789)  (22,726,051)   (6,900,396)
                                                              ------------  ------------  ------------  ------------  ------------
From capital transactions:
 Net proceeds from units sold                                    1,331,597       895,338       346,180     2,054,676     1,237,020
 Cost of units redeemed                                        (14,645,343)  (16,283,445)  (13,284,899)  (43,572,666)  (22,643,477)
 Net transfers                                                  (6,483,428)    8,914,398    (3,846,977)  (17,608,258)   (6,215,012)
 Contract maintenance charge                                       (33,016)      (23,409)      (45,256)      (94,207)      (43,098)
                                                              ------------  ------------  ------------  ------------  ------------
  Increase (decrease) in net assets from capital
   transactions                                                (19,830,190)   (6,497,118)  (16,830,952)  (59,220,455)  (27,664,567)
                                                              ------------  ------------  ------------  ------------  ------------
Increase (decrease) in net assets                              (19,408,027)   (6,153,206)  (25,724,741)  (81,946,506)  (34,564,963)
Net assets at beginning of period                              117,083,961   180,578,412   125,971,833   562,542,942   252,360,656
                                                              ------------  ------------  ------------  ------------  ------------
Net assets at end of period                                   $ 97,675,934  $174,425,206  $100,247,092  $480,596,436  $217,795,693
                                                              ============  ============  ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                         65,765        78,222        30,984       188,079       109,082
 Units redeemed                                                   (751,552)   (1,409,016)   (1,233,397)   (3,955,746)   (1,991,966)
 Units transferred                                                (338,250)      784,323      (361,942)   (1,589,925)     (571,480)
                                                              ------------  ------------  ------------  ------------  ------------
Increase (decrease) in units outstanding                        (1,024,037)     (546,471)   (1,564,355)   (5,357,592)   (2,454,364)
Beginning units                                                  5,720,603    15,017,671    10,441,130    47,324,759    20,884,417
                                                              ------------  ------------  ------------  ------------  ------------
Ending units                                                     4,696,566    14,471,200     8,876,775    41,967,167    18,430,053
                                                              ============  ============  ============  ============  ============

                                                                Cash       Diversified       Focus        Focus      International
                                                             Management    Fixed Income     Growth        Value         Equity
                                                              Portfolio     Portfolio      Portfolio    Portfolio      Portfolio
                                                              (Class 3)     (Class 3)      (Class 3)    (Class 3)      (Class 3)
                                                            ------------  -------------  ------------  -----------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                               $   (745,360) $     365,341  $   (707,691) $   (53,151) $     (111,804)
 Net realized gains (losses)                                    (435,013)     1,820,952     6,284,800   (2,161,218)     (6,216,481)
 Change in net unrealized appreciation
  (depreciation) of investments                                  138,061        273,276    (8,334,477)    (485,333)        (58,182)
                                                            ------------  -------------  ------------  -----------  --------------
   Increase (decrease) in net assets from operations          (1,042,312)     2,459,569    (2,757,368)  (2,699,702)     (6,386,467)
                                                            ------------  -------------  ------------  -----------  --------------
From capital transactions:
 Net proceeds from units sold                                    930,360        462,164       412,285      109,983         163,227
 Cost of units redeemed                                      (21,777,547)   (10,349,533)   (8,977,120)  (2,671,070)     (5,814,082)
 Net transfers                                                17,162,563      3,673,874    (3,263,019)    (853,635)     (1,572,084)
 Contract maintenance charge                                     (12,048)        (8,342)      (22,436)      (7,384)        (10,936)
                                                            ------------  -------------  ------------  -----------  --------------
  Increase (decrease) in net assets from capital
   transactions                                               (3,696,672)    (6,221,837)  (11,850,290)  (3,422,106)     (7,233,875)
                                                            ------------  -------------  ------------  -----------  --------------
Increase (decrease) in net assets                             (4,738,984)    (3,762,268)  (14,607,658)  (6,121,808)    (13,620,342)
Net assets at beginning of period                             45,408,208     49,476,813    61,467,987   25,484,956      46,132,149
                                                            ------------  -------------  ------------  -----------  --------------
Net assets at end of period                                 $ 40,669,224  $  45,714,545  $ 46,860,329  $19,363,148  $   32,511,807
                                                            ============  =============  ============  ===========  ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                       86,696         30,877        44,606        6,972          18,094
 Units redeemed                                               (2,078,723)      (711,862)     (998,351)    (169,324)       (633,034)
 Units transferred                                             1,630,343        254,361      (356,579)     (53,254)       (160,377)
                                                            ------------  -------------  ------------  -----------  --------------
Increase (decrease) in units outstanding                        (361,684)      (426,624)   (1,310,324)    (215,606)       (775,317)
Beginning units                                                4,291,356      3,523,187     6,181,942    1,409,814       4,320,621
                                                            ------------  -------------  ------------  -----------  --------------
Ending units                                                   3,929,672      3,096,563     4,871,618    1,194,208       3,545,304
                                                            ============  =============  ============  ===========  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                        Large Cap    Large Cap     Mid Cap      Mid Cap        Real
                                                          Growth       Value        Growth       Value        Return     Small Cap
                                                        Portfolio    Portfolio    Portfolio    Portfolio    Portfolio    Portfolio
                                                        (Class 3)    (Class 3)    (Class 3)    (Class 3)    (Class 3)    (Class 3)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $  (452,414) $   (67,454) $  (424,153) $  (337,823) $  (517,660) $  (365,535)
 Net realized gains (losses)                                42,588     (918,007)  (1,535,169)  (3,098,171)   1,327,726     (409,123)
 Change in net unrealized appreciation
  (depreciation) of investments                          1,365,627       34,495       88,575    1,209,870      208,173   (1,406,025)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
   Increase (decrease) in net assets from operations       955,801     (950,966)  (1,870,747)  (2,226,124)   1,018,239   (2,180,683)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
From capital transactions:
 Net proceeds from units sold                              142,237      314,525      192,428      253,183      179,389      122,497
 Cost of units redeemed                                 (5,828,610)  (4,120,800)  (4,522,435)  (3,975,238)  (6,297,968)  (4,104,108)
 Net transfers                                          (2,776,468)    (564,205)  (1,106,278)  (1,395,769)   1,783,263   (2,175,738)
 Contract maintenance charge                                (9,965)      (8,168)      (9,332)     (10,612)      (4,359)      (8,072)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
  Increase (decrease) in net assets from capital
   transactions                                         (8,472,806)  (4,378,648)  (5,445,617)  (5,128,436)  (4,339,675)  (6,165,421)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets                       (7,517,005)  (5,329,614)  (7,316,364)  (7,354,560)  (3,321,436)  (8,346,104)
Net assets at beginning of period                       40,500,310   33,269,108   33,798,729   35,818,229   34,220,616   30,753,449
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Net assets at end of period                            $32,983,305  $27,939,494  $26,482,365  $28,463,669  $30,899,180  $22,407,345
                                                       ===========  ===========  ===========  ===========  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                 15,252       21,876       10,649       11,109       14,845       11,180
 Units redeemed                                           (583,070)    (293,198)    (226,226)    (172,848)    (533,480)    (331,350)
 Units transferred                                        (279,332)     (44,452)     (59,956)     (66,735)     151,243     (178,732)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in units outstanding                  (847,150)    (315,774)    (275,533)    (228,474)    (367,392)    (498,902)
Beginning units                                          3,883,730    2,179,949    1,520,876    1,403,882    2,943,825    2,220,918
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Ending units                                             3,036,580    1,864,175    1,245,343    1,175,408    2,576,433    1,722,016
                                                       ===========  ===========  ===========  ===========  ===========  ===========
                                                        American Funds      American      American Funds         VIP
                                                        Global Growth     Funds Growth    Growth-Income       Contrafund
                                                        SAST Portfolio   SAST Portfolio   SAST Portfolio      Portfolio
                                                          (Class 3)        (Class 3)        (Class 3)     (Service Class 2)
                                                       ---------------  ---------------  ---------------  -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $       (86,035) $       (72,542) $       (43,919) $         (59,176)
 Net realized gains (losses)                                   630,853          549,844          476,452            772,448
 Change in net unrealized appreciation
  (depreciation) of investments                             (1,435,726)        (690,298)        (447,168)          (826,283)
                                                       ---------------  ---------------  ---------------  -----------------
   Increase (decrease) in net assets from operations          (890,908)        (212,996)         (14,635)          (113,011)
                                                       ---------------  ---------------  ---------------  -----------------
From capital transactions:
 Net proceeds from units sold                                   98,725           35,601           53,915             39,992
 Cost of units redeemed                                     (1,003,111)        (833,311)        (624,942)          (871,984)
 Net transfers                                                  69,560          228,225        1,039,175          1,014,369
 Contract maintenance charge                                    (1,754)          (1,119)          (1,262)            (1,406)
                                                       ---------------  ---------------  ---------------  -----------------
  Increase (decrease) in net assets from capital
   transactions                                               (836,580)        (570,604)         466,886            180,971
                                                       ---------------  ---------------  ---------------  -----------------
Increase (decrease) in net assets                           (1,727,488)        (783,600)         452,251             67,960
Net assets at beginning of period                           13,576,142        7,064,949        8,495,683          8,905,388
                                                       ---------------  ---------------  ---------------  -----------------
Net assets at end of period                            $    11,848,654  $     6,281,349  $     8,947,934  $       8,973,348
                                                       ===============  ===============  ===============  =================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                      9,206            3,426            5,512              4,358
 Units redeemed                                                (92,101)         (83,232)         (65,324)           (93,500)
 Units transferred                                               9,189           16,747          105,829            107,618
                                                       ---------------  ---------------  ---------------  -----------------
Increase (decrease) in units outstanding                       (73,706)         (63,059)          46,017             18,476
Beginning units                                              1,108,196          634,521          838,686            891,464
                                                       ---------------  ---------------  ---------------  -----------------
Ending units                                                 1,034,490          571,462          884,703            909,940
                                                       ===============  ===============  ===============  =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                              VIP          VIP                                    T. Rowe     T. Rowe
                                            Equity-     Investment      VIP                        Price       Price
                                             Income     Grade Bond    Mid Cap     VIP Overseas   Blue Chip     Equity
                                           Portfolio    Portfolio    Portfolio     Portfolio      Growth       Income
                                            (Service     (Service     (Service      (Service     Portfolio   Portfolio
                                            Class 2)     Class 2)     Class 2)      Class 2)    (Class II)   (Class II)
                                          -----------  -----------  -----------  -------------  ----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $    85,549  $   523,215  $  (276,844) $     (30,546) $  (67,639) $    30,019
 Net realized gains (losses)                  984,588    1,934,034    1,725,042        747,479     596,557      863,746
 Change in net unrealized appreciation
  (depreciation) of investments            (1,217,537)    (474,007)  (3,150,551)    (2,650,316)   (129,193)  (1,043,224)
                                          -----------  -----------  -----------  -------------  ----------  -----------
   Increase (decrease) in
    net assets from operations               (147,400)   1,983,242   (1,702,353)    (1,933,383)    399,725     (149,459)
                                          -----------  -----------  -----------  -------------  ----------  -----------

From capital transactions:
 Net proceeds from units sold                  59,511      270,490      105,564         61,490      20,909       67,293
 Cost of units redeemed                      (746,145)  (4,596,688)  (1,307,963)      (979,991)   (382,044)    (777,865)
 Net transfers                                 (8,154)   1,667,169     (235,742)       196,072     857,288     (434,724)
 Contract maintenance charge                   (1,605)      (5,049)      (2,561)        (1,565)       (711)      (1,461)
                                          -----------  -----------  -----------  -------------  ----------  -----------
  Increase (decrease) in net assets
   from capital transactions                 (696,393)  (2,664,078)  (1,440,702)      (723,994)    495,442   (1,146,757)
                                          -----------  -----------  -----------  -------------  ----------  -----------

Increase (decrease) in net assets            (843,793)    (680,836)  (3,143,055)    (2,657,377)    895,167   (1,296,216)
Net assets at beginning of period          11,617,039   40,408,883   21,248,435     13,501,351   4,350,543   12,979,936
                                          -----------  -----------  -----------  -------------  ----------  -----------
Net assets at end of period               $10,773,246  $39,728,047  $18,105,380  $  10,843,974  $5,245,710  $11,683,720
                                          ===========  ===========  ===========  =============  ==========  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     6,891       22,534       10,096          8,127       2,051        7,386
 Units redeemed                               (87,830)    (384,914)    (125,204)      (131,690)    (37,280)     (86,240)
 Units transferred                               (845)     133,349      (19,659)        51,063      76,398      (45,778)
                                          -----------  -----------  -----------  -------------  ----------  -----------
Increase (decrease) in units outstanding      (81,784)    (229,031)    (134,767)       (72,500)     41,169     (124,632)
Beginning units                             1,266,115    3,484,861    1,829,219      1,531,010     420,325    1,334,159
                                          -----------  -----------  -----------  -------------  ----------  -----------
Ending units                                1,184,331    3,255,830    1,694,452      1,458,510     461,494    1,209,527
                                          ===========  ===========  ===========  =============  ==========  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011

                                                                   Balanced     Conservative                 Moderate       Cash
                                                                    Growth         Growth        Growth       Growth     Management
                                                                   Strategy       Strategy      Strategy     Strategy    Portfolio
                                                                   (Class 1)     (Class 1)     (Class 1)    (Class 1)    (Class 1)
                                                                -------------  -------------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                   $     290,442  $     246,585  $   (67,083) $   116,415  $   (31,603)
 Net realized gains (losses)                                         (802,924)      (361,198)    (985,635)    (952,647)     (33,562)
 Change in net unrealized appreciation
  (depreciation) of investments                                     3,037,927      2,094,710    4,841,193    4,560,598       27,067
                                                                -------------  -------------  -----------  -----------  -----------
   Increase (decrease) in net assets from operations                2,525,445      1,980,097    3,788,475    3,724,366      (38,098)
                                                                -------------  -------------  -----------  -----------  -----------
From capital transactions:
 Net proceeds from units sold                                          48,811          6,174       37,307       16,857       11,735
 Cost of units redeemed                                            (5,611,036)    (4,113,239)  (4,753,675)  (5,972,980)    (555,715)
 Net transfers                                                       (746,799)      (498,921)    (926,321)    (713,421)    (320,732)
 Contract maintenance charge                                          (14,661)        (9,770)     (25,894)     (21,111)      (1,327)
                                                                -------------  -------------  -----------  -----------  -----------
   Increase (decrease) in net assets from capital transactions     (6,323,685)    (4,615,756)  (5,668,583)  (6,690,655)    (866,039)
                                                                -------------  -------------  -----------  -----------  -----------
Increase (decrease) in net assets                                  (3,798,240)    (2,635,659)  (1,880,108)  (2,966,289)    (904,137)
Net assets at beginning of period                                  29,905,358     25,363,867   31,920,622   36,710,605    2,705,823
                                                                -------------  -------------  -----------  -----------  -----------
Net assets at end of period                                     $  26,107,118  $  22,728,208  $30,040,514  $33,744,316  $ 1,801,686
                                                                =============  =============  ===========  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                             2,718            335        2,021          825        1,062
 Units redeemed                                                      (304,017)      (222,565)    (243,765)    (316,799)     (50,415)
 Units transferred                                                    (41,333)       (26,415)     (49,073)     (40,304)     (28,940)
                                                                -------------  -------------  -----------  -----------  -----------
Increase (decrease) in units outstanding                             (342,632)      (248,645)    (290,817)    (356,278)     (78,293)
Beginning units                                                     1,623,044      1,392,196    1,668,155    1,948,371      242,600
                                                                -------------  -------------  -----------  -----------  -----------
Ending units                                                        1,280,412      1,143,551    1,377,338    1,592,093      164,307
                                                                =============  =============  ===========  ===========  ===========

                                                                 Diversified      Focus     International   Large Cap    Large Cap
                                                                 Fixed Income    Growth        Equity       Composite     Growth
                                                                  Portfolio     Portfolio     Portfolio     Portfolio    Portfolio
                                                                  (Class 1)     (Class 1)     (Class 1)     (Class 1)    (Class 1)
                                                                 ------------  ----------  --------------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                   $      79,292  $  (33,935) $        6,743  $     3,738  $  (52,897)
 Net realized gains (losses)                                           89,683      65,180      (1,195,557)    (151,912)   (124,730)
 Change in net unrealized appreciation
  (depreciation) of investments                                       125,828     634,299       1,956,156      106,775     824,991
                                                                 ------------  ----------  --------------  -----------  ----------
   Increase (decrease) in net assets from operations                  294,803     665,544         767,342      (41,399)    647,364
                                                                 ------------  ----------  --------------  -----------  ----------
From capital transactions:
 Net proceeds from units sold                                           4,769       2,560             557            -       3,081
 Cost of units redeemed                                            (1,239,825)   (350,630)       (881,990)     (28,512)   (570,804)
 Net transfers                                                        467,201     610,757        (710,840)  (1,057,538)    916,345
 Contract maintenance charge                                           (2,363)     (1,318)         (1,773)        (517)     (2,517)
                                                                 ------------  ----------  --------------  -----------  ----------
   Increase (decrease) in net assets from capital transactions       (770,218)    261,369      (1,594,046)  (1,086,567)    346,105
                                                                 ------------  ----------  --------------  -----------  ----------
Increase (decrease) in net assets                                    (475,415)    926,913        (826,704)  (1,127,966)    993,469
Net assets at beginning of period                                   6,172,899   2,159,769       5,572,096    1,127,966   4,567,735
                                                                 ------------  ----------  --------------  -----------  ----------
Net assets at end of period                                     $   5,697,484  $3,086,682  $    4,745,392  $         -  $5,561,204
                                                                =============  ==========  ==============  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                               325         306              57            -         322
 Units redeemed                                                       (85,789)    (40,981)        (89,541)      (3,239)    (60,889)
 Units transferred                                                     32,696      67,299         (72,111)    (115,657)     97,311
                                                                 ------------  ----------  --------------  -----------  ----------
Increase (decrease) in units outstanding                              (52,768)     26,624        (161,595)    (118,896)     36,744
Beginning units                                                       439,288     273,760         591,846      118,896     481,753
                                                                 ------------  ----------  --------------  -----------  ----------
Ending units                                                          386,520     300,384         430,251            -     518,497
                                                                =============  ==========  ==============  ===========  ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)


                                                        Large Cap    Mid Cap     Mid Cap                 Balanced     Conservative
                                                          Value      Growth       Value     Small Cap     Growth         Growth
                                                        Portfolio   Portfolio   Portfolio   Portfolio    Strategy       Strategy
                                                        (Class 1)   (Class 1)   (Class 1)   (Class 1)    (Class 2)     (Class 2)
                                                       ----------  ----------  ----------  ----------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $   22,083  $  (76,365) $  (30,393) $  (40,282) $    973,968  $     738,200
 Net realized gains (losses)                              (91,104)   (218,636)   (267,552)   (113,330)   (4,192,685)    (2,450,101)
 Change in net unrealized appreciation
  (depreciation) of investments                           754,667   1,614,636   1,090,781     654,238    14,328,395      9,509,567
                                                       ----------  ----------  ----------  ----------  ------------  -------------
   Increase (decrease) in net assets from operations      685,646   1,319,635     792,836     500,626    11,109,678      7,797,666
                                                       ----------  ----------  ----------  ----------  ------------  -------------

From capital transactions:
 Net proceeds from units sold                               2,405         553       1,425         619       183,923         67,103
 Cost of units redeemed                                  (837,339)   (713,206)   (865,911)   (555,302)  (24,069,205)   (20,732,335)
 Net transfers                                            (74,710)    253,796      63,834    (221,456)   (3,501,410)       559,984
 Contract maintenance charge                               (2,410)     (2,807)     (2,585)     (1,631)      (36,265)       (23,567)
                                                       ----------  ----------  ----------  ----------  ------------  -------------
  Increase (decrease) in net assets from capital
   transactions                                          (912,054)   (461,664)   (803,237)   (777,770)  (27,422,957)   (20,128,815)
                                                       ----------  ----------  ----------  ----------  ------------  -------------

Increase (decrease) in net assets                        (226,408)    857,971     (10,401)   (277,144)  (16,313,279)   (12,331,149)
Net assets at beginning of period                       5,987,424   5,547,018   5,192,796   3,334,978   134,567,632     98,735,236
                                                       ----------  ----------  ----------  ----------  ------------  -------------
Net assets at end of period                            $5,761,016  $6,404,989  $5,182,395  $3,057,834  $118,254,353  $  86,404,087
                                                       ==========  ==========  ==========  ==========  ============  =============

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                   199          29          62          53        10,435          3,823
 Units redeemed                                           (58,152)    (39,818)    (38,801)    (48,648)   (1,333,923)    (1,156,642)
 Units transferred                                         (5,347)     14,159       1,456     (17,988)     (205,929)        65,884
                                                       ----------  ----------  ----------  ----------  ------------  -------------
Increase (decrease) in units outstanding                  (63,300)    (25,630)    (37,283)    (66,583)   (1,529,417)    (1,086,935)
Beginning units                                           425,322     305,563     229,756     280,242     7,530,332      5,581,620
                                                       ----------  ----------  ----------  ----------  ------------  -------------
Ending units                                              362,022     279,933     192,473     213,659     6,000,915      4,494,685
                                                       ==========  ==========  ==========  ==========  ============  =============
                                                                          Moderate        Cash       Diversified
                                                             Growth        Growth      Management    Fixed Income
                                                            Strategy      Strategy      Portfolio     Portfolio
                                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)
                                                          ------------  ------------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                             $   (361,604) $      8,738  $   (538,840) $     736,424
 Net realized gains (losses)                                   388,202      (925,645)     (879,159)     1,600,272
 Change in net unrealized appreciation
  (depreciation) of investments                              7,820,831    15,524,838       731,635        882,456
                                                          ------------  ------------  ------------  -------------
   Increase (decrease) in net assets from operations         7,847,429    14,607,931      (686,364)     3,219,152
                                                          ------------  ------------  ------------  -------------

From capital transactions:
 Net proceeds from units sold                                  367,935       579,372       695,615         73,792
 Cost of units redeemed                                    (14,110,094)  (37,042,489)  (29,090,315)   (19,169,770)
 Net transfers                                              (3,557,174)   (8,190,417)   14,120,748      1,901,787
 Contract maintenance charge                                   (33,628)      (45,788)      (11,986)       (17,428)
                                                          ------------  ------------  ------------  -------------
  Increase (decrease) in net assets from capital
   transactions                                            (17,332,961)  (44,699,322)  (14,285,938)   (17,211,619)
                                                          ------------  ------------  ------------  -------------

Increase (decrease) in net assets                           (9,485,532)  (30,091,391)  (14,972,302)   (13,992,467)
Net assets at beginning of period                           75,466,749   169,027,938    40,014,229     78,126,515
                                                          ------------  ------------  ------------  -------------
Net assets at end of period                               $ 65,981,217  $138,936,547  $ 25,041,927  $  64,134,048
                                                          ============  ============  ============  =============

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                     19,037        32,256        64,547          5,384
 Units redeemed                                               (754,536)   (2,004,657)   (2,715,439)    (1,372,202)
 Units transferred                                            (198,755)     (495,864)    1,315,632        134,262
                                                          ------------  ------------  ------------  -------------
Increase (decrease) in units outstanding                      (934,254)   (2,468,265)   (1,335,260)    (1,232,556)
Beginning units                                              4,060,309     9,255,880     3,693,292      5,758,873
                                                          ------------  ------------  ------------  -------------
Ending units                                                 3,126,055     6,787,615     2,358,032      4,526,317
                                                          ============  ============  ============  =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                            Focus Growth                       Focus                      International
                                             and Income     Focus Growth      TechNet      Focus Value       Equity
                                             Portfolio       Portfolio       Portfolio      Portfolio       Portfolio
                                             (Class 2)       (Class 2)       (Class 2)      (Class 2)       (Class 2)
                                           --------------  --------------  -------------  -------------  ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      80,117   $    (763,268)  $    (85,680)  $     88,261   $      (69,720)
 Net realized gains (losses)                  (4,230,382)      2,307,896      3,568,913     (1,664,303)      (4,776,439)
 Change in net unrealized appreciation
  (depreciation) of investments                3,842,304      14,026,627     (2,268,796)     5,016,959       12,050,599
                                           -------------   -------------   ------------   ------------   --------------
  Increase (decrease) in net assets
   from operations                              (307,961)     15,571,255      1,214,437      3,440,917        7,204,440
                                           -------------   -------------   ------------   ------------   --------------
From capital transactions:
 Net proceeds from units sold                     25,158         203,829         18,281         70,590           67,099
 Cost of units redeemed                       (1,197,995)    (10,394,685)      (909,058)    (5,989,147)      (8,614,536)
 Net transfers                               (18,864,761)     28,371,217    (14,933,637)    (1,702,001)      (1,922,638)
 Contract maintenance charge                      (2,960)        (19,654)        (2,671)       (10,417)         (12,553)
                                           -------------   -------------   ------------   ------------   --------------
  Increase (decrease) in net assets from
   capital transactions                      (20,040,558)     18,160,707    (15,827,085)    (7,630,975)     (10,482,628)
                                           -------------   -------------   ------------   ------------   --------------
Increase (decrease) in net assets            (20,348,519)     33,731,962    (14,612,648)    (4,190,058)      (3,278,188)
Net assets at beginning of period             20,348,519      31,156,204     14,612,648     34,144,677       52,128,758
                                           -------------   -------------   ------------   ------------   --------------
Net assets at end of period                $           -   $  64,888,166   $          -   $ 29,954,619   $   48,850,570
                                           =============   =============   ============   ============   ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        2,863          22,910          3,517          4,234            7,071
 Units redeemed                                 (139,141)     (1,213,214)      (170,263)      (368,886)        (916,986)
 Units transferred                            (2,072,910)      3,644,430     (2,517,088)      (110,222)        (214,631)
                                           -------------   -------------   ------------   ------------   --------------
Increase (decrease) in units outstanding      (2,209,188)      2,454,126     (2,683,834)      (474,874)      (1,124,546)
Beginning units                                2,209,188       4,063,851      2,683,834      2,124,084        5,688,860
                                           -------------   -------------   ------------   ------------   --------------
Ending units                                           -       6,517,977              -      1,649,210        4,564,314
                                           =============   =============   ============   ============   ==============
                                             Large Cap       Large Cap      Large Cap       Mid Cap          Mid Cap
                                             Composite         Growth         Value          Growth           Value
                                             Portfolio       Portfolio      Portfolio      Portfolio        Portfolio
                                             (Class 2)       (Class 2)      (Class 2)      (Class 2)        (Class 2)
                                           -------------    ------------   ------------   ------------     ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     12,383     $  (727,875)   $    32,559    $  (623,928)     $  (431,381)
 Net realized gains (losses)                 (1,029,401)      1,395,407       (576,214)    (1,417,497)      (2,586,108)
 Change in net unrealized appreciation
  (depreciation) of investments                 518,121       6,119,460      6,188,938     11,047,775       10,783,391
                                           ------------     -----------    -----------    -----------      -----------
  Increase (decrease) in net assets
   from operations                             (498,897)      6,786,992      5,645,283      9,006,350        7,765,902
                                           ------------     -----------    -----------    -----------      -----------
From capital transactions:
 Net proceeds from units sold                    14,400          71,329         72,553         55,422           61,917
 Cost of units redeemed                        (900,100)     (8,409,878)    (8,485,633)    (7,120,458)      (7,628,218)
 Net transfers                              (12,559,511)      9,738,440       (719,197)    (2,060,833)        (476,182)
 Contract maintenance charge                     (1,816)        (12,906)       (12,119)       (10,727)         (13,007)
                                           ------------     -----------    -----------    -----------      -----------
  Increase (decrease) in net assets from
   capital transactions                     (13,447,027)      1,386,985     (9,144,396)    (9,136,596)      (8,055,490)
                                           ------------     -----------    -----------    -----------      -----------
Increase (decrease) in net assets           (13,945,924)      8,173,977     (3,499,113)      (130,246)        (289,588)
Net assets at beginning of period            13,945,924      49,188,197     54,558,994     42,612,099       48,200,122
                                           ------------     -----------    -----------    -----------      -----------
Net assets at end of period                $          -     $57,362,174    $51,059,881    $42,481,853      $47,910,534
                                           ============     ===========    ===========    ===========      ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       1,576           7,545          5,244          2,953            2,711
 Units redeemed                                (104,965)       (893,215)      (621,724)      (385,499)        (341,714)
 Units transferred                           (1,407,469)      1,073,670        (61,604)      (114,074)         (24,637)
                                           ------------     -----------    -----------    -----------      -----------
Increase (decrease) in units outstanding     (1,510,858)        188,000       (678,084)      (496,620)        (363,640)
Beginning units                               1,510,858       5,310,428      4,012,562      2,408,595        2,228,830
                                           ------------     -----------    -----------    -----------      -----------
Ending units                                          -       5,498,428      3,334,478      1,911,975        1,865,190
                                           ============     ===========    ===========    ===========      ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                           Balanced      Conservative                    Moderate
                                            Small Cap       Growth          Growth         Growth         Growth
                                            Portfolio      Strategy        Strategy       Strategy       Strategy
                                            (Class 2)      (Class 3)      (Class 3)       (Class 3)      (Class 3)
                                           ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (542,779)  $    603,029   $     430,304   $   (389,573)  $     90,625
 Net realized gains (losses)                  (610,929)    (3,454,314)       (820,666)    (3,485,757)    (1,687,723)
 Change in net unrealized appreciation
  (depreciation) of investments              7,227,369      9,779,730       5,049,805     12,532,495     14,327,746
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets
   from operations                           6,073,661      6,928,445       4,659,443      8,657,165     12,730,648
                                           ------------   ------------   ------------   ------------   ------------
From capital transactions:
 Net proceeds from units sold                   68,435        609,896         385,781        443,534      1,519,501
 Cost of units redeemed                     (5,421,361)   (11,468,863)     (8,530,101)    (6,385,635)   (13,258,757)
 Net transfers                              (2,120,120)      (141,672)      2,738,794     (4,674,524)    (1,309,450)
 Contract maintenance charge                    (8,977)       (21,335)        (10,937)       (30,953)       (35,551)
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets from
   capital transactions                     (7,482,023)   (11,021,974)     (5,416,463)   (10,647,578)   (13,084,257)
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets           (1,408,362)    (4,093,529)       (757,020)    (1,990,413)      (353,609)
Net assets at beginning of period           38,556,747     77,079,921      56,736,164     79,019,261    117,437,570
                                           ------------   ------------   ------------   ------------   ------------
Net assets at end of period                $37,148,385   $ 72,986,392   $  55,979,144   $ 77,028,848   $117,083,961
                                           ============   ============   ============   ============   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      6,122         31,927          21,360         23,263         77,023
 Units redeemed                               (464,019)      (627,719)       (480,579)      (339,002)      (714,580)
 Units transferred                            (196,204)       (15,519)        162,623       (286,794)       (73,242)
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in units outstanding      (654,101)      (611,311)       (296,596)      (602,533)      (710,799)
Beginning units                              3,332,561      4,322,955       3,202,846      4,249,562      6,431,402
                                           ------------   ------------   ------------   ------------   ------------
Ending units                                 2,678,460      3,711,644       2,906,250      3,647,029      5,720,603
                                           ============   ============   ============   ============   ============
                                                                          Allocation
                                            Allocation     Allocation      Moderate      Allocation        Cash
                                             Balanced        Growth         Growth        Moderate      Management
                                             Portfolio      Portfolio      Portfolio      Portfolio      Portfolio
                                             (Class 3)      (Class 3)      (Class 3)      (Class 3)      (Class 3)
                                           ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    618,078   $   (590,749)  $   (313,745)  $    413,827   $   (739,581)
 Net realized gains (losses)                 (1,715,269)    (7,919,073)    (9,670,820)    (5,647,241)      (924,322)
 Change in net unrealized appreciation
  (depreciation) of investments              17,843,414     24,801,186     72,693,140     30,879,607        668,761
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets
   from operations                           16,746,223     16,291,364     62,708,575     25,646,193       (995,142)
                                           ------------   ------------   ------------   ------------   ------------
From capital transactions:
 Net proceeds from units sold                 1,204,074        493,690      4,148,201        891,690      1,146,709
 Cost of units redeemed                     (15,802,459)   (14,480,363)   (33,713,573)   (21,414,735)   (14,050,021)
 Net transfers                               10,246,573     (7,149,650)    (7,347,885)       544,442      8,474,617
 Contract maintenance charge                    (23,812)       (48,955)      (100,828)       (46,152)       (12,338)
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets from
   capital transactions                      (4,375,624)   (21,185,278)   (37,014,085)   (20,024,755)    (4,441,033)
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets            12,370,599     (4,893,914)    25,694,490      5,621,438     (5,436,175)
Net assets at beginning of period           168,207,813    130,865,747    536,848,452    246,739,218     50,844,383
                                           ------------   ------------   ------------   ------------   ------------
Net assets at end of period                $180,578,412   $125,971,833   $562,542,942   $252,360,656   $ 45,408,208
                                           ============   ============   ============   ============   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     106,653         45,251        389,370         81,914        105,720
 Units redeemed                              (1,412,455)    (1,353,125)    (3,166,444)    (1,947,940)    (1,315,490)
 Units transferred                              978,047       (738,427)      (769,285)         8,579        793,590
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in units outstanding       (327,755)    (2,046,301)    (3,546,359)    (1,857,447)      (416,180)
Beginning units                              15,345,426     12,487,431     50,871,118     22,741,864      4,707,536
                                           ------------   ------------   ------------   ------------   ------------
Ending units                                 15,017,671     10,441,130     47,324,759     20,884,417      4,291,356
                                           ============   ============   ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                               Focus
                                            Diversified     Growth and       Focus          Focus
                                            Fixed Income      Income         Growth        TechNet      Focus Value
                                             Portfolio       Portfolio     Portfolio      Portfolio      Portfolio
                                             (Class 3)       (Class 3)     (Class 3)      (Class 3)      (Class 3)
                                           -------------   ------------   ------------  ------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     579,107   $     63,022   $  (658,323)  $   (104,666)  $     79,655
 Net realized gains (losses)                   1,154,432     (4,412,072)      986,234      3,276,386     (1,010,075)
 Change in net unrealized appreciation
  (depreciation) of investments                  527,773      4,132,279    14,251,772     (1,520,613)     3,925,736
                                           -------------   ------------   ------------  ------------   ------------
  Increase (decrease) in net assets
   from operations                             2,261,312       (216,771)   14,579,683      1,651,107      2,995,316
                                           -------------   ------------   ------------  ------------   ------------
From capital transactions:
 Net proceeds from units sold                    332,508         11,647       209,280         19,729        213,826
 Cost of units redeemed                       (6,374,245)      (733,831)   (6,970,687)      (634,098)    (3,266,816)
 Net transfers                                   753,678    (18,424,473)   31,916,623    (18,238,299)      (112,869)
 Contract maintenance charge                      (8,991)        (2,968)      (19,233)        (2,677)        (8,720)
                                           -------------   ------------   ------------  ------------   ------------
  Increase (decrease) in net assets from
   capital transactions                       (5,297,050)   (19,149,625)   25,135,983    (18,855,345)    (3,174,579)
                                           -------------   ------------   ------------  ------------   ------------
Increase (decrease) in net assets             (3,035,738)   (19,366,396)   39,715,666    (17,204,238)      (179,263)
Net assets at beginning of period             52,512,551     19,366,396    21,752,321     17,204,238     25,664,219
                                           -------------   ------------   ------------  ------------   ------------
Net assets at end of period                $  49,476,813   $          -   $61,467,987   $          -   $ 25,484,956
                                           =============   ============   ============  ============   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       23,301          1,339        23,558          3,541         12,976
 Units redeemed                                 (458,920)       (86,334)     (794,050)      (118,156)      (198,167)
 Units transferred                                52,586     (1,990,971)    4,116,022     (3,137,141)        (7,754)
                                           -------------   ------------   ------------  ------------   ------------
Increase (decrease) in units outstanding        (383,033)    (2,075,966)    3,345,530     (3,251,756)      (192,945)
Beginning units                                3,906,220      2,075,966     2,836,412      3,251,756      1,602,759
                                           -------------   ------------   ------------  ------------   ------------
Ending units                                   3,523,187              -     6,181,942              -      1,409,814
                                           =============   ============   ============  ============   ============
                                            International    Large Cap     Large Cap     Large Cap      Mid Cap
                                               Equity        Composite       Growth        Value         Growth
                                              Portfolio      Portfolio     Portfolio     Portfolio     Portfolio
                                              (Class 3)      (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                           --------------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      (50,529)  $     1,080   $  (520,682)  $    18,863   $  (471,452)
 Net realized gains (losses)                   (4,667,815)   (1,397,110)     (178,471)   (1,252,084)   (1,555,126)
 Change in net unrealized appreciation
  (depreciation) of investments                11,523,876     1,092,114     5,521,409     4,970,424     9,163,129
                                           --------------   -----------   -----------   -----------   -----------
  Increase (decrease) in net assets
   from operations                              6,805,532      (303,916)    4,822,256     3,737,203     7,136,551
                                           --------------   -----------   -----------   -----------   -----------
From capital transactions:
 Net proceeds from units sold                     293,743         3,511       156,071       278,386       106,189
 Cost of units redeemed                        (5,079,709)     (301,624)   (5,178,215)   (4,248,194)   (4,461,138)
 Net transfers                                   (933,003)   (8,927,338)    6,953,542      (710,551)   (1,450,323)
 Contract maintenance charge                      (12,749)       (1,044)      (10,070)       (9,064)       (9,637)
                                           --------------   -----------   -----------   -----------   -----------
  Increase (decrease) in net assets from
   capital transactions                        (5,731,718)   (9,226,495)    1,921,328    (4,689,423)   (5,814,909)
                                           --------------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets               1,073,814    (9,530,411)    6,743,584      (952,220)    1,321,642
Net assets at beginning of period              45,058,335     9,530,411    33,756,726    34,221,328    32,477,087
                                           --------------   -----------   -----------   -----------   -----------
Net assets at end of period                $   46,132,149   $         -   $40,500,310   $33,269,108   $33,798,729
                                           ==============   ===========   ===========   ===========   ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        30,903           414        16,452        20,538         5,593
 Units redeemed                                  (528,166)      (34,908)     (543,649)     (309,572)     (236,376)
 Units transferred                               (109,796)     (997,502)      766,016       (54,102)      (83,215)
                                           --------------   -----------   -----------   -----------   -----------
Increase (decrease) in units outstanding         (607,059)   (1,031,996)      238,819      (343,136)     (313,998)
Beginning units                                 4,927,680     1,031,996     3,644,911     2,523,085     1,834,874
                                           --------------   -----------   -----------   -----------   -----------
Ending units                                    4,320,621             -     3,883,730     2,179,949     1,520,876
                                           ==============   ===========   ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                                                              American
                                                                                            Funds Global
                                                                                               Growth          American
                                                Mid Cap        Real Return    Small Cap         SAST         Funds Growth
                                            Value Portfolio     Portfolio     Portfolio      Portfolio      SAST Portfolio
                                               (Class 3)        (Class 3)     (Class 3)      (Class 3)        (Class 3)
                                           ----------------   ------------   -----------   -------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $       (326,445)  $   (173,322)  $  (434,415)  $    (106,569)  $       (81,219)
 Net realized gains (losses)                     (3,286,142)       708,577      (978,571)        580,649           436,248
 Change in net unrealized appreciation
  (depreciation) of investments                   9,430,787        493,475     6,479,629       1,635,184           754,324
                                           ----------------   ------------   -----------   -------------   ---------------
  Increase (decrease) in net assets
   from operations                                5,818,200      1,028,730     5,066,643       2,109,264         1,109,353
                                           ----------------   ------------   -----------   -------------   ---------------
From capital transactions:
 Net proceeds from units sold                       133,404        509,989       155,262         211,467           136,289
 Cost of units redeemed                          (4,647,718)    (5,470,825)   (4,104,432)     (1,187,058)         (561,378)
 Net transfers                                   (1,532,395)    (1,398,829)   (2,041,200)        415,623           141,674
 Contract maintenance charge                        (11,668)        (4,407)       (9,148)         (1,693)             (975)
                                           ----------------   ------------   -----------   -------------   ---------------
  Increase (decrease) in net assets from
   capital transactions                          (6,058,377)    (6,364,072)   (5,999,518)       (561,661)         (284,390)
                                           ----------------   ------------   -----------   -------------   ---------------
Increase (decrease) in net assets                  (240,177)    (5,335,342)     (932,875)      1,547,603           824,963
Net assets at beginning of period                36,058,406     39,555,958    31,686,324      12,028,539         6,239,986
                                           ----------------   ------------   -----------   -------------   ---------------
Net assets at end of period                $     35,818,229   $ 34,220,616   $30,753,449   $  13,576,142   $     7,064,949
                                           ================   ============   ===========   =============   ===============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                           5,755         44,118        13,321          19,909            13,055
 Units redeemed                                    (209,312)      (479,398)     (348,859)       (112,278)          (60,925)
 Units transferred                                  (68,743)      (125,086)     (183,586)         41,871            15,614
                                           ----------------   ------------   -----------   -------------   ---------------
Increase (decrease) in units outstanding           (272,300)      (560,366)     (519,124)        (50,498)          (32,256)
Beginning units                                   1,676,182      3,504,191     2,740,042       1,158,694           666,777
                                           ----------------   ------------   -----------   -------------   ---------------
Ending units                                      1,403,882      2,943,825     2,220,918       1,108,196           634,521
                                           ================   ============   ===========   =============   ===============
                                                                                                VIP
                                                                 VIP             VIP         Investment
                                            American Funds    Contrafund    Equity-Income    Grade Bond    VIP Mid Cap
                                            Growth-Income     Portfolio       Portfolio      Portfolio      Portfolio
                                            SAST Portfolio     (Service       (Service        (Service      (Service
                                              (Class 3)        Class 2)       Class 2)        Class 2)      Class 2)
                                           ---------------   -----------   --------------   -----------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $       (39,767)  $   (47,234)  $       (1,030)  $   693,426   $   (271,778)
 Net realized gains (losses)                        18,335       839,970          143,011     2,298,237      1,369,600
 Change in net unrealized appreciation
  (depreciation) of investments                    930,373       546,161        1,339,894    (1,288,360)     2,723,224
                                           ---------------   -----------   --------------   -----------   ------------
  Increase (decrease) in net assets
   from operations                                 908,941     1,338,897        1,481,875     1,703,303      3,821,046
                                           ---------------   -----------   --------------   -----------   ------------
From capital transactions:
 Net proceeds from units sold                      148,185        64,817           93,610       288,666        304,272
 Cost of units redeemed                           (720,271)     (532,867)        (714,426)   (3,269,990)    (1,473,434)
 Net transfers                                     574,353       (18,211)        (225,007)    4,594,671       (169,880)
 Contract maintenance charge                        (1,237)       (1,195)          (1,375)       (4,731)        (2,615)
                                           ---------------   -----------   --------------   -----------   ------------
  Increase (decrease) in net assets from
   capital transactions                              1,030      (487,456)        (847,198)    1,608,616     (1,341,657)
                                           ---------------   -----------   --------------   -----------   ------------
Increase (decrease) in net assets                  909,971       851,441          634,677     3,311,919      2,479,389
Net assets at beginning of period                7,585,712     8,053,947       10,982,362    37,096,964     18,769,046
                                           ---------------   -----------   --------------   -----------   ------------
Net assets at end of period                $     8,495,683   $ 8,905,388   $   11,617,039   $40,408,883   $ 21,248,435
                                           ===============   ===========   ==============   ===========   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                         16,522         7,621           12,058        25,422         30,026
 Units redeemed                                    (79,466)      (61,198)         (89,040)     (287,135)      (143,308)
 Units transferred                                  65,883            91          (20,231)      401,842        (28,016)
                                           ---------------   -----------   --------------   -----------   ------------
Increase (decrease) in units outstanding             2,939       (53,486)         (97,213)      140,129       (141,298)
Beginning units                                    835,747       944,950        1,363,328     3,344,732      1,970,517
                                           ---------------   -----------   --------------   -----------   ------------
Ending units                                       838,686       891,464        1,266,115     3,484,861      1,829,219
                                           ===============   ===========   ==============   ===========   ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                                T. Rowe Price
                                                                  Blue Chip      T. Rowe Price
                                              VIP Overseas         Growth        Equity Income
                                               Portfolio          Portfolio        Portfolio
                                           (Service Class 2)     (Class II)       (Class II)
                                           -----------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $         (45,248)  $      (61,142)  $       (7,925)
 Net realized gains (losses)                         220,788          492,268          206,239
 Change in net unrealized appreciation
  (depreciation) of investments                    2,427,923          190,117        1,130,206
                                           -----------------   --------------   --------------
  Increase (decrease) in net assets
   from operations                                 2,603,463          621,243        1,328,520
                                           -----------------   --------------   --------------
From capital transactions:
 Net proceeds from units sold                         98,458          128,588          123,302
 Cost of units redeemed                             (728,184)        (404,982)        (834,566)
 Net transfers                                       669,606          104,394          587,541
 Contract maintenance charge                          (1,567)            (506)          (1,528)
                                           -----------------   --------------   --------------
  Increase (decrease) in net assets from
   capital transactions                               38,313         (172,506)        (125,251)
                                           -----------------   --------------   --------------
Increase (decrease) in net assets                  2,641,776          448,737        1,203,269
Net assets at beginning of period                 10,859,575        3,901,806       11,776,667
                                           -----------------   --------------   --------------
Net assets at end of period                $      13,501,351   $    4,350,543   $   12,979,936
                                           =================   ==============   ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                           13,815           13,979           14,646
 Units redeemed                                      (95,889)         (42,631)         (97,826)
 Units transferred                                    96,245           10,237           72,551
                                           -----------------   --------------   --------------
Increase (decrease) in units outstanding              14,171          (18,415)         (10,629)
Beginning units                                    1,516,839          438,740        1,344,788
                                           -----------------   --------------   --------------
Ending units                                       1,531,010          420,325        1,334,159
                                           =================   ==============   ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

     Variable Annuity Account Five of SunAmerica Annuity and Life Assurance Company (the "Separate Account") is an investment account of SunAmerica Annuity and Life Assurance Company (the "Company"). The Company is a direct wholly owned subsidiary of SunAmerica Life Insurance Company, which is a subsidiary of SAFG Retirement Services, Inc. (formerly known as AIG Retirement Services, Inc.), the retirement services and asset management organization within American International Group, Inc. ("American International Group"). American International Group is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities, financial services, retirement savings, and asset management. AIG Retirement Services, Inc. changed its name to SAFG Retirement Services, Inc. on June 10, 2010. The Separate Account is registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

     The Separate Account offers the following variable annuity products:
     Seasons, Seasons Select, Seasons Select II, Seasons Advisor, Seasons Triple Elite, Seasons Advisor II, Seasons Preferred Solution, Seasons Elite, Seasons Advisor III, and Seasons Advantage.

     The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms and financial institutions. The distributor of these contracts is SunAmerica Capital Services, Inc., an affiliate of the Company. No underwriting fees are paid in connection with the distribution of the contracts.

     The Separate Account is composed of a total of forty-four variable portfolios and twelve variable strategies of different classes (the "Variable Accounts"). Each of the Variable Accounts is invested solely in the shares of one of the following: (1) the twelve Class 1, Class 2, and Class 3 multi-managed variable investment strategies (the "Seasons Strategies"), twenty-five Class 1, Class 2, and Class 3 variable portfolios (the "Select Portfolios"), five Class 1, Class 2, and Class 3 focused portfolios (the "Focused Portfolios"), and four Class 3 managed allocation portfolios (the "Managed Allocation Portfolios"), each with a distinct investment objective, of the Seasons Series Trust (the "Seasons Trust"),
     (2) the three currently available Class 3 investment portfolios of the SunAmerica Series Trust (the "SunAmerica Trust"), (3) the five currently available Service Class 2 investment portfolios of the Fidelity Variable Insurance Products (the "Fidelity Products"), or (4) the two currently available Class II investment portfolios of the T. Rowe Price Equity Series, Inc. (the "T. Rowe Price Series"). The Seasons Strategies are comprised of Growth, Moderate Growth, Balanced Growth, and Conservative Growth. Each strategy invests in the shares of a designated multi-managed portfolio as well as in the shares of two other portfolios of the Seasons Trust. Each of the Select Portfolios, Managed Allocation Portfolios, and Focused Portfolios is invested solely in the shares of a designated portfolio of the Seasons Trust. The Seasons Trust, SunAmerica Trust, Fidelity Products, and T. Rowe Price Series are diversified, open-ended investment companies, which retain investment advisors to assist in their

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION (continued)

     investment activities. The Seasons Trust and the SunAmerica Trust are affiliated investment companies. The contract holder may elect to have investments allocated to the guaranteed-interest funds of the company (the "General Account"), which are not a part of the Separate Account. The products offer investments in different classes of shares of the portfolios of the Trusts. The primary difference between the classes is that the Class 2 shares of the Seasons Trust are subject to 12b-1 fees of 0.15%, the Class 3 shares of the Seasons Trust, the Class 3 shares of the SunAmerica Trust, the Service Class 2 shares of the Fidelity Products and the Class II shares of the T. Rowe Price Series are subject to 12b-1 fees of 0.25%, of each classes' average daily net assets, while the Class 1 shares of the Seasons Trust are not subject to 12b-1 fees. The financial Statements include balances allocated by the participant to the Variable Accounts and do not include balances allocated to the General Account

     On October 1, 2010 the Focus Technet Portfolio of the Seasons Trust was merged with and into the Focus Growth Portfolio. On that date, all assets and liabilities of the Focus Technet Portfolio were transferred to the Focus Growth Portfolio in exchange for shares of the Focus Growth Portfolio with the same net assets value as the net assets transferred. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

     On October 1, 2010 the Large Cap Composite Portfolio of the Seasons Trust was merged with and into the Large Cap Growth Portfolio. On that date, all assets and liabilities of the Large Cap Composite Portfolio were transferred to the Large Cap Growth Portfolio in exchange for shares of the Large Cap Growth Portfolio with the same net assets value as the net assets transferred. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

     On October 1, 2010 the Focus Growth & Income Portfolio of the Seasons Trust was merged with and into the Focus Growth Portfolio. On that date, all assets and liabilities of the Focus Growth & Income Portfolio were transferred to the Focus Growth Portfolio in exchange for shares of the Focus Growth Portfolio with the same net assets value as the net assets transferred. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENT ACCOUNTING AND VALUATION: The investments are stated at the net asset value of each of the portfolios of the Trusts as determined at the close of the business day. Purchases and sales of shares of the portfolios are valued at the net asset values of such portfolios, which value their investment securities at fair value, on the date the shares are purchased or sold. Dividends and capital gains distributions are recorded on the ex-distribution date. Realized gain and losses on the sale of investments in the Trusts are

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     recognized at the date of sale and are determined on a first-in, first-out basis. Accumulation unit values are computed daily based on total net assets of the portfolios.

     FEDERAL INCOME TAXES: The Company qualifies for federal income tax treatment grated to life insurance companies under subchapter L of the Internal Revenue Service Code (the "Code"). The operations of the Separate Account are part of the total operations of the Company and are not taxed separately. Under the current provision of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. Based on this, no charge is being made currently to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code.

     USE OF ESTIMATES: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

     RESERVES FOR CONTRACTS IN PAYOUT (ANNUITIZATION) PERIOD: Net assets allocated to contracts in the payout period are based on the Annuity 2000 Mortality Table depending on the calendar year of annuitization as well as other assumptions, including provisions for the risk of adverse deviation from assumptions. An assumed interest rate of 3.5% is used in determining annuity payments for all products.

     The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Separate Account by the Company to cover greater longevity of the annuitant than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company. Transfers are recorded as cost of units redeemed or as net proceeds from units sold in the accompanying Statements of Changes in Net Assets.

     Annuity benefit payments are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

3.   FAIR VALUE MEASUREMENTS

     Assets and liabilities recorded at fair value in the Separate Account statements of assets and liabilities are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3.   FAIR VALUE MEASUREMENTS (continued)

     significant to the fair value measurement in its entirety. The Separate Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Separate Account considers factors specific to the asset or liability.

     Level 1 - Fair value measurements that are quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets, and most mutual funds.

     Level 2 - Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal and provincial obligations, hybrid securities, and derivative contracts.

     Level 3 - Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

     The Separate Account assets measured at fair value as of April 30, 2012 consist of investments in trusts, which are registered and open-end mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 as of April 30, 2012 and for the year then ended. The Separate Account had no liabilities as of April 30, 2012. See the Schedules of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at April 30, 2012, and respective hierarchy levels.

4.   CHARGES AND DEDUCTIONS

     Charges and deductions are applied against the current value of the Separate Account and are paid as follows:

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.   CHARGES AND DEDUCTIONS (continued)

     WITHDRAWAL CHARGE: Each contract provides that in the event that a contract holder withdraws all or a portion of the contract value during the surrender charge period, withdrawal charges may be assessed on the excess of the free withdrawal amounts as defined in the contract. The withdrawal charges are based on tables of charges applicable to the specific contracts, with a maximum charge of up to 9% (applicable to contracts with the Seasons Rewards) of any amount withdrawn that exceeds the free withdrawal amount. Withdrawal charges are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. There are no withdrawal charges under the Seasons Advisor, Seasons Advisor II, and Seasons Advisor III contracts.

     CONTRACT MAINTENANCE CHARGE: An annual contract maintenance charge of $30 or $35 (which may vary based on state) is charged against certain contracts, which reimburses the Company for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary during the accumulation phase. In the event that a total surrender of contract value is made, the entire charge is assessed as of the date of surrender, and deducted from that withdrawal. The contract maintenance charge is recorded as a charge in the Statements of Changes in Net Assets. There are no contract maintenance charges under the Seasons Advisor and Seasons Advisor II contracts.

     SEPARATE ACCOUNT ANNUAL CHARGE: The Company deducts a separate account annual charge comprised of mortality and expense risk charges and distribution expense charges, computed on a daily basis. Separate Account annual charges are recorded as a charge in the Statements of Operations. The total annual rates of the net asset value of each Seasons Strategy/Select Portfolio/Managed Allocation Portfolio/Focused Portfolio, depending on any optional death benefits elected for each product, are as follows: Seasons 1.40%, Seasons Select 1.40% or 1.52%, Seasons Select II 1.40%, 1.55%, 1.65%, 1.80%, or 2.05%, Seasons Advisor 1.40% or 1.65%,
     Seasons Triple Elite 1.55%, 1.70%, or 1.95%, Seasons Advisor II 1.55%, 1.70%, or 1.95%, Seasons Preferred Solution 1.15%, 1.40%, 1.55%, 1.65%,
     1.80%, or 2.05%, Seasons Elite 1.55%, 1.75%, 2.00%, or 2.20%, Seasons
     Advisor III 1.65%, 1.85%, or 2.30%, and Seasons Advantage 1.65%, 1.90%, or 2.30%. The mortality risk charge is compensation for the mortality risks assumed by the Company from its contractual obligations to make annuity payments after the contract has annuitized for the life of the annuitant and to provide the standard death benefit. The expense risk charge is compensation for assuming the risk that the current contract administration charges will be insufficient in the future to cover the cost of administering the contract. The distribution expense charge is deducted at an annual rate of 0.15% of the net asset value of each Strategy or Portfolio and is included in the respective separate account annual charge rate. This charge is for all expenses associated with the distribution of the contract. If this charge is not sufficient to cover the cost of distributing the contract, the Company will bear the loss.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.   CHARGES AND DEDUCTIONS (continued)

     TRANSFER FEE: A transfer fee of $25 ($10 in Pennsylvania and Texas, depending on the contract provisions) may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

     INCOME PROTECTOR FEE: The optional Income Protector Program, offered in Seasons Select, Seasons Select II, and Seasons Triple Elite, provides a guaranteed fixed minimum retirement income upon annuitization. The fee is 0.10% of the Income Benefit Base deducted annually from the contract value, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Income Benefit Base is calculated using the contract value on the effective date of the enrollment in the program and then each subsequent contract anniversary, adjusted for the applicable growth rates, purchase payments, proportional withdrawals, fees, and charges.

     SEASONS PROMISE FEE: The optional Seasons Promise Program offered is Seasons Select II, Seasons Triple Elite, Seasons Preferred Solution, and Seasons Elite provides a guaranteed minimum contract value at the end of ten full contract years. The fee ranges from 0.25% to 0.65% of the contract value less purchase payments received after the 90th day from the contract issue date. The fee is deducted quarterly from the contract value during the first ten full contract years, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

     MARKETLOCK, MARKETLOCK FOR TWO, MARKETLOCK FOR LIFE PLUS, MARKETLOCK INCOME PLUS, MARCKETLOCK FOR LIFE, AND SEASONS INCOME REWARDS FEE: The optional MarketLock, MarketLock for Two, MarketLock for Life Plus, MarketLock Income Plus, MarketLock for Life, and Seasons Income Rewards features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The MarketLock feature is offered in Seasons Select II, Seasons Preferred Solution, Seasons Triple Elite, Seasons Elite, and Seasons Advantage. The Seasons Income Rewards feature is offered in Seasons Select II, Seasons Preferred Solution, Seasons Triple Elite, and Seasons Elite. The MarketLock for Two feature is offered in Seasons Preferred Solution, Seasons Elite, Seasons Triple Elite, and Seasons Select
     II. The annual fee is 0.65% for MarketLock, 0.40% for MarketLock for Two prior to the first withdrawal and 0.80% after the first withdrawal and 0.65% for Seasons Income Rewards in years 0-7 and 0.45% in years 8-10, of the Maximum Anniversary Value Benefit Base or Withdrawal Benefit Base (as described below), deducted quarterly from the contract value and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Maximum Anniversary Value Benefit Base for MarketLock and MarketLock for Two is calculated as the greater of eligible purchase payments received during the first two years, adjusted for withdrawals or the maximum anniversary date contract value occurring in the first ten contract years, adjusted for withdrawals. The Withdrawal Benefit Base for Seasons Income Rewards is calculated as eligible purchase payments adjusted for withdrawals received during the first 90 days.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.   CHARGES AND DEDUCTIONS (continued)

     The MarketLock for Life Plus and MarketLock Income Plus features are offered in Seasons Select II, Seasons Preferred Solution, Seasons Elite, Seasons Advisor III, and Seasons Advantage. The annual fee ranges from 0.65% to 0.95% for one covered person or from 0.90% to 1.25% for two covered persons for MarketLock for Life Plus and ranges from 0.95% to 1.10% for one covered person and 1.20% to 1.35% for two covered persons for MarketLock Income Plus, of the Income Base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Income Base for MarketLock for Life Plus and MarketLock Income Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus a bonus, if eligible, or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

     The MarketLock for Life feature is offered in Seasons Select II, Seasons Preferred Solution, Seasons Advantage, and Seasons Elite. The annual fee is 0.70% for one covered person and 0.95% for two covered persons, of the Maximum Anniversary Value Benefit Base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Maximum Anniversary Value Benefit Base for MarketLock for Life is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus, or the highest anniversary date contract value less purchase payments in year 2-5 over the first year purchase payments.

     PREMIUM TAXES: Certain states charge the Company a premium tax on purchase payments up to a maximum of 3.5%. Some states assess premium taxes at the time purchase payments are made; whereas some states assess premium taxes at the time annuity payments begin or at the time of surrender. There are certain states that do not assess premium taxes. The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes when a purchase payment in made or upon surrender of the contract. Premium taxes are deducted from purchases when a contract annuitizes in the Statements of Changes in Net Assets.

     SEPARATE ACCOUNT INCOME TAXES: The Company currently does not maintain a provision for taxes, but has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES AND SALES OF INVESTMENTS (continued)

     The aggregate cost of the Trusts' shares acquired and the aggregate proceeds from shares sold during the year ended April 30, 2012 consist of the following:

                                                          Cost of Shares   Proceeds from
Variable Account:                                            Acquired       Shares Sold
-----------------                                         ---------------  --------------
SEASONS TRUST:
Asset Allocation: Diversified Growth Portfolio (Class 1)  $     2,339,350  $   5,721,429
Multi-Managed Growth Portfolio (Class 1)                          370,408      2,639,006
Multi-Managed Income Portfolio (Class 1)                        1,881,083      3,065,517
Multi-Managed Income/Equity Portfolio (Class 1)                 1,434,370      2,920,802
Multi-Managed Moderate Growth Portfolio (Class 1)               1,248,154      3,836,557
Stock Portfolio (Class 1)                                         941,222      5,581,944
Cash Management Portfolio (Class 1)                               826,348        729,632
Diversified Fixed Income Portfolio (Class 1)                    1,791,167      1,568,229
Focus Growth Portfolio (Class 1)                                  642,685      1,811,025
International Equity Portfolio (Class 1)                          143,770        977,837
Large Cap Growth Portfolio (Class 1)                              108,201      1,373,436
Large Cap Value Portfolio (Class 1)                               612,297      1,485,242
Mid Cap Growth Portfolio (Class 1)                                541,625      2,221,544
Mid Cap Value Portfolio (Class 1)                                 267,711      1,494,631
Small Cap Portfolio (Class 1)                                      74,931        767,320
Asset Allocation: Diversified Growth Portfolio (Class 2)        8,876,315     23,268,667
Multi-Managed Growth Portfolio (Class 2)                          849,971      6,984,457
Multi-Managed Income Portfolio (Class 2)                        8,052,702     11,949,088
Multi-Managed Income/Equity Portfolio (Class 2)                 5,607,520     14,809,586
Multi-Managed Moderate Growth Portfolio (Class 2)               5,660,150     17,720,419
Stock Portfolio (Class 2)                                       3,806,715     21,856,003
Cash Management Portfolio (Class 2)                            18,779,384     23,761,203
Diversified Fixed Income Portfolio (Class 2)                   10,976,007     18,658,554
Focus Growth Portfolio (Class 2)                                3,868,381     15,920,049
Focus Value Portfolio (Class 2)                                 1,121,194      6,830,738
International Equity Portfolio (Class 2)                        2,236,414     10,283,369
Large Cap Growth Portfolio (Class 2)                            1,026,940     14,562,170
Large Cap Value Portfolio (Class 2)                             2,200,476     10,986,239
Mid Cap Growth Portfolio (Class 2)                              1,236,051      9,983,577
Mid Cap Value Portfolio (Class 2)                               1,056,157     10,013,185
Small Cap Portfolio (Class 2)                                   1,573,825      7,996,355
Asset Allocation: Diversified Growth Portfolio (Class 3)       11,227,652     20,581,160
Multi-Managed Growth Portfolio (Class 3)                        2,010,284      7,785,511
Multi-Managed Income Portfolio (Class 3)                       11,984,143     12,785,859
Multi-Managed Income/Equity Portfolio (Class 3)                 4,399,305      9,517,396
Multi-Managed Moderate Growth Portfolio (Class 3)               6,543,162     15,156,207

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES AND SALES OF INVESTMENTS (continued)

                                                          Cost of Shares    Proceeds from
Variable Account:                                            Acquired        Shares Sold
-----------------                                         ---------------  --------------
SEASONS TRUST (continued):
Stock Portfolio (Class 3)                                 $     6,011,576  $  19,121,644
Allocation Balanced Portfolio (Class 3)                        25,792,291     32,965,324
Allocation Growth Portfolio (Class 3)                           3,275,010     20,866,759
Allocation Moderate Growth Portfolio (Class 3)                 19,360,936     81,170,346
Allocation Moderate Portfolio (Class 3)                        18,022,698     46,907,067
Cash Management Portfolio (Class 3)                            43,630,232     48,072,264
Diversified Fixed Income Portfolio (Class 3)                   11,352,568     16,725,124
Focus Growth Portfolio (Class 3)                                7,185,314     17,574,916
Focus Value Portfolio (Class 3)                                 1,648,351      5,123,608
International Equity Portfolio (Class 3)                        3,285,307     10,630,986
Large Cap Growth Portfolio (Class 3)                            2,196,036     11,121,256
Large Cap Value Portfolio (Class 3)                             3,372,003      7,818,105
Mid Cap Growth Portfolio (Class 3)                              3,307,367      9,177,137
Mid Cap Value Portfolio (Class 3)                               2,033,567      7,499,826
Real Return Portfolio (Class 3)                                 6,304,780     11,162,115
Small Cap Portfolio (Class 3)                                   1,779,136      8,310,092

SUNAMERICA TRUST (Class 3):
American Funds Global Growth SAST Portfolio               $     1,929,025  $   2,851,640
American Funds Growth SAST Portfolio                            1,890,329      2,533,475
American Funds Growth-Income SAST Portfolio                     2,619,517      2,196,550

FIDELITY TRUST (Service Class 2):
VIP Contrafund Portfolio                                  $     2,630,742  $   2,508,947
VIP Equity-Income Portfolio                                     2,017,634      2,368,217
VIP Investment Grade Bond Portfolio                            12,181,729     13,675,041
VIP Mid Cap Portfolio                                           2,753,328      4,434,571
VIP Overseas Portfolio                                          2,457,190      3,211,730

T. ROWE PRICE TRUST (Class II):
T. Rowe Price Blue Chip Growth Portfolio                  $     3,131,402  $   2,703,599
T. Rowe Price Equity Income Portfolio                           1,906,346      3,023,084

6.   OTHER MATTERS

     The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.  UNIT VALUES

    A summary of unit values and units outstanding for the variable accounts and the expense ratios, excluding expenses of the underlying funds, total return and investment income ratios for the periods ended April 30, 2012, 2011, 2010, 2009 and 2008, follows:

                        At April 30                                           For the Year Ended April 30
-----------------------------------------------------------      ---------------------------------------------------
                          Unit Fair Value                        Expense Ratio     Investment       Total Return
                             Lowest to           Net Assets          Lowest          Income           Lowest to
Year        Units           Highest ($)            ($)           to Highest (1)     Ratio (2)         Highest (3)
-----     ---------       --------------         ----------      --------------    ----------     ------------------

Balanced Growth Strategy (Class 1)
2012      1,100,362       20.73 to 21.06         23,163,549      1.40% to 1.52%       2.30%         3.12% to   3.24%
2011      1,280,412       20.10 to 20.39         26,107,118      1.40% to 1.52%       2.51%        10.52% to  10.65%
2010      1,623,044       18.19 to 18.43         29,905,358      1.40% to 1.52%       3.22%        28.30% to  28.46%
2009      2,048,932       14.18 to 14.35         29,388,835      1.40% to 1.52%       4.40%       -22.41% to -22.32%
2008      2,674,991       18.27 to 18.47         49,393,079      1.40% to 1.52%       2.59%         1.25% to   1.37%

Conservative Growth Strategy (Class 1)
2012        992,206       20.28 to 20.60         20,434,106      1.40% to 1.52%       2.64%         3.49% to   3.61%
2011      1,143,551       19.60 to 19.88         22,728,208      1.40% to 1.52%       2.46%         8.95% to   9.08%
2010      1,392,196       17.99 to 18.23         25,363,867      1.40% to 1.52%       3.37%        25.89% to  26.04%
2009      1,503,401       14.29 to 14.46         21,731,398      1.40% to 1.52%       4.73%       -17.93% to -17.84%
2008      2,033,355       17.41 to 17.60         35,775,496      1.40% to 1.52%       3.29%         0.89% to   1.01%

Growth Strategy (Class 1)
2012      1,148,927       21.85 to 22.20         25,497,869      1.40% to 1.52%       0.98%         1.63% to   1.75%
2011      1,377,338       21.50 to 21.82         30,040,514      1.40% to 1.52%       1.18%        13.85% to  13.98%
2010      1,668,155       18.89 to 19.14         31,920,622      1.40% to 1.52%       1.15%        33.48% to  33.64%
2009      2,178,566       14.15 to 14.32         31,195,450      1.40% to 1.52%       2.45%       -28.80% to -28.72%
2008      2,781,306       19.87 to 20.09         55,871,634      1.40% to 1.52%       1.44%        -0.02% to   0.10%

Moderate Growth Strategy (Class 1)
2012      1,289,625       21.28 to 21.62         27,870,952      1.40% to 1.52%       1.53%         1.83% to   1.95%
2011      1,592,093       20.90 to 21.20         33,744,316      1.40% to 1.52%       1.76%        12.35% to  12.49%
2010      1,948,371       18.60 to 18.85         36,710,605      1.40% to 1.52%       2.00%        31.58% to  31.74%
2009      2,465,505       14.14 to 14.31         35,264,304      1.40% to 1.52%       3.25%       -25.82% to -25.73%
2008      3,267,711       19.06 to 19.27         62,938,408      1.40% to 1.52%       1.86%        -0.36% to  -0.24%

Cash Management Portfolio (Class 1)
2012        175,501       10.59 to 10.78          1,891,668      1.40% to 1.52%       0.00%        -1.87% to  -1.74%
2011        164,307       10.80 to 10.97          1,801,686      1.40% to 1.52%       0.00%        -1.79% to  -1.67%
2010        242,600       10.99 to 11.16          2,705,823      1.40% to 1.52%       1.90%        -1.61% to  -1.50%
2009        614,292       11.17 to 11.33          6,956,163      1.40% to 1.52%       2.48%        -0.98% to  -0.87%
2008        806,497       11.28 to 11.43          9,213,724      1.40% to 1.52%       3.68%         1.74% to   1.85%

Diversified Fixed Income Portfolio (Class 1)
2012        391,639       15.17 to 15.60          6,105,674      1.40% to 1.52%       2.55%         5.60% to   5.72%
2011        386,520       14.36 to 14.75          5,697,484      1.40% to 1.52%       2.71%         4.76% to   4.89%
2010        439,288       13.71 to 14.07          6,172,899      1.40% to 1.52%       3.55%         8.37% to   8.50%
2009        534,122       12.65 to 12.96          6,911,024      1.40% to 1.52%       3.88%        -1.26% to  -1.14%
2008        588,566       12.81 to 13.11          7,703,759      1.40% to 1.52%       3.08%         4.47% to   4.60%

Focus Growth Portfolio (Class 1)
2012        167,912        9.28 to  9.98          1,673,953      1.40% to 1.52%       0.13%        -3.05% to  -2.94%
2011        300,384        9.57 to 10.28          3,086,682      1.40% to 1.52%       0.00%        30.07% to  30.22%
2010        273,760        7.36 to  7.90          2,159,769      1.40% to 1.52%       0.00%        39.42% to  39.59%
2009        368,184        5.28 to  5.66          2,081,040      1.40% to 1.52%       0.00%       -36.59% to -36.51%
2008        398,712        8.32 to  8.91          3,549,210      1.40% to 1.52%       0.00%         5.38% to   5.51%

International Equity Portfolio (Class 1)
2012        343,572        8.79 to  9.55          3,266,745      1.40% to 1.52%       1.48%       -13.85% to -13.74%
2011        430,251       10.21 to 11.08          4,745,392      1.40% to 1.52%       1.57%        17.14% to  17.28%
2010        591,846        8.71 to  9.44          5,572,096      1.40% to 1.52%       1.68%        32.50% to  32.66%
2009        832,288        6.58 to  7.12          5,913,276      1.40% to 1.52%       2.54%       -44.36% to -44.29%
2008      1,073,251       11.82 to 12.78         13,691,881      1.40% to 1.52%       0.89%        -3.21% to  -3.10%

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                        At April 30                                           For the Year Ended April 30
-----------------------------------------------------------      ---------------------------------------------------
                          Unit Fair Value                        Expense Ratio     Investment       Total Return
                             Lowest to           Net Assets          Lowest          Income           Lowest to
Year        Units           Highest ($)            ($)           to Highest (1)     Ratio (2)         Highest (3)
-----     ----------      --------------         ----------      --------------    ----------     ------------------

Large Cap Growth Portfolio (Class 1)
2012         397,835      10.09 to 11.30         4,466,693       1.40% to 1.52%       0.46%         4.45% to   4.58%
2011         518,497       9.66 to 10.81         5,561,204       1.40% to 1.52%       0.30%        13.02% to  13.15%
2010         481,753       8.54 to  9.55         4,567,735       1.40% to 1.52%       0.00%        32.92% to  33.08%
2009         596,465       6.43 to  7.18         4,251,835       1.40% to 1.52%       0.00%       -35.62% to -35.54%
2008         781,551       9.99 to 11.13         8,641,999       1.40% to 1.52%       0.63%         6.24% to   6.37%

Large Cap Value Portfolio (Class 1)
2012         299,567      14.88 to 15.73         4,701,869       1.40% to 1.52%       1.47%        -1.48% to  -1.37%
2011         362,022      15.10 to 15.95         5,761,016       1.40% to 1.52%       1.81%        12.95% to  13.08%
2010         425,322      13.37 to 14.11         5,987,424       1.40% to 1.52%       2.53%        40.90% to  41.07%
2009         626,206       9.49 to 10.00         6,251,192       1.40% to 1.52%       1.85%       -36.10% to -36.02%
2008         884,123      14.85 to 15.63        13,796,646       1.40% to 1.52%       1.11%        -7.34% to  -7.23%

Mid Cap Growth Portfolio (Class 1)
2012         203,074      20.03 to 22.08         4,465,868       1.40% to 1.52%       0.00%        -4.06% to  -3.95%
2011         279,933      20.88 to 22.99         6,404,989       1.40% to 1.52%       0.00%        25.91% to  26.07%
2010         305,563      16.58 to 18.23         5,547,018       1.40% to 1.52%       0.00%        44.23% to  44.40%
2009         396,875      11.50 to 12.63         4,992,475       1.40% to 1.52%       0.00%       -36.44% to -36.37%
2008         481,615      18.09 to 19.84         9,511,310       1.40% to 1.52%       0.00%        -0.32% to  -0.20%

Mid Cap Value Portfolio (Class 1)
2012         143,121      24.95 to 25.67         3,669,683       1.40% to 1.52%       0.58%        -4.86% to  -4.74%
2011         192,473      26.22 to 26.95         5,182,395       1.40% to 1.52%       0.76%        19.01% to  19.15%
2010         229,756      22.04 to 22.62         5,192,796       1.40% to 1.52%       1.56%        46.69% to  46.87%
2009         328,788      15.02 to 15.40         5,060,975       1.40% to 1.52%       1.21%       -36.85% to -36.78%
2008         462,400      23.79 to 24.36        11,255,868       1.40% to 1.52%       0.76%       -12.71% to -12.60%

Small Cap Portfolio (Class 1)
2012         162,480      12.83 to 13.51         2,192,398       1.40% to 1.52%       0.00%        -5.80% to  -5.68%
2011         213,659      13.62 to 14.33         3,057,834       1.40% to 1.52%       0.00%        20.14% to  20.29%
2010         280,242      11.34 to 11.91         3,334,978       1.40% to 1.52%       0.13%        47.03% to  47.21%
2009         427,218       7.71 to  8.09         3,453,249       1.40% to 1.52%       0.00%       -30.69% to -30.61%
2008         537,541      11.13 to 11.66         6,262,427       1.40% to 1.52%       0.00%       -16.58% to -16.48%

Balanced Growth Strategy (Class 2)
2012       4,954,484      19.59 to 20.69       100,421,278       1.40% to 1.95%       2.15%         2.52% to   3.09%
2011       6,000,915      19.10 to 20.07       118,254,353       1.40% to 1.95%       2.40%         9.88% to  10.49%
2010       7,530,332      17.39 to 18.16       134,567,632       1.40% to 1.95%       3.12%        27.56% to  28.26%
2009       9,368,587      13.63 to 14.16       130,852,927       1.40% to 1.95%       4.09%       -22.86% to -22.43%
2008      12,995,321      17.67 to 18.26       234,446,502       1.40% to 1.95%       2.54%         0.67% to   1.22%

Conservative Growth Strategy (Class 2)
2012       3,965,069      19.31 to 20.24        78,704,438       1.40% to 1.95%       2.52%         2.89% to   3.46%
2011       4,494,685      18.77 to 19.56        86,404,087       1.40% to 1.95%       2.38%         8.33% to   8.92%
2010       5,581,620      17.32 to 17.96        98,735,236       1.40% to 1.95%       3.28%        25.16% to  25.85%
2009       6,203,122      13.84 to 14.27        87,361,070       1.40% to 1.95%       4.66%       -18.40% to -17.95%
2008       8,828,236      16.96 to 17.40       151,782,847       1.40% to 1.95%       3.16%         0.30% to   0.86%

Growth Strategy (Class 2)
2012       2,509,594      20.78 to 21.81        53,720,948       1.40% to 1.95%       0.86%         1.04% to   1.60%
2011       3,126,055      20.57 to 21.46        65,981,217       1.40% to 1.95%       1.04%        13.19% to  13.81%
2010       4,060,309      18.17 to 18.86        75,466,749       1.40% to 1.95%       1.01%        32.70% to  33.44%
2009       5,141,339      13.69 to 14.13        71,725,766       1.40% to 1.95%       2.23%       -29.21% to -28.82%
2008       7,127,354      19.35 to 19.86       139,961,778       1.40% to 1.95%       1.35%        -0.60% to  -0.05%

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                        At April 30                                           For the Year Ended April 30
------------------------------------------------------------     ----------------------------------------------------
                          Unit Fair Value                        Expense Ratio     Investment       Total Return
                             Lowest to            Net Assets          Lowest          Income           Lowest to
Year        Units           Highest ($)             ($)           to Highest (1)     Ratio (2)         Highest (3)
-----     ----------      --------------         -----------      --------------    ----------     ------------------

Moderate Growth Strategy (Class 2)
2012       5,402,278      20.05 to 21.24         112,341,502      1.40% to 1.95%       1.38%         1.24% to   1.80%
2011       6,787,615      19.81 to 20.87         138,936,547      1.40% to 1.95%       1.61%        11.71% to  12.32%
2010       9,255,880      17.73 to 18.58         169,027,938      1.40% to 1.95%       1.84%        30.82% to  31.55%
2009      11,023,548      13.55 to 14.12         153,330,109      1.40% to 1.95%       2.99%       -26.25% to -25.84%
2008      15,405,373      18.38 to 19.05         289,586,312      1.40% to 1.95%       1.78%        -0.93% to  -0.39%

Cash Management Portfolio (Class 2)
2012       1,919,113      10.03 to 10.60          19,938,518      1.40% to 1.95%       0.00%        -2.43% to  -1.89%
2011       2,358,032      10.28 to 10.80          25,041,927      1.40% to 1.95%       0.00%        -2.35% to  -1.82%
2010       3,693,292      10.52 to 11.00          40,014,229      1.40% to 1.95%       1.63%        -2.18% to  -1.64%
2009       7,450,870      10.76 to 11.19          82,158,624      1.40% to 1.95%       2.82%        -1.56% to  -1.01%
2008       5,789,167      10.93 to 11.30          64,636,139      1.40% to 1.95%       3.66%         1.14% to   1.70%

Diversified Fixed Income Portfolio (Class 2)
2012       3,923,275      14.13 to 15.33          58,490,551      1.40% to 1.95%       2.47%         4.99% to   5.56%
2011       4,526,317      13.46 to 14.53          64,134,048      1.40% to 1.95%       2.62%         4.16% to   4.73%
2010       5,758,873      12.92 to 13.87          78,126,515      1.40% to 1.95%       3.33%         7.74% to   8.34%
2009       6,559,452      11.99 to 12.80          82,282,882      1.40% to 1.95%       3.71%        -1.83% to  -1.29%
2008       8,766,566      12.22 to 12.97         111,695,901      1.40% to 1.95%       3.00%         3.87% to   4.44%

Focus Growth Portfolio (Class 2)
2012       5,014,614       9.29 to  9.81          48,297,233      1.40% to 1.95%       0.09%        -3.61% to  -3.08%
2011       6,517,977       9.64 to 10.12          64,888,166      1.40% to 1.95%       0.00%        29.31% to  30.03%
2010       4,063,851       7.45 to  7.79          31,156,204      1.40% to 1.95%       0.00%        38.61% to  39.38%
2009       5,354,550       5.38 to  5.59          29,514,036      1.40% to 1.95%       0.00%       -36.95% to -36.60%
2008       7,002,198       8.53 to  8.81          60,994,001      1.40% to 1.95%       0.00%         4.77% to   5.35%

Focus Value Portfolio (Class 2)
2012       1,295,861      15.59 to 16.60          21,106,237      1.40% to 1.95%       1.27%       -10.61% to -10.12%
2011       1,649,210      17.44 to 18.47          29,954,619      1.40% to 1.95%       1.88%        12.57% to  13.19%
2010       2,124,084      15.49 to 16.32          34,144,677      1.40% to 1.95%       2.02%        32.05% to  32.78%
2009       2,748,042      11.73 to 12.29          33,335,633      1.40% to 1.95%       1.81%       -32.18% to -31.81%
2008       4,016,867      17.29 to 18.02          71,591,375      1.40% to 1.95%       0.78%        -8.49% to  -7.99%

International Equity Portfolio (Class 2)
2012       3,724,711       8.92 to  9.39          34,262,952      1.40% to 1.95%       1.25%       -14.34% to -13.87%
2011       4,564,314      10.42 to 10.90          48,850,570      1.40% to 1.95%       1.46%        16.47% to  17.11%
2010       5,688,860       8.95 to  9.31          52,128,758      1.40% to 1.95%       1.58%        31.73% to  32.46%
2009       6,860,806       6.79 to  7.03          47,580,660      1.40% to 1.95%       2.21%       -44.66% to -44.35%
2008      10,079,033      12.27 to 12.63         125,857,123      1.40% to 1.95%       0.73%        -3.77% to  -3.24%

Large Cap Growth Portfolio (Class 2)
2012       4,180,611      10.50 to 11.10          45,444,872      1.40% to 1.95%       0.29%         3.85% to   4.42%
2011       5,498,428      10.11 to 10.63          57,362,174      1.40% to 1.95%       0.17%        12.26% to  12.88%
2010       5,310,428       9.01 to  9.42          49,188,197      1.40% to 1.95%       0.00%        32.15% to  32.88%
2009       5,993,356       6.82 to  7.09          41,855,722      1.40% to 1.95%       0.00%       -35.99% to -35.64%
2008       7,969,488      10.65 to 11.01          86,635,451      1.40% to 1.95%       0.51%         5.63% to   6.21%

Large Cap Value Portfolio (Class 2)
2012       2,705,830      14.25 to 15.47          40,703,391      1.40% to 1.95%       1.34%        -2.05% to  -1.51%
2011       3,334,478      14.55 to 15.70          51,059,881      1.40% to 1.95%       1.66%        12.29% to  12.91%
2010       4,012,562      12.96 to 13.91          54,558,994      1.40% to 1.95%       2.44%        40.08% to  40.85%
2009       4,783,806       9.25 to  9.87          46,270,225      1.40% to 1.95%       1.67%       -36.47% to -36.12%
2008       6,541,495      14.56 to 15.46          99,223,579      1.40% to 1.95%       0.98%        -7.88% to  -7.37%

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                           For the Year Ended April 30
------------------------------------------------------------      ---------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment            Total Return
                              Lowest to           Net Assets          Lowest          Income               Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)           Highest (3)
-----     ----------      -----------------      -----------      --------------    ----------     ------------------------

Mid Cap Growth Portfolio (Class 2)
2012       1,500,029      20.64 to 21.70          31,878,711      1.40% to 1.95%       0.00%       -4.62%     to  -4.09%
2011       1,911,975      21.64 to 22.63          42,481,853      1.40% to 1.95%       0.00%       25.19%     to  25.88%
2010       2,408,595      17.29 to 17.98          42,612,099      1.40% to 1.95%       0.00%       43.39%     to  44.19%
2009       2,944,453      12.06 to 12.47          36,202,747      1.40% to 1.95%       0.00%      -36.81%     to -36.46%
2008       4,037,537      19.08 to 19.62          78,303,444      1.40% to 1.95%       0.00%       -0.89%     to  -0.35%

Mid Cap Value Portfolio (Class 2)
2012       1,497,747      22.53 to 25.24          36,474,826      1.40% to 1.95%       0.46%       -5.40%     to  -4.88%
2011       1,865,190      23.81 to 26.54          47,910,534      1.40% to 1.95%       0.63%       18.32%     to  18.97%
2010       2,228,830      20.13 to 22.30          48,200,122      1.40% to 1.95%       1.41%       45.84%     to  46.65%
2009       2,708,336      13.80 to 15.21          40,016,588      1.40% to 1.95%       1.01%      -37.22%     to -36.87%
2008       3,735,136      21.98 to 24.09          87,665,109      1.40% to 1.95%       0.61%      -13.21%     to -12.74%

Small Cap Portfolio (Class 2)
2012       2,197,424      12.60 to 13.28          28,642,097      1.40% to 1.95%       0.00%       -6.34%     to  -5.83%
2011       2,678,460      13.46 to 14.11          37,148,385      1.40% to 1.95%       0.00%       19.45%     to  20.11%
2010       3,332,561      11.26 to 11.74          38,556,747      1.40% to 1.95%       0.00%       46.18%     to  46.99%
2009       3,755,280       7.71 to  7.99          29,610,639      1.40% to 1.95%       0.00%      -31.09%     to -30.71%
2008       4,895,160      11.18 to 11.53          55,804,975      1.40% to 1.95%       0.00%      -17.07%     to -16.61%

Balanced Growth Strategy (Class 3)
2012       3,115,546      19.22 to 20.81 (4)      63,000,384      1.15% to 2.30%       2.10%        0.78%     to   3.24% (5)
2011       3,711,644      19.07 to 20.16 (4)      72,986,392      1.15% to 2.30%       2.37%        9.47%     to  10.65% (5)
2010       4,322,955      17.42 to 18.22 (4)      77,079,921      1.15% to 2.30%       3.03%       25.25% (6) to  28.46% (5)
2009       4,618,164      13.48 to 14.18 (4)      64,334,864      1.15% to 2.05%       4.09%      -23.15%     to -22.32% (5)
2008       5,657,573      17.54 to 18.25 (4)     101,827,811      1.15% to 2.05%       2.46%       -0.04%     to   1.37% (5)

Conservative Growth Strategy (Class 3)
2012       2,708,055      18.86 to 20.32 (4)      53,879,152      1.15% to 2.30%       2.44%        1.09%     to   3.61% (5)
2011       2,906,250      18.66 to 19.61 (4)      55,979,144      1.15% to 2.30%       2.29%        8.07%     to   9.08% (5)
2010       3,202,846      17.27 to 17.98 (4)      56,736,164      1.15% to 2.30%       3.18%       22.58% (6) to  26.05% (5)
2009       3,250,606      13.55 to 14.26          45,850,002      1.15% to 2.05%       4.74%      -18.83%     to -17.85% (5)
2008       3,664,251      16.69 to 17.36 (4)      63,114,871      1.15% to 2.05%       3.05%       -0.28%     to   0.97%

Growth Strategy (Class 3)
2012       3,068,999      20.34 to 21.91 (4)      65,712,862      1.15% to 2.30%       0.80%       -0.66%     to   1.75% (5)
2011       3,647,029      20.48 to 21.53 (4)      77,028,848      1.15% to 2.30%       0.99%       12.79%     to  13.98% (5)
2010       4,249,562      18.15 to 18.89 (4)      79,019,261      1.15% to 2.30%       0.92%       31.01% (6) to  33.64% (5)
2009       4,567,660      13.44 to 14.14 (4)      63,790,213      1.15% to 2.05%       2.23%      -29.43%     to -28.72% (5)
2008       5,066,302      19.04 to 19.83 (4)      99,657,991      1.15% to 2.05%       1.32%       -1.31%     to   0.09% (5)

Moderate Growth Strategy (Class 3)
2012       4,696,566      19.76 to 21.36 (4)      97,675,934      1.15% to 2.30%       1.32%       -0.46%     to   1.95% (5)
2011       5,720,603      19.86 to 20.95 (4)     117,083,961      1.15% to 2.30%       1.61%       11.33%     to  12.49% (5)
2010       6,431,402      17.84 to 18.63 (4)     117,437,570      1.15% to 2.30%       1.77%       28.88% (6) to  31.74% (5)
2009       7,109,680      13.45 to 14.14 (4)      98,912,420      1.15% to 2.05%       3.08%      -26.47%     to -25.73% (5)
2008       7,889,408      18.29 to 19.04 (4)     148,437,915      1.15% to 2.05%       1.76%       -1.67%     to  -0.24% (5)

Allocation Balanced Portfolio (Class 3)
2012      14,471,200      11.72 to 12.33 (4)     174,425,206      1.15% to 2.30%       1.13%       -0.54%     to   0.61% (5)
2011      15,017,671      11.78 to 12.26 (4)     180,578,412      1.15% to 2.30%       1.89%        8.87%     to  10.13% (5)
2010      15,345,426      10.82 to 11.13 (4)     168,207,813      1.15% to 2.30%       3.29%       21.38% (6) to  24.51% (5)
2009      13,873,018       8.59 to  8.94         122,611,336      1.15% to 2.05%       2.38%      -22.83%     to -22.14% (5)
2008      10,572,015      11.13 to 11.48         120,429,696      1.15% to 2.05%       1.30%       -2.86%     to  -1.23% (5)

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                             For the Year Ended April 30
------------------------------------------------------------      -----------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment             Total Return
                              Lowest to           Net Assets          Lowest          Income                Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)            Highest (3)
-----     ----------      ------------------     -----------      --------------    ----------     --------------------------

Allocation Growth Portfolio (Class 3)
2012       8,876,775      10.93 to 11.57 (4)     100,247,092      1.15% to 2.30%       0.80%        -7.12%     to  -6.04% (5)
2011      10,441,130      11.77 to 12.31 (4)     125,971,833      1.15% to 2.30%       1.04%        14.20%     to  15.57% (5)
2010      12,487,431      10.31 to 10.65 (4)     130,865,747      1.15% to 2.30%       3.45%        34.10% (6) to  37.49%
2009      14,607,402       7.51 to  7.75         111,765,953      1.15% to 2.05%       3.51%       -37.10%     to -36.54% (5)
2008      16,386,317      11.93 to 12.21         198,295,570      1.15% to 2.05%       1.06%        -5.82%     to  -4.98% (5)

Allocation Moderate Growth Portfolio (Class 3)
2012      41,967,167      11.12 to 11.74 (4)     480,596,436      1.15% to 2.30%       1.01%        -4.39%     to  -3.29% (5)
2011      47,324,759      11.63 to 12.13 (4)     562,542,942      1.15% to 2.30%       1.48%        11.78%     to  13.08% (5)
2010      50,871,118      10.41 to 10.73 (4)     536,848,452      1.15% to 2.30%       3.05%        28.57% (6) to  31.71% (5)
2009      50,619,438       7.87 to  8.15         407,207,087      1.15% to 2.05%       2.34%       -32.58%     to -31.98% (5)
2008      37,784,746      11.68 to 11.98         448,511,245      1.15% to 2.05%       0.99%        -4.71%     to  -3.70% (5)

Allocation Moderate Portfolio (Class 3)
2012      18,430,053      11.49 to 12.12 (4)     217,795,693      1.15% to 2.30%       1.00%        -2.96%     to  -1.84% (5)
2011      20,884,417      11.84 to 12.35 (4)     252,360,656      1.15% to 2.30%       1.74%        10.57%     to  11.84% (5)
2010      22,741,864      10.71 to 11.04 (4)     246,739,218      1.15% to 2.30%       3.39%        25.94% (6) to  29.10% (5)
2009      23,527,482       8.24 to  8.55         198,541,673      1.15% to 2.05%       2.92%       -27.92%     to -27.26% (5)
2008      20,107,792      11.43 to 11.76         234,223,168      1.15% to 2.05%       1.26%        -3.67%     to  -2.48% (5)

Cash Management Portfolio (Class 3)
2012       3,929,672       9.78 to 10.64 (4)      40,669,224      1.15% to 2.30%       0.00%        -3.47%     to  -1.74% (5)
2011       4,291,356      10.13 to 10.83 (4)      45,408,208      1.15% to 2.30%       0.00%        -3.79%     to  -1.67% (5)
2010       4,707,536      10.53 to 11.01 (4)      50,844,383      1.15% to 2.30%       1.60%        -3.44% (6) to  -1.49%
2009       8,052,079      10.64 to 11.18          88,561,220      1.15% to 2.05%       2.71%        -2.68%     to  -0.86% (5)
2008       4,467,685      10.94 to 11.27 (4)      49,861,340      1.15% to 2.05%       3.37%         0.90%     to   1.84% (5)

Diversified Fixed Income Portfolio (Class 3)
2012       3,096,563      14.34 to 15.38 (4)      45,714,545      1.15% to 2.30%       2.32%         4.28%     to   5.72% (5)
2011       3,523,187      13.75 to 14.55 (4)      49,476,813      1.15% to 2.30%       2.66%         3.38%     to   4.88% (5)
2010       3,906,220      13.30 to 13.87 (4)      52,512,551      1.15% to 2.30%       3.24%         5.41% (6) to   8.50% (5)
2009       4,126,673      12.13 to 12.79 (4)      51,402,493      1.15% to 2.05%       3.83%        -3.00%     to  -1.14% (5)
2008       4,094,500      12.50 to 12.93 (4)      51,917,039      1.15% to 2.05%       2.74%         3.44%     to   4.45% (5)

Focus Growth Portfolio (Class 3)
2012       4,871,618       9.28 to  9.87 (4)      46,860,329      1.15% to 2.30%       0.07%        -3.67%     to  -2.94% (5)
2011       6,181,942       9.63 to 10.17          61,467,987      1.15% to 2.30%       0.00%        28.64%     to  30.22% (5)
2010       2,836,412       7.49 to  7.81 (4)      21,752,321      1.15% to 2.30%       0.00%        38.54% (6) to  39.59% (5)
2009       3,629,085       5.31 to  5.59 (4)      20,020,531      1.15% to 2.05%       0.00%       -37.34%     to -36.51% (5)
2008       4,238,332       8.47 to  8.81 (4)      36,969,065      1.15% to 2.05%       0.00%         4.13%     to   5.50% (5)

Focus Value Portfolio (Class 3)
2012       1,194,208      15.57 to 16.68 (4)      19,363,148      1.15% to 2.30%       1.26%       -11.13%     to  -9.98% (5)
2011       1,409,814      17.52 to 18.53 (4)      25,484,956      1.15% to 2.30%       1.85%        11.75%     to  13.36%
2010       1,602,759      15.68 to 16.35 (4)      25,664,219      1.15% to 2.30%       1.93%        29.02%     to  32.98% (5)
2009       1,844,934      11.70 to 12.29 (4)      22,302,381      1.15% to 2.05%       1.69%       -32.60%     to -31.70% (5)
2008       2,469,576      17.36 to 18.00 (4)      43,864,825      1.15% to 2.05%       0.71%        -8.78%     to  -7.85% (5)

International Equity Portfolio (Class 3)
2012       3,545,304       8.87 to  9.43 (4)      32,511,807      1.15% to 2.30%       1.23%       -14.45%     to -13.74% (5)
2011       4,320,621      10.36 to 10.94 (4)      46,132,149      1.15% to 2.30%       1.42%        15.72%     to  17.28%
2010       4,927,680       8.95 to  9.33 (4)      45,058,335      1.15% to 2.30%       1.54%        25.81% (6) to  32.66% (5)
2009       5,087,339       6.72 to  7.03 (4)      35,200,751      1.15% to 2.05%       2.18%       -44.77%     to -44.27% (5)
2008       6,348,242      12.17 to 12.61 (4)      79,129,244      1.15% to 2.05%       0.69%        -3.96%     to  -3.10% (5)

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                               For the Year Ended April 30
------------------------------------------------------------      -------------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment              Total Return
                              Lowest to           Net Assets          Lowest          Income                 Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)             Highest (3)
-----     ----------      ------------------     -----------      --------------    ----------     ----------------------------

Large Cap Growth Portfolio (Class 3)
2012       3,036,580      10.42 to 11.12 (4)      32,983,305      1.15% to 2.30%       0.22%         3.22%     to  4.57% (5)
2011       3,883,730      10.10 to 10.64 (4)      40,500,310      1.15% to 2.30%       0.09%        11.26%     to 13.04% (5)
2010       3,644,911       9.08 to  9.41 (4)      33,756,726      1.15% to 2.30%       0.00%        31.44% (6) to 33.03% (5)
2009       3,830,988       6.75 to  7.07 (4)      26,769,902      1.15% to 2.05%       0.00%       -35.88%     to-35.58% (5)
2008       4,902,944      10.53 to 10.98          53,372,113      1.15% to 2.05%       0.44%         4.76%     to  6.32% (5)

Large Cap Value Portfolio (Class 3)
2012       1,864,175      14.61 to 15.55 (4)      27,939,494      1.15% to 2.30%       1.29%        -2.38%     to -1.37% (5)
2011       2,179,949      14.97 to 15.76 (4)      33,269,108      1.15% to 2.30%       1.60%        11.71%     to 13.09% (5)
2010       2,523,085      13.40 to 13.94 (4)      34,221,328      1.15% to 2.30%       2.37%        36.57% (6) to 41.07% (5)
2009       2,741,951       9.44 to  9.88 (4)      26,464,388      1.15% to 2.05%       1.60%       -36.73%     to-36.02% (5)
2008       3,474,330      14.91 to 15.44 (4)      52,605,384      1.15% to 2.05%       0.94%        -8.25%     to -7.22% (5)

Mid Cap Growth Portfolio (Class 3)
2012       1,245,343      20.52 to 21.83 (4)      26,482,365      1.15% to 2.30%       0.00%        -4.77%     to -3.95% (5)
2011       1,520,876      21.55 to 22.73 (4)      33,798,729      1.15% to 2.30%       0.00%        24.70%     to 26.07% (5)
2010       1,834,874      17.28 to 18.03 (4)      32,477,087      1.15% to 2.30%       0.00%        44.40%     to 45.39% (5)(6)
2009       1,938,316      11.91 to 12.49 (4)      23,854,764      1.15% to 2.05%       0.00%       -37.15%     to-36.37% (5)
2008       2,442,972      18.95 to 19.62 (4)      47,415,753      1.15% to 2.05%       0.00%        -1.16%     to -0.20% (5)

Mid Cap Value Portfolio (Class 3)
2012       1,175,408      23.79 to 25.32 (4)      28,463,669      1.15% to 2.30%       0.38%        -5.80%     to -4.74% (5)
2011       1,403,882      25.26 to 26.58 (4)      35,818,229      1.15% to 2.30%       0.56%        17.72%     to 19.15%
2010       1,676,182      21.46 to 22.31 (4)      36,058,406      1.15% to 2.30%       1.32%        46.87%     to 47.60% (5)(6)
2009       1,839,908      14.47 to 15.19 (4)      27,037,271      1.15% to 2.05%       0.93%       -37.51%     to-36.78% (5)
2008       2,197,819      23.15 to 24.03 (4)      51,320,989      1.15% to 2.05%       0.53%       -13.67%     to-12.60% (5)

Real Return Portfolio (Class 3)
2012       2,576,433      11.71 to 12.33 (4)      30,899,180      1.15% to 2.30%       0.00%         2.42%     to  3.60% (5)
2011       2,943,825      11.43 to 11.90 (4)      34,220,616      1.15% to 2.30%       1.12%         2.27%     to  3.45% (5)
2010       3,504,191      11.18 to 11.50 (4)      39,555,958      1.15% to 2.30%       5.81%        13.77% (6) to 17.56% (5)
2009       3,371,650       9.39 to  9.79          32,510,200      1.15% to 2.05%       6.58%       -11.59%     to-10.67% (5)
2008       2,688,152      10.62 to 10.95          29,148,479      1.15% to 2.05%       5.11%        -1.67%     to -0.32% (5)

Small Cap Portfolio (Class 3)
2012       1,722,016      12.56 to 13.33 (4)      22,407,345      1.15% to 2.30%       0.00%        -6.36%     to -5.69% (5)
2011       2,220,918      13.41 to 14.13 (4)      30,753,449      1.15% to 2.30%       0.00%        18.77%     to 20.28%
2010       2,740,042      11.29 to 11.75 (4)      31,686,324      1.15% to 2.30%       0.00%        47.20%     to 47.76% (5)(6)
2009       2,747,504       7.66 to  7.98 (4)      21,666,845      1.15% to 2.05%       0.00%       -31.24%     to-30.61% (5)
2008       3,258,656      11.15 to 11.50 (4)      37,171,819      1.15% to 2.05%       0.00%       -17.24%     to-16.61% (5)

American Funds Global Growth SAST Portfolio (Class 3)
2012       1,034,490      11.10 to 11.70          11,848,654      1.15% to 2.30%       0.81%        -7.23%     to -6.15%
2011       1,108,196      11.97 to 12.47 (4)      13,576,142      1.15% to 2.30%       0.67%        17.11%     to 18.46% (5)
2010       1,158,694      10.22 to 10.53 (4)      12,028,539      1.15% to 2.30%       1.94%        32.19% (6) to 37.17% (5)
2009         776,946       7.49 to  7.68           5,905,348      1.15% to 2.05%       1.12%       -35.51%     to-34.92%
2008               -                   -                   -                  -           -                           -

American Funds Growth SAST Portfolio (Class 3)
2012         571,462      10.66 to 11.23           6,281,349      1.15% to 2.30%       0.33%        -2.04%     to -0.90%
2011         634,521      11.33 to 10.88 (4)       7,064,949      1.15% to 2.30%       0.23%        18.01%     to 19.37% (5)
2010         666,777       9.22 to  9.49 (4)       6,239,986      1.15% to 2.30%       1.52%        35.07% (6) to 37.91% (5)
2009         469,285       6.72 to  6.88           3,197,705      1.15% to 2.05%       0.50%       -39.03%     to-38.47% (5)
2008               -                   -                   -                  -           -                           -

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                               For the Year Ended April 30
------------------------------------------------------------      -----------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment              Total Return
                              Lowest to           Net Assets          Lowest          Income                 Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)             Highest (3)
-----     ----------      ------------------     -----------      --------------    ----------     --------------------------

American Funds Growth-Income SAST Portfolio (Class 3)
2012         884,703       9.81 to 10.34           8,947,934      1.15% to 2.30%       0.97%        -0.91%     to   0.23%
2011         838,686       9.90 to 10.31 (4)       8,495,683      1.15% to 2.30%       1.02%        10.77%     to  12.05% (5)
2010         835,747       8.94 to  9.20 (4)       7,585,712      1.15% to 2.30%       1.94%        30.29% (6) to  33.25% (5)
2009         635,248       6.74 to  6.91           4,343,630      1.15% to 2.05%       0.83%       -36.26%     to -35.67%
2008               -                   -                   -                  -           -                            -

VIP Contrafund Portfolio (Service Class 2)
2012         909,940       9.62 to 10.02 (4)       8,973,348      1.15% to 2.30%       0.81%        -2.00%     to  -0.91%
2011         891,464       9.82 to 10.11 (4)       8,905,388      1.15% to 2.30%       0.96%        16.42%     to  17.66%
2010         944,950       8.44 to  8.59 (4)       8,053,947      1.15% to 2.30%       1.10%        38.03% (6) to  40.66% (5)
2009         663,496       6.06 to  6.11           4,036,766      1.15% to 2.05%       1.35%       -39.36%     to -38.92% (5)
2008               -                   -                   -                  -           -                            -

VIP Equity-Income Portfolio (Service Class 2)
2012       1,184,331       8.87 to  9.24 (4)      10,773,246      1.15% to 2.30%       2.36%        -1.61%     to  -0.46% (5)
2011       1,266,115       9.01 to  9.29 (4)      11,617,039      1.15% to 2.30%       1.54%        13.03%     to  14.35% (5)
2010       1,363,328       7.97 to  8.12 (4)      10,982,362      1.15% to 2.30%       1.86%        37.72% (6) to  42.63% (5)
2009       1,080,264       5.65 to  5.69           6,125,563      1.15% to 2.05%       4.00%       -43.55%     to -43.06% (5)
2008               -                   -                   -                  -           -                            -

VIP Investment Grade Bond Portfolio (Service Class 2)
2012       3,255,830      11.87 to 12.40 (4)      39,728,047      1.15% to 2.30%       2.89%         4.41%     to   5.61% (5)
2011       3,484,861      11.37 to 11.74 (4)      40,408,883      1.15% to 2.30%       3.28%         3.76%     to   4.96% (5)
2010       3,344,732      10.96 to 11.19 (4)      37,096,964      1.15% to 2.30%       3.58%        10.70% (6) to  14.13% (5)
2009       2,565,420       9.62 to  9.80          25,026,776      1.15% to 2.05%       8.09%        -3.75%     to  -1.98%
2008               -                   -                   -                  -           -                            -

VIP Mid Cap Portfolio (Service Class 2)
2012       1,694,452      10.39 to 10.89 (4)      18,105,380      1.15% to 2.30%       0.02%        -8.70%     to  -7.66% (5)
2011       1,829,219      11.38 to 11.79 (4)      21,248,435      1.15% to 2.30%       0.12%        21.10%     to  22.43% (5)
2010       1,970,517       9.40 to  9.63 (4)      18,769,046      1.15% to 2.30%       0.38%        42.57% (6) to  43.86% (5)
2009       1,483,986       6.62 to  6.69           9,863,988      1.15% to 2.05%       0.27%       -33.82%     to -33.06% (5)
2008               -                   -                   -                  -           -                            -

VIP Overseas Portfolio (Service Class 2)
2012       1,458,510       7.24 to  7.55 (4)      10,843,974      1.15% to 2.30%       1.26%       -16.36%     to -15.37% (5)
2011       1,531,010       8.65 to  8.93 (4)      13,501,351      1.15% to 2.30%       1.15%        22.22%     to  23.67% (5)
2010       1,516,839       7.08 to  7.22 (4)      10,859,575      1.15% to 2.30%       1.85%        26.40% (6) to  32.78% (5)
2009       1,160,209       5.39 to  5.44           6,280,514      1.15% to 2.05%       4.24%       -46.07%     to -45.65% (5)
2008               -                   -                   -                  -           -                            -

T. Rowe Price Blue Chip Growth Portfolio (Class II)
2012         461,494      11.04 to 11.53 (4)       5,245,710      1.15% to 2.30%       0.00%         8.86%     to  10.16% (5)
2011         420,325      10.15 to 10.47 (4)       4,350,543      1.15% to 2.30%       0.00%        15.43%     to  16.82% (5)
2010         438,740       8.79 to  8.96 (4)       3,901,806      1.15% to 2.30%       0.00%        35.94% (6) to  36.36% (5)
2009         284,046       6.47 to  6.57           1,860,049      1.15% to 2.05%       0.16%       -35.28%     to -34.28%
2008               -                   -                   -                  -           -                            -

T. Rowe Price Equity Income Portfolio (Class II)
2012       1,209,527       9.43 to  9.84 (4)      11,683,720      1.15% to 2.30%       1.80%        -1.48%     to  -0.33% (5)
2011       1,334,159       9.57 to  9.87 (4)      12,979,936      1.15% to 2.30%       1.48%        10.24%     to  11.53% (5)
2010       1,344,788       8.68 to  8.85 (4)      11,776,667      1.15% to 2.30%       1.49%        38.29% (6) to  42.08% (5)
2009       1,078,738       6.14 to  6.23           6,675,740      1.15% to 2.05%       2.58%       -38.56%     to -37.68%
2008               -                   -                   -                  -           -                            -

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

(1) These amounts represent the annualized contract expenses of the variable account, consisting of distribution, mortality and expense charges for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying investment portfolios have been excluded. For additional information on charges and deductions, see footnote 4.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the variable account from the underlying investment portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges and distribution charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the variable account is affected by the timing of the declaration of dividends by the underlying investment portfolio in which the variable account invests. The average net assets are calculated by adding ending net asset balances at the end of each month of the year and dividing it by the number of months that the portfolio had an ending asset balance during the year.

(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying investment portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period.

(4) Individual contract unit fair values are not all within the range presented due to differences in the unit fair value at a product's launch date and other market conditions.

(5) Individual contract total returns are not all within the total return range presented due to a variable account being added to a product during the year.

(6)  For the period from the effective date of May 13, 2009 to April 30, 2010.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                           PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements


The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:



- Audited Financial Statements of Variable Annuity Account Five of SunAmerica Annuity and Life Assurance Company for the year ended April 30, 2012 are included in Part B of the registration statement.



- Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File Nos. 333-157199) of Variable Separate Account filed on April 26, 2012.



- Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.



- Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.



- Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.



- Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.


(b) Exhibits


(1)   Resolutions Establishing Separate Account.................................    2
(2)   Custody Agreements........................................................    2
(3)   (a)  Form of Distribution Contract........................................    2
      (b)  Selling Agreement....................................................    23
(4)   (a)  Variable Annuity Contract............................................    13
      (b)  Optional Death Benefit Enhancement Endorsement.......................    6
      (c)  Guaranteed Minimum Account Value Endorsement.........................    7
      (d)  Guaranteed Minimum Withdrawal Benefit Endorsement....................    8
      (e)  Death Benefit Endorsement............................................    9
      (f)  Purchase Payment Accumulation Optional Death Benefit Endorsement.....    9
      (g)  Maximum Anniversary Value Optional Death Benefit Endorsement.........    9
      (h)  Nursing Home Waiver Endorsement......................................    9
      (i)  Optional Guaranteed Minimum Withdrawal Benefit Maximum Anniversary
           Value Endorsement....................................................    11
      (j)  Optional Guaranteed Minimum Withdrawal Benefit Maximum Anniversary
           Value Endorsement....................................................    12
      (k)  Optional Guaranteed Minimum Withdrawal Benefit For One Life/For Two
           Lives Endorsement....................................................    12
      (l)  Optional Guaranteed Minimum Withdrawal Benefit Endorsement...........    14
      (m)  Form of Optional Guaranteed Minimum Withdrawal Benefit Endorsement...    16
      (n)  Form of Optional Guaranteed Living Benefit Endorsement...............    17
      (o)  Form of Optional Guaranteed Living Benefit Endorsement...............    19
      (p)  Form of Optional Guaranteed Living Benefit Endorsement...............    19
      (q)  Form of Return of Purchase Payment Death Benefit Endorsement.........    19
      (r)  Form of Maximum Anniversary Value Optional Death Benefit
           Endorsement..........................................................    19

      (s)  Form of Optional Death Benefit Endorsement...........................    19
      (t)  Form of Extended Legacy Program Guide................................    20
(5)   (a)  Dollar Cost Averaging Endorsement....................................    3
      (b)  Application for Contract.............................................    5
      (c)  Participant Enrollment Form..........................................    3
      (d)  Merger Endorsement...................................................    23
(6)   Corporate Documents of Depositor
      (a)  Amended and Restated Articles of Incorporation of American General
           Life Insurance Company, effective December 31, 1991..................    1
      (b)  Amendment to the Amended and Restated Articles of Incorporation of
           American General Life Insurance Company, effective July 13, 1995.....    4
      (c)  By-Laws of American General Life Insurance Company, restated as of
           June 8, 2005.........................................................    10
(7)   Reinsurance Contract......................................................    Not Applicable
(8)   Material Contracts
      (a)  American Funds Insurance Series and SunAmerica Series Trust Master-
           Feeder Fund Participation Agreement..................................    15
      (b)  Fidelity Variable Insurance Products Trust Fund Participation
           Agreement............................................................    18
      (c)  T. Rowe Price Equity Series, Inc. Fund Participation Agreement.......    18
      (d)  Seasons Series Trust Fund Participation Agreement....................    22
      (e)  Form of Consents to Assignment of Fund Participation and other
           Agreements...........................................................    23
(9)   Opinion of Counsel and Consent of Depositor...............................    Filed Herewith
(10)  Consents..................................................................    Filed Herewith
(11)  Financial Statements Omitted from Item 23.................................    Not Applicable
(12)  Initial Capitalization Agreement..........................................    Not Applicable
(13)  Other
      (a)  Power of Attorney -- American General Life Insurance Company
           Directors............................................................    Not Applicable
      (b)  Notice of Termination of Support Agreement...........................    20
      (c)  Capital Maintenance Agreement of American International Group, Inc...    20
      (d)  Unconditional Capital Maintenance Agreement between American
           International Group, Inc. and American General Life Insurance
           Company..............................................................    21
      (e)  Specimen Form of Agreement and Plan of Merger........................    23



--------


1 Incorporated by reference to Initial Registration Statement, File No. 033-43390 of American General Life Insurance Company Separate Account D, filed on October 16, 1991.



2 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-08859 and 811-07727, filed on March 11, 1997,
     Accession No. 0000912057-97-008516.



3 Incorporated by reference to Post-Effective Amendment No. 2 and Amendment No. 3, File Nos. 333-08859 and 811-07727, filed on July 27, 1998, Accession No. 0001047469-98-028410.





4 Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6 Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 0000899243-98-001661.



5 Incorporated by reference to Post-Effective Amendment No. 9, File No. 333-08877, filed on September 25, 2000, Accession No. 0000912057-00-042501.



6 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-65118 and 811-03859, filed on September 28, 2001,
     Accession No. 0000950148-01-501929.



7 Incorporated by reference to Post-Effective Amendment No. 10 and Amendment No. 12, File Nos. 333-58234 and 811-03859, filed on April 16, 2004,
     Accession No. 0000950148-04-000752.



8 Incorporated by reference to Post-Effective Amendment No. 25 and Amendment No. 26, File Nos. 333-08859 and 811-07727, filed on May 21, 2004, Accession
     No. 0000950148-04-000953.



9 Incorporated by reference Post-Effective Amendment No. 26 and Amendment No. 27, File Nos. 333-08859 and 811-07727, filed on July 20, 2004, Accession
     No. 0000950129-04-005000.



10 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment No. 46, File Nos. 333-43264 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on August 12, 2005, Accession No. 0001193125-05-165474.



11 Incorporated by reference to Post-Effective Amendment No. 20 and Amendment No. 22, File Nos. 333-58234 and 811-03859, filed on September 20, 2005,
     Accession No. 0000950129-05-009343.



12 Incorporated by reference to Post Effective Amendment No. 32 and Amendment No. 33, File Nos. 333-08859 and 811-07727, filed on May 1, 2006, Accession No. 0000950129-06-004661.



13 Incorporated by reference to Initial Registration Statement, File Nos. 333-134870 and 811-07727, filed on June 8, 2006, Accession No. 0000950129-06-
     006136.

14 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No. 2, File Nos. 333-137860 and 811-07727, filed on February 13, 2007,
     Accession No. 0000950148-07-000035.



15 Incorporated by reference to Post-Effective Amendment No. 2 and Amendment No. 3, File Nos. 333-137892 and 811-03892, filed on April 26, 2007,
     Accession No. 0000950148-07-000101.



16 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No. 5, File Nos. 333-137860 and 811-07727, filed on February 4, 2008,
     Accession No. 0000950137-08-001536.



17 Incorporated by reference to Post-Effective Amendment No. 5 and Amendment No. 6, File Nos. 333-137860 and 811-07727, filed on April 29, 2008,
     Accession No. 0000950124-08-002120.



18 Incorporated by reference to Post-Effective Amendment No. 6 and Amendment No. 7, File Nos. 333-137860 and 811-07727, filed on August 25, 2008,
     Accession No. 0000950137-08-011050.



19 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-157199 and 811-03859, filed on April 27, 2009,
     Accession No. 0000950148-09-000059.



20 Incorporated by reference to Post-Effective Amendment No. 17 and Amendment No. 18, File Nos. 333-137867 and 811-03859, filed on April 27, 2011,
     Accession No. 0000950123-11-040070.



21 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No. 149, File Nos. 333-151576 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on May 2, 2011, Accession No. 0001193125-11-120309.



22 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No. 5, File Nos. 333-172003 and 811-03859, filed on July 13, 2012,
     Accessions No. 0000950123-12-010016.



23 Incorporated by reference to Initial Registration Statement, File Nos. 333-185762 and 811-03859, filed on January 2, 2013, Accession No. 0000950123-
     12-014430.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR




The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.



NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
James A. Mallon                  Director, Acting Chairman, President and Chief
                                 Executive Officer
Curtis W. Olson(1)               President -- Benefit Solutions
Mary Jane B. Fortin              Director, Executive Vice President and Chief
                                 Financial Officer
Jeffrey H. Carlson(9)            Director, Executive Vice President
John B. Deremo                   Executive Vice President
Kyle L. Jennings(10)             Director, Executive Vice President, General
                                 Counsel and Secretary
Steven D. Anderson               Senior Vice President
Erik A. Baden                    Senior Vice President
Wayne A. Barnard                 Senior Vice President and Illustration Actuary
Robert M. Beuerlein(9)           Director, Senior Vice President and Chief and
                                 Appointed Actuary
David Butterfield(1)             Senior Vice President
Don W. Cummings                  Director, Senior Vice President
Terry B. Festervand              Senior Vice President and Treasurer
Brad J. Gabel(4)                 Senior Vice President, Chief Underwriter
John Gatesman                    Senior Vice President
David S. Jorgensen               Senior Vice President
Terry Keiper                     Senior Vice President
Frank A. Kophamel(9)             Senior Vice President
Glen D. Keller(9)                Senior Vice President
Stephen Kennedy(9)               Senior Vice President
Simon J. Leech(9)                Senior Vice President
Edmund D. McClure(9)             Senior Vice President
Richard D. McFarland(9)          Senior Vice President
Laura E. Milazzo(9)              Senior Vice President
Larry Nisenson                   Senior Vice President
John W. Penko(2)                 Senior Vice President
Rodney E. Rishel                 Senior Vice President
Sharon K. Roberson               Senior Vice President
Dale W. Sachtleben(3)            Senior Vice President
Stephen Stone                    Senior Vice President
Carol B. Whaley(1)               Senior Vice President
Chris N. Aiken(9)                Vice President
Chris Ayers(9)                   Vice President
Joan M. Bartel                   Vice President
Robert Beauchamp                 Vice President
Michael B. Boesen                Vice President
Laura J. Borowski(4)             Vice President
David R. Brady(11)               Vice President
Dan Chamberlain(9)               Vice President
Mark E. Childs(9)                Vice President
Robert M. Cicchi(9)              Vice President
Lawrence C. Cox                  Vice President
Julie Cotton Hearne              Vice President and Assistant Secretary
Timothy M. Donovan               Vice President
Jay Drucker                      Vice President
Farideh N. Farrokhi(9)           Vice President and Assistant Secretary

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Royce Fithen(6)                  Vice President
Frederick J. Garland, Jr.        Vice President
Manda Ghaferi                    Vice President
Liza Glass(9)                    Vice President
Leo W. Grace                     Vice President and Assistant Secretary
Richard L. Gravette(9)           Vice President and Assistant Treasurer
Lori S. Guadagno(5)              Vice President
Daniel J. Gutenberger(9)         Vice President and Medical Director
Joel H. Hammer(8)                Vice President
D. Leigh Harrington(9)           Vice President
Tracy Harris                     Vice President
Michael S. Harrison              Vice President
Tim Heslin                       Vice President
Keith C. Honig(7)                Vice President
Stephen D. Howard(2)             Vice President
S. Caitlin Irby(9)               Vice President
Walter P. Irby                   Vice President
Sharla A. Jackson(6)             Vice President
Wesley E. Jarvis(1)              Vice President
Debra H. Kile(9)                 Vice President and Medical Director
Michael J. Krugel(4)             Vice President
Kenneth R. Kiefer                Vice President
Mel McFall(9)                    Vice President
Lochlan O. McNew                 Vice President and Investment Officer (handling
                                 private placement and commercial mortgage loans)
Gwendolyn J. Mallett(9)          Vice President
W. Larry Mask                    Vice President, Real Estate Investment Officer and
                                 Assistant Secretary
Beverly Meyer(4)                 Vice President
Candace A. Michael(9)            Vice President
Michael R. Murphy(4)             Vice President
David Napoli                     Vice President
Deanna D. Osmonson(1)            Vice President
Cathy A. Percival(9)             Vice President and Medical Director
Carin M. Phelan                  Vice President
Glenn H. Plotkin(4)              Vice President
Debbie Runge                     Vice President, Human Resources
Jeanise L. Ryser                 Vice President
Michael Sibley(2)                Vice President
T. Clay Spires                   Vice President and Tax Officer
Gregory R. Thornton(3)           Vice President
Cynthia Wieties                  Vice President
Jeffrey L. Winkelmann(4)         Vice President
Joann K. Brown                   Assistant Vice President
Dori A. Artis                    Administrative Officer
Wayne P. Arzberger               Administrative Officer
Brenda G. Esslinger              Administrative Officer
Beverly Farris                   Administrative Officer
Robin F. Farris                  Administrative Officer
Deborah G. Fewell                Administrative Officer

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Maike M. George                  Administrative Officer
Brandy Harris                    Administrative Officer
Cassandra Hendricks              Administrative Officer
Stephen Johnson                  Administrative Officer
Donna Johnston                   Administrative Officer
Jalen V. Lohman                  Administrative Officer
Beverly Macias                   Administrative Officer
Jody Powers                      Administrative Officer
Donna J. Robertson               Administrative Officer
Phillip W. Schraub               Administrative Officer
Michael A. Sepanski              Administrative Officer
Marie M. Cerligione              Assistant Secretary
Keith Coleman                    Assistant Secretary
Jeffrey P. Conklin               Assistant Secretary
Debra L. Herzog                  Assistant Secretary
Virginia N. Puzon                Assistant Secretary
Mary Carmen Rodriguez            Assistant Secretary
Barbara J. Moore                 Assistant Tax Officer
William P. Hayes(10)             Chief Compliance Officer
Lesli K. Martin                  Anti Money Laundering Officer
Becky L. Strom                   Privacy Officer
Marc Herling                     General Counsel, Benefit Solutions and Assistant
                                 Secretary
Roger E. Hahn                    Investment Officer (Handling Strategic Investment
                                 Allocation and Asset/liability matching)



--------


  (1)  3600 Route 66, Neptune, NJ 07753



  (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231



  (3)  3051 Hollis Drive, Springfield, IL 62704



  (4)  1200 N. Mayfair Road, Milwaukee, WI 53226



  (5)  599 Lexington Avenue, New York, N 10022



  (6)  205 E. 10th Avenue, Amarillo, TX 79101



  (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067



  (8)  32 Old Slip, New York, NY 10005



  (9)  2727-A Allen Parkway, Houston, TX 77019



  (10) 2919 Allen Parkway, Houston, TX 77019



  (11) 200 Liberty Street, New York, NY 10281


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT


The Registrant is a separate account of American General Life Insurance Company ("Depositor"). The Depositor is an indirect, wholly owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File No. 001-08787, Accession No. 0001047469-11-001369, filed on
February 23, 2012. Exhibit 21 is incorporated herein by reference.


ITEM 27.  NUMBER OF CONTRACT OWNERS


As of November 30, 2012, the number of Seasons Select II contracts funded by Variable Annuity Account Five was 5,999 of which 4,087 were qualified contracts and 1,912 were non-qualified contracts.

ITEM 28.  INDEMNIFICATION




Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



AMERICAN GENERAL LIFE INSURANCE COMPANY



To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.


ITEM 29.  PRINCIPAL UNDERWRITER

(a) SunAmerica Capital Services, Inc. acts as distributor for the following investment companies:


    American General Life Insurance Company -- Variable Separate Account


    American General Life Insurance Company -- Variable Annuity Account One


    American General Life Insurance Company -- Variable Annuity Account Two


    American General Life Insurance Company -- Variable Annuity Account Four


    American General Life Insurance Company -- Variable Annuity Account Five


    American General Life Insurance Company -- Variable Annuity Account Seven


    American General Life Insurance Company -- Variable Annuity Account Nine

    The United States Life Insurance Company in the City of New York -- FS Variable Separate Account
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account One
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Two
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Five
    Anchor Series Trust

    Seasons Series Trust

    SunAmerica Series Trust
    SunAmerica Equity Funds
    SunAmerica Income Funds

    SunAmerica Series, Inc.

    SunAmerica Money Market Funds, Inc.
    SunAmerica Senior Floating Rate Fund, Inc.

    SunAmerica Specialty Series


(b) Directors, Officers and principal place of business:


OFFICER/DIRECTORS*                               POSITION
------------------                               --------
Peter A. Harbeck            Director
James T. Nichols            Director, President & Chief Executive Officer
Stephen A. Maginn(1)        Director, Chief Distribution Officer
Frank Curran                Vice President, Controller, Financial Operation
                            Principal and Chief Financial Officer, Treasurer
Rebecca Snider              Chief Compliance Officer
John T. Genoy               Vice President
Mallary L. Reznik(2)        Vice President
Christine A. Nixon(2)       Secretary
Virginia N. Puzon(2)        Assistant Secretary

     --------

      * Unless otherwise indicated, the principal business address of SunAmerica Capital Services, Inc. and of each of the above individuals is Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311.

     (1) Principal business address is 21650 Oxnard Street, Suite 750, Woodland Hills, CA 91367-4901.


     (2) Principal business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6121.


(c) SunAmerica Capital Services, Inc. retains no compensation or commissions from the Registrant.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS


All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Annuity Service Center located at 21650 Oxnard Street, Suite 750, Woodland Hills, California 91367-4901.


ITEM 31.  MANAGEMENT SERVICES

Not Applicable.

ITEM 32.  UNDERTAKINGS




Undertakings of the Registrant

------------------------------


Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.



REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(e)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940



American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                               POWERS OF ATTORNEY



Each person whose signature appears below hereby appoints Mary Jane B. Fortin, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.



                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Annuity Account Five, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.



                                        VARIABLE ANNUITY ACCOUNT FIVE
                                        (Registrant)



                                        By: AMERICAN GENERAL LIFE INSURANCE
                                            COMPANY
                                            (On behalf of the Registrant and
                                            itself)



                                        By: /s/ MARY JANE B. FORTIN
                                            ------------------------------------
                                            MARY JANE B. FORTIN
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER



As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.




          SIGNATURE                             TITLE                          DATE
          ---------                             -----                          ----
/s/ JAMES A. MALLON              Director, Acting Chairman,              December 28, 2012
-----------------------------    President
JAMES A. MALLON                  and Chief Executive Officer


/s/ MARY JANE B. FORTIN          Director, Executive Vice President      December 28, 2012
-----------------------------    and Chief Financial Officer
MARY JANE B. FORTIN


/s/ DON W. CUMMINGS              Director and Senior Vice President      December 28, 2012
-----------------------------
DON W. CUMMINGS


/s/ ROBERT M. BEUERLEIN          Director                                December 28, 2012
-----------------------------
ROBERT M. BEUERLEIN


/s/ JEFFREY H. CARLSON           Director                                December 28, 2012
-----------------------------
JEFFREY H. CARLSON


/s/ KYLE L. JENNINGS             Director                                December 28, 2012
-----------------------------
KYLE L. JENNINGS

                                  EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
    (9)       Opinion of Counsel and Consent of Depositor
    (10)      Consents